As filed with the Securities and Exchange Commission on October 5, 2009.
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYMETRA FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6311	20-0978027
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

777 108th Avenue NE, Suite 1200
Bellevue, WA 98004
(425) 256-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randall H. Talbot
President and Chief Executive Officer
Symetra Financial Corporation
777 108th Avenue NE, Suite 1200
Bellevue, WA 98004
(425) 256-8000
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William J. Whelan III, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000	George C. Pagos, Esq. Senior Vice President, General Counsel and Secretary Symetra Financial Corporation 777 108th Avenue NE, Suite 1200 Bellevue, WA 98004 (425) 256-8000	Gary I. Horowitz, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)(2)	Fee(3)
Common Stock, $0.01 par value per share	$575,000,000.00	$32,085.00

(1)	Includes shares issuable upon exercise of the underwriters’ over-allotment options. See “Underwriting.”
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to rule 457(o) under the Securities Act of 1933, as amended.
(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, this amount is offset against by a total of $27,890.95 previously paid by Symetra Financial Corporation in connection with the filing of a registration statement on Form S-1 (Registration No. 333-144162), initially filed on June 29, 2007, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not and the Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission of which this preliminary prospectus forms a part is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 5, 2009

PROSPECTUS

           Shares

Common Stock

This is Symetra Financial Corporation’s initial public offering. We are selling           shares of our common stock in this offering. The Selling Stockholders are selling           shares of our common stock in the offering. We intend to use the net primary proceeds from this offering for general corporate purposes, which may include contributions of capital to our insurance and other subsidiaries. We will not receive any proceeds from the sale of shares by the Selling Stockholders. See “Use of Proceeds.”

We expect the public offering price to be between $      and $      per share. Currently, no public market exists for the shares. We intend to apply to list our common stock on the New York Stock Exchange under the symbol “SYA.”

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 12 of this prospectus.

	Per Share	Total

Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to Symetra (before expenses)	$	$
Proceeds to Selling Stockholders (before expenses)	$	$

The underwriters may also purchase up to an additional           shares of common stock from the Company and the Selling Stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about          , 2009.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Goldman, Sachs & Co.	Barclays Capital

The date of this prospectus is          , 2009.

Page

Prospectus Summary	1
Risk Factors	12
Forward-Looking Statements	32
Industry and Market Data	33
Dilution	34
Use of Proceeds	36
Dividend Policy	37
Capitalization	38
Selected Historical Consolidated Financial Data	39
Management’s Discussion and Analysis of Financial Condition and Results of Operations	43
Business	102
Regulation	123
Management	129
Certain Relationships and Related Transactions	146
Principal and Selling Stockholders	150
Description of Capital Stock	152
Description of Certain Indebtedness	155
Shares Eligible for Future Sale	157
Material United States Federal Tax Consequences to Non-U.S. Stockholders	159
Underwriting	162
Legal Matters	168
Experts	168
Where You Can Find More Information	168
Index to Consolidated Financial Statements	F-1
Glossary of Selected Insurance and Defined Terms	G-1
EX-2.1
EX-3.1
EX-3.2
EX-4.2
EX-4.3
EX-4.4
EX-4.5
EX-4.6
EX-4.7
EX-9.1
EX-9.2
EX-9.3
EX-10.7
EX-10.10
EX-10.11
EX-10.12
EX-10.13
EX-10.14
EX-10.16
EX-10.17
EX-23.1

You should rely only on the information contained in this document or any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document may only be accurate on the date of this document.

“Symetra,” “Symetra Financial” and their respective logos are our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

Our insurance subsidiaries are domiciled in the states of Washington and New York. These states have enacted laws that require regulatory approval for the acquisition of “control” of insurance companies. Under these laws, there exists a presumption of “control” when an acquiring party acquires 10% or more of the voting securities of an insurance company or of a company which itself controls an insurance company. Therefore, any person acquiring 10% or more of our common stock would need the prior approval of the state insurance regulators of these states or a determination from such regulators that “control” has not been acquired.

Dealer Prospectus Delivery Obligation

Until          , 2009 (the 25th day after the date of this prospectus), all dealers that effect transactions in our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PROSPECTUS SUMMARY

The following is a summary of the information contained in this prospectus, and it may not contain all the information that is important to you. You should read the entire prospectus carefully, especially the “Risk Factors” section, the consolidated financial statements and the accompanying notes included in this prospectus.

Unless the context otherwise requires, references in this prospectus to “Symetra” refer to Symetra Financial Corporation on a stand-alone, non-consolidated basis. References to “we,” “our,” “us” and “the Company” are to Symetra Financial Corporation together with its subsidiaries, including our predecessor operations.

A glossary of selected insurance terms and defined terms used throughout this prospectus can be found under “Glossary of Selected Insurance and Defined Terms” on page G-1.

Our Business

We are a life insurance company focused on profitable growth in select group health, retirement, life insurance and employee benefits markets. Our operations date back to 1957 and many of our agency and distribution relationships have been in place for decades. We are headquartered in Bellevue, Washington and employ approximately 1,100 people in 19 offices across the United States, serving approximately 1.8 million customers.

As of June 30, 2009, our adjusted book value was $1,406.6 million, our stockholders’ equity was $763.7 million and we had total assets of $21.1 billion. For the twelve months ended June 30, 2009, our operating return on average equity, or operating ROAE, was 10.7% and our return on equity, or ROE, was 7.5%. We define adjusted book value as stockholders’ equity less accumulated other comprehensive income (loss), or AOCI, and we define operating ROAE as net operating income divided by average adjusted book value. Adjusted book value, net operating income and operating ROAE are non-GAAP measures. For reconciliations of adjusted book value to stockholders’ equity and net operating income to net income, see page 40 of “Selected Historical Consolidated Financial Data.”

We manage our business through the following five segments, four of which are operating:

•	Group. We offer medical stop-loss insurance, limited medical benefit plans, group life insurance, accidental death and dismemberment insurance and disability insurance mainly to employer groups of 50 to 5,000 individuals. In addition to our insurance products, we offer managing general underwriting, or MGU, services through Medical Risk Managers, Inc, or MRM. Our Group segment generated segment pre-tax operating income of $66.9 million during 2008 and $28.7 million during the six months ended June 30, 2009.

•	Retirement Services. We offer fixed and variable deferred annuities, including tax sheltered annuities, individual retirement accounts, or IRAs, and group annuities to qualified retirement plans, including Section 401(k), 403(b) and 457 plans. Our Retirement Services segment generated segment pre-tax operating income of $36.6 million during 2008 and $25.1 million during the six months ended June 30, 2009.

•	Income Annuities. We offer single premium immediate annuities, or SPIAs, to customers seeking a reliable source of retirement income and structured settlement annuities to fund third party personal injury settlements. In addition, we offer our existing structured settlement clients a variety of funding services product options. Our Income Annuities segment generated segment pre-tax operating income of $36.5 million during 2008 and $24.7 million during the six months ended June 30, 2009.

•	Individual. We offer a wide array of term, universal and variable life insurance as well as bank-owned life insurance, or BOLI. Our Individual segment generated segment pre-tax operating income of $59.7 million during 2008 and $35.7 million during the six months ended June 30, 2009.

•	Other. This segment consists of unallocated corporate income, composed primarily of investment income on unallocated surplus, unallocated corporate expenses, interest expense on debt, tax credits from certain investments, the results of small, non-insurance businesses that are managed outside of our operating segments, and inter-segment elimination entries. Our Other segment generated segment pre-tax operating loss of $31.6 million during 2008 and $1.7 million during the six months ended June 30, 2009.

We distribute our products nationally through an extensive and diversified independent distribution network. Our distributors include financial institutions, employee benefits brokers, third party administrators, specialty brokers, independent agents and advisors. We believe that our multi-channel distribution network allows us to access a broad share of the distributor and consumer markets for insurance and financial services products. For example, we currently distribute our annuity and life insurance products through approximately 15,000 independent agents, 26 key financial institutions and 3,500 independent employee benefits brokers. We continually add new distribution relationships to expand the breadth of partners offering our products.

Market Environment and Opportunities

We believe we are well positioned to capitalize on existing market opportunities, including:

•	Increasing need for retirement savings and income. There are significant demographic factors that indicate increased need for retirement solutions. These factors include:

–	76.8 million baby-boomers (Americans born between 1946 and 1964) who are at or near retirement age; and

–	61.6 million members of Generation X (Americans born between 1965 and 1979) who are likely to fund their retirement from personal savings.

Many of these individuals have experienced significant declines in the value of their savings as a result of recent market turmoil or have saved too little for retirement. According to the Employee Benefit Research Institute, or EBRI, as of 2007, approximately 78% of families with a head of household aged 55 to 65 participated in an employer-based retirement plan or IRA. EBRI estimates that the median value of this population’s employer-based retirement plans declined 14.7% from approximately $81,000 in 2007 to approximately $69,100 in June 2009. As a result of these demographic factors, we expect greater demand for retirement savings products that supplement social security. In particular, we believe demand will continue to grow for products like immediate annuities that offer income streams that cannot be outlived.

•	Shift in customer demand toward simple to understand products. The equity and bond market dislocation of the last 18 months shifted customer and distributor demand toward simple to understand and predictable products. Customers increasingly demand savings and income oriented products (such as fixed annuities) that offer transparency and stable returns that are higher than returns on savings accounts. Industry sales of savings and income oriented products have grown substantially while sales of equity market based products (such as variable annuities) have fallen. Illustrating this trend, industry sales of variable annuities declined by 26% in the first six months of 2009 compared to the equivalent 2008 period. Conversely, industry sales of fixed annuities grew by 46% over the same period.

•	Continued demand for affordable health insurance. According to the Kaiser Family Foundation, health insurance premiums in the United States increased 131% from 1999 to 2009, while the Consumer Price Index increased only 28%. As health care costs continue to rise faster than inflation, the demand for affordable health insurance options has increased. In the United States, 75 million people under the age of 65 receive their benefits through self-funded plans, including 47% of workers in smaller firms and 76% of workers in midsize firms. We believe we can grow our business by providing employees with affordable access to health insurance through employer-sponsored limited benefit employee health plans and by offering group medical stop-loss insurance to medium and large businesses that self-fund their medical plans.

Our Competitive Strengths

Our competitive strengths enabled us to perform well across all of our operating segments through the recent market turmoil. Since January 1, 2008 we have added 22 distribution partners, developed 14 new products and grown our assets under management by $2.7 billion, or 15.6%. Our sales for the first six months of 2009 were $1.6 billion, an increase of 339% over our sales during the first six months of 2007. Our competitive strengths include:

Balance sheet focus. We are vigilant about maintaining a strong balance sheet in all economic environments. We believe our strong balance sheet will allow us to continue growing our business and market share as many of our competitors must first shore up their own balance sheets.

•	Superior investment management. We pursue a value-oriented investment approach focused on disciplined matching of assets and liabilities and preservation of principal. We believe we have built a conservative asset portfolio illustrated by the following (as of June 30, 2009):

–	Subprime exposure of only $0.5 million

–	Alt-A exposure totaling less than 1% of invested assets, with 87% of Alt-A exposure being supported by fixed rate collateral

–	No exposure to option adjustable rate mortgages, or option ARMs

–	97% of our commercial mortgage-backed security, or CMBS, portfolio is rated AAA and has a weighted-average credit enhancement of 27%

–	Minimal exposure to alternative assets, such as hedge funds and private equity funds

–	Below investment grade fixed maturities represent less than 7% of invested assets

This investment approach has resulted in what we believe to be relatively strong performance. For example:

–	Our total pre-tax net realized gains (losses) on sales and impairments of fixed maturities cost 30 basis points for the first six months of 2009, cost 52 basis points for 2008, and cost an annualized average 17 basis points since January 1, 2005

–	Our commercial mortgage portfolio has no late payments and a weighted average loan-to-value ratio of 54%

–	Since January 1, 2005, our equity portfolio has grown at an annualized rate of 6.9% compared to an annualized return of (4.0)% for the S&P 500 Index

•	Disciplined liability risk management. We have an attractive and diverse mix of businesses that, combined with our disciplined approach to asset/liability matching, enables us to stick to our strategy of offering simple to understand products without adding product features that create liability-side balance sheet volatility. Our liability portfolio includes:

–	No guaranteed living benefits, or GLBs, in variable annuity products

–	No shadow accounts in universal life products

–	No term products that are dependent on lapse-supported pricing and securitization of deficiency reserves

–	No high commission/long surrender period indexed annuities

Because we do not offer these product features, we avoided having a complex derivative hedging portfolio similar to those found on the balance sheets of many of our competitors.

•	Strong financial position. We have a strong and transparent balance sheet. We have no value of business acquired, or VOBA, on our balance sheet and minimal goodwill. We believe that we compare favorably to our industry in terms of the following financial strength metrics (as of June 30, 2009):

–	Our deferred acquisition costs, or DAC, is 22% of adjusted book value

–	Our goodwill is 2% of adjusted book value

–	Our adjusted leverage ratio is 18% (assigning 75% equity credit to our Capital Efficient Notes, or CENts)

–	We have no outstanding debt balances maturing until 2016

–	Adjusted book value is 100.0% of regulatory capital

–	Our risk-based capital ratio is 370%

–	Our AOCI improved from $(1,052.6) million at December 31, 2008 to $(642.9) million at June 30, 2009

Powerful and expanding national distribution network. We have a two-pronged approach to expanding product sales by working with our existing distribution relationships and by adding new distribution partners.

•	High quality distribution relationships. We offer consumers access to our products through a national multi-channel network, including financial institutions, employee benefits brokers, third party administrators, specialty brokers and independent agents. We are adept at designing simple to understand, yet innovative products to meet the changing demands of the market. By working closely with our distributors, we are able to anticipate opportunities in the marketplace and rapidly address them. By treating our distributors as clients and providing them with outstanding levels of service, we have cultivated strong relationships over decades that we believe allow us to avoid competing on price alone. In addition, we have flexible information technology platforms that allow us to integrate our products onto the operating platforms of our distributors, which we believe provides us with a competitive advantage in attracting new distributors.

•	Strong bank distribution channel. According to Kehrer — LIMRA, we were a top-five seller of fixed annuities through banks in the first six months of 2009. Our strong bank distribution relationships make us well-positioned to continue to take advantage of the increased investor demand for fixed annuities and to take market share away from financially stressed competitors. We also have increased our sales of single premium immediate annuities and single premium life insurance through existing and new bank distribution partners. During the first six months of 2009, our sales of single premium immediate annuities through banks increased 10% and single premium life volumes increased 34% as compared to the first six months of 2008.

Leading group medical stop-loss insurance provider. We have been a leading provider of group medical stop-loss insurance since 1976. We have built a consistently profitable platform with high levels of customer service and disciplined underwriting practices. In the last 25 years, our group medical stop-loss insurance business has experienced only two calendar years of net losses.

Diverse business mix. We believe that our diverse mix of businesses offers us a greater level of financial stability than many of our similarly-sized competitors across business and economic cycles. Given our lack of reliance on any particular product or line of business, we are able to allocate resources to markets with the highest potential returns at any given point in time. By doing so, we are able to avoid certain markets when they are experiencing heavy competition and related pricing pressure without sacrificing our ability to grow revenues.

Proven management team. We have a high quality management team with an average of 25 years of insurance-industry experience, led by Randy Talbot who has been our chief executive officer since 1998. Having spent a significant portion of his 34-year insurance industry career operating an insurance brokerage, Mr. Talbot intimately understands the needs of our distributors. We also have an experienced board of directors, which includes industry professionals who have worked closely with us to develop our strategies and operating philosophies. Our long-term incentive plan aligns management’s incentives with our stockholders’ interests.

Our Growth Strategies

The recent market turmoil and its effects on our competitors present a compelling opportunity to continue adding business at attractive returns. Further, we believe our growth strategies are well aligned with the current market environment as well as the long-term competitive dynamics of our industry. We believe the following proven, long-term growth strategies position us well to consistently grow stockholder value despite periods of aggressive pricing by our competitors:

•	Sell simple to understand products. We have built a reputation as a writer of simple to understand products that meet the needs of customers and our distribution partners. This reputation has been strengthened by the retrenchment of many of our competitors due to recent market events and the consistency of our presence and product lineup over the past several years. We believe independent distributors highly value our demonstrated ability to accept new business during turbulent conditions while maintaining strong financial performance. As a result, we are able to take advantage of the convergence of increasing customer desire for simple to understand products and the financial challenges of several market competitors.

•	Broaden and deepen distribution relationships. Our distribution strategy is to deliver multiple products through a single point of sale, thereby reducing our distribution costs. We believe that we have an unprecedented opportunity to expand our existing relationships and build new long-term relationships due to the recent market disruption that has distracted and refocused our competitors. Since January 1, 2008, we have added eight new bank relationships with over 6,000 sales representatives. In addition, we have added 14 new independent distribution relationships which added 2,100 new sales representatives actively selling our products. These new relationships, in tandem with existing relationships, have enabled us to grow our sales from $373 million during the first six months of 2007 to $1.6 billion in the first six months of 2009.

•	Effectively deploy capital. We intend to deploy our capital prudently while maximizing our profitability and long-term growth in stockholder value. Our capital management strategy is to maintain financial strength through conservative and disciplined risk management practices, capital efficient product design, effective asset/liability management and opportunistic market share growth in all our business segments. We will also maintain our conservative investment management philosophy, which includes holding a high quality investment portfolio and carefully matching our investment assets against the duration of our insurance product liabilities. This approach will enable us to remain flexible to allocate capital to opportunities within our business segments that offer the highest returns.

Risks Related to Our Business, Our Industry and this Offering

Investing in shares of our common stock involves substantial risk. The factors that could adversely affect our results and performance are discussed under the heading “Risk Factors” immediately following this summary. Before you invest in our shares, you should carefully consider all of the information in this prospectus, including matters set forth under the heading “Risk Factors,” including:

•	Impact of the credit crisis and economic downturn. The recent credit crisis, global capital markets conditions and economic downturn have adversely impacted and will continue to have an adverse impact on our business and on the financial services industry in general. Impacts have included and will include investment losses, less availability and/or more competition for appropriate investments to support our products, higher cash balances generating yields lower than needed to support our products, failure of key business partners, impacts on demand for our products from new and existing customers, reduced availability of capital, higher cost of capital and heightened scrutiny from regulators and ratings agencies. It is unclear what impact financial rescue programs instituted by the U.S. federal government will have on the markets and on our business.

•	Investment losses. The credit crisis and significant drop in the equity markets that began in the second half of 2007 and substantially increased during the fourth quarter of 2008 have resulted in, and may continue to result in, decreases in value of fixed maturity securities, equity securities and other investments in our investment portfolio, which have impacted and may continue to impact our results of operations and financial position.

•	Exposure to interest rate fluctuations. Many of our insurance and investment products are sensitive to interest rate fluctuations and expose us to the risk that falling interest rates will reduce the “spread,” or the difference between the returns we earn on the investments that support our obligations under our insurance and investment products and the amounts that we must credit to policyholders and contractholders. Generally, persistently low interest rates would have an adverse effect on our financial condition, results of operations and cash flows. Generally, inflation could adversely impact our financial condition, results of operations and cash flows due to potential higher policyholder withdrawals and asset sales at undesirable prices.

•	Reserve requirements. Our calculations of reserves for estimated future benefit payments are based upon estimates and assumptions with regard to our future experience. Future experience is subject to many uncertainties and we cannot predict the ultimate amounts we will pay for future benefits or the timing of the payments. If reserves are insufficient to cover actual benefits and payments, we could be required to increase our reserves, which could adversely affect our financial condition and results.

•	Deviation from assumptions upon which pricing is established. The price and expected future profitability of our insurance and annuity products are based in part upon expected patterns of premiums, expenses and benefits, using a number of assumptions, including those related to persistency, mortality and morbidity. Significant deviations from these assumptions could have an adverse affect on our financial condition, results of operations and cash flows.

•	Amortization of deferred policy acquisition costs. Deferred policy acquisition costs, or DAC, represent certain costs that vary with, and are primarily related to, the sale and issuance of insurance policies and investment contracts and are deferred and amortized over the estimated policy and contract lives. Unfavorable experience with regard to expenses, investment returns, mortality, morbidity, withdrawals or lapses may increase the amortization of DAC, resulting in higher expenses and lower profitability.

•	Potential downgrade in financial strength ratings. A downgrade in our financial strength ratings could have an adverse effect on our financial condition, results of operations and cash flows in several ways, including reducing new sales of products, adversely affecting our relationship with sales agents, increasing the number of policy surrenders and withdrawals, requiring us to reduce prices in order to compete and adversely impacting our ability to obtain reinsurance.

•	Highly regulated industry. Our insurance businesses are subject to a wide variety of laws and regulations in various jurisdictions. Compliance with applicable laws and regulations is time consuming and personnel intensive, and changes in these laws and regulations may materially increase our direct and indirect compliance efforts and other expenses of doing business.

•	Proposals for national health care reform. We sell group medical stop-loss insurance and limited benefit employee health plans to employer groups. Proposals addressing the affordability and availability of health insurance, including reducing the number of uninsured, are pending in the U.S. Congress and in many states. While at this time we cannot predict whether or in what form these proposals will be enacted, national health care reform could have a material effect on the profitability or marketability of our health insurance products and services and on our financial condition, results of operations and cash flows.

•	Constraints related to holding company structure. As a holding company, we have no significant direct operations. Dividends and other permitted distributions from subsidiaries are expected to be our principal source of funds to meet ongoing cash requirements. These payments are limited by regulations in the jurisdictions in which our subsidiaries operate. If our subsidiaries are unable to pay dividends, we may have difficulty servicing our debt, paying dividends on our common stock and meeting our holding company expenses.

Financial Strength Ratings

Currently, the financial strength ratings of our primary life insurance subsidiaries are “A” (“Excellent,” the third highest of 16 ratings) with a stable outlook from A.M. Best Company, Inc., “A” (“Strong,” the sixth highest of 21 ratings) with a negative outlook from Standard & Poor’s Rating Service, “A3” (“Good,” the seventh highest of 21 ratings) with a stable outlook from Moody’s Investors Service, Inc. and “A+” (“Strong,” the fifth highest of 24 ratings) with a negative outlook from Fitch, Inc. These financial strength ratings should not be relied on with respect to making an investment in our common stock.

Use of Proceeds

We intend to use the net primary proceeds from this offering for general corporate purposes, which may include contributions of capital to our insurance and other subsidiaries. We will not receive any proceeds from the sale of shares by the Selling Stockholders.

The Selling Stockholders

In addition to the sale of shares of our common stock by the Company, members of the original investor group that formed Symetra by acquiring a group of life insurance and investment companies from Safeco Corporation on August 2, 2004 (which we refer to as the “Acquisition”) may participate in this offering as Selling Stockholders. Upon consummation of this offering, affiliates of White Mountains Insurance Group, Ltd. and Berkshire Hathaway Inc. will collectively continue to beneficially own approximately     % of our outstanding common stock.

Our Executive Offices

Symetra was incorporated in 2004 under the laws of Delaware. Our principal executive offices are located at 777 108th Avenue NE, Suite 1200, Bellevue, WA 98004. Our telephone number is (425) 256-8000. Our internet address is www.symetra.com. The information contained on or accessible from our website does not constitute a part of this prospectus and is not incorporated by reference herein.

The Offering

Common stock offered by Symetra	shares

Common stock offered by the Selling Stockholders	shares

Common stock to be outstanding after this offering	shares

Over-allotment options	The underwriters have options to purchase a total of up to additional shares from the Company and the Selling Stockholders to cover over-allotments.

Use of proceeds	We intend to use the net primary proceeds from this offering for general corporate purposes, which may include contributions of capital to our insurance and other subsidiaries. We will not receive any proceeds from the sale of shares by the Selling Stockholders. See “Use of Proceeds.”

Listing	We will apply to list our common stock on the New York Stock Exchange, or NYSE, under the symbol “SYA.”

Dividend policy	We intend to pay quarterly dividends on our common stock. The declaration, payment and amount of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition and results of operations, liquidity requirements, market opportunities, capital requirements of our subsidiaries, legal requirements, regulatory constraints and other factors that our board of directors deems relevant. Dividends on our common stock will also be paid to holders of our outstanding warrants on a one-to-one basis.

Risk factors	See “Risk Factors” for a discussion of factors you should consider before investing in our common stock.

All information in this prospectus, unless otherwise indicated or the context otherwise requires:

•	assumes the common stock will be sold at $ per share (the midpoint of the price range set forth on the cover of this prospectus);

•	assumes no exercise of the underwriters’ over-allotment options;

•	excludes 7,830,000 shares of common stock reserved for issuance pursuant to our Equity Plan;

•	excludes 870,000 shares of common stock reserved for issuance pursuant to our Employee Stock Purchase Plan; and

•	assumes no exercise of outstanding warrants to purchase 18,975,744 shares of common stock at an exercise price of $11.49 per share.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The summary historical consolidated financial and other data, except for non-GAAP financial measures, as of June 30, 2009 and for the six months ended June 30, 2009 and 2008 have been derived from our unaudited interim historical consolidated financial statements and the related notes, which have been prepared on a basis consistent with our audited consolidated financial statements and are included in this prospectus. In the opinion of management, such unaudited financial data, except for non-GAAP financial measures, reflects all historical and recurring adjustments necessary for a fair presentation of the results for these periods. The results of operations for the six months ended June 30, 2009 are not necessarily indicative of the results to be expected for the full year or any future period. The summary historical consolidated financial and other data, except for non-GAAP financial measures, as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 have been derived from our audited consolidated financial statements and the related notes that are included elsewhere in this prospectus. The summary historical consolidated financial and other data, except for non-GAAP financial measures, as of December 31, 2006 have been derived from our audited consolidated financial statements that are not included in this prospectus. This summary data should be read in conjunction with our historical consolidated financial statements and related notes included in this prospectus, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2009	2008	2008	2007	2006
	(In millions, except per share data)

Consolidated Income Statement Data:
Revenues:
Premiums	$288.1	$292.3	$584.8	$530.5	$525.7
Net investment income	545.8	476.4	956.5	973.6	984.9
Other revenues	28.5	35.6	67.8	68.7	56.1
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(123.8)	(38.4)	(86.4)	(16.2)	(25.7)
Less: portion of losses recognized in other comprehensive income	67.5	—	—	—	—

Net impairment losses recognized in earnings	(56.3)	(38.4)	(86.4)	(16.2)	(25.7)
Other net realized investment gains (losses)	16.0	(0.5)	(71.6)	33.0	27.4

Total net realized investment gains (losses)	(40.3)	(38.9)	(158.0)	16.8	1.7

Total revenues	822.1	765.4	1,451.1	1,589.6	1,568.4
Benefits and expenses:
Policyholder benefits and claims	176.5	180.4	348.5	267.1	264.3
Interest credited	408.7	377.0	766.1	752.3	765.9
Other underwriting and operating expenses	125.0	136.5	265.8	281.9	260.5
Interest expense	15.9	16.0	31.9	21.5	19.1
Amortization of deferred policy acquisition costs	22.6	10.6	25.8	18.0	14.6

Total benefits and expenses	748.7	720.5	1,438.1	1,340.8	1,324.4

Income from operations before income taxes	73.4	44.9	13.0	248.8	244.0
Provision (benefit) for income taxes:
Current	11.5	23.5	23.8	62.8	92.4
Deferred	9.8	(10.4)	(32.9)	18.7	(7.9)

Total provision (benefit) for income taxes	21.3	13.1	(9.1)	81.5	84.5

Net income	$52.1	$31.8	$22.1	$167.3	$159.5

Net income per common share(1):
Basic	$0.47	$0.29	$0.20	$1.50	$1.43

Diluted	$0.47	$0.29	$0.20	$1.50	$1.43

Weighted-average number of common shares outstanding:
Basic	111.622	111.622	111.622	111.622	111.622

Diluted	111.622	111.622	111.622	111.622	111.622

Cash dividends declared per share	$—	$—	$—	$1.79	$0.90

Non-GAAP Financial Measure(2):
Net operating income	$77.5	$54.8	$122.9	$154.9	$159.8

Reconciliation to net income:
Net income	$52.1	$31.8	$22.1	$167.3	$159.5
Less: Net realized investment gains (losses) (net of taxes)(3)	(26.2)	(25.3)	(102.7)	10.9	1.1
Add: Net realized and unrealized investment gains (losses) on FIA options (net of taxes)(4)	(0.8)	(2.3)	(1.9)	(1.5)	1.4

Net operating income	$77.5	$54.8	$122.9	$154.9	$159.8

	As of June 30,	As of December 31,
	2009	2008	2007	2006
	(In millions, except share and per share data)

Consolidated Balance Sheet Data:
Total investments	$18,357.0	$16,252.5	$16,905.0	$17,305.3
Total assets	21,113.4	19,229.6	19,560.2	20,114.6
Total debt	448.8	448.8	448.6	298.7
Separate account assets	735.7	716.2	1,181.9	1,233.9
Accumulated other comprehensive income (loss) (net of taxes) (AOCI)	(642.9)	(1,052.6)	(12.5)	(0.5)
Total stockholders’ equity	763.7	286.2	1,285.1	1,327.3

U.S. Statutory Financial Information:
Statutory capital and surplus	$1,289.5	$1,179.0	$1,225.0	$1,266.2
Asset valuation reserve (AVR)	117.1	113.7	176.0	158.4

Statutory capital and surplus and AVR	$1,406.6	$1,292.7	$1,401.0	$1,424.6

	As of June 30,	As of December 31,
	2009	2008	2007	2006

Book value per common share(5)	$6.84	$2.56	$11.51	$11.89

Non-GAAP Financial Measures(6):
Adjusted book value	$1,406.6	$1,338.8	$1,297.6	$1,327.8

Reconciliation to stockholders’ equity:
Total stockholders’ equity	$763.7	$286.2	$1,285.1	$1,327.3
Less: AOCI	(642.9)	(1,052.6)	(12.5)	(0.5)

Adjusted book value	$1,406.6	$1,338.8	$1,297.6	$1,327.8
Add: Assumed proceeds from exercise of warrants	218.0	218.0	218.0	218.0

Adjusted book value, as converted	$1,624.6	$1,556.8	$1,515.6	$1,545.8

Adjusted book value per common share(7)	$15.18	$14.45	$14.01	$14.33

Adjusted book value per common share, as converted(8)	$14.55	$13.95	$13.58	$13.85

	Twelve Months Ended
	June 30,	December 30,	December 30,	December 30,
	2009	2008	2007	2006

ROE(9)	7.5%	2.6%	12.6%	12.8%

Average stockholders’ equity(10)	$561.6	$861.8	$1,328.3	$1,249.5
Non-GAAP Financial Measure(11):
Operating ROAE	10.7%	9.2%	11.2%	12.1%
Average adjusted book value(12)	$1,359.5	$1,329.8	$1,380.2	$1,324.2

(1)	Net income per common share (basic and diluted) assumes that all participating securities, including warrants, have been outstanding since the beginning of the period using the two-class method.

(2)	Management considers certain non-GAAP financial measures, including net operating income, to be a useful supplement to comparable GAAP measures in evaluating our financial performance and condition. These measures have been reconciled to their most comparable GAAP financial measures. We believe that the non-GAAP presentation of net operating income is valuable because excluding certain realized investment gains and losses, many of which are driven by investment decisions and external economic developments unrelated to the insurance and underwriting aspects of the business, reveals trends that may be otherwise obscured. As an example, changes in fair value on our equity trading portfolio are recorded footnotes continued on following page

as realized investment gains and losses. These gains and losses are volatile, as evidenced by $4.2 million net trading gains (net of taxes of $2.3 million) for the six months ended June 30, 2009, compared to $45.0 million net trading losses (net of taxes of $24.2 million) for the year ended December 31, 2008. For a definition of these non-GAAP measures and other metrics used in our analysis, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Use of non-GAAP Financial Measures.”

(3)	Net realized investment gains (losses) are reported net of taxes of $(14.1) million, $(13.6) million, $(55.3) million, $5.9 million and $0.6 million for the six months ended June 30, 2009 and 2008, and the twelve months ended December 31, 2008, 2007 and 2006, respectively.

(4)	Net realized and unrealized investment gains (losses) on fixed income annuity, or FIA, options are reported net of taxes of $(0.4) million, $(1.3) million, $(1.0) million, $(0.8) million and $0.8 million for the six months ended June 30, 2009 and 2008, and the twelve months ended December 31, 2008, 2007 and 2006, respectively.

(5)	Book value per common share is calculated based on stockholders’ equity divided by outstanding common shares and shares subject to outstanding warrants, totaling 111,622,039.

(6)	Management considers certain non-GAAP financial measures, including adjusted book value per common share and adjusted book value per common share, as converted, to be useful supplements to comparable GAAP measures in evaluating our financial performance and condition. The numerators of these measures have been reconciled to total stockholders’ equity, their most comparable GAAP financial measure. We believe that these non-GAAP presentations are valuable because they exclude AOCI, which is primarily composed of the net unrealized gains (losses) on our fixed maturities and therefore fluctuates based on market conditions and other factors. The fair value of our fixed maturities can change significantly depending on the movement of interest rates and credit spreads. Since we purchase fixed maturities to back associated liabilities of similar duration, we typically hold these investments to maturity. As a result, we believe the fluctuating fair values of our investments, and related effects on AOCI, should be excluded from any evaluation of our stockholders’ equity. By only considering GAAP measures, such as stockholders’ equity, investors would not benefit from useful information that these non-GAAP measures provide. As an example, our AOCI improved $409.7 million, or 39%, from December 31, 2008 to June 30, 2009, due to credit market improvements and tightening of interest spreads. This contributed to a related increase in stockholders’ equity over the same period of $477.5 million, or 167%. As a comparison, our adjusted book value increased $67.8 million, or 5%, during the same period. For a definition of these non-GAAP measures and other metrics used in our analysis, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Use of non-GAAP Financial Measures.”

(7)	Adjusted book value per common share is calculated based on stockholders’ equity less AOCI, divided by outstanding common shares of 92,646,295.

(8)	Adjusted book value per common share, as converted gives effect to the exercise of the outstanding warrants and is calculated based on stockholders’ equity less AOCI plus the assumed proceeds from the warrants, divided by outstanding common shares and shares subject to outstanding warrants, totaling 111,622,039.

(9)	Return on stockholders’ equity is calculated as net income divided by average stockholders’ equity.

(10)	Average stockholders’ equity is derived by averaging ending stockholders’ equity for the most recent five quarters.

(11)	Management considers certain non-GAAP financial measures, including operating ROAE, to be useful supplements to comparable GAAP measures in evaluating our financial performance. Operating ROAE is calculated based on net operating income divided by average adjusted book value. The numerator and denominator of this measure have been reconciled to net income and stockholders’ equity, respectively, their most comparable GAAP financial measures. We believe that the non-GAAP presentation of this measure is valuable because it enhances understanding of the efficiency with which we deploy our capital and provides a plain view of the performance of the insurance and underwriting aspects of our business. For a definition of these non-GAAP measures and other metrics used in our analysis, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Use of non-GAAP Financial Measures.”

(12)	Average adjusted book value is derived by averaging ending adjusted book value for the most recent five quarters.

RISK FACTORS

You should carefully consider the following risks and other information in this prospectus before deciding to invest in shares of our common stock. Any of the risks described below could materially adversely affect our business, financial condition, results of operations and cash flows. In this event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

Markets in the United States and elsewhere have experienced extreme and unprecedented volatility and disruption, with adverse consequences to our liquidity, access to capital and cost of capital. Market conditions such as we have experienced since the second half of 2007 may significantly affect our ability to meet liquidity needs, including capital that may be required by our subsidiaries. We may seek additional debt or equity capital but be unable to obtain such capital.

We need liquidity to pay our policyholder benefits, operating expenses, interest on our debt and dividends on our capital stock, and to pay down or replace certain debt obligations as they mature. Without sufficient liquidity, we could be forced to curtail our operations, and our business could suffer. The principal sources of our liquidity are premiums earned on group life, health and individual insurance products, annuity considerations, deposit funds and cash flow from our investment portfolio and assets, consisting mainly of cash or assets that are generally readily convertible into cash. Sources of liquidity in normal markets also include a variety of short- and long-term instruments, including long-term debt and capital securities.

Disruptions, uncertainty or volatility in the financial markets may limit our access to capital required to operate our business and maintain desired financial ratios. These market conditions may limit our ability to access the capital necessary to grow our business in a timely manner, replace capital withdrawn by customers or raise new capital required by our subsidiaries as a result of volatility in the markets. As a result, we may be forced to delay raising capital, bear an unattractive cost of capital or be unable to raise capital at any price, which could decrease our profitability and significantly reduce our financial flexibility. Actions we might take to access financing may in turn cause rating agencies to reevaluate our ratings. Future deterioration of our capital position at a time when we are unable to access the long-term debt market could have a material adverse effect on our liquidity. Our internal sources of liquidity may prove to be insufficient.

Disruptions in the capital markets could adversely affect our ability to access sources of liquidity, as well as threaten to reduce our capital below a level that is consistent with our existing objectives. If this occurs, we may need to:

•	further access external sources of capital, including the debt or equity markets;

•	reduce or eliminate future stockholder dividends of our common stock;

•	utilize unused borrowings for general corporate purposes;

•	undertake additional capital management activities, including reinsurance transactions;

•	limit or curtail sales of certain products and/or restructure existing products;

•	undertake asset sales or internal asset transfers; and

•	seek temporary or permanent changes to regulatory rules.

Certain of these actions may require regulatory approval and/or the approval of counterparties which are outside of our control or have economic costs associated with them.

We rely on our revolving credit facility as a potential source of liquidity which could be critical in enabling us to meet our obligations as they come due, particularly during periods when alternative sources of liquidity are limited. Our ability to borrow under this facility is conditioned on our satisfaction of covenants and other requirements contained in the facility, as described in “Description of Certain Indebtedness — Revolving Credit Facilities” on page 156. Our failure to satisfy these covenants and other requirements would restrict our access to the facility when needed and, consequently, could have a material adverse effect on our financial condition and results of operations.

Difficult conditions in the credit and equity markets, and in the economy generally, have adversely affected and may continue to adversely affect our business and results of operations.

Conditions in the global capital markets and the economy generally, both in the United States and elsewhere around the world, have adversely affected our results of operations. The stress experienced by global capital markets that began in the second half of 2007 continued and substantially increased during the fourth quarter of 2008. While the second quarter of 2009 brought some turnaround in the capital markets, concerns about the availability and cost of credit, inflation, the U.S. mortgage market, the stability of banks and other financial institutions, and a declining real estate market in the United States continue and contribute to heightened market volatility and dampen expectations for the economy and the markets going forward. These factors, combined with declining business and consumer confidence, increased unemployment and volatile oil prices, have precipitated a sustained recession.

In particular, the credit, financial and economic crisis has had, and may have in the future, the following effects on our business and results of operations:

•	significant losses in our investment portfolio, which have had an adverse effect on our stockholders’ equity, statutory capital and net income;

•	impairment of key business partners, including distribution partners and reinsurers;

•	reduced demand for certain financial and insurance products due to financial hardships experienced by consumers and concern about the stability of the financial services industry;

•	reduced demand for our insurance products and other related products and services in our group employer health insurance as employers have fewer employees requiring insurance coverage due to rising unemployment levels;

•	less supply of appropriate investments to purchase to support our liabilities, therefore leading to higher cash balances yielding less than credited rates to our customers;

•	an elevated incidence of claims, lapses or surrenders of policies, as some of our policyholders have chosen or may choose to defer or stop paying insurance premiums altogether, particularly in our Individual segment;

•	increased scrutiny of our business and financial strength by ratings agencies (including negative ratings actions), regulators, agents who sell our products and other potential business partners; and

•	increased utilization of health benefits by some insureds who may anticipate unemployment or loss of benefits.

In addition, general inflationary pressures may affect medical costs, increasing the costs of paying claims.

Our investment portfolio is subject to various risks that may diminish the value of our invested assets, reduce investment returns and erode capital.

The performance of our investment portfolio depends in part upon the level of and changes in interest rates and credit spreads, the overall performance of the economy, the creditworthiness of the specific obligors included in our portfolio, equity prices, liquidity and other factors, some of which are beyond our control. These factors could materially affect our investment results in any period and had an adverse impact on our investment results in 2008 and the first six months of 2009. In addition, given our reliance on external investment advisors, we could also be exposed to operational risks that may include, but are not limited to, a failure to follow our investment guidelines, technological and staffing deficiencies and inadequate disaster recovery plans.

Interest rate and credit spread risk

Fluctuations in interest rates and credit spreads can negatively affect the returns on our fixed maturity and short-term investments and can cause unrealized losses or reduce unrealized gains in our investment portfolios. Interest rates and credit spreads are highly sensitive to many factors, including governmental monetary policies, general investor sentiment, domestic and international economic and political conditions and other factors beyond our control.

The fair value of the fixed maturities in our portfolio and the investment income from these securities fluctuate depending on general economic and market conditions. The fair value generally increases or decreases in an inverse relationship with fluctuations in interest rates and credit spreads, while net investment income realized by us from future investments in fixed maturity securities will generally increase or decrease in step with interest rates and credit spreads. In addition, actual net investment income or cash flows from investments that carry prepayment risk, such as mortgage-backed and certain other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities, commercial mortgage obligations and other bonds in our investment portfolio are more likely to be prepaid or redeemed as borrowers seek to borrow at lower interest rates, and we may be required to reinvest those funds in lower interest-bearing investments.

Because substantially all of our fixed maturities are classified as available-for-sale, changes in the fair value of these securities as described above are reflected as a component of comprehensive income. However, U.S. GAAP does not require similar fair value accounting treatment for the insurance liabilities that the fixed maturities support. Therefore, changes in the fair value of our fixed maturities caused by interest rate fluctuations are not offset in whole or in part by similar adjustments to the fair value of our insurance liabilities on the balance sheet.

In an attempt to mitigate these risks, we employ asset/liability matching strategies to reduce the adverse effects of interest rate volatility and to ensure that cash flows are available to pay claims as they become due. Our asset/liability matching strategies include:

•	matching asset and liability cash flows;

•	asset/liability duration management;

•	structuring our fixed maturities and commercial mortgage loan portfolios to limit the effects of prepayments; and

•	consistent monitoring of, and making appropriate changes to, the pricing of our products.

However, because these strategies may fail to eliminate or reduce the adverse effects of interest rate and credit spread volatility, significant fluctuations in the level of interest rates and credit spreads may have a material adverse effect on our financial condition, results of operations and cash flows.

Credit risk

From time to time, issuers of the fixed maturities that we own may default on principal and interest payments. Defaults by third parties in the payment or performance of their obligations could reduce our investment income and realized investment gains or result in realized investment losses. Further, the value of any particular fixed maturity security is subject to impairment based on the creditworthiness of a given issuer. Our fixed maturities portfolio also includes below investment grade securities, which generally provide higher expected returns but present greater risk and can be less liquid than investment grade securities. Further, an issuer’s inability to refinance or pay off debt could cause certain of our investment-grade maturities to present more significant credit risk than when we first invested. In addition, private equity buyouts could cause certain of our investment-grade fixed maturities to present more significant credit risk than when we first invested. A significant increase in defaults and impairments on our fixed maturities portfolio could materially adversely affect our financial condition, results of operations and cash flows. For further information on our fixed maturities portfolio and credit-related impairments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Investments.”

Issuers of the fixed maturities that we own may experience threats and performance deterioration that trigger rating agency downgrades. Although the issuers may not have defaulted on principal and interest payments with respect to these securities, we may be required by regulators and rating agencies to hold more capital in support of these investments. We could experience higher cost of capital and potential constraints on our ability to grow our business and maintain our own ratings.

Liquidity risk

Our investments in privately placed fixed maturities, mortgage loans, policy loans and limited partnership interests are relatively illiquid as compared to publicly traded fixed maturities and equities. If we require significant amounts of cash on short notice in excess of our normal cash requirements, we may have difficulty selling these investments in a timely manner, be forced to sell them for less than we otherwise would have been able to realize, or both.

A downgrade or a potential downgrade in our financial strength ratings could result in a loss of business.

Financial strength ratings, which various ratings organizations publish as measures of an insurance company’s ability to meet contractholder and policyholder obligations, are important to maintaining public confidence in our company and our products, the ability to market our products and our competitive position. Our principal life insurance company subsidiary, Symetra Life Insurance Company, has financial strength ratings of “A” (“Excellent,” third highest of 16 ratings) with a stable outlook from A.M. Best, “A” (“Strong,” sixth highest of 21 ratings) with a negative outlook from Standard & Poor’s, or S&P, “A3” (“Good,” seventh highest of 21 ratings) with a stable outlook from Moody’s and “A+” (“Strong,” fifth highest of 24 ratings) with a negative outlook from Fitch.

A downgrade in our financial strength ratings, or the announced potential for a downgrade, could have an adverse effect on our financial condition, results of operations and cash flows in several ways, including:

•	reducing new sales of insurance products, annuities and other investment products;

•	limiting our ability to offer structured settlement products;

•	adversely affecting our relationships with independent sales intermediaries and our dedicated sales specialists;

•	materially increasing the number or amount of policy surrenders and withdrawals by contractholders and policyholders;

•	requiring us to reduce prices for many of our products and services to remain competitive; and

•	adversely affecting our ability to obtain reinsurance or obtain reasonable pricing on reinsurance.

Defaults or volatility of performance in our commercial mortgage loans may adversely affect our profitability.

Our mortgage loans, which are collateralized by commercial properties, are subject to default risk. The carrying value of commercial mortgage loans is stated at outstanding principal less a valuation allowance. Our allowance provides for the risk of credit loss. The allowance includes a portfolio reserve for probable incurred but not specifically identified losses and loan specific reserves for non-performing loans. At June 30, 2009 and December 31, 2008, no mortgage loans were considered non-performing. The performance of our mortgage loan portfolio, however, may decline in the future. In addition, substantially all of our loans have balloon payment maturities. An increase in the default rate of our mortgage loan investments, caused by current or worsening economic conditions or otherwise, could have a material adverse effect on our business, results of operations and financial condition.

Further, any geographic concentration of our commercial mortgage loans may have adverse effects on our loan portfolio and, consequently, on our consolidated results of operations or financial condition. While we seek to mitigate this risk by having a broadly diversified portfolio, events or developments that have a negative effect on any particular geographic region or sector may have a greater adverse effect on our loan portfolio. At June 30, 2009, approximately 29.3% of our commercial mortgage loans were located in California, 19.9% were located in Washington and 10.8% were located in Texas.

For additional information on our mortgage loan portfolio, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Investments — Mortgage Loans.”

Gross unrealized losses on fixed maturity and equity securities may be realized or result in future impairments, resulting in a reduction in our net income.

Fixed maturity and equity securities classified as available-for-sale are reported at their estimated fair value. Unrealized gains or losses on available-for-sale securities are recognized as a component of AOCI and are, therefore, excluded from net income. Our gross unrealized losses on available-for-sale fixed maturity and equity securities at June 30, 2009 were $1.4 billion. The portion of the gross unrealized losses for fixed maturity and equity securities where the estimated fair value has declined and remained below amortized cost or cost by 20% or more for six months or greater was $611.7 million at June 30, 2009. The accumulated change in estimated fair value of these available-for-sale securities is recognized in net income when the gain or loss is realized upon the sale of the security or in the event that the decline in estimated fair value is determined to be other-than-temporary and an impairment charge is taken. Realized losses or impairments will have a material adverse affect on our net income in a particular quarterly or annual period.

Fluctuations in interest rates and interest rate spreads could adversely affect our financial condition, results of operations and cash flows.

Certain of our insurance and investment products, such as fixed annuities and universal life insurance, are sensitive to interest rate fluctuations and expose us to the risk that falling interest rates will reduce the “spread,” or the difference between the returns we earn on the investments that support our obligations under these products and the amounts that we must credit to policyholders and contractholders. This risk is exacerbated due to the existence of guaranteed minimum crediting rates established by our contracts and regulatory authorities and restrictions on the timing and frequency with which we can adjust our crediting rates. Accordingly, falling interest rates could have an adverse effect on our financial condition, results of operations and cash flows. Additionally, we may see interest rate fluctuations due to potential future inflation resulting from economic stimulus spending.

Our interest rate spreads and associated investment margins related to these spreads vary by product as follows:

•	The interest rate spread on our Retirement Services segment’s fixed deferred annuity products was 1.73%, 1.67% and 1.68% for the six months ended June 30, 2009 and for the years ended December 31, 2008 and 2007, respectively, which yielded investment margins of $61.8 million, $89.8 million and $84.3 million, respectively.

•	The interest rate spread on our Income Annuities segment’s products was 0.61%, 0.59% and 0.60% for the six months ended June 30, 2009 and for the years ended December 31, 2008 and 2007, respectively, which yielded investment margins of $21.2 million, $39.2 million and $43.0 million, respectively.

•	The interest rate spread on our Individual segment’s universal life insurance products was 1.22%, 1.14% and 1.23% for the six months June 30, 2009 and for the years ended December 31, 2008 and 2007, respectively, which yielded investment margins of $5.1 million, $10.2 million and $10.2 million, respectively.

During periods of rising interest rates, we may determine to offer higher crediting rates on new sales of interest-sensitive products and to increase crediting rates on existing in force products, in each case in order to maintain or enhance product competitiveness. In addition, periods of rising interest rates may cause increased policy surrenders, withdrawals and requests for policy loans as policyholders and contractholders allocate their assets into higher yielding investments. Increases in crediting rates, as well as surrenders and withdrawals, could have an adverse effect on our financial condition, results of operations and cash flows.

We calculate reserves for long-term disability and life waiver of premium claims using net present value calculations based on the actual interest rates in effect at the time claims are funded, as well as our expectations for future interest rates. Waiver of premium refers to a provision in a life insurance policy pursuant to which an insured with total disability, which has lasted for a minimum specified period, continues to receive life insurance coverage but no longer has to pay premiums for the duration of the disability or for a stated period. During periods of declining interest rates, reserves for new claims are calculated using lower discount rates, thereby increasing the net present value of those claims and the required reserves. Further, if actual interest rates used to establish reserves on open claims prove to be lower than our original expectations, we would be required to increase such reserves accordingly. As such, the increase in net present value calculations caused by declines in interest rates could have an adverse effect on our financial condition, results of operations and cash flows.

Our term life insurance products also expose us to the risk of interest rate fluctuations. The pricing and expected future profitability of these products are based in part on expected investment returns. Over time, term life insurance products generally produce positive cash flows as customers pay periodic premiums, which we invest as we receive them. Lower than expected interest rates may reduce our ability to achieve our targeted investment margins and may adversely affect our financial condition, results of operations and cash flows.

Our valuation of fixed maturity securities may include methodologies, estimations and assumptions which are subject to differing interpretations and could result in changes to investment valuations that may materially adversely affect our results of operations or financial condition.

Fixed maturities are reported at fair value on our consolidated balance sheets and represent 92% of our invested assets. The accounting guidance regarding Fair Value Measurements establishes a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The level in the fair value hierarchy is based on the priority of the inputs to the respective valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). As of both June 30, 2009 and December 31, 2008, approximately 95% and 5% of our fixed maturities were categorized as Level 2 and Level 3 investments, respectively. The determination of estimated fair values by management are made at a specific point in time, based on available market information and judgments regarding the timing and amounts of expected future cash flows and the credit standing of the issuer. The use of different methodologies and assumptions may have a material effect on the estimated fair value amounts. For additional information on our valuation methodology, see Note 7 to our audited consolidated financial statements.

During periods of market disruption, including periods of significantly rising or high interest rates, rapidly widening credit spreads or illiquidity, it may be difficult to value certain of our securities (for example, corporate private placements) if trading becomes less frequent and/or market data becomes less observable. There may be certain asset classes that were in active markets with significant observable data that become illiquid due to the current financial environment. In such cases, more securities may fall to Level 3 and thus require more subjectivity and management judgment. As such, valuations may include inputs and assumptions that are less observable or require greater estimation as well as valuation methods that require greater estimation, which could result in values that are different from the value at which the investments may be ultimately sold. Further, rapidly changing and unprecedented credit and equity market conditions could materially impact the valuation of securities as reported within our consolidated financial statements and the period-to-period changes in value could vary significantly. Decreases in value will have a material adverse effect on our results of operations or financial condition.

Downturns and volatility in equity markets could adversely affect the marketability of our products and our profitability.

Significant downturns and volatility in equity markets could have an adverse effect on our business in various ways. Market downturns and volatility may discourage purchases of separate account products, such as variable annuities and variable life insurance, which have returns linked to the performance of the equity markets and may cause some existing customers to withdraw cash values or reduce investments in those products.

Further, downturns and volatility in equity markets can have an adverse effect on the revenues and returns from our separate account products. Because these products depend on fees related primarily to the value of assets under management, a decline in the equity markets could reduce our revenues by reducing the value of the investment assets we manage.

We hold common stock and equity-like investments, primarily in our Income Annuities segment, that represent 1.1% of the fair value of our total invested assets as of June 30, 2009. Investments in common stock or equity-like securities generally provide higher expected total returns over the long term but present greater risk to preservation of principal than do our fixed income investments.

If our reserves for future policy benefits and claims are inadequate, we would be required to increase our reserve liabilities.

We calculate and maintain reserves for estimated future benefit payments to our policyholders and contractholders in accordance with U.S. GAAP. We release these reserves as those future obligations are extinguished. The reserves we establish necessarily reflect estimates and actuarial assumptions with regard to our future experience. These estimates and actuarial assumptions involve the exercise of significant judgment. Our future financial results depend upon the extent to which our actual future experience is consistent with the assumptions we have used in pricing our products and determining our reserves. Many factors can affect future experience, including economic, political and social conditions, inflation, healthcare costs and changes in doctrines of legal liability and damage awards in litigation. Therefore, we cannot predict the ultimate amounts we will pay for actual future benefits or the timing of those payments.

We regularly monitor our reserves. If we conclude that our reserves are insufficient to cover actual or expected policy and contract benefits and claims payments, we would be required to increase our reserves and incur income statement charges in the period in which we make the determination, which could adversely affect our financial condition and results of operations.

We may face unanticipated losses if there are significant deviations from our assumptions regarding the probabilities that our insurance policies or annuity contracts will remain in force from one period to the next or if morbidity and mortality rates differ significantly from our pricing expectations.

The prices and expected future profitability of our insurance and annuity products are based in part upon expected patterns of premiums, expenses and benefits, using a number of assumptions, including those related to persistency, mortality and morbidity. Persistency is the probability that a policy or contract will remain in force from one period to the next. The effect of persistency on profitability varies for different products. For most of our products, actual persistency that is lower than our assumptions could have an adverse impact on profitability, especially in the early years of a policy or contract primarily because we would be required to accelerate the amortization of expenses we deferred in connection with the acquisition of the policy or contract. In addition, we may need to sell investments at a loss to fund withdrawals. For some of our life insurance policies, actual persistency in later policy durations that is higher than our persistency assumptions could have a negative impact on profitability. If these policies remain in force longer than we assumed, then we could be required to make greater benefit payments than we had anticipated when we priced these products.

In addition, we set prices for our insurance and certain annuity products based upon expected claims and payment patterns, using assumptions for, among other factors, morbidity rates and mortality rates of our policyholders and contractholders. The long-term profitability of these products depends upon how our actual experience compares with our pricing assumptions. For example, if morbidity rates are higher, or mortality rates are lower, than our pricing assumptions, we could be required to make greater payments under certain annuity contracts than we had projected.

Because our assumptions are inherently uncertain, reserves for future policy benefits and claims may prove to be inadequate if actual experience is different from our assumptions. Although certain of our products permit us to increase premiums or reduce benefits during the life of the policy or contract, these changes may not be sufficient to maintain profitability. Moreover, many of our products either do not permit us to increase premiums or reduce benefits or may limit those changes during the life of the policy or contract. Therefore, significant deviations in experience from our assumptions regarding persistency and mortality and morbidity rates could have an adverse effect on our financial condition, results of operations and cash flows.

We may be required to accelerate the amortization of deferred policy acquisition costs, which would increase our expenses and reduce profitability.

Deferred policy acquisition costs, or DAC, represent certain costs which vary with and are primarily related to the sale and issuance of our products and are deferred and amortized over the estimated life of the related contracts. These costs include commissions in excess of ultimate renewal commissions and certain other sales incentives, solicitation and printing costs, sales material and other costs, such as underwriting and contract and policy issuance expenses. Under U.S. GAAP, DAC is amortized through income over the lives of the underlying contracts in relation to the anticipated recognition of premiums or gross profits for most of our products.

Our amortization of DAC generally depends upon anticipated profits from investments, surrender and other policy and contract charges, mortality, morbidity and maintenance and expense margins. Unfavorable experience with regard to expected expenses, investment returns, mortality, morbidity, withdrawals or lapses may cause us to increase the amortization of DAC, resulting in higher expenses and lower profitability.

We regularly review our DAC asset balance to determine if it is recoverable from future income. The portion of the DAC asset balance deemed to be unrecoverable, if any, is charged to expense in the period in which we make this determination. For example, if we determine that we are unable to recover DAC from profits over the life of a book of business of insurance policies or annuity contracts, we would be required to recognize the unrecoverable DAC amortization as a current-period expense. As of June 30, 2009, we had $307.4 million of DAC. Our amortization of DAC was $22.6 million during the six months ended June 30, 2009.

The occurrence of natural disasters, disease pandemics, terrorism or military actions could adversely affect our financial condition, results of operations and cash flows.

Our financial condition and results of operations are at risk of material adverse effects that could arise from catastrophic mortality and morbidity due to natural disasters, including floods, tornadoes, earthquakes and hurricanes, disease pandemics (e.g., H1N1 virus), terrorism and military actions. Such events could also lead to unexpected changes in persistency rates as policyholders and contractholders who are affected by the disaster may be unable to meet their contractual obligations, such as payment of premiums on our insurance policies or deposits into our investment products. The continued threat of terrorism and ongoing military actions may cause significant volatility in global financial markets, and a natural disaster or a disease pandemic could trigger an economic downturn in the areas directly or indirectly affected by the disaster. The effectiveness of external parties, including governmental and nongovernmental organizations, in combating the spread and severity of a disease pandemic could have a material impact on the losses experienced by us. Further, in our group health and life insurance operations, a localized event that affects the workplace of one or more of our customers could cause a significant loss due to mortality or morbidity claims.

We rely on reinsurance arrangements to help manage our business risks, and failure to perform by the counterparties to our reinsurance arrangements may expose us to risks we had sought to mitigate.

We utilize reinsurance to mitigate our risks in various circumstances. Reinsurance does not relieve us of our direct liability to our policyholders, even when the reinsurer is liable to us. Accordingly, we bear credit risk with respect to our reinsurers. The total reinsurance recoverable amount due from reinsurers was $266.4 million as of June 30, 2009. Our reinsurers may be unable or unwilling to pay the reinsurance recoverable owed to us now or in the future or on a timely basis. A reinsurer’s insolvency, inability or unwillingness to make payments under the terms of its reinsurance agreement with us could have an adverse effect on our financial condition, results of operations and cash flows.

Reinsurance may not be available, affordable or adequate to protect us against losses.

As part of our overall risk management strategy, we purchase reinsurance for certain risks underwritten by our various business segments. For example, we reinsure the mortality risk in excess of $0.5 million for most of our individual life insurance policies. While reinsurance agreements generally bind the reinsurer for the life of the business reinsured at generally fixed pricing, market conditions beyond our control determine the availability and cost of the reinsurance protection for new business. In certain circumstances, the price of reinsurance for business already reinsured may also increase. Any decrease in the amount of reinsurance will increase our risk of loss and any increase in the cost of reinsurance will reduce our earnings. Accordingly, we may be forced to incur additional expenses for reinsurance or may not be able to obtain sufficient reinsurance on acceptable terms, which could adversely affect our ability to write future business or result in the assumption of more risk with respect to those policies we issue.

The availability and cost of these reinsurance arrangements are subject to market conditions that are beyond our control. As a result, in the future, we may not be able to enter into reinsurance arrangements on attractive terms, if at all.

We may be unable to attract and retain independent sales intermediaries and dedicated sales specialists.

We distribute our products through financial intermediaries, independent producers and dedicated sales specialists. We compete with other financial institutions to attract and retain commercial relationships in each of these channels, and our success in competing for sales through these sales intermediaries depends upon factors such as:

•	the amount of sales commissions and fees we pay;

•	the breadth of our product offerings;

•	the strength of our brand;

•	our perceived stability and our financial strength ratings;

•	the marketing and services we provide to them; and

•	the strength of the relationships we maintain with individuals at those firms.

Our competitors may be effective in providing incentives to existing and potential distribution partners to favor their products or to reduce sales of our products. Our contracts with our distribution partners generally allow either party to terminate the relationship upon short notice. Our distribution partners do not make minimum purchase commitments, and our contracts do not prohibit our partners from offering products that compete with ours. Accordingly, our distribution partners may choose not to offer our products exclusively or at all, or may choose to exert insufficient resources and attention to selling our products.

Our future success is highly dependent on maintaining and growing both existing and new distribution relationships. We may have little or no contact with end customers of our products. As a result, we have little to no brand awareness with end customers which makes it more difficult to respond to evolving customer needs, thereby increasing our reliance on our distribution partners.

From time to time, due to competitive forces, we may experience unusually high attrition in particular sales channels for specific products. An inability to recruit productive independent sales intermediaries and dedicated sales specialists, or our inability to retain strong relationships with the individual agents at our independent sales intermediaries, could have an adverse effect on our financial condition, results of operations and cash flows.

Consolidation among distributors or potential distributors of our products may adversely affect the profitability of our business.

We distribute many of our products through financial institutions such as banks and broker-dealers. As capital, credit and equity markets continue to experience volatility, bank and broker-dealer consolidation activity may increase and negatively impact our sales, and such consolidation could increase competition for access to distributors, result in greater distribution expenses and impair our ability to market our products to our current customer base or to expand our customer base. As a result of recent consolidation in the financial services industry, a single financial institution accounted for a significant portion of our fixed annuity product sales in 2008 and through June 30, 2009. See “Business — Distribution.” If our relationship with this financial institution were to deteriorate, it is likely that we would experience a decline in our sales of such products.

Intense competition could adversely affect our ability to maintain or increase our market share and profitability.

Our businesses are subject to intense competition. We believe the principal competitive factors in the sale of our products are product features, price, commission structure, marketing and distribution arrangements, brand, reputation, financial strength ratings and service. Many other companies actively compete for sales in our retirement services, income annuity, individual and group markets, including other major insurers, banks, other financial institutions, mutual fund and asset management firms and specialty providers.

In many of our product lines, we face competition from companies that have greater market share or breadth of distribution, offer a broader range of products, services or features, assume a greater level of risk, have lower profitability expectations or have higher financial strength ratings than we do. Many competitors offer similar products and use similar distribution channels. The substantial expansion of banks’ and insurance companies’ distribution capacities and expansion of product features in recent years have intensified pressure on margins and production levels and have increased the level of competition in many of our product lines.

Our risk management policies and procedures may not be effective or may leave us exposed to unidentified or unanticipated risk, which could negatively affect our business.

Management of operational, legal and regulatory risks requires effective policies and procedures to record, verify and report on a large number of transactions and events. We have devoted resources to develop our policies and procedures to mitigate these risks and expect to continue to do so in the future. Even so, these policies and procedures may not be fully effective to mitigate all of these risks. Many of our methods for managing these risks and exposures are based upon historical statistical models and observed market behavior. As such, our methods may not be able to predict all future exposures. These could be significantly greater than our historical measures have indicated. In addition, our distribution network consists of a large number of third party agents and requires the implementation and oversight of policies and procedures to ensure that we are not unduly subjected to reputational, financial or other risks attributable to such third party agents. Other risk management methods depend upon the evaluation of information regarding markets and clients, or other matters that are publicly available or otherwise accessible to us. This information may not always be accurate, complete, up-to-date or properly evaluated.

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect our financial statements.

Our financial statements are subject to the application of U.S. generally accepted accounting principles, which are periodically revised and/or expanded by recognized authorities, including the Financial Accounting Standards Board. Future accounting standards could change the current accounting treatment that we apply to our consolidated financial statements and such changes could have a material adverse effect on our reported financial condition and results of operations.

The failure to maintain effective and efficient information systems could adversely affect our business.

Our business is dependent upon our ability to keep pace with technological advances. Our ability to keep our systems fully integrated with those of our clients is critical to the operation of our business. Our failure to update our systems to reflect technological advancements or to protect our systems may adversely affect our relationships and ability to do business with our clients.

In addition, our business depends significantly on effective information systems, and we have many different information systems for our various businesses. We have committed and will continue to commit significant resources to develop, maintain and enhance our existing information systems and develop new information systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and changing customer preferences. Our failure to maintain effective and efficient information systems could have a material adverse effect on our financial condition and results of operations. If we do not maintain adequate systems, we could experience adverse consequences, including:

•	inadequate information on which to base pricing, underwriting and reserving decisions;

•	inadequate information for accurate financial reporting;

•	the loss of existing customers;

•	difficulty in attracting new customers;

•	customer, provider and agent disputes;

•	regulatory compliance problems, such as failure to meet prompt payment obligations;

•	litigation exposure; or

•	increases in administrative expenses.

If we are unable to maintain the availability of our systems and safeguard the security of our data, our ability to conduct business will likely be compromised, which may have a material adverse effect on our financial condition, results of operations and cash flows.

We use computer systems to store, retrieve, evaluate and use customer and company data and information. Additionally, our computer and information technology systems interface with and rely upon third party systems. Our business is highly dependent on our ability, and the ability of our affiliates, to access these systems to perform necessary business functions. This includes providing insurance quotes, processing premium payments, providing customer support, filing and paying claims and making changes to existing policies. Systems outages or outright failures would compromise our ability to perform these functions in a timely manner. This could hurt our relationships with our business partners and customers and harm our ability to conduct business. In the event of a disaster such as a blackout, a computer virus, an industrial accident, a natural catastrophe, a terrorist attack or war, our systems may not be available to our employees, customers or business partners for an extended period of time. If our employees are able to report to work, yet our systems or our data are destroyed or disabled, they may be unable to perform their duties for an extended period of time. Our systems could also be subject to similar disruptions due to physical and electronic break-ins or other types of unauthorized tampering with our systems. This may interrupt our business operations and may have a material adverse effect on our financial condition, results of operations and cash flows.

Failure to protect our clients’ confidential information and privacy could adversely affect our business.

A number of our businesses are subject to privacy regulations and to confidentiality obligations. For example, the collection and use of patient data in our Group segment is the subject of national and state legislation, including the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and certain of the activities conducted by our businesses are subject to the privacy regulations of the Gramm-Leach-Bliley Act. We also have contractual obligations to protect certain confidential information we obtain from our existing vendors and clients. These obligations generally include protecting such confidential information in the same manner and to the same extent as we protect our own confidential information. The actions we take to protect such confidential information vary by business segment and may include, among other things:

•	training and educating our employees regarding our obligations relating to confidential information;

•	actively monitoring our record retention plans and any changes in state or federal privacy and compliance requirements;

•	drafting appropriate contractual provisions into any contract that raises proprietary and confidentiality issues;

•	maintaining secure storage facilities for tangible records; and

•	limiting access to electronic information.

In addition, we must develop, implement and maintain a comprehensive written information security program with appropriate administrative, technical and physical safeguards to protect such confidential information. If we do not properly comply with privacy regulations and protect confidential information, we could experience adverse consequences, including regulatory sanctions, such as penalties, fines and loss of license, as well as loss of reputation and possible litigation.

Our business could be interrupted or compromised if we experience difficulties arising from outsourcing relationships.

We outsource certain technology and business functions to third parties, including a significant portion of our information technology function, and expect to continue to do so in the future. If we do not maintain an effective outsourcing strategy or third party providers do not perform as contracted, we may experience operational difficulties, increased costs and a loss of business that could have a material adverse effect on our consolidated results of operations.

Our credit facility subjects us to restrictive covenants that impose operating and financial restrictions on our operations and could limit our ability to grow our business.

We entered into a $200.0 million revolving credit facility on August 16, 2007. On February 12, 2009, Bank of America, N.A. issued a notice of default to Lehman Commercial Paper, Inc., one of the lending institutions in the syndicate with a commitment of $20.0 million, effectively limiting our ability to borrow under the revolving credit facility to $180.0 million. As of June 30, 2009, we had no balance outstanding under this facility. In connection with this facility, we have made covenants that may impose significant operating and financial restrictions on us. These restrictions limit the incurrence of additional indebtedness by our subsidiaries, limit the ability of us and our subsidiaries to create liens and impose certain other operating limitations. These restrictions could limit our ability to obtain future financing or take advantage of business opportunities. Furthermore, our credit facility requires us and our insurance subsidiaries to maintain specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If we are unable to comply with the covenants and ratios in our credit facility, we may be deemed in default under the facility, or we may be required to pay substantial fees or penalties to the lenders to obtain a waiver of any such default. Either development could have a material adverse effect on our business.

We may need additional capital in the future, which may not be available to us on favorable terms. Raising additional capital could dilute your ownership in the Company and may cause the market price of our common stock to fall.

We may need to raise additional funds through public or private debt or equity financings in order to:

•	fund liquidity needs;

•	refinance our senior notes or our Capital Efficient Notes (CENts);

•	satisfy letter of credit or guarantee bond requirements that may be imposed by our clients or by regulators;

•	acquire new businesses or invest in existing businesses;

•	grow our business;

•	otherwise respond to competitive pressures;

•	maintain adequate risk-based capital; or

•	maintain our target ratings from rating agencies.

Any additional capital raised through the sale of equity will dilute your ownership percentage in our company and may decrease the market price of our common stock. Furthermore, the securities may have rights, preferences and privileges that are senior or otherwise superior to those of our common stock. Any additional financing we may need may not be available on terms favorable to us.

To be eligible for borrowing under our revolving credit facility, we must not be in default of any payment obligations, covenants or other requirements set forth in the facility, and the representations and warranties that we make under the facility must continue to be true in all material respects. Accordingly, it is possible that we may not meet these requirements in the future and may not be eligible to borrow under our credit facility.

In connection with the CENts offering, we entered into a covenant that may limit our ability to undertake certain additional types of financing to repay or redeem the CENts.

Risks Related to Our Industry

Our industry is highly regulated and changes in regulations affecting our businesses may reduce our profitability and limit our growth.

Our insurance businesses are heavily regulated and are subject to a wide variety of laws and regulations in various jurisdictions. State insurance laws regulate most aspects of our insurance businesses and our insurance subsidiaries are regulated by the insurance departments of the various states in which they are domiciled and licensed.

State laws in the United States grant insurance regulatory authorities broad administrative powers with respect to various aspects of our insurance businesses, including:

•	licensing companies and agents to transact business;

•	calculating the value of assets to determine compliance with statutory requirements;

•	mandating certain insurance benefits;

•	regulating certain premium rates;

•	reviewing and approving policy forms;

•	regulating unfair trade and claims practices, including the imposition of restrictions on marketing and sales practices, distribution arrangements and payment of inducements;

•	establishing statutory capital and reserve requirements and solvency standards;

•	fixing maximum interest rates on insurance policy loans and minimum rates for guaranteed crediting rates on life insurance policies and annuity contracts;

•	requiring regular market conduct examinations;

•	approving changes in control of insurance companies;

•	restricting the payment of dividends and other transactions between affiliates; and

•	regulating the types, amounts and valuation of investments.

State insurance regulators and the National Association of Insurance Commissioners, or NAIC, regularly re-examine existing laws and regulations applicable to insurance companies and their products. Changes in these laws and regulations, or in interpretations thereof, are often made for the benefit of the consumer at the expense of the insurer and thus could have an adverse effect on our business.

Currently, the U.S. federal government does not regulate directly the business of insurance. However, federal legislation and administrative policies in several areas can significantly and adversely affect insurance companies. These areas include financial services regulation, securities regulation, pension regulation, privacy, tort reform legislation and taxation. In addition, various forms of direct federal regulation of insurance have been proposed. These proposals include direct federal regulation of insurance through an optional federal charter and enhanced federal oversight through an Office of National Insurance. We cannot predict whether these or other proposals will be adopted, or what impact, if any, such proposals or, if enacted, such laws may have on our financial condition, results of operations and cash flows.

Many of our customers and independent sales intermediaries also operate in regulated environments. Changes in the regulations that affect their operations also may affect our business relationships with them and their ability to purchase or to distribute our products.

Compliance with applicable laws and regulations is time consuming and personnel-intensive, and changes in these laws and regulations may materially increase our direct and indirect compliance efforts and other expenses of doing business.

U.S. federal and state securities laws apply to investment products that are also securities, including variable annuities and variable life insurance policies. As a result, some of our subsidiaries and the policies and contracts they offer are subject to regulation under these federal and state securities laws. Some of our insurance subsidiaries’ separate accounts are registered as investment companies under the Investment Company Act of 1940. Some subsidiaries are registered as broker-dealers under the Securities Exchange Act of 1934, as amended, or Exchange Act, and are members of, and subject to regulation by, the Financial Industry Regulatory Authority, or FINRA. In addition, one of our subsidiaries also is registered as an investment adviser under the Investment Advisers Act of 1940.

Securities laws and regulations are primarily intended to ensure the integrity of the financial markets and to protect investors in the securities markets or investment advisory or brokerage clients. These laws and regulations generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with those laws and regulations.

Legal and regulatory investigations and actions are increasingly common in the insurance business and may result in financial losses and harm our reputation.

We face a significant risk of litigation and regulatory investigations and actions in the ordinary course of operating our businesses, including the risk of class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and others generally applicable to business practices in the industries in which we operate. In our insurance operations, we may become subject to class actions and we are or may become subject to individual suits relating, among other things, to sales or underwriting practices, payment of contingent or other sales commissions, claims payments and procedures, product design, disclosure, administration, additional premium charges for premiums paid on a periodic basis, denial or delay of benefits and breaches of fiduciary or other duties to customers. Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts, including punitive and treble damages, which may remain unknown for substantial periods of time.

For example, the mutual fund and insurance industry has been the focus of increased scrutiny and class action lawsuits related to “revenue sharing” practices by mutual funds with service providers and others in offering mutual fund investments in qualified retirement plans. The lawsuits allege that service providers were involved in self-dealing and prohibited transactions under the Employee Retirement Income Security Act, or ERISA. The outcome of these lawsuits is unknown. We have not been the subject of any inquiries or lawsuits regarding these practices. In addition, annuity sales to seniors are coming under increased scrutiny by FINRA and state insurance regulators, and have been the source of industry litigation in situations where annuity sales have allegedly been unsuitable for the seniors’ financial needs.

We are also subject to various regulatory inquiries, such as information requests, subpoenas, market conduct exams and books and record examinations, from state and federal regulators and other authorities which may result in fines, recommendations for corrective action or other regulatory actions.

Current or future investigations and proceedings could have an adverse effect on our business. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our business. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant reputational harm, which could have an adverse effect on our business. Increased regulatory scrutiny and any resulting investigations or proceedings could result in new legal actions or precedents and industry-wide regulations or practices that could adversely affect our business.

Proposals for national health care reform could have a material adverse effect on the profitability or marketability of the health insurance products that we sell.

In our Group segment, we sell group medical stop-loss insurance and limited benefit employee health plans to employer groups. Addressing the affordability and availability of health insurance, including reducing the number of uninsured, is a major initiative of President Obama and members of the U.S. Congress, and proposals that would address these issues are pending in the U.S. Congress and in many states. The proposals vary, and include a public health plan and other private health plans for individual and small business customers, individual insurance mandates, the expansion of eligibility under existing Medicaid and/or Federal Employees Health Benefit Plan programs, minimum medical benefit ratios for health plans, mandatory issuance of insurance coverage and requirements that would limit the ability of health plans and insurers to vary premiums based on assessments of underlying risk. While certain of these measures would adversely affect us, at this time we cannot predict whether they will be enacted, and if enacted, the extent of the impact of these proposals on our business or results of operations. If any of these initiatives ultimately becomes effective, it could have a material adverse effect on the profitability or marketability of the health insurance products and services we sell and on our financial condition, results of operations and cash flows.

Medical advances, such as genetic research and diagnostic imaging, and related legislation could adversely affect the financial performance of our life insurance and annuities businesses.

Genetic research includes procedures focused on identifying key genes that render an individual predisposed to specific diseases such as particular types of cancer and other diseases. Other medical advances, such as diagnostic imaging technologies, may be used to detect the early onset of diseases such as cancer and cardiovascular disease. We believe that if individuals learn through medical advances that they are predisposed to particular conditions that may reduce life longevity or require long-term care, they will be more likely to purchase our life insurance policies or not to permit existing polices to lapse. In contrast, if individuals learn that they lack the genetic predisposition to develop the conditions that reduce longevity, they will be less likely to purchase our life insurance products but more likely to purchase certain annuity products. In addition, such individuals that are existing policyholders will be more likely to permit their policies to lapse.

If we were to gain access to the same genetic or medical information as our prospective policyholders and contractholders, then we would be able to take this information into account in pricing our life insurance policies and annuity contracts. However, a growing body of law imposes limitations on an insurer’s ability to use genetic information in underwriting.

Medical advances also could lead to new forms of preventive care. Preventive care could extend the life and improve the overall health of individuals. If this were to occur, the duration of payments under certain of our annuity products likely would increase, thereby reducing net earnings in that business.

Changes in tax laws could make some of our products less attractive to consumers and as a result have an adverse effect on our business.

Congress, from time to time, considers legislation that could make our products less attractive to consumers, including legislation that would reduce or eliminate the benefits derived from the tax deferred nature of life insurance and annuity products.

In addition, changes in tax laws could increase our tax liability or increase our reporting obligations. For example, in May 2009, President Obama released additional information about the tax proposals contained in his Fiscal Year 2010 Budget (the “Budget”). There are several proposals included in the Budget that are significant for life insurance companies. Those proposals include: modifying the dividends-received deduction for life insurance company separate accounts; requiring information reporting for private separate accounts of life insurance companies; imposing new reporting requirements and transfer-for-value rules on purchasers of certain life insurance contracts; expanding the interest expense disallowance for corporate-owned life insurance; requiring information reporting on payments to corporations; and increasing information return penalties. These proposals not only could increase our tax liabilities but also could reduce the attractiveness of certain products we sell. These proposals may not be enacted or may be modified by Congress prior to enactment.

Furthermore, the federal estate tax, which has undergone a gradual repeal since 2001 that will continue to be phased in through 2010, is scheduled to revert to pre-2001 law as of January 1, 2011. The repeal of and continuing uncertainty regarding the federal estate tax may adversely affect sales and surrenders of some of our estate planning products.

Failures elsewhere in the insurance industry could obligate us to pay assessments through guaranty associations.

When an insurance company becomes insolvent, guaranty associations in each of the 50 states levy assessments upon all companies licensed to write insurance in the relevant lines of business in that state, and use the proceeds to pay claims of policyholder residents of that state, up to the state-specific limit of coverage. The total amount of the assessment is based on the number of insured residents in each state, and each company’s assessment is based on its proportionate share of premium volume in the relevant lines of business and could have an adverse effect on our results of operations. The failure of a large life, health or annuity insurer could trigger guaranty association assessments which we would be obligated to pay.

Risks Relating to this Offering and Ownership of Our Common Stock

As a holding company, Symetra Financial Corporation depends on the ability of its subsidiaries to transfer funds to it to meet its obligations and pay dividends.

Symetra Financial Corporation is a holding company for its insurance and financial subsidiaries with no significant operations of its own. Its principal sources of cash to meet its obligations and to pay dividends consist of dividends from its subsidiaries and permitted payments under tax sharing agreements with its subsidiaries. State insurance regulatory authorities limit the payment of dividends by insurance subsidiaries. Based on our statutory results as of December 31, 2008, our insurance subsidiaries may pay dividends to us of up to $117.9 million in the aggregate during 2009 without obtaining regulatory approval, provided that the aggregate dividends paid over the twelve months preceding any dividend payment made during 2009 do not exceed the $117.9 million limit. Competitive pressures generally require our insurance subsidiaries to maintain financial strength ratings, which are partly based on maintaining certain levels of capital. These restrictions and other regulatory requirements, such as minimum required risk-based capital ratios, affect the ability of our insurance subsidiaries to make dividend payments. Limits on the ability of the insurance subsidiaries to pay dividends could adversely affect our liquidity, including our ability to pay dividends to stockholders and service our debt.

There are a number of other factors that could affect our ability to pay dividends, including the following:

•	lack of availability of cash to pay dividends due to changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•	unexpected or increased operating or other expenses or changes in the timing thereof;

•	restrictions under Delaware law or other applicable law on the amount of dividends that we may pay;

•	a decision by our board of directors to modify or revoke its policy to pay dividends; and

•	the other risks described under “Risk Factors.”

The failure to maintain or pay dividends could adversely affect the trading price of our common stock.

There may not be an active, liquid trading market for our common stock.

Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which an active trading market with adequate liquidity will develop. If an active trading market does not develop, you may have difficulty selling any of our common stock that you purchase and the value of your shares may be impaired.

If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding our stock adversely or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us, our business or our industry. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

As a public company, we will become subject to additional financial and other reporting and corporate governance requirements.

We have historically operated our business as a private company. After this offering, we will become obligated to file with the Securities and Exchange Commission, or SEC, annual and quarterly information and other reports that are specified in Section 13 of the Exchange Act. We will also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. We will also become subject to other reporting and corporate governance requirements, including the requirements of the NYSE and certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. As a public company, we will be required to:

•	prepare and distribute periodic public reports and other stockholder communications in compliance with our obligations under the federal securities laws and NYSE rules;

•	create or expand the roles and duties of our board of directors and committees of the board;

•	institute more comprehensive financial reporting and disclosure compliance functions;

•	involve and retain to a greater degree outside counsel and accountants in the activities listed above;

•	enhance our investor relations function;

•	establish new internal policies, including those relating to disclosure controls and procedures; and

•	comply with the Sarbanes-Oxley Act of 2002, in particular Section 404 and Section 302.

These changes will require a significant commitment of additional expense and other resources. We may not be successful in implementing these requirements and implementing them could adversely affect our business or operating results. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired.

Significant stockholders may be able to influence the direction of our business.

Upon completion of this offering, our principal stockholders, affiliates of White Mountains Insurance Group, Ltd. and Berkshire Hathaway Inc., will beneficially own approximately     % and     % of our outstanding shares of common stock, respectively. On matters that are brought to stockholders for their vote, they would continue to have the ability to significantly influence all matters requiring stockholder approval, including the nomination and election of directors and the determination of the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including amendments to our certificate of incorporation, potential mergers or acquisitions, asset sales and other significant corporate transactions. The interests of our principal stockholders may not coincide with the interests of the other holders of our common stock.

Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act of 2002, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

As a privately held company, we have not been required to maintain internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act, standards that we may be required to meet in the course of preparing our consolidated financial statements as of and for the year ended December 31, 2010. Although we have documentation of our internal controls, we do not document or test our compliance with these controls on a periodic basis in accordance with Section 404 of the Sarbanes-Oxley Act.

If, as a public company, we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to attest to the adequacy of our internal control over financial reporting. If we are unable to maintain adequate internal control over financial reporting, we may be unable to report our financial information on a timely basis, may suffer adverse regulatory consequences or violations of applicable stock exchange listing rules and may breach the covenants under our revolving credit facilities and our senior notes. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in our financial statements is also likely to suffer if we or our independent registered public accounting firm report a material weakness in our internal control over financial reporting. In addition, we will incur incremental costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff.

Our stock price may fluctuate significantly, and you may not be able to resell your shares at or above the initial public offering price.

The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors, including:

•	market conditions in the broader stock market in general;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	changes in interest rates;

•	introduction of new services or announcements of significant contracts, acquisitions or capital commitments by us or our competitors;

•	regulatory or political developments;

•	issuance of new or changed securities analysts’ reports or recommendations, or the announcement of any changes to our credit rating;

•	additions or departures of key personnel;

•	availability of capital;

•	litigation and government investigations;

•	legislative and regulatory developments;

•	future sales of our common stock;

•	investor perceptions of us and the life insurance industry; and

•	economic conditions.

These and other factors may cause the market price of our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. Even factors that do not specifically relate to our company may materially reduce the market price of our common stock, regardless of our operating performance.

Future sales, or the perception of future sales, of a substantial amount of our common stock may depress the market price of our common stock.

Future sales, or the perception of future sales, of a substantial number of shares of our common stock in the public market after this offering could have a material adverse effect on the prevailing market price of our common stock.

Upon completion of this offering, we will have           shares of common stock outstanding, or           shares if we give effect to the exercise of all outstanding warrants. All shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares that may be held or acquired by affiliates of the Company, as that term is defined in the Securities Act.

In connection with this offering, we, each of our executive officers, directors and stockholders will have entered into lock-up agreements that prevent the sale of shares of our common stock for 180 days after the date of this prospectus, subject to an extension in certain circumstances described under “Underwriting.” Following the expiration of the lock-up period, the remaining           shares outstanding held by current stockholders of the Company will be available for sale pursuant to Rule 144, subject to compliance with the requirements and limitations under Rule 144. Furthermore, our existing stockholders will have the right, subject to certain conditions, to require us to register the sale of           of their shares of our common stock under the Securities Act. By exercising their registration rights, and selling a large number of shares, our stockholders could cause the prevailing market price of our common stock to decline.

Purchasers of common stock will experience immediate dilution.

Based on the initial public offering price of $      per share (the midpoint of the price range shown on the cover page of this prospectus), purchasers of our common stock in this offering will experience an immediate dilution in the book value per share of common stock of $      from the offering price. Investors purchasing common stock in this offering will contribute approximately     % of the total amount invested by stockholders since inception, but will only own approximately     % of the shares of common stock outstanding. In addition, following this offering, a significant number of warrants to purchase our common stock will be outstanding. You will incur further dilution if outstanding warrants to purchase common stock are exercised. Also, our amended and restated certificate of incorporation allows us to issue significant numbers of additional shares, including shares that may be issued under the Equity Plan and Employee Stock Purchase Plan, which could result in further dilution to purchasers of our common stock in this offering.

Anti-takeover provisions in our charter documents could delay or prevent a change of control of our company and may result in an entrenchment of management and diminish the value of our common stock.

Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in management that our stockholders might deem advantageous. Specific provisions in our certificate of incorporation include:

•	our ability to issue preferred stock with terms that the board of directors may determine, without stockholder approval;

•	a classified board of directors;

•	advance notice requirements for stockholder proposals and nominations;

•	the absence of cumulative voting in the election of directors; and

•	limitations on convening stockholder meetings.

These provisions in our certificate of incorporation and bylaws may frustrate attempts to effect a takeover transaction that is in the best interests of our minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging future takeover attempts.

Applicable insurance laws may make it difficult to effect a change of control of our company.

Before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commissioner of the state where the insurer is domiciled. Generally, state statutes provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the domestic insurer. These statutes may frustrate or delay attempts to effect a takeover transaction that would benefit our stockholders.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking” statements that are intended to enhance the reader’s ability to assess our future financial and business performance. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may,” “expects,” “should,” “believes,” “anticipates,” “estimates,” “intends” or similar expressions. In addition, statements that refer to our future financial performance, anticipated growth and trends in our business and in our industry and other characterizations of future events or circumstances are forward-looking statements. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.

Consequently, such forward-looking statements should be regarded solely as our current plans, estimates and beliefs with respect to, among other things, future events and financial performance. Except as required under the federal securities laws, we do not intend, and do not undertake, any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

You should review carefully the section captioned “Risk Factors” in this prospectus for a complete discussion of the material risks of an investment in our common stock.

INDUSTRY AND MARKET DATA

This prospectus includes industry and government data and forecasts that we have prepared based, in part, upon industry and government data and forecasts obtained from industry and government publications and surveys. These sources include publications and data compiled by the Employee Benefit Research Institute, Kaiser Family Foundation, U.S. Census Bureau, National Coalition on Healthcare, U.S. Department of Commerce, Bureau of Economic Analysis, Self Insurance Institute of America and the White House’s National Economic Council. Third party industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third party sources nor have we ascertained the underlying economic assumptions relied upon therein. Forecasts are particularly likely to be inaccurate, especially over long periods of time. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section captioned “Risk Factors.”

DILUTION

If you invest in our common stock in this offering, your interest in our company will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma book value per share of our common stock after giving effect to this offering.

Our book value per share represents the amount of our total assets less total liabilities, divided by the total number of shares of common stock then outstanding. As of          , 2009, our book value was approximately $      , or approximately $      per share based on shares of our common stock outstanding as of such date. After giving effect to the sale of shares of our common stock at an assumed initial public offering price of $      per share (the midpoint of the price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our book value as of          , 2009, which we refer to as our pro forma book value, would have been approximately $      , or $      per share of our common stock. This represents an immediate increase in the book value of $      per share to our existing stockholders, and an immediate dilution of $      per share to new investors purchasing shares of our common stock in this offering.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share	$
Book value per share as of , 2009	$
Change in per share attributable to new investors	$

Pro forma book value per share after giving effect to this offering	$

Dilution per share to new investors	$

The foregoing discussion and table do not give effect to           shares of common stock that we will issue if the underwriters exercise their options to purchase additional shares in full. To the extent that these options are exercised, there may be further dilution to new investors.

The following table summarizes, as of          , 2009, the number of shares of our common stock we issued and sold, the total consideration we received and the average price per share paid to us by our existing stockholders prior to this offering, and by new investors purchasing shares of common stock in this offering. The table assumes an initial public offering price of $      per share (the midpoint of the price range set forth on the cover page of this prospectus) and deducts estimated underwriting discounts and commissions and estimated offering expenses payable by us:

				Total			Average
	Shares Purchased			Consideration			Price per
	Number	Percent		Amount	Percent		Share

Existing stockholders prior to this offering(1)			%	$		%	$
New investors in this offering							$
Total

		100%		$	100%

(1)	The number of shares disclosed for the existing stockholders includes shares being sold by the Selling Stockholders in this offering. The number of shares disclosed for the new investors does not include the shares being purchased by the new investors from the Selling Stockholders in this offering.

A $1.00 increase (decrease) in the assumed initial public offering price of $      per share would increase or decrease our pro forma book value after giving effect to this offering by $      and increase or decrease the dilution to new investors by $      per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

If the underwriters’ options to purchase additional shares are exercised in full, the percentage of shares held by our existing stockholders will decrease to approximately     % of the total number of shares of our common stock outstanding after this offering and the number of shares of our common stock held by new investors will increase to          , or approximately     % of the total number of shares of our common stock outstanding after this offering.

USE OF PROCEEDS

We expect to receive net primary proceeds from this offering of approximately $      million. We intend to use the net primary proceeds from this offering (including shares subject to the underwriters’ options to purchase additional shares) for general corporate purposes, which may include contributions of capital to our insurance and other subsidiaries. Some of the shares of common stock offered by this prospectus are being sold by the Selling Stockholders. For information about the Selling Stockholders, see “Principal and Selling Stockholders.” We will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

DIVIDEND POLICY

We intend to pay quarterly cash dividends on our common stock at an initial rate of approximately $      per share. The declaration, payment and amount of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition and results of operations, liquidity requirements, market opportunities, capital requirements of our subsidiaries, legal requirements, regulatory constraints and other factors as the board of directors deems relevant. Dividends on our common stock will also be paid to holders of our outstanding warrants on a one-to-one basis.

We are a holding company with no significant business operations of our own. All of our business operations are conducted through our subsidiaries. Dividends and loans from, and cash generated by, our subsidiaries will be our principal sources of cash to repay indebtedness, fund operations and pay dividends. Accordingly, our ability to pay dividends to our stockholders will depend on the earnings and distributions of funds from our subsidiaries. See “Risk Factors — Risks Relating to this Offering and Ownership of Our Common Stock — As a holding company, Symetra Financial Corporation depends on the ability of its subsidiaries to transfer funds to it to meet its obligations and pay dividends.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2009 on an actual basis and on an as adjusted basis to give effect to receipt of the net primary proceeds from the sale by us in this offering of shares of common stock, assuming that this offering had been consummated on June 30, 2009. You should read this table in conjunction with our consolidated financial statements and related notes and the information provided in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2009
		As
	Actual	Adjusted
	(In millions)

Cash and cash equivalents	$435.0	$

Borrowings and other obligations:
Revolving credit facility(1)	$—		$—
CENts	149.8		149.8
Senior notes	299.0		299.0

Total borrowings and other obligations	$448.8		$448.8

Stockholders’ equity:
Preferred stock, $0.01 par value; 10.0 million shares authorized, none issued	—		—
Common stock, $0.01 par value; 750.0 million shares authorized, 92.6 million shares issued and outstanding	0.9
Additional paid-in capital	1,165.5

Total paid-in capital	1,166.4
Retained earnings	240.2
Accumulated other comprehensive income (loss), net of taxes	(642.9)

Total stockholders’ equity	763.7

Total capitalization	$1,212.5	$

(1)	The revolving credit facility provides for borrowings of up to $200.0 million. On February 12, 2009, Bank of America, N.A. issued a notice of default to Lehman Commercial Paper, Inc., one of the lending institutions in the syndicate with a commitment of $20.0 million, effectively limiting our ability to borrow under the revolving credit facility to $180.0 million. As of June 30, 2009, we had no balance outstanding under this facility.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected historical consolidated financial data, except for non-GAAP financial measures, as of June 30, 2009 and for the six months ended June 30, 2009 and 2008 have been derived from our unaudited interim historical consolidated financial statements, which have been prepared on a basis consistent with our audited consolidated financial statements, included elsewhere in this prospectus. In the opinion of management, such unaudited financial data, except for non-GAAP financial measures, reflects all historical and recurring adjustments necessary for a fair presentation of the results for these periods. The results of operations for the six months ended June 30, 2009 are not necessarily indicative of the results to be expected for the full year or any future period. The selected historical consolidated financial data, except for non-GAAP financial measures, as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 have been derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The selected historical consolidated financial data, except for non-GAAP financial measures, presented below as of December 31, 2006 and 2005 and for the year ended December 31, 2005 and as of December 31, 2004 and for the period from January 1, 2004 through August 1, 2004 and for the period from August 2, 2004 through December 31, 2004 have been derived from our audited consolidated financial statements that are not included in this prospectus.

On August 2, 2004, we completed the Acquisition which was accounted for using the purchase method of accounting, referred to as purchase GAAP accounting, or PGAAP. We do not believe the predecessor financial results prior to the Acquisition for the period from January 1, 2004 through August 1, 2004 are comparable to the results subsequent to the Acquisition. This lack of comparability is primarily due to significant changes in our operating costs and also because of PGAAP adjustments impacting net investment income, policyholder benefits and claims, interest credited amortization of deferred policy acquisition costs, intangible assets and net realized investment gains (losses). Under PGAAP, the purchase price is allocated to the estimated fair value of the tangible and identifiable assets acquired less liabilities assumed at the date of acquisition. In conjunction with PGAAP for the Acquisition, we were required to adjust our consolidated balance sheet to fair value and reset our existing deferred policy acquisition costs, goodwill and intangible asset balances at August 2, 2004 to zero.

In addition to our four operating segments and our Other segment, during the year ended December 31, 2005 and prior, our historical financial statements also include the results of Symetra Asset Management Company and the majority of the business of Symetra Services Corporation, which are presented in our historical financial statements as discontinued operations.

This selected historical consolidated financial data should be read in conjunction with other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes included elsewhere in this prospectus.

								Predecessor
							August 2	January 1
	Six Months						through	through
	Ended June 30,		Year Ended December 31,				December 31,	August 1,
	2009	2008	2008	2007	2006	2005	2004	2004
				(In millions, except per share data)

Consolidated Income Statement Data:
Revenues:
Premiums	$288.1	$292.3	$584.8	$530.5	$525.7	$575.5	$263.2	$357.9
Net investment income	545.8	476.4	956.5	973.6	984.9	994.0	411.1	693.7
Other revenues	28.5	35.6	67.8	68.7	56.1	58.6	27.1	43.9
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(123.8)	(38.4)	(86.4)	(16.2)	(25.7)	(7.7)	(0.1)	(10.3)
Less: portion of losses recognized in other comprehensive income	67.5	—	—	—	—	—	—	—

Net impairment losses recognized in earnings	(56.3)	(38.4)	(86.4)	(16.2)	(25.7)	(7.7)	(0.1)	(10.3)
Other net realized investment gains (losses)	16.0	(0.5)	(71.6)	33.0	27.4	21.8	7.1	45.2

Total net realized investment gains (losses)	(40.3)	(38.9)	(158.0)	16.8	1.7	14.1	7.0	34.9

Total revenues	822.1	765.4	1,451.1	1,589.6	1,568.4	1,642.2	708.4	1,130.4
Benefits and Expenses:
Policyholder benefits and claims	176.5	180.4	348.5	267.1	264.3	327.4	127.5	223.6
Interest credited	408.7	377.0	766.1	752.3	765.9	810.9	360.2	556.4
Other underwriting and operating expenses	125.0	136.5	265.8	281.9	260.5	273.2	123.3	187.2
Fair value of warrants issued to investors	—	—	—	—	—	—	101.5	—
Interest expense	15.9	16.0	31.9	21.5	19.1	12.4	3.5	—
Amortization of deferred policy acquisition costs	22.6	10.6	25.8	18.0	14.6	11.9	1.6	34.2

Total benefits and expenses	748.7	720.5	1,438.1	1,340.8	1,324.4	1,435.8	717.6	1,001.4

Income from continuing operations before income taxes	73.4	44.9	13.0	248.8	244.0	206.4	(9.2)	129.0
Provision (benefit) for income taxes:
Current	11.5	23.5	23.8	62.8	92.4	22.2	21.3	0.9
Deferred	9.8	(10.4)	(32.9)	18.7	(7.9)	39.7	10.7	30.5

Total provision (benefit) for income taxes	21.3	13.1	(9.1)	81.5	84.5	61.9	32.0	31.4

Income from continuing operations	52.1	31.8	22.1	167.3	159.5	144.5	(41.2)	97.6
Income from discontinued operations (net of taxes)	—	—	—	—	—	1.0	(2.4)	2.3

Net income (loss)	$52.1	$31.8	$22.1	$167.3	$159.5	$145.5	$(43.6)	$99.9

Net income per common share(1):
Basic	$0.47	$0.29	$0.20	$1.50	$1.43	$1.30

Diluted	$0.47	$0.29	$0.20	$1.50	$1.43	$1.30

Weighted-average number of common shares outstanding:
Basic	111.622	111.622	111.622	111.622	111.622	111.622

Diluted	111.622	111.622	111.622	111.622	111.622	111.622

Cash dividends declared per common share	$—	$—	$—	$1.79	$0.90	$—	$—

Non-GAAP Financial Measure(2):
Net operating income (loss)	$77.5	$54.8	$122.9	$154.9	$159.8	$133.4	$(46.9)	$75.5

Reconciliation to net income (loss):
Net income (loss)	$52.1	$31.8	$22.1	$167.3	$159.5	$145.5	$(43.6)	$99.9
Less: Net realized investment gains (losses)(3)	(26.2)	(25.3)	(102.7)	10.9	1.1	9.2	4.6	22.7
Add: Net realized and unrealized investment gains (losses) on FIA options(4)	(0.8)	(2.3)	(1.9)	(1.5)	1.4	(2.9)	1.3	(1.7)

Net operating income	$77.5	$54.8	$122.9	$154.9	$159.8	$133.4	$(46.9)	$75.5

	As of
	June 30,	As of December 31,
	2009	2008	2007	2006	2005	2004
		(In millions, except share and per share data)

Consolidated Balance Sheet Data:
Total investments	$18,357.0	$16,252.5	$16,905.0	$17,305.3	$18,332.8	$19,244.8
Total assets	21,113.4	19,229.6	19,560.2	20,114.6	20,980.1	22,182.0
Total debt	448.8	448.8	448.6	298.7	300.0	300.0
Separate account assets	735.7	716.2	1,181.9	1,233.9	1,188.8	1,228.4
Accumulated other comprehensive income (loss) (net of taxes) (AOCI)	(642.9)	(1,052.6)	(12.5)	(0.5)	136.6	312.9
Total stockholders’ equity	763.7	286.2	1,285.1	1,327.3	1,404.9	1,435.8

U.S. Statutory Financial Information:
Statutory capital and surplus	$1,289.5	$1,179.0	$1,225.0	$1,266.2	$1,260.1	$1,138.4
Asset valuation reserve (AVR)	117.1	113.7	176.0	158.4	140.9	107.6

Statutory capital and surplus and AVR	$1,406.6	$1,292.7	$1,401.0	$1,424.6	$1,401.0	$1,246.0

Book value per common share(5)	$6.84	$2.56	$11.51	$11.89	$12.59	$12.86

Non-GAAP Financial Measures(6):
Adjusted book value	$1,406.6	$1,338.8	$1,297.6	$1,327.8	$1,268.3	$1,122.9

Reconciliation to stockholders’ equity:
Total stockholders’ equity	$763.7	$286.2	$1,285.1	$1,327.3	$1,404.9	$1,435.8
Less: AOCI	(642.9)	(1,052.6)	(12.5)	(0.5)	136.6	312.9

Adjusted book value	$1,406.6	$1,338.8	$1,297.6	$1,327.8	$1,268.3	$1,122.9
Add: Assumed proceeds from exercise of warrants	218.0	218.0	218.0	218.0	218.0	218.0

Adjusted book value, as converted	$1,624.6	$1,556.8	$1,515.6	$1,545.8	$1,486.3	$1,340.9

Adjusted book value per common share(7)	$15.18	$14.45	$14.01	$14.33	$13.69	$12.12

Adjusted book value per common share, as converted(8)	$14.55	$13.95	$13.58	$13.85	$13.32	$12.01

	Twelve Months Ended
	June 30,	December 30,	December 30,	December 30,	December 30,
	2009	2008	2007	2006	2005

ROE(9)	7.5%	2.6%	12.6%	12.8%	9.9%
Average stockholders’ equity(10)	$561.6	$861.8	$1,328.3	$1,249.5	$1,465.4

Non-GAAP Financial Measure(11):
Operating ROAE	10.7%	9.2%	11.2%	12.1%	11.2%
Average adjusted book value(12)	$1,359.5	$1,329.8	$1,380.2	$1,324.2	$1,194.2

(1)	Net income per common share (basic and diluted) assumes that all participating securities, including warrants, have been outstanding since the beginning of the period using the two-class method.

(2)	Management considers certain non-GAAP financial measures, including net operating income (loss), to be a useful supplement to comparable GAAP measures in evaluating our financial performance and condition. These unaudited measures have been reconciled to their most comparable GAAP financial measures. We believe that the non-GAAP presentation of net operating income is valuable because excluding certain realized investment gains and losses, many of which are driven by investment decisions and external economic developments unrelated to the insurance and underwriting aspects of the business footnotes continued on following page

reveals trends that may be otherwise obscured. As an example, changes in fair value on our equity trading portfolio are recorded as realized investment gains and losses. These gains and losses are volatile, as evidenced by $4.2 million net trading gains (net of taxes of $2.3 million) for the six months ended June 30, 2009, compared to $45.0 million net trading losses (net of taxes of $24.2 million) for the year ended December 31, 2008. For a definition of these non-GAAP measures and other metrics used in our analysis, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Use of non-GAAP Financial Measures.”

(3)	Net realized investment gains (losses) are reported net of taxes of $(14.1) million, $(13.6) million, $(55.3) million, $5.9 million, $0.6 million and $4.9 million for the six months ended June 30, 2009 and 2008, and the twelve months ended December 31, 2008, 2007, 2006 and 2005, respectively. Prior and subsequent to the Acquisition, 2004 net realized investment gains were net of taxes of $2.4 million and $12.2 million, respectively.

(4)	Net realized and unrealized investment gains (losses) on FIA options are reported net of taxes of $(0.4) million, $(1.3) million, $(1.0) million, $(0.8) million, $0.8 million and $(1.5) million for the six months ended June 30, 2009 and 2008, and the twelve months ended December 31, 2008, 2007, 2006 and 2005, respectively. Prior and subsequent to the Acquisition, 2004 net realized investment gains were net of taxes of $(0.9) million, and $0.7 million, respectively.

(5)	Book value per common share is calculated based on stockholders’ equity divided by outstanding common shares and shares subject to outstanding warrants totaling 111,622,039.

(6)	Management considers certain non-GAAP financial measures, including adjusted book value per common share and adjusted book value per common share, as converted, to be useful supplements to comparable GAAP measures in evaluating our financial performance and condition. The numerators of these measures have been reconciled to total stockholders’ equity, their most comparable GAAP financial measure. We believe that these non-GAAP presentations are valuable because they exclude AOCI, which is primarily composed of the net unrealized gains (losses) on our fixed maturities and therefore fluctuates based on market conditions and other factors. The fair value of our fixed maturities can change significantly depending on the movement of interest rates and credit spreads. Since we purchase fixed maturities to back associated liabilities of similar duration, we typically hold these investments to maturity. As a result, we believe the fluctuating fair values of our investments, and related effects on AOCI, should be excluded from any evaluation of our stockholders’ equity. By only considering GAAP measures, such as stockholders’ equity, investors would not benefit from useful information that these non-GAAP measures provide. As an example, our AOCI improved $409.7 million, or 39%, from December 31, 2008 to June 30, 2009, due to credit market improvements and tightening of interest spreads. This contributed to a related increase in stockholders’ equity over the same period of $477.5 million, or 167%. As a comparison, our adjusted book value increased $67.8 million, or 5%, during the same period. For a definition of these non-GAAP measures and other metrics used in our analysis, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Use of non-GAAP Financial Measures.”

(7)	Adjusted book value per common share is calculated based on stockholders’ equity less AOCI, divided by outstanding common shares of 92,646,295.

(8)	Adjusted book value per common share, as converted gives effect to the exercise of the outstanding warrants and is calculated based on stockholders’ equity less AOCI plus the assumed proceeds from the warrants, divided by outstanding common shares and shares subject to outstanding warrants, totaling 111,622,039.

(9)	Return on stockholders’ equity is calculated as net income divided by average stockholders’ equity.

(10)	Average stockholders’ equity is derived by averaging ending stockholders’ equity for the most recent five quarters.

(11)	Management considers certain non-GAAP financial measures, including operating ROAE, to be useful supplements to comparable GAAP measures in evaluating our financial performance. Operating ROAE is calculated based on net operating income divided by average adjusted book value. The numerator and denominator of this measure have been reconciled to net income and stockholders’ equity, respectively, their most comparable GAAP financial measures. We believe that the non-GAAP presentation of this measure is valuable because it enhances understanding of the efficiency with which we deploy our capital and provides a plain view of the performance of the insurance and underwriting aspects of our business. For a definition of these non-GAAP measures and other metrics used in our analysis, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Use of non-GAAP Financial Measures.”

(12)	Average adjusted book value is derived by averaging ending adjusted book value for the most recent five quarters.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the audited and unaudited historical financial statements and the accompanying notes included in this prospectus, as well as the discussion under “Selected Historical Consolidated Financial Data.” This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in or implied by any of the forward-looking statements as a result of various factors, including but not limited to those listed under “Risk Factors” and “Forward-Looking Statements.” Our fiscal year ends on December 31 of each calendar year.

Management considers certain non-GAAP financial measures, including net operating income (loss), adjusted book value, adjusted book value, as converted and operating ROAE to be useful to investors in evaluating our financial performance and condition. These measures have been reconciled to their most comparable GAAP financial measures. For a definition of these non-GAAP measures and other metrics used in our analysis, see “— Use of non-GAAP Financial Measures.”

Overview

We are a life insurance company focused on profitable growth in selected group health, retirement, life insurance and employee benefits markets. Our operations date back to 1957 and many of our agency and distribution relationships have been in place for decades. We are headquartered in Bellevue, Washington and employ approximately 1,100 people in 19 offices across the United States, serving approximately 1.8 million customers.

As of June 30, 2009, our adjusted book value was $1,406.6 million, our stockholders’ equity was $763.7 million and we had total assets of $21.1 billion. For the twelve months ended June 30, 2009, our operating return on average equity, or operating ROAE, was 10.7% and our return on equity, or ROE, was 7.5%. We define adjusted book value as stockholders’ equity less accumulated other comprehensive income (loss), or AOCI, and we define operating ROAE as net operating income divided by average adjusted book value. Adjusted book value, net operating income and operating ROAE are non-GAAP measures. For reconciliations of adjusted book value to stockholders’ equity and net operating income to net income, see page 40 of “Selected Historical Consolidated Financial Data.”

Our Operations

We conduct our business through five segments, four of which are operating:

•	Group. We offer medical stop-loss insurance, limited medical benefit plans, group life insurance, accidental death and dismemberment insurance and disability insurance mainly to employer groups of 50 to 5,000 individuals. We also offer managing general underwriting, or MGU, services through MRM.

•	Retirement Services. We offer fixed and variable deferred annuities, including tax sheltered annuities, individual retirement accounts, or IRAs, and group annuities to qualified retirement plans, including Section 401(k), 403(b) and 457 plans.

•	Income Annuities. We offer single premium immediate annuities, or SPIAs, for customers seeking a reliable source of retirement income and structured settlement annuities to fund third party personal injury settlements. In addition, we offer our existing structured settlement clients a variety of funding services product options.

•	Individual. We offer a wide array of term, universal and variable life insurance as well as bank-owned life insurance, or BOLI.

•	Other. This segment consists of unallocated corporate income, composed primarily of investment income on unallocated surplus, unallocated corporate expenses, interest expense on debt, tax credits from our tax preferred affordable housing investments, the results of small, non-insurance businesses that are managed outside of our operating segments, and inter-segment elimination entries.

Current Outlook

During the first half of 2009, the capital and credit markets showed signs of improvement following a period of extreme volatility and disruption for more than twelve months that affected equity market returns, interest rates, liquidity, access to capital and cost of capital. Economic conditions remain uncertain, leaving us exposed to further challenges to our financial condition and results from operations. If the current economic environment were to deteriorate further, it could lead to increased credit defaults, and additional write-downs of our securities for other-than-temporary impairments.

The tight liquidity in the credit markets in 2008 and 2009 resulted in our maintaining higher balances of cash and cash equivalent assets. Because of the maintenance of these higher balances of cash and cash equivalent assets, fewer of our assets were deployed in higher income earning assets, while our liabilities are increasing based on increasing credited rates to our customers. As a result, we have experienced lower growth in our investment income than expected, especially in our Retirement Services segment.

Despite the still challenging economic environment, we have seen increases, in the first six months of 2009 as compared to the equivalent period of 2008, in sales of our fixed deferred annuity product which offers our customers an easy to understand, stable return on their retirement savings. We have also experienced increases over the same period in sales of our single premium life insurance product and SPIA products.

We believe that the recent market disruption has created a tremendous opportunity to build our existing relationships and add new long-term relationships because of our simple to understand product designs and because many of our competitors are in the midst of cleaning up their product suites and balance sheets. We also seek to take advantage of favorable demographic trends, including increasing retirement savings and income needs and the growing demand for affordable health insurance.

Revenues and Expenses

We earn revenues primarily from premiums earned on group life and health and individual insurance products, cost of insurance, or COI, charges primarily from our universal life and BOLI products, net investment income, net realized investment gains and other revenues. Other revenues include mortality and expense, surrender and other administrative charges, revenues from our non-insurance businesses and revenues from fee arrangements with our reinsurance partners.

Each operating segment maintains its own portfolio of invested assets. The realized gains (losses) incurred are reported in the segment in which they occur. The unallocated portion of net investment income and the unallocated realized gains (losses) are reported in the Other segment.

Our primary expenses include interest credited, benefits and claims and general business and operating expenses, including commissions. We allocate certain corporate expenses to each of our operating segments using multiple factors which include headcount, allocated capital, account values and time study results.

Critical Accounting Policies and Estimates and Recently Issued Accounting Standards

The accounting policies discussed in this section are those that we consider to be particularly critical to an understanding of our financial statements because their application places the most significant demands on our ability to judge the effect of inherently uncertain matters on our financial results. For all of these policies, we caution that future events rarely develop exactly as forecast, and our management’s best estimates may require adjustment. For a discussion of recently adopted and not yet adopted accounting standards, see Note 2 to our audited consolidated financial statements and Note 2 to our interim consolidated financial statements included elsewhere in this prospectus.

Other-Than-Temporary Impairments (OTTI)

One of the significant estimates related to available-for-sale securities is the evaluation of investments for OTTI. We analyze investments that meet our impairment criteria to determine whether the decline in value is other-than-temporary. The impairment review involves the finance investment management team, as well as our portfolio asset managers. To make this determination for each security, we consider both quantitative and qualitative criteria including:

•	how long and by how much the fair value has been below cost or amortized cost;

•	the financial condition and near-term prospects of the issuer of the security, including any specific events that may affect its operations or earnings potential, or compliance with terms and covenants of the security;

•	changes in the financial condition of the security’s underlying collateral;

•	any downgrades of the security by a rating agency;

•	any reduction or elimination of dividends or nonpayment of scheduled interest payments; and

•	for fixed maturities, our intent to sell the security or whether it is more likely than not that we will be required to sell the security prior to recovery of its amortized cost considering any regulatory developments and our liquidity needs.

Based on the analysis, we make a judgment as to whether the loss is other-than-temporary. The amount of the loss recorded in our consolidated statements of operations is determined based on the accounting guidance in effect during the period of the other-than-temporary determination. We adopted new accounting guidance for impairments of our fixed maturities effective January 1, 2009. See Note 2 to our interim consolidated financial statements included elsewhere in this prospectus.

Prior to January 1, 2009, under the then existing accounting guidance, if the loss was determined to be other-than-temporary, we recorded an impairment charge equal to the difference between the fair value and the amortized cost basis of the security within net realized investment gains (losses) in our consolidated statements of income in the period that we made the determination. The fair value of the other-than-temporarily impaired investment became its new cost basis. We also recorded an impairment charge if we did not have the intent and/or the ability to hold the security until the fair value was expected to recover to amortized cost or until maturity, resulting in a charge recorded for a security that may not have had credit issues. This situation can exist as a result of certain portfolio management or cash management strategies.

Effective January 1, 2009, we adopted new accounting guidance for the recognition and disclosure of OTTI for our fixed maturities. Our marketable equity securities, available-for-sale consist primarily of non-redeemable preferred stock, which are evaluated similarly to fixed maturities. The adoption of the new accounting guidance required that OTTI losses be separated into the amount representing the decrease in cash flows expected to be collected (“credit loss”), which is recognized in earnings, and the amount related to all other factors (“noncredit loss”), which is recognized in other comprehensive income (loss). In addition, the new guidance replaces the requirement for management to assert that we have the intent and ability to hold an impaired security until recovery with the requirement that management assert that it does not have the intent to sell the security and that it is more likely than not that we will not be required to sell the security before recovery of our amortized cost basis. For securities we intend to sell or it is more likely than not that we will be required to sell the security before recovery, the impairment charge is equal to the difference between the fair value and the amortized cost basis of the security in the period of determination. In determining our intent to sell a security or whether it is more likely than not that we will be required to sell a security, we evaluate facts and circumstances such as decisions to reposition our security portfolio, sales of securities to meet any cash flow needs and sales of securities to capitalize on favorable pricing.

If we do not intend to sell a security but believe we will not recover all the security’s contractual cash flow, the amortized cost is written down to our estimated recovery value and recorded as a realized loss in our consolidated statements of operations, as this is determined to be a credit loss. The remainder of the decline in fair value is recorded as OTTI on fixed maturities not related to credit losses in AOCI, as this is determined to be a noncredit or recoverable loss. We determine the estimated recovery values by using discounted cash flow models that consider estimated cash flows under current and expected future economic conditions with various assumptions regarding timing and amount of principal and interest payments. The recovery value is based on our best estimate of expected future cash flows discounted at the security’s effective yield prior to impairment. Our best estimate of future cash flows is based on assumptions, including various performance indicators, such as historical default and recovery rates, credit ratings, current delinquency rates and the structure of the issuer/security. These assumptions require the use of significant management judgment and include the probability of issuer default and estimates regarding timing and amount of expected recoveries. In addition, projections of expected future fixed maturity security cash flows may change based upon new information regarding the performance of the issuer and/or underlying collateral. Future impairments may develop if actual results underperform current cash flow modeling assumptions, which may be the result of macroeconomic factors, changes in assumptions used and specific deterioration in certain industry sectors or company failures.

As a result of the adoption of the new OTTI accounting guidance, we recorded a cumulative effect adjustment, resulting in an increase of $15.7 million, net of tax, to retained earnings as of January 1, 2009, with a corresponding decrease to AOCI, to reclassify the noncredit portion of previously other-than-temporarily impaired fixed maturity securities. In addition, the amortized cost basis of fixed maturity securities for which a noncredit OTTI loss was previously recognized was increased by $24.1 million.

As of June 30, 2009 and December 31, 2008, the fair value of our available-for-sale securities that are below cost or amortized cost by 20% or more were $1.8 billion and $2.5 billion, respectively. The unrealized losses on these securities were $839.7 million and $1.2 billion, respectively.

Fair Value

On January 1, 2008, we adopted fair value accounting guidance which allows companies, at their option, to make an election on an individual instrument basis to report financial assets and liabilities at fair value. The election must be made at the inception of a transaction and may not be reversed. The election may also be made for existing financial assets and liabilities at the time of adoption. Unrealized gains and losses on assets or liabilities for which the fair value option has been elected are reported in earnings.

We elected the fair value option for investments in common stock, which are presented as trading securities, and investments in certain limited partnerships (including hedge funds and private equity funds), regardless of ownership percentage, which are presented as investments in limited partnerships.

Also on January 1, 2008, we adopted the accounting guidance related to the framework for fair value measurement. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an “exit price”). The accounting guidance establishes a fair value hierarchy that distinguishes between inputs based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (“unobservable inputs”). The fair value hierarchy prioritizes fair value measurements into three levels based on the nature of the inputs. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement. For further discussion of the levels of the fair value hierarchy, see Note 7 to our audited consolidated financial statements included elsewhere in this prospectus.

The availability of market observable information is the principal factor in determining the level that our investments are assigned in the fair value hierarchy. The following table summarizes our investments carried at fair value and the respective fair value hierarchy, based on input levels:

	As of June 30, 2009
	Fair Value	Level 1	Level 2	Level 3	Level 3 Percent

Types of Investments
U.S. government and agencies	$153.9	$—	$153.9	$—	—%
State and political subdivisions	449.2	—	442.1	7.1	0.0
Foreign governments	28.7	—	28.7	—	—
Corporate securities	11,216.4	—	10,469.3	747.1	4.4
Residential mortgage-backed securities	3,162.4	—	3,101.3	61.1	0.4
Commercial mortgage-backed securities	1,790.2	—	1,767.1	23.1	0.1
Other debt obligations	133.1	—	120.4	12.7	0.1

Total fixed maturities, available-for-sale	$16,933.9	$—	$16,082.8	$851.1	5.0%
Marketable equity securities, available-for-sale	33.6	31.8	—	1.8	0.0
Marketable equity securities, trading	116.1	115.9	—	0.2	0.0
Short-term investments	2.6	2.6	—	—	—
Investments in limited partnerships	63.2	—	—	63.2	0.4
Other invested assets	1.2	—	—	1.2	0.0

Total Investments	$17,150.6	$150.3	$16,082.8	$917.5	5.4%

Valuation of Fixed Maturities

Fixed maturities include bonds, mortgage-backed securities and redeemable preferred stock. We classify all fixed maturities as available-for-sale and carry them at fair value. We report net unrealized investment gains and losses related to available-for-sale securities, which equals the difference between the fair value and the cost or amortized cost, in accumulated other comprehensive income (loss) in stockholders’ equity. These investments are subject to impairment reviews to determine when a decline in fair value is other-than-temporary (see “Other-Than-Temporary Impairments” above). To determine the fair value of fixed maturities, we primarily utilize third party independent pricing services. We also utilize our investment advisors to assist us in determining fair value, primarily in situations where our pricing service is unable to obtain sufficient market observable information upon which to estimate the fair value of a particular security. We gain assurance on the overall reasonableness and consistent application of input assumptions, valuation methodologies and compliance with accounting standards for fair value determination through various processes including, but not limited to, evaluation of pricing methodologies, analytical reviews of certain prices and back-testing of selected sales activity to determine whether there are any significant differences between the market price used to value the security prior to sale and the actual sales prices.

The third party independent pricing services we use have indicated they will only provide prices where observable inputs are available. Our pricing services utilize evaluated pricing models that vary by asset class and incorporate available trade, bid and other market information. Because many fixed income securities do not trade on a daily basis, evaluated pricing applications apply available information through processes such as benchmark curves, benchmarking of like securities, sector groupings and matrix pricing to prepare evaluations. In addition, the pricing services use models and processes to develop prepayment and interest rate scenarios. These models and processes take into account market convention. If sufficient objectively verifiable information about a security’s valuation is not available, the pricing service will discontinue evaluating the security until it is able to obtain such information. Fixed maturity prices are generally classified into Level 2.

As of June 30, 2009, approximately 4% of our investment portfolio was invested in corporate private placement securities. The fair value of these assets is determined with the assistance of our investment sub-advisor using a discounted cash flow approach. The discount rate is based on the current Treasury curve adjusted for credit and liquidity factors. The valuation model requires the use of inputs that may not be market observable and involves some degree of judgment. We consider this approach appropriate for this asset class. We classify most of these securities as Level 3.

We estimate that a 1% increase in interest rates would cause the fair value of our fixed maturity portfolio that is subject to interest rate risk to decline by approximately $0.90 billion and $0.81 billion, based on our securities positions as of June 30, 2009 and December 31, 2008, respectively (see “— Quantitative and Qualitative Disclosures about Market Risk — Sensitivity Analysis” on page 100 for further information).

Valuation of Marketable Equity Securities

Marketable equity securities, trading consists of investments in common stock. Marketable equity securities, available-for-sale primarily consists of non-redeemable preferred stock. Both consist primarily of investments in publicly traded companies. The fair values of our marketable equity securities are primarily based on quoted market prices in active markets for identical assets. We classify the majority of these securities as Level 1.

The impact of changes in the fair value of our trading portfolio is recorded in net realized investment gains (losses) in the consolidated statements of income. The impact of changes in the fair value of our available-for-sale portfolio is recorded as an unrealized gain or loss in AOCI, a separate component of equity. The available-for-sale marketable equity portfolio is subject to impairment reviews to determine when a decline in fair value is other-than-temporary.

We estimate that a 10% decline in market prices would cause the fair value of our equity investments to decline by approximately $23.4 million and $21.4 million as of June 30, 2009 and December 31, 2008, respectively (see “— Quantitative and Qualitative Disclosures about Market Risk — Sensitivity Analysis” on page 100 for further information).

Valuation of Investments in Limited Partnerships — Hedge Funds and Private Equity Funds

The fair value of our investments in limited partnership hedge funds and private equity funds is based upon our proportionate interest in the underlying partnership’s or fund’s net asset value (NAV). We use the NAV as the starting point in determining fair value. We believe it is the strongest component given that only in rare circumstances would an investor fail to get the NAV on the redemption date. Most funds contain a put feature through the redemption rights provisions, with no redemption fees, which allows us to put our equity interest in the hedge fund at the NAV. Adjustments to a hedge fund’s NAV may be required to reflect, among other items, redemption fees, halts to redemptions and gates. We have considered these factors and concluded that these factors, if triggered and material, would warrant an adjustment to the fair value. Currently, no adjustment to the NAV is believed necessary. We classify these securities as Level 3.

We elected the fair value option of accounting for our investments in hedge funds and private equity funds. Accordingly, the impact of changes in the fair value of these investments is recorded in our consolidated statements of income and reported through net investment income.

Deferred Policy Acquisition Costs

We defer as assets certain costs, generally commissions, distribution costs and other underwriting costs, that vary with, and are primarily related to, the production of new and renewal business. We limit our deferral to acquisition expenses contained in our product pricing assumptions. The following table summarizes our DAC asset balances by segment:

	As of	As of	As of
	June 30, 2009	December 31, 2008	December 31, 2007
	(In millions)

Group	$3.4	$3.3	$3.5
Retirement Services	234.6	183.0	84.3
Income Annuities	17.4	14.5	10.9
Individual	52.0	46.7	34.2

Total	$307.4	$247.5	$132.9

In our Group segment, the DAC amortization period for group medical stop-loss policies is one year as these policies are repriced on an annual basis.

In our Retirement Services, Income Annuities and Individual segments, we amortize acquisition costs over the premium paying period or over the lives of the policies in proportion to the future estimated gross profits, or EGPs, of each of these product lines, as follows:

•	Retirement Services. The DAC amortization period is typically 20 years for the deferred annuities, although most of the DAC amortization occurs within the first 10 years because the EGPs are highest during that period. It is common for deferred annuity policies to lapse after the surrender charge period expires.

•	Income Annuities. The DAC amortization period for SPIAs, including structured settlement annuities, is the benefit payment period. The benefit payment periods vary by policy; however, nearly all benefits are paid within 80 years of contract issue.

•	Individual. The DAC amortization period related to universal life and variable life policies is typically 25 years and 20 years, respectively. DAC amortization related to our term life insurance policies is the premium paying period, which ranges from 10 to 30 years.

To determine the EGPs, we make assumptions as to lapse and withdrawal rates, expenses, interest margins, mortality experience, long-term equity market returns and investment performance. Estimating future gross profits is a complex process requiring considerable judgment and forecasting of events well into the future.

Changes to assumptions can have a significant impact on DAC amortization. In the event actual experience differs from our assumptions or our future assumptions are revised, we adjust our EGPs, which could result in a significant increase in amortization expense. We true up our assumptions with actual experience on a quarterly basis. For future assumptions we complete a study and refine our estimates of future gross profits annually during the third quarter. Upon completion of an assumption study, we revise our assumptions to reflect our current best estimate, thereby changing our estimate of projected EGPs used in the DAC asset amortization models. The following would generally cause an increase in DAC amortization expense: increases to lapse and withdrawal rates in the current period, increases to expected future lapse and withdrawal rates, increases to future expected expense levels, increases to interest margins in the current period, decreases to expected future interest margins and decreases to current or expected equity market returns. EGPs are adjusted quarterly to reflect actual experience to date or to change underlying key assumptions based on experience studies.

We regularly conduct DAC recoverability analyses. We compare the current DAC asset balance with the estimated present value of future profitability of the underlying business. The DAC asset balances are considered recoverable if the present value of future profits is greater than the current DAC asset balance.

In connection with our recoverability analyses, we perform sensitivity analyses on our two most significant DAC asset balances, which currently consist of our Retirement Services deferred annuity product and our Individual universal life product DAC asset balances, to capture the effect that certain key assumptions have on DAC asset balances. The sensitivity tests are performed independently, without consideration for any correlation among the key assumptions. The following depicts the sensitivities for our deferred annuity, universal life and BOLI DAC asset balances: if we changed our future lapse and withdrawal rate assumptions by a factor of 10%, the effect on the DAC asset balance is approximately $2.5 million; if we changed our future expense assumptions by a factor of 10%, the effect on the DAC asset balance is less than $0.2 million.

The DAC asset balance on the date of our Acquisition, August 2, 2004, was reset to zero in accordance with PGAAP. Because of this, quarterly updates to our DAC models to reflect actual experience have led to immaterial changes in the DAC asset balance and amortization, and the magnitude of the sensitivities is currently relatively small. We expect the DAC asset balance to grow as we continue to write new business, and as this occurs, we would expect the sensitivities to grow accordingly. In addition, depending on the amount and the type of new business written in the future we may determine that other assumptions may produce significant variations in our financial results.

Funds Held Under Deposit Contracts

Liabilities for fixed deferred annuity contracts and universal life policies, including BOLI, are computed as deposits net of withdrawals made by the policyholder, plus amounts credited based on contract specifications, less contract fees and charges assessed, plus any additional interest. The unamortized PGAAP reserve, related to the Acquisition, is also included in this balance. As of June 30, 2009, our funds held under deposit contracts totaled $18.1 billion.

For SPIAs, including structured settlements, liabilities are based on discounted amounts of estimated future benefits. Contingent future benefits are discounted with best-estimate mortality assumptions, which include provisions for longer life spans over time. The interest rate pattern used to calculate the reserves for SPIAs is set at issue for policies issued subsequent to the Acquisition or based upon prevailing market interest rates on August 2, 2004 for policies in existence on the Acquisition date. The interest rates within the pattern vary over time and start with interest rates that prevailed at contract issue or on the Acquisition date. As of June 30, 2009, the weighted average implied interest rate on the existing book of business is currently at 5.9% and will grade to an ultimate assumed level of 6.7% in approximately 17 years.

Future Policy Benefits

We compute liabilities for future policy benefits under traditional individual life and group life insurance policies on the level premium method, which uses a level premium assumption to fund reserves. We select the level of premiums at issuance so that the actuarial present value of future benefits equals the actuarial present value of future premiums. We set the interest, mortality and persistency assumptions in the year of issue and include provisions for adverse deviations. These liabilities are contingent upon the death of the insured while the policy is in force. We derive mortality assumptions from both company-specific and industry statistics. We discount future benefits at interest rates that vary by year of policy issue, are set initially at a rate consistent with portfolio rates at the time of issue, and graded to a lower rate, such as the statutory valuation interest rate, over time. Assumptions are made at the time each policy is issued, and do not change over time unless the liability amount is determined to be inadequate to cover future policy benefits. The provisions for adverse deviations are intended to provide coverage for the risk that actual experience may be worse than locked-in best-estimate assumptions.

We periodically compare our actual experience with our estimates of actuarial liabilities for future policy benefits. To the extent that actual policy benefits differ from the reserves established for future policy benefits, such differences are recorded in the results of operations in the period in which the variances occur, which could result in a decrease in profits, or possibly losses. No revisions to assumptions within the future policy benefits liabilities have been necessary and therefore we have not experienced any impact in our financial results due to changes in assumptions.

Policy and Contract Claims

Liabilities for policy and contract claims primarily represent liabilities for claims under group medical coverages and are established on the basis of reported losses. We also provide for claims incurred but not reported, or IBNR, based on expected loss ratios, claims paying completion patterns and historical experience. We continually review estimates for reported but unpaid claims and IBNR. Any necessary adjustments are reflected in current operating results. If expected loss ratios increase or expected claims paying completion patterns extend, the IBNR amount increases.

Income Taxes

The application of GAAP requires us to evaluate the recoverability of our deferred tax assets and establish a valuation allowance, if necessary, to reduce our deferred tax asset to an amount that is more likely than not to be realizable. Considerable judgment and the use of estimates are required in determining whether a valuation allowance is necessary, and if so, the amount of such valuation allowance. In evaluating the need for a valuation allowance, we consider many factors, including: the nature and character of the deferred tax assets and liabilities; future reversals of existing temporary differences; operating income carry-backs or loss carry-forwards and their expirations; and any tax planning strategies we would employ to avoid a tax benefit expiring unused.

Our deferred tax assets are primarily related to unrealized losses, reserves, capitalization of policy acquisition costs and investment impairments. Due to the unprecedented volatility and disruption within the capital markets over the past year, the associated deferred tax assets within our investment portfolio have also been subject to this volatility. To assess the impact of this volatility, we reviewed the liquidity requirements of our invested assets as they relate to the liabilities associated with our insurance and investment products to determine the future reversals and the utilization of capital loss carry-backs and carry-forwards related to our investment timing differences.

Based upon the results of our valuation allowance determination, management believes it is more likely than not that the deferred tax asset will be realized.

Use of non-GAAP Financial Measures

Certain tables in this prospectus include non-GAAP financial measures. We believe these measures provide useful information to investors in evaluating our financial performance and condition. In the following paragraphs, we provide a definition of these non-GAAP measures.

Net operating income

Net operating income (loss) consists of net income (loss), less after-tax net realized investment gains (losses), plus after-tax net realized and unrealized investment gains (losses) on our fixed income annuity (FIA) options.

We believe that net operating income provides greater transparency than GAAP net income regarding the underlying performance of our insurance operations. As an example, we could produce a high level of net income in a given period, despite poor operating performance, if in that period we generate significant net realized gains from our investment portfolio. Realized gains (losses) on our investment portfolio (except for the realized gains (losses) on our FIA options, as discussed below) are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the operating aspects of our business. By disclosing net operating income in addition to net income, we aim to provide investors with a view into the performance of our operations that might otherwise be masked by unrelated factors. As an example, changes in fair value on our equity trading portfolio are recorded as realized investment gains and losses. These gains and losses are volatile, as evidenced by $4.2 million net trading gains (net of taxes of $2.3 million) for the six months ended June 30, 2009, compared to $45.0 million net trading losses (net of taxes of $24.2 million) for the year ended December 31, 2008. We believe that it is useful for investors to evaluate both net income and net operating income.

Net operating income includes investment gains (losses) on our FIA options in our Retirement Services segment. We include these gains (losses) because they specifically reflect our management of certain of our insurance liabilities. Each year we use the realized gains from our FIA options to fund the interest credited on our FIA product. Since the investment performance from our FIA options is reported in realized gains (losses), we include this in our net operating income measure. See “— Segment Operating Results — Retirement Services” on page 61 for further information regarding realized gains (losses) related to our Retirement Services segment.

Our management and board of directors use net operating income to evaluate our operations, including assessing the effectiveness of operating and strategic decisions, management of insurance liabilities and financial planning. For instance, we use net operating income to help determine the renewal interest rates to credit to policyholders in Retirement Services. Because net operating income excludes the net realized investment gains (losses) described above, our management and board of directors also separately review net realized investment gains (losses) in connection with their review of our investment portfolio. Additionally, our management and board of directors examine our GAAP net income as part of their review of the overall financial results of the Company.

Net income (loss) is the most directly comparable GAAP measure. Net operating income should not be considered a substitute for net income. For a reconciliation of net operating income to net income, see page 40 of “Selected Historical Consolidated Financial Data.”

Adjusted Book Value and Adjusted Book Value, as Converted

Management considers certain non-GAAP financial measures, including adjusted book value per common share and adjusted book value per common share, as converted, to be useful supplements to comparable GAAP measures in evaluating our financial performance and condition. The numerators of these measures have been reconciled to total stockholders’ equity, their most comparable GAAP financial measure. We believe that these non-GAAP presentations are valuable because they exclude AOCI, which is primarily composed of the net unrealized gains (losses) on our fixed maturities and therefore fluctuates based on market conditions and other factors. The fair value of our fixed maturities can change significantly depending on the movement of interest rates and credit spreads. Since we purchase fixed maturities to back associated liabilities of similar duration, we typically hold these investments to maturity. As a result, we believe the fluctuating fair values of our investments, and related effects on AOCI, should be excluded from any evaluation of our stockholders’ equity. By only considering GAAP measures, such as stockholders’ equity, investors would not benefit from useful information that these non-GAAP measures provide. As an example, our AOCI improved $409.7 million, or 39%, from December 31, 2008 to June 30, 2009, due to credit market improvements and tightening of interest spreads. This contributed to a related increase in stockholders’ equity over the same period of $477.5 million, or 167%. As a comparison, our adjusted book value increased $67.8 million, or 5%, during the same period.

Adjusted book value per common share is calculated based on stockholders’ equity less AOCI, divided by outstanding common shares of 92,646,295.

Adjusted book value per common share, as converted gives effect to the exercise of the outstanding warrants and is calculated based on stockholders’ equity less AOCI plus the assumed proceeds from the warrants, divided by outstanding common shares and shares subject to outstanding warrants, totaling 111,622,039.

Operating ROAE

Operating ROAE consists of net operating income, a non-GAAP measure, divided by average adjusted book value, a non-GAAP measure. The numerator and denominator of this measure have been reconciled to net income and stockholders’ equity, respectively, their most comparable GAAP financial measures. We believe that analysis of operating ROAE enhances understanding of the efficiency with which we deploy our capital and provides a plain view of the performance of the insurance and underwriting aspects of our business.

Net operating income, a non-GAAP measure, is included in the numerator of operating ROAE. The denominator, adjusted book value, excludes significant variances in AOCI driven by changes in interest rates including credit spreads which can significantly impact our AOCI. For example, our AOCI improved $409.7 million, or 39%, from December 31, 2008 to June 30, 2009. This variance, if included in our return on equity measure, could provide investors with an unrealistic view of our operations.

Operating ROAE should not be viewed as a substitute for return on equity, or ROE, defined as net income divided by average stockholders’ equity for the period.

Results of Operations

Total Company

The following discussion should be read in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this prospectus. Set forth below is a summary of our consolidated financial results for the six months ended June 30, 2009 and 2008 and for the years ended December 31, 2008, 2007 and 2006:

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2009	2008	2008	2007	2006
		(In millions, except per share data)

Revenues:
Premiums	$288.1	$292.3	$584.8	$530.5	$525.7
Net investment income	545.8	476.4	956.5	973.6	984.9
Other revenues	28.5	35.6	67.8	68.7	56.1
Net realized investment gains (losses)(1):
Total other-than-temporary impairment losses on securities	(123.8)	(38.4)	(86.4)	(16.2)	(25.7)
Less: portion of losses recognized in other comprehensive income	67.5	—	—	—	—

Net impairment losses recognized in earnings	(56.3)	(38.4)	(86.4)	(16.2)	(25.7)
Other net realized investment gains (losses)	16.0	(0.5)	(71.6)	33.0	27.4

Total net realized investment gains (losses)	(40.3)	(38.9)	(158.0)	16.8	1.7

Total revenues	822.1	765.4	1,451.1	1,589.6	1,568.4
Benefits and Expenses:
Policyholder benefits and claims	176.5	180.4	348.5	267.1	264.3
Interest credited	408.7	377.0	766.1	752.3	765.9
Other underwriting and operating expenses	125.0	136.5	265.8	281.9	260.5
Interest expense	15.9	16.0	31.9	21.5	19.1
Amortization of deferred policy acquisition costs	22.6	10.6	25.8	18.0	14.6

Total benefits and expenses	748.7	720.5	1,438.1	1,340.8	1,324.4

Income from operations before income taxes	73.4	44.9	13.0	248.8	244.0
Provision (benefit) for income taxes:
Current	11.5	23.5	23.8	62.8	92.4
Deferred	9.8	(10.4)	(32.9)	18.7	(7.9)

Total provision (benefit) for income taxes	21.3	13.1	(9.1)	81.5	84.5

Net income	$52.1	$31.8	$22.1	$167.3	$159.5

Net income per common share(2):
Basic	$0.47	$0.29	$0.20	$1.50	$1.43

Diluted	$0.47	$0.29	$0.20	$1.50	$1.43

Weighted-average number of common shares outstanding:
Basic	111.622	111.622	111.622	111.622	111.622

Diluted	111.622	111.622	111.622	111.622	111.622

Non-GAAP Financial Measures(3):
Net operating income	$77.5	$54.8	$122.9	$154.9	$159.8

Reconciliation to Net Income:
Net income	$52.1	$31.8	$22.1	$167.3	$159.5
Less: Net realized investment gains (losses) (net of taxes)	(26.2)	(25.3)	(102.7)	10.9	1.1
Add: Net realized and unrealized investment gains (losses) on FIA options (net of taxes)	(0.8)	(2.3)	(1.9)	(1.5)	1.4

Net operating income	$77.5	$54.8	$122.9	$154.9	$159.8

(1)	We adopted new OTTI accounting guidance effective January 1, 2009, which changed the recognition and measurement of OTTI for fixed maturities.

footnotes continued on following page

(2)	Net income per common share (basic and diluted) assumes that all participating securities, including warrants, have been outstanding since the beginning of the period using the two-class method.

(3)	Management considers certain non-GAAP financial measures, including net operating income, to be a useful supplement to comparable GAAP measures in evaluating our financial performance and condition. These unaudited measures have been reconciled to their most comparable GAAP financial measures. We believe that the non-GAAP presentation of net operating income is valuable because excluding certain realized capital gains and losses, many of which are driven by investment decisions and external economic developments unrelated to the insurance and underwriting aspects of the business, reveals trends that may be otherwise obscured. For a definition of these non-GAAP measures and other metrics used in our analysis, see “— Use of non-GAAP Financial Measures.”

Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008

Summary of results. Net income increased $20.3 million, or 63.8%, to $52.1 million from $31.8 million as a result of an increase in net operating income, which increased $22.7 million, or 41.4%, to $77.5 million from $54.8 million, offset by a small increase in net realized investment losses. The increase in net operating income is primarily due to an increase in the investment margin of $37.7 million (net investment income less interest credited) and a reduction in other underwriting and operating expenses. The increase in the investment margin was due to an increase in fixed annuities account value of $2.2 billion from increased sales and decreased policyholder lapses. Increased sales allowed us to fully defer our acquisition costs, resulting in an increase in DAC and driving a reduction in overall underwriting and operating expenses.

Net investment income. Net investment income represents the income earned on our investments, including mark-to-market gains (losses) on our investments in limited partnerships (hedge funds and private equity funds). Net investment income increased $69.4 million, or 14.6%, to $545.8 million from $476.4 million. This increase is due to a positive volume variance of $51.1 million as average invested assets increased to $19.3 billion from $17.5 billion, and a positive rate variance of $18.3 million as yields increased to 5.65% from 5.46%. The increase in yields is driven by a $12.8 million increase in income from our investments in limited partnerships and purchases of higher yielding assets in our Retirement Services segment.

Net realized investment gains (losses). Net realized investment gains (losses) consist of realized gains (losses) from sales of our investments, realized losses from investment impairments and changes in fair value on our trading portfolio and FIA options. Net realized investment losses increased $1.4 million, or 3.6%, to $40.3 million from $38.9 million. For the six months ended June 30, 2009, gross realized gains were $44.2 million, which included gross equity gains of $20.7 million and gross realized losses were $84.5 million, which included impairments of $56.3 million and gross equity losses of $14.2 million. For the six months ended June 30, 2008, gross realized gains were $29.1 million, including gross equity gains of $10.7 million, and gross realized losses were $68.0 million, which included impairments of $38.4 million and gross equity losses of $15.3 million. See “— Investments” for further information.

Interest credited. Interest credited represents interest credited to policyholder reserves and contractholder general account balances. Interest credited increased $31.7 million, or 8.4%, to $408.7 million from $377.0 million, caused by a $34.0 million increase in deferred annuities interest credited in our Retirement Services segment and a $2.2 million increase in Individual, partially offset by a $3.9 million decrease in Income Annuities. The increase in Retirement Services is due to a $2.2 billion, or 44.4%, increase in average fixed account value from increased sales of fixed deferred annuities and decreased policy lapses. The increase in Individual is primarily due to growth in the BOLI account value related to increased sales and strong persistency. The offset by Income Annuities was driven by lower required interest due to lower reserves as benefit payments exceeded new sales in addition to higher mortality gains in the first six months of 2009.

Other underwriting and operating expenses. Other underwriting and operating expenses represent total operating and commission expenses less deferred new business acquisition costs. Other underwriting and operating expenses decreased $11.5 million, or 8.4%, to $125.0 million from $136.5 million. The majority of the decline was attributable to increased deferral of new business acquisition costs in our Retirement Services and Individual segments because of increased sales. This decline was also partially attributable to a reduction in employee costs due to employee attrition, reduced bonuses paid in 2009 and decreased IT related costs.

Provision (benefit) for income taxes. The provision for income taxes increased $8.2 million, to $21.3 million from $13.1 million, which is primarily due to the increase in income from continuing operations. The effective tax rate remained relatively flat, decreasing from 29.2% to 29.0%. The difference between the U.S. corporate federal income tax rate of 35.0% and the annualized effective rate of 29.0% is due almost entirely to tax credits from tax-advantaged federal affordable housing investments.

Twelve Months Ended December 31, 2008 Compared to the Twelve Months Ended December 31, 2007

Summary of results. Net income decreased $145.2 million, or 86.8%, to $22.1 million from $167.3 million as a result of an increase in net realized investment losses and a decrease in net operating income. We experienced net realized investment losses of $158.0 million, including impairments of $86.4 million and net losses on our common stock of $69.2 million, resulting from volatile markets in 2008. In 2008, we elected to record changes in fair value on equity securities in income.

Net operating income decreased $32.0 million, or 20.7%, to $122.9 million from $154.9 million. This is primarily due to mark-to-market losses on our investments in hedge funds and private equity funds recorded in net investment income, which totaled $24.4 million in 2008 compared to gains of $7.0 million in 2007. Additionally, the decrease was driven by an increase in the loss ratio in our Group segment and an increase in interest expense. The overall loss ratio in Group increased to 65.8% from 54.3% as a result of an increase in paid claims, primarily attributable to the medical stop-loss product. Interest expense increased as a result of issuing the $150.0 million of CENts in October 2007. The decreases in net operating income were mitigated by strong sales of fixed deferred annuities, which drove an increase in our fixed annuities account value and an increase in the investment margin related to these products.

Premiums. Premiums consist primarily of revenues from our group life and health and individual life insurance products, and COI charges on our universal life insurance and BOLI polices. Premiums increased $54.3 million, or 10.2%, to $584.8 million from $530.5 million. This increase was primarily due an increase of $57.7 million in our Group segment, as a result of strong sales of our medical stop-loss product. This was partially offset by a $3.5 million decrease in our Individual segment related to reinsured policies.

Net investment income. Net investment income decreased $17.1 million, or 1.8%, to $956.5 million from $973.6 million. Of this decrease, $38.9 million was the result of a negative rate variance as yields decreased to 5.38% from 5.60%, of which $35.6 million related mainly to mark-to-market losses on investments in limited partnerships. This decrease was partially offset by a $21.8 million positive volume variance as average invested assets increased to $17.8 billion from $17.4 billion resulting from positive net cash flows of fixed deferred annuities.

Net realized investment gains (losses). Net realized investment gains (losses) decreased $174.8 million, to a $158.0 million loss from a $16.8 million gain. For the year ended December 31, 2008, gross realized gains were $43.7 million including gross equity gains of $3.6 million and gross realized losses were $201.7 million, including impairments of $86.4 million and gross equity losses of $72.8 million. During 2008, the majority of realized gains (losses) from trading activity and impairment was in the Income Annuities segment. For the year ended December 2007, gross realized gains were $63.1 million and gross losses were $46.3 million, including impairments of $16.2 million. Gross gains included $14.4 million related to gains on sales of common stock and $37.1 million representing gains from the sales of mainly corporate securities, the majority of which is in the Income Annuities segment. See “— Investments” for further information.

Policyholder benefits and claims. Policyholder benefits and claims consist of benefits paid and reserve activity on group life and health and individual life products. In addition, we record, as a reduction of this expense, PGAAP reserve amortization related to our fixed deferred annuities and BOLI policies. The PGAAP reserve is amortized as a reduction to policyholder benefits according to our expected pattern of profitability of the book of business of policies in force on the Acquisition date. Policyholder benefits and claims increased $81.4 million, or 30.5%, to $348.5 million from $267.1 million. This increase was primarily due to an $82.8 million increase in our Group segment caused by an increase in medical stop loss paid claims, and a year-over-year increase in reserve changes. Our Group claims increased due to growth in the block of business and a higher loss ratio on that business.

Interest credited. Interest credited increased $13.8 million, or 1.8%, to $766.1 million from $752.3 million. Of this increase, $11.4 million was primarily due to growth in the BOLI account values from new BOLI sales and strong persistency, and a $10.9 million increase primarily related to an increase in average fixed account value in Retirement Services. These were partially offset by a $7.0 million decrease in Income Annuities due to lower required interest on lower reserves and higher mortality gains in 2008.

Other underwriting and operating expenses. Other underwriting and operating expenses decreased $16.1 million, or 5.7%, to $265.8 million from $281.9 million. This decrease was primarily due to a $4.5 million decrease in professional services expenses, primarily IT related, and a reduction in general management expenses, which were primarily related to management bonuses. In addition, strong 2008 sales resulted in an increase in deferrable policy acquisition costs.

Interest expense. Interest expense represents interest on debt. Interest expense increased $10.4 million, or 48.4%, to $31.9 million from $21.5 million. This increase was due to interest expense on the $150.0 million CENts issued in October 2007. See “— Liquidity and Capital Resources” for further information.

Provision (benefit) for income taxes. The provision (benefit) for income taxes decreased $90.6 million, to a $9.1 million benefit from an $81.5 million provision. The effective tax rate decreased to (70.0)% from 32.8% primarily due to the significant reduction in income from continuing operations, an increase in affordable housing credits, a favorable decrease in prior year adjustments, and the favorable impact of the settlement of the 2004 — 2005 IRS examination of our life insurance subsidiaries.

Twelve Months Ended December 31, 2007 Compared to the Twelve Months Ended December 31, 2006

Summary of results. Net income increased $7.8 million, or 4.9%, to $167.3 million from $159.5 million due to a decrease in net operating income, offset by an increase in net realized investment gains excluding gains (losses) on the FIA options. Net operating income decreased $4.9 million, or 3.1%, to $154.9 million from $159.8 million. In 2007, total revenues increased to $1.59 billion from $1.57 billion in 2006. Key drivers in our 2007 performance include a 55.2% medical stop-loss — loss ratio in our Group segment along with increased premiums from increased sales, which was offset by lower profitability in our Retirement Services segment due to a decrease in account value as withdrawals exceeded new deposits and a decrease in the interest spread, driven by a decrease in PGAAP reserve amortization.

Premiums. Premiums increased $4.8 million, or 0.9%, to $530.5 million from $525.7 million. Premiums increased primarily due to strong 2007 sales of medical stop-loss coverage.

Net investment income. Net investment income decreased $11.3 million, or 1.1%, to $973.6 million from $984.9 million. Of this decrease, $32.1 million was due to a decrease in average invested assets to $17.4 billion from $18.0 billion, primarily in our Retirement Services segment. This decrease was partially offset by a positive rate variance of $20.8 million, which increased to 5.60% from 5.48%. The increase in yield was primarily due to the reinvestment of funds in higher yielding securities, an increase in the yield on short-term investments, the receipt of prepayment consent fees and a reduction in investment advisory fee expense.

Other revenues. Other revenues include mortality expense, surrender and other administrative charges, revenues from our non-insurance businesses and revenues from fee arrangements with our reinsurance partners. Other revenues increased $12.6 million, or 22.5%, to $68.7 million from $56.1 million. The increase is primarily due to an increase in fee revenue generated by our newly acquired subsidiary MRM and an increase in fee revenue in our broker-dealer operations.

Net realized investment gains. Net realized investment gains increased $15.1 million, to $16.8 million from $1.7 million. For the twelve months ended December 31, 2007, gross realized gains were $63.1 million and gross realized losses were $46.3 million, including impairments of $16.2 million. Gross gains included $14.4 million related to gains on sales of common stock and $37.1 million representing gains from the sales of corporate securities, the majority of which is in the Income Annuities segment, as part of our portfolio rebalancing to increase yields. For the twelve months ending December 31, 2006, gross realized gains were $56.4 million, including $26.8 million in fixed maturity gains as part of our rebalancing strategy and $18.3 million in equity gains. Gross realized losses were $54.7 million, including impairments of $25.7 million.

Policyholder benefits and claims. Policyholder benefits and claims increased $2.8 million, or 1.1%, to $267.1 million from $264.3 million. This increase was primarily due to a $25.7 million reduction in our group benefits and claims, partially offset by a $10.7 million reduction in PGAAP reserve amortization, a $5.8 million increase in our Individual segment’s paid claims and a $6.5 million increase in the change in reserves in our Individual segment.

Interest credited. Interest credited decreased $13.6 million, or 1.8%, to $752.3 million from $765.9 million. Of this decrease, $20.7 million was the result of a decrease in fixed account values in our Retirement Services segment. This was partially offset by an $8.1 million increase in our Individual segment that was primarily due to growth in the BOLI account values.

Other underwriting and operating expenses. Other underwriting and operating expenses increased $21.4 million, or 8.2%, to $281.9 million from $260.5 million. The increase is primarily due to a $9.0 million increase in corporate shared services expenses, a $5.5 million increase in distribution expenses, $2.7 million of expense related to our acquisition of MRM, and a $1.5 million increase in premium taxes. The increase in corporate shared services expenses includes $3.5 million of expenses related to our terminated 2007 initial public offering, or IPO, process and a $3.0 million increase in all employee bonus expenses. The increase in distribution expenses is also due to an increase in employee payroll and related benefit expenses and an increase in incentive compensation. The increase in premium taxes was due to new BOLI sales.

Provision for income taxes. The provision for income taxes decreased $3.0 million, to $81.5 million from $84.5 million. The effective tax rate decreased 1.8% to 32.8% from 34.6% due primarily to an increase in affordable housing credits, and the impact of prior year adjustment related to the 2006 tax year.

Segment Operating Results

The following table reconciles segment pre-tax operating income, which is used to measure our segments’ performance, to income from operations before income taxes in our consolidated statements of income. More information about the results of each segment follows this table.

Pre-Tax Operating Income by Segment

	Six Months		Twelve Months Ended
	Ended June 30,		December 31,
	2009	2008	2008	2007	2006
	(Dollars in millions)

Group	$28.7	$26.4	$66.9	$91.6	$68.1
Retirement Services	25.1	14.6	36.6	34.2	62.4
Income Annuities	24.7	15.6	36.5	45.1	45.8
Individual	35.7	28.5	59.7	58.7	66.4
Other	(1.7)	(4.9)	(31.6)	0.1	1.8

Total segment pre-tax operating income	112.5	80.2	168.1	229.7	244.5
Add: Net realized investment gains (losses)	(40.3)	(38.9)	(158.0)	16.8	1.7
Less: Net realized and unrealized investment gains (losses) on FIA options	(1.2)	(3.6)	(2.9)	(2.3)	2.2

Income from operations before income taxes	$73.4	$44.9	$13.0	$248.8	$244.0

Group

The following table sets forth the results of operations relating to our Group segment:

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2009	2008	2008	2007	2006
		(Dollars in millions)

Revenues:
Premiums	$217.6	$225.6	$449.8	$392.1	$387.3
Net investment income	8.8	9.2	17.8	18.1	18.0
Other revenues	8.5	9.6	19.0	15.2	10.2
Net realized investment losses:
Total other-than-temporary impairment losses on securities	(5.1)	—	(0.1)	—	—
Less: portion of losses recognized in other comprehensive income	3.6	—	—	—	—

Net impairment losses recognized in earnings	(1.5)	—	(0.1)	—	—
Other net realized investment gains (losses)	0.1	—	—	(0.1)	(0.1)

Total net realized investment losses	(1.4)	—	(0.1)	(0.1)	(0.1)

Total revenues	233.5	244.4	486.5	425.3	415.4
Benefits and Expenses:
Policyholder benefits and claims	148.2	154.7	295.9	213.1	230.8
Other underwriting and operating expenses	54.1	59.2	115.7	112.3	105.7
Amortization of deferred policy acquisition costs	3.9	4.1	8.1	8.4	10.9

Total benefits and expenses	206.2	218.0	419.7	333.8	347.4

Segment pre-tax income	27.3	26.4	66.8	91.5	68.0
Less: Net realized investment losses	(1.4)	—	(0.1)	(0.1)	(0.1)

Segment pre-tax operating income	$28.7	$26.4	$66.9	$91.6	$68.1

The following table sets forth selected historical operating metrics relating to our Group segment as of, or for, the periods ended:

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2009	2008	2008	2007	2006
		(Dollars in millions)

Group loss ratio(1)	68.1%	68.6%	65.8%	54.3%	59.6%
Expense ratio(2)	24.3%	25.3%	24.8%	27.8%	27.7%

Combined ratio(3)	92.4%	93.9%	90.6%	82.1%	87.3%

Medical stop-loss — loss ratio(4)	69.7%	70.1%	67.9%	55.2%	62.4%
Total sales(5)	$50.8	$87.4	$112.6	$86.2	$69.1

(1)	Group loss ratio represents policyholder benefits and claims divided by premiums earned.

(2)	Expense ratio is equal to other underwriting and operating expenses of our insurance operations and amortization of DAC divided by premiums earned.

(3)	Combined ratio is equal to the sum of the loss ratio and the expense ratio.

(4)	Medical stop-loss — loss ratio represents medical stop-loss policyholder benefits and claims divided by medical stop-loss premiums earned.

(5)	Total sales represent annualized first-year premiums.

Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008

Group summary of results. Our Group segment’s pre-tax income increased $0.9 million, or 3.4%, to $27.3 million from $26.4 million due to an increase in segment pre-tax operating income, offset by an increase in net realized investment losses of $1.4 million. Segment pre-tax operating income increased $2.3 million, or 8.7%, to $28.7 million from $26.4 million primarily from a decrease in the combined ratio on a smaller book of medical stop-loss business driven by decreased premiums in 2009.

Premiums. Premiums decreased $8.0 million, or 3.5%, to $217.6 million from $225.6 million. This was primarily due to a $6.8 million decrease in medical stop-loss premiums as pricing increases have led to lower sales and renewals in 2009.

Policyholder benefits and claims. Policyholder benefits and claims decreased $6.5 million, or 4.2%, to $148.2 million from $154.7 million. This decrease was primarily driven by a lower loss ratio on a smaller premium base as described above. The loss ratio is above our long-term expectations as we have experienced more claims exceeding $0.5 million, many of which related to premature births.

Other underwriting and operating expenses. Other underwriting and operating expenses decreased $5.1 million, or 8.6%, to $54.1 million from $59.2 million. This is primarily due to a $2.8 million decrease in commission expense due to a decrease in sales and a lower average commission, and a $1.6 million decrease in other operating expenses due partially to a decrease in employees.

Twelve Months Ended December 31, 2008 Compared to the Twelve Months Ended December 31, 2007

Group summary of results. Our Group segment’s pre-tax income decreased $24.7 million, or 27.0%, to $66.8 million from $91.5 million, primarily due to higher paid medical stop-loss claims as shown in the increase in the loss ratio, applied to a larger book of business driven by strong sales growth and renewals in 2008. In 2008, we adjusted pricing to grow the block. As a result, we generated more premiums, and experienced an increase in the actual loss ratio.

Premiums. Premiums increased $57.7 million, or 14.7%, to $449.8 million from $392.1 million. This was primarily due to a $58.4 million increase in medical stop-loss premiums, as a result of an increase in new sales and strong renewals.

Other revenues. Other revenues increased $3.8 million, or 25.0%, to $19.0 million from $15.2 million. Our subsidiary MRM, acquired in May 2007, generated revenues of $11.1 million in 2008, versus $6.4 million in 2007. This was partially offset by a decrease in revenues from our third party administrator.

Policyholder benefits and claims. Policyholder benefits and claims increased $82.8 million, or 38.9%, to $295.9 million from $213.1 million. This was primarily driven by the larger book of business on increased sales and renewals and the higher loss ratio described above.

Other underwriting and operating expenses. Other underwriting and operating expenses increased $3.4 million, or 3.0%, to $115.7 million from $112.3 million. This is primarily due to a $3.4 million increase in commission expense as a result of strong sales. The overall expense ratio improved by 3.0% in 2008.

Twelve Months Ended December 31, 2007 Compared to the Twelve Months Ended December 31, 2006

Group summary of results. Our Group segment’s pre-tax income increased $23.5 million, or 34.6%, to $91.5 million from $68.0 million, primarily due to lower paid claims on our medical stop-loss product which was reflected in the reduction of our loss ratio to 55.2% from 62.4%. The 55.2% medical loss ratio was better than our expectations.

Premiums. Premiums increased $4.8 million, or 1.2%, to $392.1 million from $387.3 million. This was primarily due to a $6.4 million increase in medical stop-loss premiums, partially offset by a $1.5 million decrease in premiums from other products.

Other revenues. Other revenues increased $5.0 million, or 49.0%, to $15.2 million from $10.2 million. Our newly acquired subsidiary, MRM, generated revenues of $6.4 million, partially offset by a decrease in revenues from our third party administrator as a result of lower production.

Policyholder benefits and claims. Policyholder benefits and claims decreased $17.7 million, or 7.7%, to $213.1 million from $230.8 million. Paid claims decreased $25.7 million, primarily related to strong underwriting results and an unusual number of paid claims in excess of $0.5 million in 2006 that did not recur in 2007. This is partially offset by an increase in the change in claims due and unpaid of $8.4 million.

Other underwriting and operating expenses. Other underwriting and operating expenses increased $6.6 million, or 6.2%, to $112.3 million from $105.7 million. This is primarily due to increases in direct expenses and distribution expenses of $4.2 million and $2.7 million, respectively, and a $1.7 million reduction in DAC deferrals. The increase in direct expenses is primarily due to the acquisition of MRM, which contributed $2.7 million in expenses in 2007. This is partially offset by a $3.2 million decrease in commission expense, which is related to lower average commission costs on business written.

Retirement Services

The following table sets forth the results of operations relating to our Retirement Services segment:

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2009	2008	2008	2007	2006
	(Dollars in millions)

Revenues:
Premiums	$—	$—	$0.1	$—	$0.1
Net investment income	178.3	120.5	261.1	244.3	269.8
Other revenues	7.8	10.8	20.2	24.5	22.8
Net realized investment losses:
Total other-than-temporary impairment losses on securities	(46.8)	(11.0)	(20.7)	(4.9)	(11.8)
Less: portion of losses recognized in other comprehensive income	21.5	—	—	—	—

Net impairment losses recognized in earnings	(25.3)	(11.0)	(20.7)	(4.9)	(11.8)
Other net realized investment gains (losses)	6.9	(2.4)	(0.1)	(4.9)	(5.2)

Total net realized investment losses	(18.4)	(13.4)	(20.8)	(9.8)	(17.0)

Total revenues	167.7	117.9	260.6	259.0	275.7
Benefits and Expenses:
Policyholder benefits and claims	(0.9)	(4.3)	(6.8)	(8.3)	(16.5)
Interest credited	116.7	82.7	176.4	165.5	186.2
Other underwriting and operating expenses	27.7	30.3	57.4	69.1	61.7
Amortization of deferred policy acquisition costs	16.3	4.4	14.9	6.0	1.1

Total benefits and expenses	159.8	113.1	241.9	232.3	232.5

Segment pre-tax income	$7.9	$4.8	$18.7	$26.7	$43.2
Less: Net realized investment losses	(18.4)	(13.4)	(20.8)	(9.8)	(17.0)
Add: Net realized and unrealized investment gains (losses) on FIA options	(1.2)	(3.6)	(2.9)	(2.3)	2.2

Segment pre-tax operating income	$25.1	$14.6	$36.6	$34.2	$62.4

The following table sets forth selected historical operating metrics relating to our Retirement Services segment as of, or for, the periods ended:

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2009	2008	2008	2007	2006
	(Dollars in millions)

Account values — Fixed annuities	$7,025.6	$4,864.0	$5,724.9	$4,445.4	$4,922.5
Account values — Variable annuities	664.1	942.8	645.7	1,059.2	1,115.5
PGAAP reserve balance	0.7	5.3	2.2	9.9	18.4
Interest spread on average account values(1)	1.73%	1.65%	1.67%	1.68%	1.76%
Total sales(2)	$1,479.9	$662.8	$1,766.5	$692.3	$573.2

(1)	Interest spread is the difference between net investment yield earned and the credited interest rate to policyholders. The investment yield is the approximate yield on invested assets in the general account attributed to the segment. The credited interest rate is the approximate rate credited on policyholder fixed account values within the segment. Interest credited is subject to contractual terms, including minimum guarantees. Interest spread tends to move gradually over time to reflect market interest rate movements and may reflect actions by management to respond to competitive pressures and profit targets.

(2)	Total sales represent deposits for new policies.

Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008

Retirement Services summary of results. Our Retirement Services’ segment pre-tax income increased $3.1 million, or 64.6%, to $7.9 million from $4.8 million due to an increase in segment pre-tax operating income, partially offset by an increase in net realized investment losses due to increased investment impairments. Segment pre-tax operating income increased $10.5 million, or 71.9%, to $25.1 million from $14.6 million. Segment pre-tax income and operating income increased primarily due to an increase in sales and positive net cash flows of fixed deferred annuities which drove an increase in fixed annuities account value of $2.2 billion. We also experienced an increase in the interest spread on average account values, which increased to 1.73% from 1.65%. Although our yields increased, the 2009 yield was unfavorably impacted by an increase in uninvested cash caused by the increase in sales in a tight credit environment. This dampened growth in margins until the cash was invested, limiting the growth of pre-tax income. In addition, the increase in sales allowed us to fully defer acquisition expenses in 2009 resulting in lower other underwriting and operating expenses. Offsetting this was an increase in amortization of DAC of $11.9 million related to our growing DAC asset balance.

Net investment income. Net investment income increased $57.8 million, or 48.0%, to $178.3 million from $120.5 million. Of this increase, $49.9 million was a result of an increase in average invested assets, which grew to $6.6 billion from $4.7 billion, and a $7.9 million positive rate variance as yields increased to 5.39% from 5.16%.

Net realized investment losses. Net realized investment losses increased $5.0 million, or 37.3%, to $18.4 million from $13.4 million. For the six months ended June 30, 2009, gross realized gains were $13.9 million and gross realized losses were $32.3 million, including impairments of $25.3 million. For the six months ended June 30, 2008, gross realized gains were $2.1 million and gross realized losses were $15.5 million, including impairments of $11.0 million.

Policyholder benefits and claims. Policyholder benefits and claims decreased $3.4 million, or 79.1%, to $0.9 million from $4.3 million. This decrease was primarily driven by differences in the amount of PGAAP reserve amortization. The PGAAP reserve is amortized as a reduction to policyholder benefits according to our expected pattern of profitability of the book of business of policies in force at the time of the Acquisition. This pattern resulted in higher PGAAP reserve amortization in the years immediately following the Acquisition.

Interest credited. Interest credited increased $34.0 million, or 41.1%, to $116.7 million from $82.7 million due to a 38% increase in average fixed account values resulting from increased sales and higher persistency.

Amortization of deferred policy acquisition costs. Amortization of deferred policy acquisition costs increased $11.9 million to $16.3 million from $4.4 million, which was primarily driven by an increased DAC asset balance to amortize due to increased sales and an increase in margins in 2009, which resulted in higher amortization.

Twelve Months Ended December 31, 2008 Compared to the Twelve Months Ended December 31, 2007

Retirement Services summary of results. Our Retirement Services’ segment pre-tax income decreased $8.0 million, or 30.0%, to $18.7 million from $26.7 million, due to an increase in segment pre-tax operating income offset by an increase in net realized investment losses. Segment pre-tax operating income increased $2.4 million, or 7.0%, to $36.6 million from $34.2 million. Segment pre-tax operating income benefited from strong sales and higher persistency leading to a growing block of business producing greater investment margin (net investment income less interest credited). Increased sales also resulted in an increase in DAC deferrals which contributed positively to lower net operating expense. Partially offsetting this was a decrease in other revenues of $4.3 million driven by lower fees on variable annuities due to the declines in the equity markets and an $8.9 million increase in amortization of DAC.

Net investment income. Net investment income increased $16.8 million, or 6.9%, to $261.1 million from $244.3 million. Of this increase, $17.0 million was a result of an increase in average invested assets, which increased to $5.1 billion from $4.7 billion. This was partially offset by a $0.2 million negative rate variance as yields decreased to 5.15% from 5.16%. Investment yields were unfavorably impacted in the latter half of 2008 by increased uninvested cash.

Other revenues. Other revenues decreased $4.3 million, or 17.6%, to $20.2 million from $24.5 million due to lower fees on variable annuities caused by a decline in the equity markets which impacted our variable annuities account value.

Net realized investment losses. Net realized investment losses increased $11.0 million to $20.8 million from $9.8 million. For the year ended December 31, 2008, gross realized gains were $11.0 million and gross realized losses were $31.8 million, including impairments of $20.7 million. For the year ended December 31, 2007, gross realized gains were $8.6 million and gross realized losses were $18.4 million, including impairments of $4.9 million.

Interest credited. Interest credited increased $10.9 million, or 6.6%, to $176.4 million from $165.5 million. This is due primarily to an increase in average fixed account values and higher crediting rates on new business.

Other underwriting and operating expenses. Other underwriting and operating expenses decreased $11.7 million, or 16.9%, to $57.4 million from $69.1 million. This change was primarily driven by increased sales in 2008, which resulted in an increase in deferrable policy acquisition costs. In 2008, we were able to fully defer acquisition expenses as a result of the increase in sales.

Amortization of deferred policy acquisition costs. Amortization of DAC increased $8.9 million to $14.9 million from $6.0 million. This change was primarily driven by a growing book of business and corresponding DAC asset.

Twelve Months Ended December 31, 2007 Compared to the Twelve Months Ended December 31, 2006

Retirement Services summary of results. Our Retirement Services segment pre-tax income decreased $16.5 million, or 38.2%, to $26.7 million from $43.2 million due to a decrease in segment pre-tax operating income of $28.2 million offset by a $11.7 million decrease in net realized investment losses excluding losses on FIA options. Segment pre-tax operating income decreased $28.2 million, or 45.2%, to $34.2 million from $62.4 million. Segment pre-tax operating income decreased due to a decline in account value as withdrawals exceeded new deposits, a decrease in the interest spread on average account values driven by lower amortization of the PGAAP reserve, increased operating expenses and increased DAC amortization.

Net investment income. Net investment income decreased $25.5 million, or 9.5%, to $244.3 million from $269.8 million. Of this decrease, $34.4 million was a result of a decrease in average invested assets to $4.7 billion from $5.4 billion. This decrease was partially offset by a positive rate variance of $8.9 million due to improved yields related to our investment portfolio rebalancing strategy, which increased to 5.16% from 4.97%.

Net realized investment losses. Net realized investment losses decreased $7.2 million, or 42.4%, to $9.8 million from $17.0 million. For the year ended December 31, 2007, gross realized gains were $8.6 million and gross realized losses were $18.4 million, including impairments of $4.9 million. For the year ended December 31, 2006, gross realized gains were $8.6 million and gross realized losses were $25.6 million, including impairments of $11.8 million.

Policyholder benefits and claims. Policyholder benefits and claims increased $8.2 million, or 49.7%, to $8.3 million from $16.5 million. This increase was primarily driven by differences in the amount of PGAAP reserve amortization. The PGAAP reserve is amortized as a reduction to policyholder benefits according to our expected pattern of profitability of the book of business of policies in force at the time of the Acquisition. This pattern resulted in higher PGAAP reserve amortization in the years immediately following the Acquisition.

Interest credited. Interest credited decreased $20.7 million, or 11.1%, to $165.5 million from $186.2 million. This decrease is primarily due to a decrease in fixed account values as withdrawals exceeded deposits and a $5.2 million decrease in interest credited on our FIA products, which resulted from 3.5% growth in the S&P 500 Index in 2007 compared to 13.6% growth in the S&P 500 Index in 2006. These decreases were partially offset by a $5.5 million increase related to higher crediting rates and persistency.

Other underwriting and operating expenses. Other underwriting and operating expenses increased $7.4 million, or 12.0%, to $69.1 million from $61.7 million. This increase was primarily due to a $3.3 million increase in allocated corporate expenses, and a $2.9 million increase in distribution expenses.

Amortization of deferred policy acquisition costs. Amortization of deferred policy acquisition costs increased $4.9 million to $6.0 million from $1.1 million. This increase is primarily driven by a growing block of business and corresponding DAC, which increased to $84.3 million from $54.5 million at December 31, 2006. We experienced an increase in our DAC asset balance despite the decrease in fixed account value as customer withdrawals were primarily on products without DAC asset balances.

Income Annuities

The following table sets forth the results of operations relating to our Income Annuities segment:

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2009	2008	2008	2007	2006
	(Dollars in millions)

Revenues:
Net investment income	$213.4	$208.5	$423.4	$439.3	$439.0
Other revenues	0.3	0.4	0.9	0.8	0.8
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(52.2)	(19.3)	(35.4)	(8.0)	(9.4)
Less: portion of losses recognized in other comprehensive income	34.6	—	—	—	—

Net impairment losses recognized in earnings	(17.6)	(19.3)	(35.4)	(8.0)	(9.4)
Other net realized investment gains (losses)	6.4	2.4	(64.2)	31.0	26.2

Total net realized investment gains (losses)	(11.2)	(16.9)	(99.6)	23.0	16.8

Total revenues	202.5	192.0	324.7	463.1	456.6
Benefits and Expenses:
Interest credited	178.0	181.9	364.5	371.5	371.8
Other underwriting and operating expenses	10.2	10.8	21.9	22.4	21.6
Amortization of deferred policy acquisition costs	0.8	0.6	1.4	1.1	0.6

Total benefits and expenses	189.0	193.3	387.8	395.0	394.0

Segment pre-tax income (loss)	$13.5	$(1.3)	$(63.1)	$68.1	$62.6
Less: Net realized investment gains (losses)	(11.2)	(16.9)	(99.6)	23.0	16.8

Segment pre-tax operating income	$24.7	$15.6	$36.5	$45.1	$45.8

The following table sets forth selected historical operating metrics relating to our Income Annuities segment as of, or for, the periods ended:

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2009	2008	2008	2007	2006
	(Dollars in millions)

Reserves(1)	$6,722.6	$6,848.7	$6,761.2	$6,895.4	$7,012.6
Interest spread(2)	0.61%	0.57%	0.59%	0.60%	0.66%
Mortality gains (losses)(3)	$3.8	$2.8	$2.1	$(0.1)	$6.3
Total sales(4)	97.3	71.2	140.8	140.2	96.6

(1)	Reserves represent the present value of future income annuity benefits and assumed expenses, discounted by the assumed interest rate. This metric represents the amount of our in force book of business.

(2)	Interest spread is the difference between net investment yield earned and the credited interest rate on policyholder reserves. The investment yield is the approximate yield on invested assets, excluding equities, in the general account attributed to the segment. The credited interest rate is the approximate rate credited on policyholder reserves within the segment and excludes the gains and losses from funding services and mortality.

(3)	Mortality gains (losses) represent the difference between actual and expected reserves released on death of a life contingent annuity.

(4)	Sales represent deposits for new policies.

Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008

Income Annuities summary of results. Our Income Annuities segment pre-tax income increased $14.8 million to $13.5 million, from a $1.3 million loss. The improvement is primarily due to a $5.7 million decrease in net realized investment losses and an increase in segment pre-tax operating income. Segment pre-tax operating income increased $9.1 million to $24.7 million from $15.6 million, which was primarily due to an increase in net investment income, an increase in mortality gains, and lower credited interest due to lower reserves.

Net investment income. Net investment income increased $4.9 million, or 2.4%, to $213.4 million from $208.5 million. Of this increase, $7.3 million was the result of a positive rate variance as yields increased to 6.12% from 5.91%. Of this increase, $4.3 million is due to our investments in limited partnerships (primarily declines in fair value) in 2008. This increase was impacted by the transfer of all investments in limited partnerships held by our Income Annuities segment to the holding company, included in our Other segment, in exchange for equity securities, in the third quarter of 2008. This was partially offset by a $2.4 million decrease as average invested assets declined to $7.0 billion from $7.1 billion as a result of decreased reserves.

Net realized investment losses. Net realized investment losses decreased $5.7 million, or 33.7%, to $11.2 million from $16.9 million. For the six months ended June 30, 2009, gross realized gains were $24.8 million and gross realized losses were $36.0 million, including impairments of $17.6 million and net equity gains of $7.5 million. For the six months ended June 30, 2008, gross realized gains were $18.4 million and gross realized losses were $35.3 million, including impairments of $19.3 million, and net equity losses of $3.0 million. In the first half of 2008, certain Canadian bonds were sold at a gain, and reinvested in high quality, higher yield, longer duration corporate securities.

Interest credited. Interest credited decreased $3.9 million, or 2.1%, to $178.0 million from $181.9 million. This decrease primarily related to a $2.4 million decrease as a result of lower reserves and a $1.0 million increase in mortality gains.

Twelve Months Ended December 31, 2008 Compared to the Twelve Months Ended December 31, 2007

Income Annuities summary of results. Our Income Annuities segment pre-tax income (loss) decreased $131.2 million to a $63.1 million loss from a $68.1 million gain due to $99.6 million in net realized losses in 2008 compared to $23.0 million in net realized gains in 2007. Segment pre-tax operating income decreased $8.6 million, or 19.1%, to $36.5 million from $45.1 million, which was primarily due to lower investment yields driven by mark-to-market losses on our investments in limited partnerships.

Net investment income. Net investment income decreased $15.9 million, or 3.6%, to $423.4 million from $439.3 million. Of this decrease, $9.5 million was a result of a negative rate variance as yields decreased to 6.01% from 6.15%, and $6.4 million of the decrease was due to a decrease in average invested assets to $7.0 billion from $7.1 billion as a result of decreased reserves. In addition, this decrease was due to lower performance in our investments in limited partnerships. These losses totaled $1.8 million in 2008 compared to $7.0 million in gains in 2007. During the third quarter of 2008, we transferred all investments in limited partnerships held by our Income Annuities segment to the holding company, included in our Other segment, in exchange for marketable equity securities.

Net realized investment gains (losses). Net investment gains (losses) decreased $122.6 million to a $99.6 million loss from a $23.0 million gain. For the year ended December 31, 2008, gross realized gains were $15.2 million and gross realized losses were $114.8 million, including impairments of $35.4 million and losses in the fair value of our equity portfolio of $61.2 million. For the year ended December 31, 2007, gross realized gains were $40.4 million and gross realized losses were $17.4 million, including impairments of $8.0 million.

Interest credited. Interest credited decreased $7.0 million, or 1.9%, to $364.5 million from $371.5 million. This decrease primarily related to a $4.1 million decrease in interest as a result of lower reserves as benefit payments exceeded new deposits, and $2.2 million due to an increase in mortality gains.

Twelve Months Ended December 31, 2007 Compared to the Twelve Months Ended December 31, 2006

Income Annuities summary of results. Our Income Annuities segment pre-tax income increased $5.5 million, or 8.8%, to $68.1 million from $62.6 million. Segment pre-tax operating income decreased $0.7 million, or 1.5%, to $45.1 million from $45.8 million. Segment pre-tax operating income decreased due to a decrease in the interest spread on reserves, which was driven by higher crediting rates. A slight increase in employee payroll and benefit operating expenses also decreased operating results.

Net investment income. Net investment income increased $0.3 million, to $439.3 million from $439.0 million. Of this increase, $6.3 million related to improved yields on assets and investments in limited partnerships to 6.15% from 6.06%. This increase was partially offset by a $6.0 million decrease related to a decrease in average invested assets, which decreased to $7.1 billion from $7.2 billion.

Net realized investment gains. Net investment gains increased $6.2 million, or 36.9%, to $23.0 million from $16.8 million. For the year ended December 31, 2007, gross realized gains were $40.4 million and gross realized losses were $17.4 million, including impairments of $8.0 million. For the year ended December 31, 2006, gross realized gains were $34.2 million and gross realized losses were $17.4 million, including impairments of $9.4 million. We had higher realized gains in 2007 primarily due to gains related to a significant tender offer related to certain fixed maturities in our investment portfolio.

Interest credited. Interest credited decreased $0.3 million, or less than 0.1%, to $371.5 million from $371.8 million. Of this decrease, $5.0 million relates to a decrease in reserves and $2.0 million relates to an increase in gains from funding services activity. These decreases are offset by a $6.4 million change in mortality from mortality losses in the current year versus mortality gains in the prior year.

Individual

The following table sets forth the results of operations relating to our Individual segment:

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2009	2008	2008	2007	2006
	(Dollars in millions)

Revenues:
Premiums	$70.5	$66.7	$134.9	$138.4	$138.3
Net investment income	131.1	126.3	254.6	244.1	232.8
Other revenues	6.8	8.8	16.0	15.0	12.9
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(13.8)	(2.9)	(15.9)	(1.9)	(2.9)
Less: portion of losses recognized in other comprehensive income	6.6	—	—	—	—

Net impairment losses recognized in earnings	(7.2)	(2.9)	(15.9)	(1.9)	(2.9)
Other net realized investment gains (losses)	2.8	0.5	(0.9)	0.4	(0.9)

Total net realized investment losses	(4.4)	(2.4)	(16.8)	(1.5)	(3.8)

Total revenues	204.0	199.4	388.7	396.0	380.2
Benefits and Expenses:
Policyholder benefits and claims	29.2	30.0	59.4	62.3	50.0
Interest credited	115.7	113.5	227.7	216.3	208.2
Other underwriting and operating expenses	26.2	28.3	57.3	57.7	57.4
Amortization of deferred policy acquisition costs	1.6	1.5	1.4	2.5	2.0

Total benefits and expenses	172.7	173.3	345.8	338.8	317.6

Segment pre-tax income	$31.3	$26.1	$42.9	$57.2	$62.6
Less: Net realized investment losses	(4.4)	(2.4)	(16.8)	(1.5)	(3.8)

Segment pre-tax operating income	$35.7	$28.5	$59.7	$58.7	$66.4

The following table sets forth selected historical operating metrics relating to our Individual segment as of, and for the periods ended:

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2009	2008	2008	2007	2006
	(Dollars in millions)

Insurance in force(1)	$50,475.8	$51,977.7	$51,313.5	$52,055.6	$52,295.3
Mortality ratio(2)	80.6%	84.0%	79.2%	84.0%	74.7%
BOLI account value(3)	$3,741.2	$3,624.2	$3,700.4	$3,527.2	$3,346.8
UL account value(3)	580.0	575.7	580.3	573.6	565.1
PGAAP reserve balance	42.2	55.4	49.2	62.0	77.1
BOLI ROA(4)	1.29%	1.20%	1.13%	1.13%	1.18%
UL interest spread(5)	1.22%	1.19%	1.14%	1.23%	1.31%
Total sales, excluding BOLI(6)	$4.9	$3.3	$7.2	$8.5	$9.3
BOLI sales(7)	2.5	2.6	2.9	4.6	—

(1)	Insurance in force represents dollar face amounts of policies.

(2)	Mortality ratio represents actual mortality experience as a percentage of an industry mortality benchmark. This benchmark is an expected level of claims that is derived by applying our current in force business to the Society of Actuaries 1990-95 Basic Select and Ultimate Mortality Table.

(3)	BOLI account value and UL account value represent our liability to our policyholders.

footnotes continued on following page

(4)	The BOLI ROA is a measure of the gross margin on our BOLI book of business. This metric is calculated as the difference between our BOLI revenue earnings rate and our BOLI policy benefits rate. The revenue earnings rate is calculated as revenues divided by average invested assets. The policy benefits rate is calculated as total policy benefits divided by average account value. The policy benefits used in this metric do not include expenses.

(5)	UL interest spread is the difference between net investment yield earned and the credited interest rate to policyholders. The investment yield is the approximate yield on invested assets in the general account attributed to the UL policies. The credited interest rate is the approximate rate credited on UL policyholder fixed account values. Interest credited to UL policyholders’ account values is subject to contractual terms, including minimum guarantees. Interest credited tends to move gradually over time to reflect market interest rate movements and may reflect actions by management to respond to competitive pressures and profit targets.

(6)	Total sales, excluding BOLI represent annualized first year premiums and deposits for new policies excluding BOLI sales.

(7)	BOLI sales represent 10% of new BOLI total deposits.

Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008

Individual Summary of Results. Our Individual segment pre-tax income and operating income increased $5.2 million and $7.2 million, respectively, which was due primarily to better mortality, lower operating expenses, and increased BOLI ROA and UL interest spread. The increase in segment pre-tax income was partially offset by an increase in net realized investment losses.

Premiums. Premiums increased $3.8 million, or 5.7%, to $70.5 million from $66.7 million. This is primarily related to a decrease in ceded premiums, the annual increase in COI charges on the BOLI block of business due to aging of the covered BOLI lives, and an increase in UL premiums driven by an increase in premium loads and administrative charges on new business.

Net investment income. Net investment income increased $4.8 million, or 3.8%, to $131.1 million from $126.3 million. Of this increase, $4.2 million related to an increase in the average invested assets, which increased to $4.9 billion from $4.7 billion. In addition, net investment income increased $0.6 million as a result of an increase in yields.

Net realized investment losses. Net realized investment losses increased $2.0 million, or 83.3%, to $4.4 million from $2.4 million. For the six months ended June 30, 2009, gross realized gains were $3.3 million and gross realized losses were $7.7 million, including impairments of $7.2 million. For the six months ended June 30, 2008, gross realized gains were $1.0 million and gross realized losses were $3.4 million, including impairments of $2.9 million.

Interest credited. Interest credited increased $2.2 million, or 1.9%, to $115.7 million from $113.5 million. This increase was primarily related to growth in BOLI account value, which is growing as a result of new sales and strong persistency.

Twelve Months Ended December 31, 2008 Compared to the Twelve Months Ended December 31, 2007

Individual Summary of Results. Our Individual segment pre-tax income decreased $14.3 million, or 25.0%, to $42.9 million from $57.2 million due to an increase in segment pre-tax operating income offset by an increase in net realized investment losses of $15.3 million. Segment pre-tax operating income increased $1.0 million, or 1.7%, to $59.7 million from $58.7 million due to an increase in net investment income and favorable mortality, partially offset by decreased premiums and an increase in interest credited on our BOLI block of business.

Premiums. Premiums decreased $3.5 million, or 2.5%, to $134.9 million from $138.4 million. This is primarily related to lower sales and adjustments associated with reinsured policies that increased ceded premiums, partially offset by an increase in BOLI COI charges related to the increase in our BOLI account value due to new sales and the aging of covered BOLI lives.

Net investment income. Net investment income increased $10.5 million, or 4.3%, to $254.6 million from $244.1 million. Of this increase, $13.2 million related to an increase in the average invested assets, which increased to $4.8 billion from $4.5 billion mainly due to growth in BOLI account value. This increase was partially offset by a negative rate variance of $2.7 million due to decreasing yields, which decreased to 5.33% from 5.38%.

Net realized investment losses. Net realized investment losses increased $15.3 million to $16.8 million from $1.5 million. For the year ended December 31, 2008, gross realized gains were $1.3 million and gross realized losses were $18.1 million, including impairments of $15.9 million. For the year ended December 31, 2007, gross realized gains were $2.4 million and gross realized losses were $3.9 million, including impairments of $1.9 million.

Policyholder benefits and claims. Policyholder benefits and claims expense decreased $2.9 million, or 4.7%, to $59.4 million from $62.3 million. Of this decrease, $1.5 million was due to ceded maintenance reserve credit in 2008. In addition, mortality, which excludes BOLI experience, improved from 84.0% to 79.2% as claims decreased $0.8 million, but was offset by a decrease in the change in reserves primarily related to a $2.5 million adjustment from a refinement of our reserve methodology in 2007 in connection with an actuarial reserving software conversion. In addition, the benefit received from PGAAP reserve amortization decreased $2.2 million.

Interest credited. Interest credited increased $11.4 million, or 5.3%, to $227.7 million from $216.3 million. This increase was primarily due to an increase in our BOLI account values caused by new sales and strong persistency and a decrease in BOLI separate account claims, which resulted in an increase in interest credited related to BOLI separate account business.

Twelve Months Ended December 31, 2007 Compared to Twelve Months Ended December 31, 2006

Individual Summary of Results. Our Individual segment pre-tax income decreased $5.4 million, or 8.6%, to $57.2 million from $62.6 million. Segment pre-tax operating income decreased $7.7 million, or 11.6%, to $58.7 million from $66.4 million. This decrease in segment pre-tax operating income and pre-tax income was primarily due to a higher mortality ratio and lower BOLI ROA.

Net investment income. Net investment income increased $11.3 million, or 4.9%, to $244.1 million from $232.8 million. Of this increase, $3.7 million related to improved yields, which increased to 5.38% from 5.30%, and a $7.6 million increase related to an increase in the average invested assets, which increased to $4.5 billion from $4.4 billion.

Net realized investment losses. Net realized investment losses decreased $2.3 million, or 60.5%, to $1.5 million from $3.8 million. For the year ended December 31, 2007, gross realized gains were $2.4 million and gross realized losses were $3.9 million, including impairments of $1.9 million. For the year ended December 31, 2006, gross realized gains were $2.1 million and gross realized losses were $5.9 million, including impairments of $2.9 million.

Policyholder benefits and claims. Policyholder benefits and claims expense increased $12.3 million, or 24.6%, to $62.3 million from $50.0 million. This is primarily due to an increase in claims and unfavorable reserve adjustments. Claims increased $5.8 million mainly related to variable universal life, term life and BOLI separate account claims. On a net basis, we also recorded $6.5 million of unfavorable reserve adjustments which were due to changes in reserve assumptions and a refinement of our reserve methodology implemented in connection with an actuarial reserving software conversion and a reduction in the benefit received from PGAAP reserve amortization.

Other

The following table sets forth the results of operations relating to our Other segment:

	Six Months Ended		Twelve Months Ended
	June 30,		December 31,
	2009	2008	2008	2007	2006
	(Dollars in millions)

Revenues:
Net investment income (losses)	$14.2	$11.9	$(0.4)	$27.8	$25.3
Other revenues	5.1	6.0	11.7	13.2	9.4
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(5.9)	(5.2)	(14.3)	(1.4)	(1.6)
Less: portion of loss recognized in other comprehensive income	1.2	—	—	—	—

Net impairment losses recognized in earnings	(4.7)	(5.2)	(14.3)	(1.4)	(1.6)
Other net realized investment gains (losses)	(0.2)	(1.0)	(6.4)	6.6	7.4

Total net realized investment gains (losses)	(4.9)	(6.2)	(20.7)	5.2	5.8

Total revenues	14.4	11.7	(9.4)	46.2	40.5
Benefits and Expenses:
Interest credited	(1.7)	(1.1)	(2.5)	(1.0)	(0.3)
Other underwriting and operating expenses	6.8	7.9	13.5	20.4	14.1
Interest expense	15.9	16.0	31.9	21.5	19.1

Total benefits and expenses	21.0	22.8	42.9	40.9	32.9

Segment pre-tax income (loss)	$(6.6)	$(11.1)	$(52.3)	$5.3	$7.6
Less: Net realized investment gains (losses)	(4.9)	(6.2)	(20.7)	5.2	5.8

Segment pre-tax operating income (loss)	$(1.7)	$(4.9)	$(31.6)	$0.1	$1.8

Six Months Ended June 30, 2009 Compared to the Six Months Ended June 30, 2008

Other segment summary of results. Our Other segment pre-tax losses decreased $4.5 million, or 40.5%, to $6.6 million from $11.1 million due to a decrease in net realized investment losses and a decrease in pre-tax operating losses. Segment pre-tax operating losses decreased $3.2 million, or 65.3%, to $1.7 million from $4.9 million primarily due to an increase in net investment income of $2.3 million described below.

Net investment income. Net investment income is primarily non-allocated net investment income related to insurance surplus and corporate assets, including income (loss) on our investments in limited partnerships (hedge funds and private equity funds), which were transferred to the holding company and included in our Other segment beginning in September 2008. Net investment income increased $2.3 million, or 19.3%, to $14.2 million from $11.9 million. This increase was due to a $4.9 million positive rate variance as yields increased to 6.00% from 3.92%. This was partially offset by a negative volume variance of $2.6 million as non-allocated average invested assets declined to $473.8 million from $608.9 million. The impact of investments in limited partnerships, which is primarily reflected in the rate variance, was a gain of $7.3 million in 2009. In addition, our investments in affordable housing limited partnerships reduced investment income by $4.7 million and $5.9 million in 2009 and 2008, respectively.

Net realized investment losses. Net realized investment losses decreased $1.3 million, or 21.0%, to $4.9 million from $6.2 million. For the six months ended June 30, 2009, gross realized gains were $2.1 million and gross realized losses were $7.0 million, including impairments of $4.7 million and net losses on our equities trading portfolio of $1.1 million. For the six months ended June 30, 2008, gross realized gains were $7.6 million and gross realized losses were $13.8 million, including impairments of $5.2 million and net losses in the fair value of our equities trading portfolio of $1.7 million.

Twelve Months Ended December 31, 2008 Compared to the Twelve Months Ended December 31, 2007

Other segment summary of results. Our Other segment pre-tax income (loss) decreased $57.6 million to a $52.3 million loss from a $5.3 million gain due to an increase of $25.9 million in net realized investment gains (losses) to a $20.7 million loss from a $5.2 million gain in 2007. Segment pre-tax operating income (loss) decreased $31.7 million to a $31.6 million loss from a $0.1 million gain. This is primarily due to a decrease in net investment income (loss) of $28.2 million and additional interest expense incurred in connection with our $150.0 million CENts offering in the fourth quarter of 2007.

Net investment income. Net investment income (losses) decreased $28.2 million to a $0.4 million loss from a $27.8 million gain. This decrease was driven primarily by a $24.9 million negative rate variance as yields decreased to (0.08)% from 4.69% primarily due to $22.5 million in losses on investments in limited partnerships, and a $3.3 million decrease due to a decrease in non-allocated average invested assets, to $522.6 million from $592.2 million.

Net realized investment gains (losses). Net realized investment gains (losses) decreased by $25.9 million to a $20.7 million loss from a $5.2 million gain. For the year ended December 31, 2008, gross realized gains were $16.2 million and gross realized losses were $36.9 million, including impairments of $14.3 million and losses in the fair value of our equities trading portfolio of $7.0 million. For the year ended December 31, 2007, gross realized gains were $11.7 million and gross realized losses were $6.5 million, including impairments of $1.4 million.

Other underwriting and operating expenses. Other underwriting and operating expenses decreased $6.9 million, or 33.8%, to $13.5 million from $20.4 million. The decrease was due to $3.0 million in costs related to our terminated IPO process during 2007 and a $1.4 million decrease in depreciation expense as certain significant assets became fully depreciated.

Interest expense. Interest expense increased $10.4 million, or 48.4%, to $31.9 million from $21.5 million. This increase was due to interest expense on the $150.0 million CENts issued in October 2007.

Twelve Months Ended December 31, 2007 Compared to the Twelve Months Year Ended December 31, 2006

Other segment summary of results. Our Other segment pre-tax income decreased $2.3 million, or 30.3%, to $5.3 million from $7.6 million. Segment pre-tax operating income decreased $1.7 million, or 94.4%, to $0.1 million from $1.8 million. This is primarily due to increased operating expenses related to our terminated IPO process in 2007 and increased amortization of information technology assets as well as additional interest expense incurred in connection with the $150.0 million CENts issued in October 2007.

Net investment income. Net investment income increased $2.5 million, or 9.9%, to $27.8 million from $25.3 million. This increase was related to a $56.1 million increase in non-allocated average invested assets, to $592.2 million at December 31, 2007 from $536.1 million at December 31, 2006.

Other revenues. Other revenues increased $3.8 million, or 40.4%, to $13.2 million from $9.4 million, due to increased revenue from our broker-dealer operations.

Net realized investment gains. Net realized investment gains decreased by $0.6 million, or 10.3%, to $5.2 million from $5.8 million. For the year ended December 31, 2007, gross realized gains were $11.7 million and gross realized losses were $6.5 million, including impairments of $1.4 million. For the year ended December 31, 2006, gross realized gains were $11.5 million and gross realized losses were $5.7 million, including impairments of $1.6 million.

Other underwriting and operating expenses. Other underwriting and operating expenses increased $6.3 million, or 44.7%, to $20.4 million from $14.1 million in 2006. This increase was primarily due to

$3.0 million of additional operating expenses related to our terminated IPO process during 2007 and $1.3 million of increased amortization of information technology assets.

Interest expense. Interest expense increased $2.4 million, or 12.6%, to $21.5 million from $19.1 million in 2006. This increase was due to interest expense on the $150.0 million CENts issued in October 2007.

Investments

Our investment portfolio is structured with the objective of supporting the expected cash flows of our liabilities and to produce stable returns over the long term. The composition of our portfolio reflects our asset management philosophy of protecting principal and receiving appropriate reward for credit risk. Our investment portfolio mix as of June 30, 2009 consisted in large part of high quality fixed maturities and commercial mortgage loans, as well as a smaller allocation of high yield fixed maturities, marketable equity securities, investments in limited partnerships (which includes hedge funds, private equity funds and affordable housing) and other investments. We believe that prudent levels of investments in marketable equity securities within our investment portfolio offer enhanced long-term, after-tax total returns to support our longest duration liabilities.

The following table presents the composition of our investment portfolio at fair value:

	As of June 30,	As of December 31,
	2009	2008
	(Dollars in millions)

Types of Investments
Fixed maturities, available-for-sale:
Public	$16,158.5	$14,255.4
Private	775.4	632.2
Marketable equity securities, available-for-sale(1)	33.6	38.1
Marketable equity securities, trading(2)	116.1	106.3
Mortgage loans	1,038.2	988.7
Policy loans	74.1	75.2
Investments in limited partnerships(3)	151.4	138.3
Other invested assets(4)	9.7	18.3

Total	$18,357.0	$16,252.5

(1)	Amount represents nonredeemable preferred stock and mutual fund assets.

(2)	Amount represents investments in common stock.

(3)	As of June 30, 2009 and December 31, 2008, these amounts included $63.2 million and $56.3 million carried at fair value, respectively.

(4)	As of June 30, 2009 and December 31, 2008, these amounts included investments such as a note receivable, warrants, options and short-term investments.

The increase in invested assets in the first six months of 2009 is primarily due to portfolio growth generated by significant fixed deferred annuity sales of $1.4 billion and a net increase in the fair value of our fixed maturity securities driven by credit spreads tightening. As of June 30, 2009, net unrealized losses on our fixed maturities decreased $0.6 billion from $1.6 billion at December 31, 2008 to $1.0 billion at June 30, 2009.

Investment Returns

Return on invested assets is an important element of our financial results. During the second half of 2008, there were significant declines and high volatility in equity markets, a lack of liquidity in the credit markets and a widening of credit spreads on fixed maturities. During the six months ended June 30, 2009, primarily in the second quarter of 2009, the equity markets improved and credit spreads tightened. Unrealized losses declined substantially in 2009 as the fair value of our investment portfolio increased due to credit spread tightening.

The following tables set forth the income yield and investment income excluding realized gains (losses) for each major investment category:

	Six Months		Six Months
	Ended June 30,		Ended June 30,
	2009		2008
	Yield(1)	Amount	Yield(1)	Amount
	(Dollars in millions)

Types of Investments
Fixed maturities, available-for-sale	5.94%	$514.4	5.79%	$455.5
Marketable equity securities, available-for-sale	6.44	1.7	6.41	1.7
Marketable equity securities, trading	1.57	1.2	2.28	1.4
Mortgage loans	6.31	32.1	6.44	28.3
Policy loans	5.79	2.2	5.84	2.2
Investments in limited partnerships
Hedge funds and private equity funds	20.82	7.3	(10.05)	(4.3)
Affordable housing(2)	(9.09)	(4.7)	(12.09)	(5.9)
Other income producing assets(3)	0.47	1.3	3.57	7.3

Gross investment income before investment expenses	5.75	555.5	5.57	486.2
Investment expenses	(0.10)	(9.7)	(0.11)	(9.8)

Net investment income	5.65%	$545.8	5.46%	$476.4

(1)	Yields are determined based on monthly averages calculated using beginning and end-of-period balances. Yields are based on carrying values except for fixed maturities and equity securities. Yields for fixed maturities are based on amortized cost. Yields for equity securities are based on cost.

(2)	Negative yield from affordable housing investments is offset by positive U.S. federal income tax benefits.

(3)	Includes income from other invested assets, short-term investments and cash and cash equivalents.

The net investment income yield on our investment portfolio after investment expenses, excluding realized gains (losses), was 5.65% and 5.46% as of June 30, 2009 and 2008, respectively. The increase is primarily due to an increase in fixed maturity yield as we have been investing the $1.4 billion of cash generated from 2009 sales of fixed deferred annuities in higher yielding assets. In addition, the yield on investments in limited partnerships increased as a result of an increase in our hedge funds and private equity funds fair values in 2009 as compared to the same period in 2008, when we experienced declines in fair values due to the decline and volatility in the equity markets.

	Year		Year		Year
	Ended December 31,		Ended December 31,		Ended December 31,
	2008		2007		2006
	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount
	(Dollars in millions)

Types of Investments
Fixed maturities, available-for-sale	5.82%	$930.7	5.74%	$911.4	5.61%	$930.3
Marketable equity securities, available-for-sale	6.44	3.4	3.79	5.8	4.14	6.8
Marketable equity securities, trading	2.06	2.7	—	—	—	—
Mortgage loans	6.49	59.4	6.18	50.0	6.12	48.8
Policy loans	5.89	4.5	6.07	4.7	6.07	4.9
Investments in limited partnerships
Hedge funds and private equity funds	(28.98)	(24.4)	9.39	7.0	8.48	4.7
Affordable housing(2)	(12.24)	(12.0)	(8.81)	(7.0)	—	—
Other income producing assets(3)	2.69	11.5	6.27	20.9	4.82	13.4

Gross investment income before investment expenses	5.49	975.8	5.71	992.8	5.61	1,008.9
Investment expenses	(0.11)	(19.3)	(0.11)	(19.2)	(0.13)	(24.0)

Net investment income	5.38%	$956.5	5.60%	$973.6	5.48%	$984.9

(1)	Yields are determined based on monthly averages calculated using beginning and end-of-period balances. Yields are based on carrying values except for fixed maturities and equity securities. Yields for fixed maturities are based on amortized cost. Yields for equity securities are based on cost.

(2)	Negative yield from affordable housing investments is offset by positive U.S. federal income tax benefits.

(3)	Includes income from other invested assets, short-term investments and cash and cash equivalents.

The decrease in our net investment yield from 5.60% in 2007 to 5.38% in 2008 is primarily due to declines in the fair value of hedge funds and private equity funds. This decrease is mainly a result of equity market declines and volatility in the latter part of 2008. Yields of our fixed maturities grew due to sales of fixed maturity securities in the latter part of 2008 and re-investment opportunities at higher yields.

The following table sets forth the detail of our net realized gains (losses) before taxes. As the following table indicates, our gross gains on equities significantly increased in the six months ended June 30, 2009 as compared to 2008 as a result of improved market conditions. The gross realized gains on sales during 2008 are the result of gross gains on sales from our equity security portfolio and portfolio management activity that resulted in lengthening the duration of our fixed maturities in our Income Annuities investment portfolio.

	Six Months Ended
	June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(Dollars in millions)

Gross realized gains on sales:
Fixed maturities	$6.2	$9.5	$10.3	$37.1	$26.8
Marketable equity securities, available-for-sale	—	—	—	14.4	18.3
Marketable equity securities, trading	1.0	6.1	14.8	—	—

Total gross realized gains on sales	7.2	15.6	25.1	51.5	45.1
Gross realized losses on sales:
Fixed maturities	(2.2)	(3.0)	(7.0)	(15.1)	(18.4)
Marketable equity securities, available-for-sale	—	—	—	(3.5)	(1.4)
Marketable equity securities, trading	(4.3)	(0.3)	(8.5)	—	—

Total gross realized losses on sales	(6.5)	(3.3)	(15.5)	(18.6)	(19.8)
Impairments:
Public fixed maturity securities(1)	(27.9)	(12.2)	(31.9)	—	(8.9)
Private fixed maturity securities	(4.1)	(0.6)	(7.5)	(0.7)	—

Total credit-related	(32.0)	(12.8)	(39.4)	(0.7)	(8.9)
Other(2)	(24.3)	(25.6)	(47.0)	(15.5)	(16.8)

Total impairments	(56.3)	(38.4)	(86.4)	(16.2)	(25.7)
Gains (losses) on trading securities(3):
Gross gains	20.7	10.7	3.6	—	—
Gross losses	(14.2)	(15.3)	(72.8)	—	—

Total net gains (losses) on trading securities	6.5	(4.6)	(69.2)	—	—
Other net investment gains (losses)(4):
Other gross gains	16.3	2.8	15.0	11.6	11.3
Other gross losses	(7.5)	(11.0)	(27.0)	(11.5)	(9.2)

Net realized gains (losses) before taxes	$(40.3)	$(38.9)	$(158.0)	$16.8	$1.7

(1)	Public fixed maturity securities includes publicly traded securities and highly marketable private placements for which there is an actively traded market.

(2)	As a result of new accounting guidance, beginning January 1, 2009, “other” includes only those impairments for which the Company had the intent to sell the security prior to recovery. Prior to January 1, 2009, under accounting guidance in effect at that time, “other” also included impairments where we did not have the intent and ability to hold the security to recovery.

(3)	As of January 1, 2008, changes in fair value related to certain marketable equity securities are recognized in net realized gains (losses) due to the election of fair value option.

(4)	Primarily consists of changes in fair value on derivatives instruments, the impact on DAC and deferred sales inducements and gains (losses) on calls and redemptions.

Impairments for the six months ended June 30, 2009 were $56.3 million, of which 56.8% were related to credit concerns of the issuer and 43.2% were due to our intent to sell a security. We implemented new accounting guidance for accounting for impairments on January 1, 2009 (see “— Critical Accounting Policies and Estimates and Recently Issued Accounting Standards”). Credit-related impairments increased by $19.2 million for the six months ended June 30, 2009, compared to the same period last year, primarily as a result of increased credit concerns, especially related to issuers of securities in our high yield portfolio which were below investment grade. The amount recognized as credit-related impairments is determined by management as the difference between a security’s estimated recovery value and the amortized cost of the security.

The following table summarizes our five largest aggregate losses from impairments by each issuer’s industry for the six months ended June 30, 2009, which represent $23.8 million, or 42.3%, of total impairments during this period. We had no significant losses on dispositions during this period.

	Six Months Ended
	June 30, 2009
		Cost or
		Amortized	Fair
Industry	Impairment	Cost(1)	Value
	(Dollars in millions)

Publishing (public)	$(6.7)	$1.5	$1.9
Other diversified financial services (public)	(6.0)	5.7	5.7
Broadcast and Cable T.V. (public)	(4.2)	2.9	2.9
Specialty chemicals (public)	(4.1)	—	—
Other diversified financial services (public)	(2.8)	21.4	14.5

Totals	$(23.8)	$31.5	$25.0

(1)	As of June 30, 2009, the cost or amortized cost represents our estimated recovery value, based on our discounted cash flow analysis.

Impairments for the year ended December 31, 2008 were $86.4 million, of which 45.6% were related to credit concerns about the issuer. Impairments increased by $70.2 million primarily due to credit issues, including bankruptcies and corporate security defaults, and our belief that certain investment declines were other-than-temporary. The following table summarizes our five largest aggregate losses on impairments by each issuer’s industry for the year ended December 31, 2008. We had no significant losses on dispositions during this period.

	Year Ended
	December 31, 2008
		Cost or
		Amortized	Fair
Industry	Impairment	Cost	Value
	(Dollars in millions)

Paper products (public)	$(9.6)	$1.1	$1.1
FNMA (public)	(8.0)	0.4	0.1
Other diversified financial services (public)	(7.8)	6.7	4.6
Commercial printing (public)	(7.8)	0.2	0.2
Specialized finance (public)	(7.4)	7.0	5.1

Totals	$(40.6)	$15.4	$11.1

Fixed Maturity Securities

Fixed maturities consist principally of publicly traded and privately placed debt securities, and represented 92.2% and 91.6% of invested assets as of June 30, 2009 and December 31, 2008, respectively.

Fair value of publicly traded fixed maturities represented 95.4% of total fixed maturities as of June 30, 2009. Privately placed fixed maturities represented 4.6% of total fixed maturities as of June 30, 2009. We invest in privately placed fixed maturities in an attempt to enhance the overall value of the portfolio, increase diversification and obtain higher yields than can ordinarily be obtained with comparable public market securities.

Fixed Maturity Securities Credit Quality

The Securities Valuation Office, or SVO, of the NAIC, evaluates the investments of insurers for regulatory reporting purposes and assigns fixed maturities to one of the six categories called “NAIC Designations.” NAIC designations of “1” or “2” include fixed maturities considered investment grade, which include securities rated BBB- or higher by Standard & Poor’s. NAIC designations of “3” through “6” are referred to as below investment grade, which include securities rated BB+ or lower by Standard & Poor’s. As a result of time lags between the funding of investments, the finalization of legal documents and the completion of the SVO filing process, the fixed maturities portfolio generally includes securities that have not yet been rated by the SVO as of each balance sheet date. Pending receipt of SVO ratings, the categorization of these securities by NAIC designation is based on the expected ratings indicated by internal analysis.

The following table presents our fixed maturities by NAIC designation and S&P equivalent credit ratings as well as the percentage, based upon fair value that each designation comprises:

		As of June 30, 2009			As of December 31, 2008
		Amortized	Fair	% of Total	Amortized	Fair	% of Total
NAIC	S&P Equivalent	Cost	Value	Fair Value	Cost	Value	Fair Value
		(Dollars in millions)

1	AAA, AA, A	$10,253.3	$9,998.9	59.0%	$9,028.3	$8,566.3	57.5%
2	BBB	6,188.3	5,788.8	34.2	6,385.1	5,553.8	37.3

	Total investment grade	16,441.6	15,787.7	93.2	15,413.4	14,120.1	94.8

3	BB	832.4	673.6	4.0	639.3	475.6	3.2
4	B	417.5	314.9	1.9	313.1	216.1	1.5
5	CCC & lower	167.6	123.3	0.7	158.6	73.1	0.5
6	In or near default	58.6	34.4	0.2	4.0	2.7	0.0

	Total below investment grade	1,476.1	1,146.2	6.8	1,115.0	767.5	5.2

Total		$17,917.7	$16,933.9	100.0%	$16,528.4	$14,887.6	100.0%

As of June 30, 2009 securities with an amortized cost and fair value of $906.8 million and $864.3 million, respectively, have no rating from a nationally recognized securities rating agency. We derived the equivalent S&P credit quality rating for these securities based on the securities’ NAIC rating designation.

As of June 30, 2009 below investment grade securities comprise 6.8% of our portfolio based on fair value. We had securities with an NAIC 6 designation with fair values of $34.4 million at of June 30, 2009, which included unrealized losses of $24.2 million. Of these unrealized losses, $12.3 million, or 50.8%, was from a single issuer. This issuer is current on its contractual payments and our analysis of the underlying credit and management’s best estimates of discounted future cash flows support the recoverability of the amortized cost.

Certain of our fixed maturity securities are supported by guarantees from monoline bond insurers. As of June 30, 2009 fixed maturity securities with monoline guarantees had an amortized cost of $598.9 million, and fair value of $522.1 million with unrealized losses of $72.7 million. As of December 31, 2008 fixed maturity securities with monoline guarantees had an amortized cost of $602.4 million, and fair value of $511.4 million with unrealized losses of $91.0 million. Of the monoline bond insurers, MBIA represented the highest concentration representing 41.0% and 40.7% of the fair value at June 30, 2009 and December 31, 2008, respectively. The credit ratings of our fixed maturities set forth in the table above reflect, where applicable, the guarantees provided by monoline bond insurers. The credit ratings of the monoline bond insurers, including MBIA, have declined over the last two years. Any further decline may lead to declines in the ratings of certain of our fixed maturities.

Fixed Maturity Securities and Unrealized Losses by Duration

The following table sets forth unrealized losses by the length of time for which the underlying available-for-sale security has been in an unrealized loss position for consecutive months.

	As of June 30, 2009		As of December 31, 2008
	(Dollars in millions)

Gross Unrealized losses(1):
6-months or less:
< 20%	$43.7	3.2%	$136.4	7.3%
≥ 20%	24.0	1.8	113.6	6.1

	67.7	5.0	250.0	13.4

More than 6-months:
< 20%	478.9	35.7	555.6	30.0
≥ 20%	796.6	59.3	1,051.7	56.6

	1,275.5	95.0	1,607.3	86.6

Total	$1,343.2	100.0%	$1,857.3	100.0%

(1)	As of June 30, 2009 includes $90.3 million of non-credit related OTTI.

As of June 30, 2009, $90.3 million of the total gross unrealized losses are related to the “non-credit” portion of OTTI (see “— Critical Accounting Policies and Estimates and Recently Issued Accounting Standards” for a detailed discussion of our impairment policy). We have not recognized the gross unrealized losses as OTTI, as each security is current on its contractual payments and our analysis of the underlying credit and management’s best estimate of discounted cash flows supported the recovery of the amortized cost of the security. We believe the recoverable value of these investments based on expected future cash flows is greater than or equal to the amortized cost, we do not have the intent to sell the security and it is more likely than not that we will not be required to sell the security before recovery of amortized cost. The declines in fair value are mainly due to credit spread widening and increased liquidity discounts, primarily related to our securities with maturities due after ten years.

Fixed Maturity Securities and Unrealized Gains and Losses by Security Sector

The following table sets forth the fair value of our fixed maturities by sector, as well as the associated gross unrealized gains and losses and the percentage of the total fixed maturities each sector comprises of the total as of the dates indicated:

	As of June 30, 2009
				Other-than-
	Cost or	Gross	Gross	Temporary		% of
	Amortized	Unrealized	Unrealized	Impairments	Fair	Total Fair
	Cost	Gains	Losses	in AOCI(1)	Value	Value
	(Dollars in millions)

Security Sector
Corporate Securities:
Consumer discretionary	$1,083.2	$14.1	$(64.1)	$(10.9)	$1,022.3	6.0%
Consumer staples	1,683.7	43.3	(55.9)	(1.3)	1,669.8	9.9
Energy	561.4	14.1	(22.8)	(0.6)	552.1	3.3
Financials	2,129.7	11.7	(377.8)	(11.6)	1,752.0	10.2
Health care	847.0	37.0	(9.5)	(1.9)	872.6	5.2
Industrials	1,853.6	42.0	(85.5)	(2.2)	1,807.9	10.7
Information technology	355.5	8.2	(7.0)	—	356.7	2.1
Materials	923.2	14.1	(101.4)	(15.6)	820.3	4.8
Telecommunication services	647.2	13.1	(56.2)	(1.1)	603.0	3.6
Utilities	1,838.7	25.8	(128.9)	(0.5)	1,735.1	10.2
Other	26.8	0.1	(2.3)	—	24.6	0.1

Total corporate securities	11,950.0	223.5	(911.4)	(45.7)	11,216.4	66.1
U.S. government and agencies	151.0	3.6	(0.6)	(0.1)	153.9	0.9
State and political subdivisions	488.5	1.9	(39.6)	(1.6)	449.2	2.7
Foreign governments	28.2	0.6	(0.1)	—	28.7	0.2
Residential mortgage-backed securities:
Agency	2,511.7	107.5	(1.3)	—	2,617.9	15.5
Non-agency:
Prime	510.6	1.1	(79.7)	(26.5)	405.5	2.4
Alt-A	168.5	—	(18.0)	(12.0)	138.5	0.8
Subprime	0.5	—	—	—	0.5	0.0

Total residential mortgage-backed securities	3,191.3	108.6	(99.0)	(38.5)	3,162.4	18.7
Commercial mortgage-backed securities	1,950.9	17.5	(178.1)	(0.1)	1,790.2	10.6
Other debt obligations	157.8	3.7	(24.1)	(4.3)	133.1	0.8

Total	$17,917.7	$359.4	$(1,252.9)	$(90.3)	$16,933.9	100.0%

(1)	Effective January 1, 2009 we prospectively adopted new Other-Than-Temporary-Impairment (OTTI) accounting guidance, which changed the recognition and measurement of OTTI for debt securities. See “— Critical Accounting Policies and Estimates and Recently Issued Accounting Standards.”

During the six months ended June 30, 2009 we increased our investments in the following corporate security sectors: consumer discretionary, consumer staples, materials and healthcare. Due to the tight credit markets, we have pursued new issues of investment grade corporate securities with a focus on increasing yield while retaining quality.

Our fixed maturities holdings are diversified by industry and issuer. The portfolio does not have significant exposure to any single issuer. As of June 30, 2009 and December 31, 2008 the fair value of our combined corporate securities holdings in the ten issuers in which we had the greatest exposure was $1,065.3 million and $901.5 million, or approximately 9.5% and 9.7% of our corporate securities investments, respectively. Our exposure to the largest single issuer of corporate securities held at fair value as of June 30, 2009 and December 31, 2008 was $159.4 million and $149.4 million, which was 1.4% and 1.6% of our corporate securities investments, respectively.

The following table sets forth the fair value of our fixed maturities by sector as of December 31, 2008:

	As of December 31, 2008
	Cost or	Gross	Gross		% of
	Amortized	Unrealized	Unrealized	Fair	Total Fair
	Cost	Gains	Losses	Value	Value
	(Dollars in millions)

Security Sector
Corporate Securities:
Consumer discretionary	$891.5	$2.0	$(153.6)	$739.9	5.0%
Consumer staples	1,533.2	16.6	(111.7)	1,438.1	9.7
Energy	414.5	9.9	(43.1)	381.3	2.6
Financials	2,040.7	7.1	(403.8)	1,644.0	11.0
Health care	548.8	17.1	(22.0)	543.9	3.6
Industrials	1,523.7	16.6	(136.9)	1,403.4	9.4
Information technology	300.6	1.3	(31.8)	270.1	1.8
Materials	834.6	3.7	(152.7)	685.6	4.6
Telecommunication services	619.7	5.2	(103.5)	521.4	3.5
Utilities	1,829.9	23.7	(203.0)	1,650.6	11.1
Other	26.9	1.9	(0.6)	28.2	0.2

Total corporate securities	10,564.1	105.1	(1,362.7)	9,306.5	62.5
U.S. government and agencies	155.5	5.2	(3.9)	156.8	1.1
State and political subdivisions	488.8	0.9	(64.8)	424.9	2.8
Foreign governments	31.4	3.2	—	34.6	0.2
Residential mortgage-backed securities:
Agency	2,412.5	84.4	(0.2)	2,496.7	16.8
Non-agency:
Prime	570.9	0.2	(97.8)	473.3	3.2
Alt-A	191.8	—	(36.3)	155.5	1.0
Subprime	0.9	—	(0.1)	0.8	0.0

Total residential mortgage-backed securities	3,176.1	84.6	(134.4)	3,126.3	21.0
Commercial mortgage-backed securities	1,912.7	17.5	(255.2)	1,675.0	11.3
Other debt obligations	199.8	—	(36.3)	163.5	1.1

Total	$16,528.4	$216.5	$(1,857.3)	$14,887.6	100.0%

Fixed Maturity Securities by Contractual Maturity Date

The following table sets forth the amortized cost and fair value of our fixed maturities by contractual maturity dates as of the dates indicated:

	As of June 30, 2009		As of December 31, 2008
Years to Maturity	Amortized Cost	Fair Value	Amortized Cost	Fair Value
		(Dollars in millions)

Due in one year or less	$449.6	$451.2	$384.9	$379.4
Due after one year through five years	2,870.6	2,876.3	2,573.2	2,382.7
Due after five years through ten years	4,032.4	3,930.2	2,967.4	2,609.9
Due after ten years	5,265.1	4,590.5	5,314.3	4,550.8
Residential mortgage-backed securities	3,191.3	3,162.4	3,176.1	3,126.3
Commercial mortgage-backed securities	1,950.9	1,790.2	1,912.7	1,675.0
Other debt obligations(1)	157.8	133.1	199.8	163.5

Total	$17,917.7	$16,933.9	$16,528.4	$14,887.6

(1)	Other debt obligations includes $19.9 million and $7.6 million of amortized cost and fair value, respectively, of collateralized debt obligations at June 30, 2009. At December 31, 2008, these collateralized debt obligations were recorded in the ten years or greater category, with an amortized cost and fair value of $20.1 million and $6.3 million, respectively.

A large portion of our portfolio is due after ten years. Fixed maturities in this maturity category primarily back our long duration reserves in our Income Annuities segment, which can exceed a period of 30 years. The majority of the unrealized losses on our investment portfolio as of June 30, 2009 and December 31, 2008 related to these longer duration assets, which are more sensitive to interest rate fluctuations and credit spreads.

Residential Mortgage-Backed Securities (RMBS)

We purchase RMBS to diversify the portfolio risk from primarily corporate credit risk to a mix of credit and cash flow risk. We classify our investments in RMBS as agency, prime, Alt-A and subprime. Agency RMBS are guaranteed or otherwise supported by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation or the Government National Mortgage Association. Prime RMBS are loans to the most credit-worthy customers with high quality credit profiles.

The following table sets forth the fair value of the Company’s investment in agency, prime, Alt-A and subprime RMBS and the percentage of total invested assets they represent:

	As of June 30, 2009		As of December 31, 2008
		% of Total		% of Total
	Fair Value	Invested Assets	Fair Value	Invested Assets
	(Dollars in millions)

Agency	$2,617.9	14.3%	$2,496.7	15.4%
Non-agency:
Prime	405.5	2.2	473.3	2.9
Alt-A	138.5	0.8	155.5	1.0
Subprime	0.5	—	0.8	—

Subtotal non-agency	544.5	3.0	629.6	3.9

Total	$3,162.4	17.3%	$3,126.3	19.3%

As of June 30, 2009, agency represented 82.8% of our RMBS holdings and we had nominal investments in subprime securities. Our agency RMBS have an actual or implied rating of AAA.

As of June 30, 2009, we classified $138.5 million of securities as Alt-A because we viewed each security to have overall collateral credit quality between prime and subprime, based on a review of the characteristics of their underlying mortgage loan pools, such as credit scores and financial ratios. Of the total Alt-A securities, $114.4 million, or 82.6%, had an S&P credit rating of AAA as of June 30, 2009.

The following table sets forth the amortized cost of our non-agency RMBS by credit quality and year of origination (vintage). There were five securities totaling $93.0 million which were rated below investment grade by Moody’s while S&P rated them investment grade, the majority of which were rated AAA by S&P. There was an additional $0.5 million, representing one security, which Moody’s rated AAA while S&P rated it below investment grade.

	As of June 30, 2009
	Highest Rating Agency Rating
	(Dollars in millions)
						Total	As of
					BB and	Amortized	December 31,
Vintage	AAA	AA	A	BBB	Below	Cost	2008

2009	$—	$—	$—	$—	$—	$—	$—
2008	—	—	—	—	—	—	—
2007	60.2	—	26.2	—	30.2	116.6	137.0
2006	115.6	—	—	67.3	57.8	240.7	269.3
2005	12.2	11.9	—	86.4	—	110.5	126.4
2004 & prior	211.0	—	—	—	0.8	211.8	230.9

Total	$399.0	$11.9	$26.2	$153.7	$88.8	$679.6	$763.6

% of cost	58.7%	1.8%	3.8%	22.6%	13.1%	100.0%

The following table sets forth the fair value of our non-agency RMBS by credit quality and year of origination (vintage):

	As of June 30, 2009
	Highest Rating Agency Rating
	(Dollars in millions)						As of
					BB and	Total Fair	December 31,
Vintage	AAA	AA	A	BBB	Below	Value	2008

2009	$—	$—	$—	$—	$—	$—	$—
2008	—	—	—	—	—	—	—
2007	54.3	—	16.6	—	23.7	94.6	116.7
2006	100.7	—	—	53.5	34.4	188.6	220.3
2005	7.3	10.8	—	52.3	—	70.4	98.5
2004 & prior	190.1	—	—	—	0.8	190.9	194.1

Total	$352.4	$10.8	$16.6	$105.8	$58.9	$544.5	$629.6

% of fair value	64.7%	2.0%	3.1%	19.4%	10.8%	100.0%

We are primarily invested in AAA rated RMBS. Our Alt-A portfolio was 87% fixed rate collateral and 13% hybrid adjustable rate mortgages, or ARM, with no exposure to option ARM mortgages. Generally, fixed rate mortgages have performed better than both option ARMs and hybrid ARMs in the current mortgage crisis.

As of both June 30, 2009 and December 31, 2008, 75% of our non-agency RMBS are prime. As of June 30, 2009 and December 31, 2008, 63% and 64% have super senior subordination, respectively.

As of June 30, 2009, approximately 99% of our Alt-A, prime and total non-agency RMBS had an estimated weighted average credit enhancement of 14.7%, 8.1% and 9.8%, respectively.

Commercial Mortgage-Backed Securities (CMBS)

The following table sets forth the fair value of the Company’s investment in CMBS and the percentage of total invested assets they represent:

	As of June 30, 2009		As of December 31, 2008
		% of Total		% of Total
	Fair Value	Invested Assets	Fair Value	Invested Assets

Agency	$427.8	2.3%	$434.9	2.7%
Non-agency	1,362.4	7.4	1,240.1	7.6

Total	$1,790.2	9.7%	$1,675.0	10.3%

We purchase CMBS to diversify the portfolio risk from primarily corporate credit risk to a mix of credit and cash flow risk. There have been disruptions in the CMBS market due to weakness in commercial real estate market fundamentals and reduced underwriting standards by some originators of commercial mortgage loans within the more recent vintage years (2006 and later). This has increased market belief that default rates will increase and has caused a reduction in market liquidity and availability of capital, increased spreads and repricing of risk. As of June 30, 2009 on an amortized cost basis, 96.8% of our CMBS were rated AAA, 2.3% were rated A and 0.9% were rated BB and below.

The following tables set forth the amortized cost of our non-agency CMBS by credit quality and year of origination (vintage). There were no variances between the highest rating agency rating presented in these tables and the lowest rating agency rating.

	As of June 30, 2009
	Highest Rating Agency Rating
	(Dollars in millions)
						Total	As of
					BB and	Amortized	December 31,
Vintage	AAA	AA	A	BBB	Below	Cost	2008

2009	$—	$—	$—	$—	$—	$—	$—
2008	67.9	—	—	—	—	67.9	67.8
2007	525.2	—	—	—	1.4	526.6	504.4
2006	126.4	—	—	—	12.2	138.6	128.3
2005	346.7	—	24.5	—	—	371.2	343.7
2004 & prior	410.3	—	11.2	—	—	421.5	445.9

Total	$1,476.5	$—	$35.7	$—	$13.6	$1,525.8	$1,490.1

The following tables set forth the fair value of our non-agency CMBS by credit quality and year of origination (vintage):

	As of June 30, 2009
	Highest Rating Agency Rating
	(Dollars in millions)
							As of
					BB and	Total Fair	December 31,
Vintage	AAA	AA	A	BBB	Below	Value	2008

2009	$—	$—	$—	$—	$—	$—	$—
2008	55.6	—	—	—	—	55.6	54.7
2007	458.4	—	—	—	1.1	459.5	400.8
2006	106.5	—	—	—	6.1	112.6	102.2
2005	322.5	—	14.8	—	—	337.3	284.4
2004 & prior	388.4	—	9.0	—	—	397.4	398.0

Total	$1,331.4	$—	$23.8	$—	$7.2	$1,362.4	$1,240.1

U.S. CMBS securities have historically utilized a senior/subordinate credit structure to allocate cash flows and losses. This structure was changed in late 2004 and was in transition into early 2005 when fully implemented to include super-senior, mezzanine and junior AAA tranches. This change resulted in increasing the credit enhancement on the most senior tranche (super-senior) to 30%. The mezzanine AAAs typically have 20% credit enhancement and the junior AAAs generally have 14% credit enhancement. Credit enhancement refers to the weighted average percentage of outstanding capital structure that is subordinate in the priority of cash flows and absorbs losses first. Credit enhancement does not include any equity interest or principal in excess of outstanding debt. The super senior class has priority over the mezzanine and junior classes to all principal and interest cash flows and will not experience any loss of principal until both the entire mezzanine and junior tranches are written down to zero. We believe this additional credit enhancement is significant in a deep real estate downturn during which expected losses increase substantially.

The following tables set forth the amortized cost of our AAA non-agency CMBS by type and year of origination (vintage):

	As of June 30, 2009
	(Dollars in millions)
				Other AAA Structures			Total AAA
	Super Senior AAA Structures						Securities at
					Other		Amortized
Vintage	Super Senior	Mezzanine	Junior	Other Senior	Subordinate	Other	Cost
2009	$—	$—	$—	$—	$—	$—	$—
2008	67.9	—	—	—	—	—	67.9
2007	525.2	—	—	—	—	—	525.2
2006	126.4	—	—	—	—	—	126.4
2005	166.6	32.6	—	135.2	—	12.3	346.7
2004 & prior	—	—	—	343.3	45.6	21.4	410.3

Total	$886.1	$32.6	$—	$478.5	$45.6	$33.7	$1,476.5

	As of December 31, 2008
	(Dollars in millions)
				Other AAA Structures			Total AAA
	Super Senior AAA Structures						Securities at
					Other		Amortized
Vintage	Super Senior	Mezzanine	Junior	Other Senior	Subordinate	Other	Cost
2009	$—	$—	$—	$—	$—	$—	$—
2008	67.8	—	—	—	—	—	67.8
2007	503.0	—	—	—	—	—	503.0
2006	116.1	—	—	—	—	—	116.1
2005	163.6	32.6	—	135.2	—	12.3	343.7
2004 & prior	—	—	—	349.1	58.6	25.8	433.5

Total	$850.5	$32.6	$—	$484.3	$58.6	$38.1	$1,464.1

As the tables above indicate, our CMBS holdings are predominately in the most senior tranche of the structure type. As of June 30, 2009, on an amortized cost basis, 92.4% of our AAA-rated CMBS were in the most senior tranche. Approximately 96% of our CMBS as of June 30, 2009 had a weighted average estimated credit enhancement of 27.3%. Adjusted for defeased loans, which are loans whose cash flows have been replaced by U.S. Treasury securities, the weighted average credit enhancement of our CMBS as of June 30, 2009 was approximately 34%.

Asset-Backed Securities

The following table provides a break out of our asset-backed securities as of June 30, 2009 and December 31, 2008. We are not currently purchasing these types of securities.

	As of June 30, 2009		As of December 31, 2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in millions)

Other asset-backed securities:
Auto	$12.5	$12.8	$13.4	$12.2
Credit cards	67.8	70.8	105.0	97.6
Franchise	14.6	10.3	17.6	13.0
Manufactured homes	20.6	10.3	20.8	13.6
Utility	16.3	16.8	16.4	15.8
Other	6.1	4.8	6.5	5.0

Total other asset-backed securities	$137.9	$125.8	$179.7	$157.2

Return on Equity-Like Investments

Prospector manages our portfolio of equity-like investments, including publicly traded common stock and convertible securities. The following table compares our total return to the benchmark S&P 500 Index for the six months ended June 30, 2009, and for the years ended December 31, 2008, 2007 and 2006. We believe that these equity and equity-like investments are suitable for funding certain long duration liabilities in our Income Annuities segment. See “Business — Investments — Portfolio Managers” for further information regarding Prospector.

	Six Months Ended
	June 30,	Year Ended December 31,
	2009	2008	2007	2006

Public equity	6.2%	(30.6)%	10.2%	26.1%
S&P 500 Index (total return)	3.2	(37.0)	5.5	15.8

Difference	3.0%	6.4%	4.7%	10.3%

Mortgage Loans

Our mortgage loan department originates new commercial mortgages and manages our existing commercial mortgage loan portfolio. The commercial mortgage holdings are secured by first-mortgage liens on income-producing commercial real estate, primarily in the retail, industrial and office building sectors. All loans are underwritten consistently to our standards based on loan-to-value ratios and debt service coverage based on income and detailed market, property and borrower analysis using our long-term experience in commercial mortgage lending. Most loans have personal guarantees and are inspected and evaluated annually. We diversify our mortgage loans by geographic region, loan size and scheduled maturities. Mortgage loans are reported net of an allowance for losses and including a PGAAP adjustment.

As of June 30, 2009, 81.9% of our total mortgage loans were under $5 million and our average loan balance was $1.8 million.

Composition of Mortgage Loans

The stress experienced in the U.S. financial markets and unfavorable credit market conditions led to a decrease in overall liquidity and availability of capital in the commercial mortgage loan market, which has led to greater opportunities for more selective loan originations. While we have begun to observe some weakness in commercial real estate fundamentals, we have experienced no delinquencies on our commercial mortgage loans during the six months ended June 30, 2009 and in the years since the Acquisition.

The following table sets forth the carrying value of our investments in commercial mortgage loans by geographic region:

	As of June 30, 2009		As of December 31, 2008
	Carrying Value	% of Total	Carrying Value	% of Total
	(Dollars in millions)

Region:
California	$305.1	29.3%	$265.3	26.8%
Washington	207.0	19.9	211.2	21.3
Texas	112.1	10.8	101.2	10.2
Oregon	61.5	5.9	65.8	6.7
Colorado	45.7	4.4	46.8	4.7
Arizona	35.5	3.4	31.9	3.2
Minnesota	31.1	3.0	31.8	3.2
Florida	25.6	2.5	27.4	2.8
Other	216.1	20.8	208.1	21.1

Total	$1,039.7	100.0%	$989.5	100.0%

The following table sets forth the carrying value of our investments in commercial mortgage loans by property type:

	As of June 30, 2009		As of December 31, 2008
	Carrying Value	% of Total	Carrying Value	% of Total
	(Dollars in millions)

Property Type:
Office Buildings	$352.4	33.9%	$331.8	33.5%
Industrial	318.7	30.6	309.2	31.3
Shopping Centers and Retail	283.4	27.3	259.7	26.2
Medical Buildings	38.2	3.7	41.7	4.2
Apartments	29.4	2.8	29.1	3.0
Other	17.6	1.7	18.0	1.8

Total	$1,039.7	100.0%	$989.5	100.0%

The following table sets forth the loan-to-value ratios for our mortgage loan portfolio:

	As of
	June 30,	% of
Loan-to-Value Ratio	2009	Portfolio
	(Dollars in millions)

<or = 50%	$400.2	38.5%
51% − 60%	265.7	25.5
61% − 70%	191.2	18.4
71% − 75%	66.9	6.4
76% − 80%	15.3	1.5
81% − 100%	98.5	9.5
> 100%	1.9	0.2

	$1,039.7	100.0%

We use the loan-to-value ratio as our primary metric to assess the quality of our mortgage loans. The loan-to-value ratio, which is expressed as a percentage, compares the amount of the loan to the fair value of the underlying property collateralizing the loan. Loan-to-value ratios greater than 100% indicate that the loan amount is greater than the collateral value. A smaller loan-to-value ratio generally indicates a higher quality loan. As of June 30, 2009 and December 31, 2008, our mortgage loan portfolio had weighted average loan-to-value ratios of 53.6% and 50.7%, respectively. The values used in calculating these loan-to-value ratios are developed as part of our annual review of the mortgage loan portfolio, which includes an internal evaluation of the underlying collateral value.

For loans originated in the six months ended June 30, 2009, 57.8% had a loan-to-value ratio of 50% or less, and no loans had a loan-to-value ratio of more than 70%. For loans originated during the year ended December 31, 2008, 35.3% had a loan-to-value ratio of 50% or less, and no loans had a loan-to-value ratio of more than 75%.

Maturity Date of Mortgage Loans

The following table sets forth our mortgage loans by contractual maturity date:

	As of		As of
	June 30,		December 31,
	2009		2008
Years to Maturity	Carrying Value	% of Total	Carrying Value	% of Total
	(Dollars in millions)

Due in one year or less	$8.1	0.8%	$5.0	0.5%
Due after one year through five years	77.6	7.5	78.8	8.0
Due after five years through ten years	445.5	42.8	391.9	39.6
Due after ten years	508.5	48.9	513.8	51.9

Total	$1,039.7	100.0%	$989.5	100.0%

Mortgage Loan Quality

Our allowance for losses on mortgage loans provides for the risk of credit loss inherent in the lending process. The allowance includes a portfolio reserve for probable incurred but not specifically identified losses and loan specific reserves for non-performing loans. We define non-performing loans as loans for which it is probable that amounts due according to the terms of the loan agreement will not be collected. The portfolio reserve for incurred but not specifically identified losses considers our past loan experience and the current credit composition of the portfolio, and takes into consideration market experience. We evaluate the allowance for losses on mortgage loans as of each reporting period and record adjustments when appropriate.

Our allowance for losses on mortgage loans was $5.2 million and $5.0 million as of June 30, 2009 and December 31, 2008, respectively. No loans were classified as non-performing.

Investments in Limited Partnerships — Affordable Housing Investments

We invest in tax-advantaged federal affordable housing investments through limited liability partnerships. These affordable housing investments are typically 15 year investments that provide tax credits in years one through ten. As of June 30, 2009, we were invested in seven limited partnership interests related to the federal affordable housing projects and other various state tax credit funds. We have unconditionally committed to provide capital contributions totaling approximately $115.4 million, of which the unfunded portion of $44.2 million is expected to be contributed over the next three years. These investments are accounted for under the equity method and are recorded at amortized cost in investments in limited partnerships, with the present value of unfunded contributions recorded in other liabilities.

Cumulative capital contributions of $71.2 million were paid as of June 30, 2009, with the remaining expected cash capital contributions payable as follows:

Expected Capital
Contributions
(Dollars in millions)

2009	$4.3
2010	36.1
2011	2.0
2012	1.8

Total expected future capital contribution	$44.2

Although these investments decrease our net investment income over time on a pre-tax basis, they provide us with significant tax benefits.

The following table provides detail on the impact to net income of the amortization and the tax credits related to these investments:

	Six Months Ended
	June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(Dollars in millions)

Amortization related to affordable housing investments, net of tax benefit	$(3.0)	$(3.8)	$(7.8)	$(4.6)	$(0.9)
Affordable housing tax credits	4.8	4.3	8.3	4.5	1.0

Impact to net income	$1.8	$0.5	$0.5	$(0.1)	$0.1

The following table provides the future estimated impact to net income:

Impact to Net
Income (After-Tax)
(Dollars in millions)

2009	$0.9
2010	5.1
2011	6.2
2012 and beyond	17.0

Estimated impact to net income (net of taxes)	$29.2

Financial Strength Ratings

Rating organizations continually review the financial performance and condition of most insurers and provide financial strength ratings based on a company’s operating performance and ability to meet obligations to policyholders. Ratings provide both industry participants and insurance consumers meaningful information on specific insurance companies and are an important factor in establishing the competitive position of insurance companies. In addition, ratings are important to maintaining public confidence in us and our ability to market our products.

Symetra Life Insurance Company, our principal life insurance subsidiary, is rated by A.M. Best, S&P, Moody’s and Fitch as follows as of June 30, 2009:

Financial Strength Rating
	A.M. Best	S&P	Moody’s	Fitch

Symetra Life Insurance Company	A	A	A3	A+

A.M. Best states that its “A” (Excellent) rating is assigned to those companies that have, in its opinion, an excellent ability to meet their ongoing obligations to policyholders. The “A” (Excellent) is the third highest of 16 ratings assigned by A.M. Best, which range from “A++” to “S.”

Symetra Life Insurance Company’s Financial Size Category, or FSC, ranking, as determined by A.M. Best, is XIII, the third highest of 15. A.M. Best indicates that the FSC is designed to provide an indicator of the size of a company in terms of its statutory surplus and related accounts.

Standard & Poor’s states that an insurer rated “A” (Strong) has strong financial security characteristics that outweigh any vulnerabilities, and is highly likely to have the ability to meet financial commitments, but is somewhat more likely to be affected by adverse business conditions than are insurers with higher ratings. The “A” range is the third highest of the four ratings ranges that meet these criteria, and also is the third highest of nine financial strength ratings ranges assigned by S&P, which range from “AAA” to “R.” A plus (+) or minus (−) shows relative standing in a rating category. Accordingly, the “A” rating is the sixth highest of S&P’s 21 ratings categories.

Moody’s Investors Service states that insurance companies rated “A3” (Good) offer good financial security. However, elements may be present that suggest a susceptibility to impairment sometime in the future. The “A” range is the third highest of nine financial strength rating ranges assigned by Moody’s which range from “Aaa” to “C.” Numeric modifiers are used to refer to the ranking within the group, with “1” being the highest and “3” being the lowest. Accordingly, the “A3” rating is the seventh highest of Moody’s 21 ratings categories.

Fitch states that insurance companies rated “A+” (Strong) are viewed as possessing strong capacity to meet policyholder and contract obligations. Risk factors are moderate, and the impact of any adverse business and economic factors is expected to be small. The “A” rating category is the third highest of eight financial strength categories, which range from “AAA” to “D.” The symbol (+) or (-) may be appended to a rating to indicate the relative position of a credit within a rating category. These suffixes are not added to ratings in the “AAA” category or to ratings below the “CCC” category. Accordingly, the “A+” rating is the fifth highest of Fitch’s 24 ratings categories.

A.M. Best, S&P, Moody’s and Fitch review their ratings periodically and we cannot assure you that we will maintain our current ratings in the future. Other agencies may rate Symetra or our insurance subsidiaries on a solicited or unsolicited basis.

The A.M. Best, S&P, Moody’s and Fitch ratings included are not designed to be, and do not serve as, measures of protection or valuation offered to investors in this offering. These financial strength ratings should not be relied on with respect to making an investment in our securities.

Liquidity and Capital Resources

We conduct all our operations through our operating subsidiaries. Dividends from our subsidiaries and permitted payments under our tax sharing arrangements with our subsidiaries are Symetra’s principal sources of cash to pay stockholder dividends and meet Symetra’s obligations, including payments of principal and interest on notes payable.

Our primary uses of funds at our holding company level include payment of general operating expenses, payment of debt and other expenses related to holding company debt and payment of dividends to our stockholders. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors.

Since late 2007, the global financial markets have experienced unprecedented disruption, adversely affecting the business environment in general, as well as financial services companies in particular. While managing through these challenging market conditions, we benefit from the strength of our management philosophy, diversification of our business and strong financial fundamentals. We actively manage our liquidity in light of changing market, economic and business conditions and we believe our liquidity levels are more than adequate to cover our exposures, as evidenced by the following:

•	We continue to increase sales and recorded sales growth of 97.7% for the six months ended June 30, 2009 compared to the same period in 2008. Strong sales have led to strong cash inflows on our deposit contracts (annuities and universal life policies, including BOLI) of $1,655.6 million as of June 30, 2009, compared to $759.1 million as June 30, 2008.

•	While certain lapses and surrenders occur in the normal course of business, these lapses and surrenders have not deviated materially from management expectations during the financial crisis. Lapse rates have increased slightly, but net cash flows remain positive.

•	The amount of accumulated other comprehensive loss, net of taxes on our balance sheet decreased to $642.9 million as of June 30, 2009 from $1,052.6 million as of December 31, 2008. The primary driver of this decrease was due to the market showing signs of stabilization during 2009 and credit spreads tightening. We believe we are positioned to hold these investments to maturity because of our mix of insurance products and our disciplined asset/liability matching. We have $7,367.9 million of illiquid liabilities consisting of reserves for structured settlements and SPIAs that cannot be surrendered, deferred annuities with five-year payout provisions or market value adjustments, traditional life insurance, and group life and health policies. 67.4% of our accumulated other comprehensive loss is in the asset portfolios supporting these liabilities.

•	Under a revolving line of credit arrangement, we have the ability to borrow on an unsecured basis up to a maximum principal amount of $180 million.

Liquidity Requirements and Sources of Liquidity

The liquidity requirements of our insurance subsidiaries principally relate to the liabilities associated with their various insurance and investment products, operating costs and expenses, the payment of dividends to us, and payment of income taxes. Liabilities arising from insurance and investment products include the payment of benefits, as well as cash payments in connection with policy and contract surrenders and withdrawals and policy loans. Historically, our insurance subsidiaries have used cash flows from operations, cash flows from invested assets and sales of investment securities to fund their liquidity requirements.

In managing the liquidity of our insurance operations, we also consider the risk of policyholder and contractholder withdrawals of funds earlier than our assumptions when selecting assets to support these contractual obligations. We use surrender charges and other contract provisions to mitigate the extent, timing and profitability impact of withdrawals of funds by customers from annuity contracts and deposit liabilities. The following table sets forth withdrawal characteristics of our general account annuity reserves and deposit liabilities as of June 30, 2009 and December 31, 2008.

	June 30, 2009		December 31, 2008
	Amount	% of Total	Amount	% of Total
	(Dollars in millions)

Illiquid Liabilities
Structured settlements & other SPIAs(1)	$6,718.6	36.0%	$6,761.7	39.0%
Deferred annuities with 5-year payout provision or MVA(2)	396.0	2.1%	397.5	2.3%
Traditional insurance (net of reinsurance)(3)	184.5	1.0%	186.7	1.1%
Group health & life(3)	68.8	0.4%	71.5	0.4%

Total illiquid liabilities	7,367.9	39.5%	7,417.4	42.8%
Somewhat Liquid Liabilities
Bank-owned life insurance (BOLI)(4)	3,812.2	20.4%	3,772.4	21.8%
Deferred annuities with surrender charges > 5%	4,145.6	22.2%	2,792.5	16.1%
Universal life with surrender charges > 5%	142.8	0.8%	139.1	0.8%

Total somewhat liquid liabilities	8,100.6	43.4%	6,704.0	38.7%
Fully Liquid Liabilities
Deferred annuities with surrender charges of: 3-5%	405.6	2.2%	355.9	2.1%
0-3%	40.9	0.2%	39.9	0.2%
No surrender charges(5)	1,996.8	10.7%	2,056.3	11.9%
Universal life and whole life with surrender charges < 5%	439.1	2.3%	443.9	2.6%

Total Fully Liquid Liabilities	2,882.4	15.4%	2,896.0	16.8%

Other Policyholder Liabilities	321.8	1.7%	302.4	1.7%

Total Policyholder Liabilities(6)	$18,672.7	100.0%	$17,319.8	100.0%

(1)	These contracts cannot be surrendered. The benefits are specified in the contracts as fixed amounts to be paid over the next several decades.

(2)	In a liquidity crisis situation, we could invoke the five-year payout provision so that the contract value with interest is paid out ratably over five years.

(3)	The surrender value on these contracts is generally zero.

(4)	The biggest deterrent to surrender is the taxation on the gain within these contracts, which includes a 10% non-deductible penalty tax. Banks can exchange certain of these contracts with other carriers, tax-free. However, a significant portion of this business may not qualify for this tax-free treatment due to the employment status of the original covered employees.

(5)	Approximately half of this business has been with the Company for over a decade, contains lifetime minimum interest guarantees of 4.0% to 4.5%, and has been free of surrender charges for many years. This business has experienced high persistency given the high lifetime guarantees that have not been available in the market on new issues for many years.

(6)	Represents the sum of funds held under deposit contracts, future policy benefits and other policyholders’ funds on the consolidated balance sheets.

Liquid Assets

Our insurance subsidiaries maintain investment strategies intended to provide adequate funds to pay benefits without forced sales of investments. Products having liabilities with longer durations, such as certain life insurance policies and structured settlement annuities, are matched with investments having similar estimated lives such as long-term fixed maturities, mortgage loans and marketable equity securities. Shorter-term liabilities are matched with fixed maturities that have short- and medium-term fixed maturities. In addition, our insurance subsidiaries hold highly liquid, high quality, short-term investment securities and other liquid investment-grade fixed maturities to fund anticipated operating expenses, surrenders and withdrawals.

We define liquid assets to include cash, cash equivalents, short-term investments, publicly traded fixed maturities and public equity securities. As of June 30, 2009 and December 31, 2008, our insurance subsidiaries had liquid assets of $16.7 billion and $14.7 billion, respectively, of our total liquid assets of $16.7 billion and $14.9 billion, respectively. The portion of total company liquid assets comprised of cash and cash equivalents and short-term investments was $437.6 million and $477.4 million as of June 30, 2009 and December 31, 2008, respectively. Our fixed maturities portfolio included below investment grade securities that comprised 6.8% and 5.2% of the total fair value of our total fixed maturities as of June 30, 2009 and December 31, 2008, respectively. In addition, our fixed maturities portfolio included non-rated securities that comprised 5.1% and 4.8% of the total fair value of our fixed maturities as of these dates.

We consider attributes of the various categories of liquid assets (for example, type of asset and credit quality) in calculating internal liquidity measures in order to evaluate the adequacy of our insurance operations’ liquidity under a variety of stress scenarios. We believe that the liquidity profile of our assets is sufficient to satisfy current liquidity requirements, including under foreseeable stress scenarios.

Given the size and liquidity profile of our investment portfolios, we believe that claim experience varying from our projections does not constitute a significant liquidity risk. Our asset/liability management process takes into account the expected maturity of investments and expected claim payments as well as the specific nature and risk profile of the liabilities. Historically, there has been no significant variation between the expected maturities of our investments and the payment of claims.

Capitalization

Our capital structure consists of notes payable and stockholders’ equity. The following table summarizes our capital structure as of the dates indicated:

	June 30,	December 31,
	2009	2008	2007	2006
	(Dollars in millions)

Notes payable	$448.8	$448.6	$448.6	$298.7
Total stockholders’ equity	763.7	286.2	1,285.1	1,327.3
AOCI	(642.9)	(1,052.6)	(12.5)	(0.5)

Stockholders’ equity, excluding AOCI	1,406.6	1,338.8	1,297.6	1,327.8

Total capital, excluding AOCI	$1,855.4	$1,787.4	$1,746.2	$1,626.5

Debt to capital ratio, excluding AOCI	24.2%	25.1%	25.7%	18.4%

Our capitalization increased $68.0 million as of June 30, 2009 as compared to December 31, 2008. This increase was primarily due to a $67.8 million increase in total stockholders’ equity due to net income of $52.1 million and a cumulative effect adjustment related to new accounting guidance which increased retained earnings as of January 1, 2009 by $15.7 million. Accumulated other comprehensive loss decreased primarily due to changes in net unrealized losses on available-for-sale securities of $468.4 million, partially offset by OTTIs not related to credit losses of $90.3 million.

Our capitalization increased $41.2 million as of December 31, 2008, as compared to December 31, 2007. This increase was driven by net income of $22.1 million and a cumulative effect adjustment related to new accounting guidance, which increased retained earnings by $19.1 million. Accumulated other comprehensive loss increased by $1,040.1 million, primarily due to changes in net unrealized losses of $1,021.0 million. The increase in net unrealized losses was concentrated in our corporate fixed securities due to credit spreads widening and increased liquidity discounts during the volatile markets in 2008.

Our capitalization increased $119.7 million as of December 31, 2007 as compared to December 31, 2006 as we issued $150.0 million aggregate principal amount of CENts at an issue price of $149.8 million. We used the proceeds from the CENts and dividends from life insurance subsidiaries to pay two dividends to our stockholders, totaling $200.0 million.

Debt

The following table summarizes our debt instruments:

		Maximum Amount Available as of			Amount Outstanding as of
	Maturity	June	December	December	June	December	December
Description	Date	30, 2009	31, 2008	31, 2007	30, 2009	31, 2008	31, 2007
		(Dollars in millions)

Senior notes payable	4/1/2016	$300.0	$300.0	$300.0	$300.0	$300.0	$300.0
CENts	10/15/2067	150.0	150.0	150.0	150.0	150.0	150.0
Revolving credit facilities:
Bank of America, N.A	8/16/2012	180.0	200.0	200.0	—	—	—
The Bank of New York:
Holding company	n/a	—	—	25.0	—	—	—
Insurance subsidiary	n/a	—	—	25.0	—	—	—

Total notes payable and revolving credit facilities		$630.0	$650.0	$700.0	$450.0	$450.0	$450.0

Notes Payable

Senior Notes Due 2016

On March 30, 2006, we issued $300.0 million of 6.125% senior notes due April 1, 2016, which were issued at a discount yielding $298.7 million. Proceeds from the senior notes were used to pay down the outstanding principal on a variable rate revolving line of credit. Interest on the senior notes is payable semiannually in arrears, beginning on October 2, 2006.

The senior notes do not contain any financial covenants or any provisions restricting us from purchasing or redeeming capital stock, paying dividends or entering into a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. In addition, we are not required to repurchase, redeem or modify the terms of any of the senior notes upon a change of control or other event involving Symetra.

For a description of additional terms, see “Description of Certain Indebtedness — 6.125% Senior Notes due 2016” on page 155.

Capital Efficient Notes Due 2067

On October 10, 2007, we issued $150.0 million aggregate principal amount CENts with a scheduled maturity date of October 15, 2037 and, subject to certain limitations, with a final maturity date of October 15, 2067. We issued the CENts at a discount yielding $149.8 million. For the initial ten-year period following the original issuance date, to but not including October 15, 2017, the CENts carry a fixed interest rate of 8.300% payable semi-annually. From October 15, 2017 until the final maturity date of October 15, 2067, interest on the CENts will accrue at a variable annual rate equal to the three-month LIBOR plus 4.177%, payable quarterly. We applied the net proceeds from the issuance to pay a special cash dividend to stockholders on October 19, 2007.

For a description of additional terms, see “Description of Certain Indebtedness — Capital Efficient Notes due 2067” on page 155.

Revolving Credit Facilities

Current Credit Facility. On August 16, 2007, we entered into a $200.0 million senior unsecured revolving credit agreement with a syndicate of lending institutions led by Bank of America, N.A. On February 12, 2009, Bank of America, N.A. issued a notice of default to Lehman Commercial Paper, Inc., one of the lending institutions in the syndicate with a commitment of $20.0 million, effectively limiting our ability to borrow under the revolving credit facility to $180.0 million. This credit facility matures on August 16, 2012, and loans under this facility bear interest at varying rates depending on our credit rating. This facility requires us to maintain specified financial ratios, and includes other customary restrictive and affirmative covenants. This revolving credit facility is available to provide support for working capital, capital expenditures and other general corporate purposes.

For a description of additional terms of this facility, see “Description of Certain Indebtedness — Revolving Credit Facilities” on page 156.

Prior Facility. In June 2004, we entered into a $370.0 million revolving credit facility with a syndicate of lending institutions led by Bank of America, N.A. On March 30, 2006, this revolving credit facility was reduced to $70 million and, on August 17, 2007, this revolving credit facility was closed and replaced with the current credit facility led by Bank of America, N.A. described above.

Closed Facilities. In addition, in 2005, we entered into two $25.0 million revolving credit facilities with The Bank of New York to support our overnight repurchase agreements program, which provides us with the liquidity to meet general funding requirements. On March 7, 2008, we closed both of these revolving credit facilities with The Bank of New York. We did not borrow under these facilities while they were in place.

Securities Lending

We participate in a securities lending program as a mechanism for generating additional investment income. Under the securities lending arrangements, certain securities we own are loaned to other institutions for short periods of time through a lending agent. The securities lending counterparty is required to provide initial collateral for the loaned securities, which is then invested by the lending agent. The collateral is required at a rate of 102% of the fair value of the loaned securities, is controlled by the lending agent and may not be sold or re-pledged. In the event that the lending agent does not return the full amount of collateral to the securities lending counterparty, we are obligated to make up any deficiency.

In late September 2008, we began reducing the exposure to securities lending by recalling loans from some of the more troubled financial services companies, and have reduced our exposure from $105.7 million at December 31, 2008 to $44.4 million at June 30, 2009. At June 30, 2009, there was approximately $0.8 million of unrealized losses related to the collateral invested. We expect to continue to reduce our securities lending portfolio during the remainder of 2009 and during 2010.

Dividends and Regulatory Requirements

The payment of dividends and other distributions to us by our insurance subsidiaries is controlled by insurance laws and regulations. In general, dividends in excess of prescribed limits are deemed “extraordinary” and require insurance regulatory approval. During the twelve months ended December 31, 2008, we received $100.0 million in dividends from our insurance subsidiaries. These dividends were considered extraordinary based on the timing of the dividend payment. We received $166.4 million and $122.5 million in dividends from our insurance subsidiaries in 2007 and 2006, respectively.

Based on our statutory results, as of December 31, 2008, our insurance subsidiaries may pay dividends of up to $117.9 million to us during 2009 without needing to obtain regulatory approval. To support the growing sales of our products and maintain financial strength ratings, we target a risk-based capital level of at least 350% in our life insurance company. To maintain this level, we are currently not planning on paying dividends from our insurance subsidiaries in 2009.

Cash Flows

The following table sets forth a summary of our consolidated cash flows for the six months ended June 30, 2009 and 2008, and for the years ended December 31, 2008, 2007 and 2006.

	Six Months Ended		Year Ended
	June 30,		December 31,
	2009	2008	2008	2007	2006
	(Dollars in millions)

Net cash flows from operating activities	$360.5	$388.0	$733.0	$813.8	$794.6
Net cash flows from investing activities	(1,325.5)	(965.1)	(976.8)	522.3	908.9
Net cash flows from financing activities	932.0	712.0	457.9	(1,335.4)	(1,561.3)

Operating Activities

Cash flows from our operating activities are primarily driven by the amounts and timing of cash received for premiums on our group medical stop-loss, group life and term life insurance products, income including dividends and interest on our general account investments, as well as the amounts and timing of cash disbursed for our payment of policyholder benefits and claims, underwriting and operating expenses and income taxes. The following discussion highlights key drivers in the level of cash flows generated from our operating activities:

•	Six months ended June 30, 2009 and 2008. Net cash provided by operating activities for the six months ended June 30, 2009 was $360.5 million, a $27.5 million decrease over the same period in 2008. This decrease was primarily the result of decline in premiums received from our group medical stop-loss products and an increase in cash paid to settle policyholder benefits and claims.

•	Years ended December 31, 2008 and 2007. Net cash provided by operating activities for the year ended December 31, 2008 was $733.0 million, an $80.8 million decrease over the same period in 2007. This decrease was primarily the result of an increase in cash paid to settle policyholder benefits and claims related to our group medical stop-loss products, and an increase in paid commissions related to our deferred annuity products. In addition, interest payments in 2008 increased compared to 2007 as a result of the CENts sold in October 2007.

•	Years ended December 31, 2007 and 2006. Net cash provided by operating activities for the year ended December 31, 2007 was $813.8 million, a $19.2 million increase over the same period in 2006. This increase was primarily the result of the timing of certain cash settlements related to certain receivables, changes in current and deferred taxes payable and an increase in realized investment gains due to trading activities.

Investing Activities

Cash flows from our investing activities are primarily driven by the amounts and timing of cash received from our sales of investments and from maturities and calls of fixed maturity securities, as well as the amounts and timing of cash disbursed for our purchases of investments. The following discussion highlights key drivers in the level of cash flows generated from our investing activities:

•	Six months ended June 30, 2009 and 2008. Net cash used in investing activities for the six months ended June 30, 2009 was $1,325.5 million, a $360.4 million increase from the same period in 2008. The increase was primarily the result of higher purchases and lower sales of fixed maturities as we experienced an increase in policyholder account balances related to increased sales primarily of fixed deferred annuities. This was partially offset by a reduction in maturities, calls and paydowns. In addition, securities lending activity resulted in net cash used in investing of securities lending collateral of $586.6 million in 2008 compared to cash collateral returned of $59.6 million in 2009.

•	Years ended December 31, 2008 and 2007. Net cash used in investing activities for the year ended December 31, 2008 was $976.8 million, a $1,499.1 million decrease from the same period in 2007. The decrease was primarily the result of lower sales of fixed maturities due to decreased withdrawals from certain of our products. In addition, we originated $224.5 million in new mortgage loans in 2008, an increase of $74.5 million.

•	Years ended December 31, 2007 and 2006. Net cash provided by investing activities during the year ended December 31, 2007 was $522.3 million, a $386.6 million decrease from the same period in 2006. The decrease was primarily the result of management of our fixed maturities and marketable equity securities, as purchases increased $887.1 million, and sales increased by $447.2 million. In addition, we used $22.0 million to acquire MRM.

Financing Activities

Cash flows from our financing activities are primarily driven by the amounts and timing of cash received from deposits into certain life insurance and annuity policies and proceeds from our issuances of debt, as well as the amounts and timing of cash disbursed to fund withdrawals from certain life insurance and annuity policies, repayments of debt and dividend distributions to our stockholders. The following discussion highlights key drivers in the level of cash flows generated from our financing activities:

•	Six months ended June 30, 2009 and 2008. Net cash provided by financing activities for the six months ended June 30, 2009 was $932.0 million, a $220.0 million increase over the same period in 2008. This was primarily due to an $896.5 million increase in deposits primarily related to the sales of fixed deferred annuities referred to in investing activities above. This was partially offset by a $57.4 million increase in withdrawals for 2009 compared to 2008, primarily due to a BOLI withdrawal of $59.0 million in 2009, and a $646.2 million decrease in securities lending collateral. Securities lending activity resulted in net cash collateral received of $586.6 million in 2008 compared to cash collateral returned of $59.6 million in 2009.

•	Years ended December 31, 2008 and 2007. Net cash provided by financing activities for the year ended December 31, 2008 was $457.9 million, a $1,793.3 million increase over the same period in 2007. This was primarily due to a $1,150.8 million increase in deposits and a $562.3 million decrease in withdrawals in 2008 over 2007. Sales of fixed deferred annuities increased in 2008 as our distribution channel strategy matured. Also, withdrawals decreased as products containing a surrender charge free period passed the surrender charge free window. In addition, in 2007, we received $149.8 million in proceeds from our CENts offering and paid $200.0 million in stockholder dividends.

•	Years ended December 31, 2007 and 2006. Net cash used in financing activities during the year ended December 31, 2007 was $1,335.4 million, a $225.9 million decrease over the same period in 2006. We incurred a net cash outflow from financing activities in both periods as policyholder withdrawals exceeded deposits; however, compared to 2006 we experienced a $159.5 million increase in policyholder deposits as a result of sales, and a $131.7 million reduction in policyholder withdrawals as two large blocks of annuities exited an 18-month period of surrendering without charges in the fourth quarter of 2007. In addition, in 2007, we received $149.8 million in proceeds from our CENts offering and paid $200.0 million in stockholders dividends. In 2006 we received $298.7 million in proceeds from our senior debt offering and paid $100.0 million in stockholder dividends.

Contractual Obligations and Commitments

We enter into obligations with third parties in the ordinary course of our operations. These obligations as of December 31, 2008 are set forth in the table below. However, we do not believe that our cash flow requirements can be assessed based upon an analysis of these obligations as the funding of these future cash obligations will be from future cash flows from premiums, deposits, fees and investment income that are not reflected in the table below. In addition, our operations involve significant expenditures that are not based upon commitments, including expenditures for income taxes and payroll.

	Payments Due by Year
					2014 and
Contractual Obligations	Total	2009	2010-2011	2012-2013	thereafter
	(Dollars in millions)

Insurance obligations(1)	$41,330.3	$1,575.4	$2,959.0	$2,813.9	$33,982.0
Notes payable	450.0	—	—	—	450.0
Interest on notes payable	242.6	30.8	61.7	61.7	88.4
Securities collateral on securities lending(2)	105.7	105.7	—	—	—
Purchase and lending commitments:
Investments in limited partnerships(3)	93.8	60.8	31.2	1.8	—
Commercial mortgage loans(4)	9.0	9.0	—	—	—
Other(5)	9.1	2.0	4.1	3.0	—
Operating lease obligations(6)	46.8	7.9	14.6	13.5	10.8
Licensing fees(7)	18.3	11.6	6.7	—	—

Total	$42,305.6	$1,803.2	$3,077.3	$2,893.9	$34,531.2

(1)	Includes estimated claim and benefit, policy surrender, reinsurance premiums and commission obligations on in force insurance policies and deposit contracts. Estimated claim and benefit obligations are based on mortality, morbidity and lapse assumptions comparable with our historical experience. In contrast to this table, our obligations recorded in our consolidated balance sheets do not incorporate future credited interest for deposit contracts or tabular interest for insurance policies. Therefore, the estimated obligations for insurance liabilities presented in this table significantly exceed the liabilities recorded in reserves for future annuity and contract benefits and the liability for policy and contract claims. Due to the significance of the assumptions used, the amounts presented could materially differ from actual results. We have not included the variable separate account obligations as these obligations are legally insulated from general account obligations and will be fully funded by cash flows from separate account assets. We expect to fund the obligations for insurance liabilities from cash flows from general account investments and future deposits and premiums.

(2)	We have accepted cash collateral in connection with our securities lending program and reinvested this collateral in investments with a fair value of $105.7 million. Since the timing of the return of collateral is uncertain, the return of collateral has been included in the payments due in less than one year. For more information, see Note 6, “Securities Lending Program,” to our audited consolidated financial statements included elsewhere in this prospectus.

(3)	We have investments in twelve limited partnership interests related to tax-advantaged affordable housing projects and various state tax credit funds, and five private equity partnerships. We will provide capital contributions to the five private equity partnerships through 2015 with a remaining committed amount of $37.0 million at the discretion of the general partner, subject to certain contribution limits. Since the timing of payment is uncertain, the unfunded amount has been included in the payment due in less than one year. For more information, see Note 17, “Commitments and Contingencies,” to our audited consolidated financial statements included elsewhere in this prospectus. Amounts recorded on the balance sheet are included in “other liabilities.”

(4)	Unfunded mortgage loan commitments as of December 31, 2008.
footnotes continued on following page

(5)	In connection with the acquisition of MRM in May 2007, we committed to pay $14.0 million to the selling stockholder over a period of five years, including $10.2 million which is contingent upon the achievement of certain annual profitability targets. For more information, see Note 11, “Acquisitions,” to our audited consolidated financial statements included in this prospectus.

(6)	Includes minimum rental commitments on leases for office space, commercial real estate and certain equipment. For more information, see Note 17, “Commitments and Contingencies,” to our audited consolidated financial statements included elsewhere in this prospectus.

(7)	Includes contractual commitments for a service agreement to outsource the majority of our information technology infrastructure. For more information, see Note 17, “Commitments and Contingencies,” to our audited consolidated financial statements included elsewhere in this prospectus.

On August 1, 2009, we entered into a service agreement with a third party service provider to outsource the majority of its information technology infrastructure, effectively terminating the previous agreement, referred to in the table under licensing fees, scheduled to expire in July 2010 and renewing with the same vendor. Under the terms of the service agreement, we agreed to pay $4.3 million for the five months ended December 31, 2009, $21.7 million in 2010-2011, $21.5 million in 2012-2013 and $6.4 million in 2014 and thereafter. These amounts are not included in the table above.

Off-balance Sheet Transactions

We do not have off-balance sheet transactions.

Quantitative and Qualitative Disclosures about Market Risk

We are subject to potential fluctuations in earnings, cash flows and the fair value of certain assets and liabilities due to changes in market interest rates and equity prices.

We enter into market-sensitive instruments primarily for purposes other than trading, namely to support our insurance liabilities.

Interest Rate Risk

Our exposure to interest rate risk relates to the market price and/or cash flow variability associated with changes in market interest rates.

An increase in market interest rates from current levels would generally be a favorable development for us. If market interest rates increase, we would expect to earn additional investment income, to have increased annuity and universal life insurance sales, and to limit the potential risk of margin erosion due to minimum guaranteed crediting rates. However, an increase in interest rates would also increase the unrealized net loss position of the investment portfolio. In addition, if interest rates rise quickly enough within a short time period, certain lines of business that are interest sensitive are exposed to lapses as policyholders seek higher yielding investments.

Our investment portfolios primarily consist of investment grade fixed maturity securities, including public and privately-placed corporate bonds, residential mortgage-backed securities and commercial mortgage-backed securities. The carrying value of our investment portfolio as of December 31, 2008 and 2007 was $16.3 billion and $16.9 billion, respectively, of which 91.6% in 2008 and 92.3% in 2007 was invested in fixed maturities. The primary market risk to our investment portfolio is interest rate risk associated with investments in fixed maturity securities. The fair value of our fixed maturities fluctuates depending on the interest rate environment. During periods of declining interest rates, paydowns on mortgage-backed securities and collateralized mortgage obligations increase and we would generally be unable to reinvest the proceeds of such prepayments at comparable yields. The weighted-average duration of our fixed maturity portfolio was approximately 5.6 and 6.1 years as of December 31, 2008 and 2007, respectively.

We manage our exposure to interest rate risk through asset allocation limits, limiting the purchase of negatively convex assets and asset/liability duration matching. Each line of business has an investment policy based on its specific liability characteristics.

Equity Risk

We are exposed to equity price risk on our common stock and other equity holdings. In addition, asset fees calculated as a percentage of the separate account assets are a source of revenue to us. Gains and losses in the equity markets result in corresponding increases and decreases in our separate account assets and asset fee revenue.

In addition, a decrease in the value of separate account assets may cause an increase in guaranteed minimum death benefit, or GMDBs, claims. However, most of our GMDBs on individual variable annuities are reinsured. In recent years, the supply of reinsurance has dwindled and costs have risen. Therefore, we have not obtained GMDB reinsurance on new sales.

We manage equity price risk on investment holdings through industry and issuer diversification and asset allocation techniques.

Derivative Financial Instruments

We make minimal use of derivative financial instruments as part of our risk management strategy. We use indexed call options to manage our exposure to changes in the S&P 500 Index. Our exposure is related to our closed FIA block of business, which credits policyholders’ account values based on gains in the S&P 500 Index.

In addition, in 2007 and 2006, we entered into interest rate swaps, which qualified as cash flow hedges of the forecasted issuance of the CENts and the senior notes to hedge our exposure to interest rate fluctuations prior to the note issuances.

As a matter of policy, we have not, and do not intend to, engage in derivative market-making, speculative derivative trading or other speculative derivatives activities.

Sensitivity Analysis

Sensitivity analysis measures the impact of hypothetical changes in interest rates and other market rates or prices on the profitability of market-sensitive financial instruments.

The following discussion about the potential effects of changes in interest rates and equity market prices is based on so-called “shock-tests,” which model the effects of interest rate and equity market price shifts on our financial condition and results of operations. Although we believe shock tests provide the most meaningful analysis, they are constrained by several factors, including the necessity to conduct the analysis based on a single point in time and by their inability to include the extraordinarily complex market reactions that normally would arise from the market shifts modeled. Although the following results of shock tests for changes in interest rates and equity market prices may have some limited use as benchmarks, they should not be viewed as forecasts. These forward-looking disclosures also are selective in nature and address only the potential impacts on our financial instruments. They do not include a variety of other potential factors that could affect our business as a result of these changes in interest rates and equity market prices.

One means of assessing exposure of our fixed maturities portfolio to interest rate changes is a duration-based analysis that measures the potential changes in fair value resulting from a hypothetical change in interest rates of 100 basis points across all maturities. This is sometimes referred to as a parallel shift in the yield curve. Our investment manager uses Derivative Solutions, a fixed-income analytics tool, to model and calculate the duration and convexity of our asset portfolio. Under this model, with all other factors constant and assuming no offsetting change in the fair value of our liabilities, we estimated that such an increase in interest rates would cause the fair value of our fixed maturities portfolio to decline by approximately $0.90 billion and $0.81 billion, based on our securities positions as of June 30, 2009 and December 31, 2008, respectively.

One means of assessing exposure to changes in equity market prices is to estimate the potential changes in values on our equity investments resulting from a hypothetical broad-based decline in equity market prices of 10%. Using this assumption, with all other factors constant, we estimate that such a decline in equity market prices would cause the fair value of our investment portfolio to decline by approximately $23.4 million and $21.4 million as of June 30, 2009 and December 31, 2008, respectively. In addition, fluctuations in equity market prices affect our revenues and returns related to our variable annuity and life products, which depend upon fees that are related primarily to the fair value of the underlying assets.

BUSINESS

Overview

Our Business

We are a life insurance company focused on profitable growth in select group health, retirement, life insurance and employee benefits markets. Our first day of operations as an independent company was August 2, 2004, when Symetra completed the Acquisition. Our operations date back to 1957 and many of our agency and distribution relationships have been in place for decades. We are headquartered in Bellevue, Washington and employ approximately 1,100 people in 19 offices across the United States, serving approximately 1.8 million customers.

As of June 30, 2009, our adjusted book value was $1,406.6 million, our stockholders’ equity was $763.7 million, and we had total assets of $21.1 billion. For the twelve months ended June 30, 2009, our operating return on average equity, or operating ROAE, was 10.7% and our return on equity, or ROE, was 7.5%. We define adjusted book value as stockholders’ equity less accumulated other comprehensive income (loss), or AOCI, and we define operating ROAE as net operating income divided by average adjusted book value. Adjusted book value, net operating income and operating ROAE are non-GAAP measures. For reconciliations of adjusted book value to stockholders’ equity and net operating income to net income, see page 40 of “Selected Historical Consolidated Financial Data.”

We manage our business through the following five segments, four of which are operating:

•	Group. We offer medical stop-loss insurance, limited medical benefit plans, group life insurance, accidental death and dismemberment insurance and disability insurance mainly to employer groups of 50 to 5,000 individuals. In addition to our insurance products, we offer managing general underwriting, or MGU, services through Medical Risk Managers, Inc, or MRM. Our Group segment generated segment pre-tax operating income of $66.9 million during 2008 and $28.7 million during the six months ended June 30, 2009.

•	Retirement Services. We offer fixed and variable deferred annuities, including tax sheltered annuities, individual retirement accounts, or IRAs, and group annuities to qualified retirement plans, including Section 401(k), 403(b) and 457 plans. Our Retirement Services segment generated segment pre-tax operating income of $36.6 million during 2008 and $25.1 million during the six months ended June 30, 2009.

•	Income Annuities. We offer single premium immediate annuities, or SPIAs, to customers seeking a reliable source of retirement income and structured settlement annuities to fund third party personal injury settlements. In addition, we offer our existing structured settlement clients a variety of funding services product options. Our Income Annuities segment generated segment pre-tax operating income of $36.5 million during 2008 and $24.7 million during the six months ended June 30, 2009.

•	Individual. We offer a wide array of term, universal and variable life insurance as well as bank-owned life insurance, or BOLI. Our Individual segment generated segment pre-tax operating income of $59.7 million during 2008 and $35.7 million during the six months ended June 30, 2009.

•	Other. This segment consists of unallocated corporate income, composed primarily of investment income on unallocated surplus, unallocated corporate expenses, interest expense on debt, tax credits from certain investments, the results of small, non-insurance businesses that are managed outside of our operating segments, and inter-segment elimination entries. Our Other segment generated segment pre-tax operating loss of $31.6 million during 2008 and $1.7 million during the six months ended June 30, 2009.

See Note 22 to our audited consolidated financial statements for selected financial information by segment.

We distribute our products nationally through an extensive and diversified independent distribution network. Our distributors include financial institutions, employee benefits brokers, third party administrators, specialty brokers, independent agents and advisors. We believe that our multi-channel distribution network allows us to access a broad share of the distributor and consumer markets for insurance and financial services products. For example, we currently distribute our annuity and life insurance products through approximately 15,000 independent agents, 26 key financial institutions and 3,500 independent employee benefits brokers. We continually add new distribution relationships to expand the breadth of partners offering our products.

Market Environment and Opportunities

We believe we are well positioned to capitalize on existing market opportunities, including:

•	Increasing need for retirement savings and income. There are significant demographic factors that indicate increased need for retirement solutions. These factors include:

•	76.8 million baby-boomers (Americans born between 1946 and 1964) who are at or near retirement age; and

•	61.6 million members of Generation X (Americans born between 1965 and 1979) who are likely to fund their retirement from personal savings.

Many of these individuals have experienced significant declines in the value of their savings as a result of recent market turmoil or have saved too little for retirement. According to the Employee Benefit Research Institute, or EBRI, as of 2007, approximately 78% of families with a head of household aged 55 to 65 participated in an employer-based retirement plan or IRA. EBRI estimates that the median value of this population’s employer-based retirement plans declined 14.7% from approximately $81,000 in 2007 to approximately $69,100 in June 2009. As a result of these demographic factors, we expect greater demand for retirement savings products that supplement social security. In particular, we believe demand will continue to grow for products like immediate annuities that offer income streams that cannot be outlived.

•	Shift in customer demand toward simple to understand products. The equity and bond market dislocation of the last 18 months shifted customer and distributor demand toward simple to understand and predictable products. Customers increasingly demand savings and income oriented products (such as fixed annuities) that offer transparency and stable returns that are higher than returns on savings accounts. Industry sales of savings and income oriented products have grown substantially while sales of equity market based products (such as variable annuities) have fallen. Illustrating this trend, industry sales of variable annuities declined by 26% in the first six months of 2009 compared to the equivalent 2008 period. Conversely, industry sales of fixed annuities grew by 46% over the same period.

•	Continued demand for affordable health insurance. According to the Kaiser Family Foundation, health insurance premiums in the United States increased 131% from 1999 to 2009, while the Consumer Price Index increased only 28%. As health care costs continue to rise faster than inflation, the demand for affordable health insurance options has increased. In the United States, 75 million people under the age of 65 receive their benefits through self-funded plans, including 47% of workers in smaller firms and 76% of workers in midsize firms. We believe we can grow our business by providing employees with affordable access to health insurance through employer-sponsored limited benefit employee health plans and by offering group medical stop-loss insurance to medium and large businesses that self-fund their medical plans.

Our Competitive Strengths

Our competitive strengths enabled us to perform well across all of our operating segments through the recent market turmoil. Since January 1, 2008 we have added 22 distribution partners, developed 14 new products and grown our assets under management by $2.7 billion, or 15.6%. Our sales for the first six months of 2009 were $1.6 billion, an increase of 339% over our sales during the first six months of 2007. Our competitive strengths include:

Balance sheet focus. We are vigilant about maintaining a strong balance sheet in all economic environments. We believe our strong balance sheet will allow us to continue growing our business and market share as many of our competitors must first shore up their own balance sheets.

•	Superior investment management. We pursue a value-oriented investment approach focused on disciplined matching of assets and liabilities and preservation of principal. We believe we have built a conservative asset portfolio illustrated by the following (as of June 30, 2009):

–	Subprime exposure of only $0.5 million

–	Alt-A exposure totaling less than 1% of invested assets, with 87% of Alt-A exposure being supported by fixed rate collateral

–	No exposure to option adjustable rate mortgages, or option ARMs

–	97% of our commercial mortgage-backed security, or CMBS, portfolio is rated AAA and has a weighted-average credit enhancement of 27%

–	Minimal exposure to alternative assets, such as hedge funds and private equity funds

–	Below investment grade fixed maturities represent less than 7% of invested assets

This investment approach has resulted in what we believe to be relatively strong performance. For example:

–	Our total pre-tax net realized gains (losses) on sales and impairments of fixed maturities cost 30 basis points for the first six months of 2009, cost 52 basis points for 2008, and cost an annualized average 17 basis points since January 1, 2005

–	Our commercial mortgage portfolio has no late payments and a weighted average loan-to-value ratio of 54%

–	Since January 1, 2005, our equity portfolio has grown at an annualized rate of 6.9% compared to an annualized return of (4.0)% for the S&P 500 Index

•	Disciplined liability risk management. We have an attractive and diverse mix of businesses that, combined with our disciplined approach to asset/liability matching, enables us to stick to our strategy of offering simple to understand products without adding product features that create liability-side balance sheet volatility. Our liability portfolio includes:

–	No guaranteed living benefits, or GLBs, in variable annuity products

–	No shadow accounts in universal life products

–	No term products that are dependent on lapse-supported pricing and securitization of deficiency reserves

–	No high commission/long surrender period indexed annuities

Because we do not offer these product features, we avoided having a complex derivative hedging portfolio similar to those found on the balance sheets of many of our competitors.

•	Strong financial position. We have a strong and transparent balance sheet. We have no value of business acquired, or VOBA, on our balance sheet and minimal goodwill. We believe that we compare favorably to our industry in terms of the following financial strength metrics (as of June 30, 2009):

–	Our deferred acquisition costs, or DAC, is 22% of adjusted book value

–	Our goodwill is 2% of adjusted book value

–	Our adjusted leverage ratio is 18% (assigning 75% equity credit to our Capital Efficient Notes, or CENts)

–	We have no outstanding debt balances maturing until 2016

–	Adjusted book value is 100.0% of regulatory capital

–	Our risk-based capital ratio is 370%

–	Our AOCI improved from $(1,052.6) million at December 31, 2008 to $(642.9) million at June 30, 2009

Powerful and expanding national distribution network. We have a two-pronged approach to expanding product sales by working with our existing distribution relationships and by adding new distribution partners.

•	High quality distribution relationships. We offer consumers access to our products through a national multi-channel network, including financial institutions, employee benefits brokers, third party administrators, specialty brokers and independent agents. We are adept at designing simple to understand, yet innovative products to meet the changing demands of the market. By working closely with our distributors, we are able to anticipate opportunities in the marketplace and rapidly address them. By treating our distributors as clients and providing them with outstanding levels of service, we have cultivated strong relationships over decades that we believe allow us to avoid competing on price alone. In addition, we have flexible information technology platforms that allow us to integrate our products onto the operating platforms of our distributors, which we believe provides us with a competitive advantage in attracting new distributors.

•	Strong bank distribution channel. According to Kehrer — LIMRA, we were a top-five seller of fixed annuities through banks in the first six months of 2009. Our strong bank distribution relationships make us well-positioned to continue to take advantage of the increased investor demand for fixed annuities and to take market share away from financially stressed competitors. We also have increased our sales of single premium immediate annuities and single premium life insurance through existing and new bank distribution partners. During the first six months of 2009, our sales of single premium immediate annuities through banks increased 10% and single premium life volumes increased 34% as compared to the first six months of 2008.

Leading group medical stop-loss insurance provider. We have been a leading provider of group medical stop-loss insurance since 1976. We have built a consistently profitable platform with high levels of customer service and disciplined underwriting practices. In the last 25 years, our group medical stop-loss insurance business has experienced only two calendar years of net losses.

Diverse business mix. We believe that our diverse mix of businesses offers us a greater level of financial stability than many of our similarly-sized competitors across business and economic cycles. Given our lack of reliance on any particular product or line of business, we are able to allocate resources to markets with the highest potential returns at any given point in time. By doing so, we are able to avoid certain markets when they are experiencing heavy competition and related pricing pressure without sacrificing our ability to grow revenues.

Proven management team. We have a high quality management team with an average of 25 years of insurance-industry experience, led by Randy Talbot who has been our chief executive officer since 1998. Having spent a significant portion of his 34-year insurance industry career operating an insurance brokerage, Mr. Talbot intimately understands the needs of our distributors. We also have an experienced board of directors, which includes industry professionals who have worked closely with us to develop our strategies and operating philosophies. Our long-term incentive plan aligns management’s incentives with our stockholders’ interests.

Our Growth Strategies

The recent market turmoil and its effects on our competitors present a compelling opportunity to continue adding business at attractive returns. Further, we believe our growth strategies are well aligned with the current market environment as well as the long-term competitive dynamics of our industry. We believe the following proven, long-term growth strategies position us well to consistently grow stockholder value despite periods of aggressive pricing by our competitors:

•	Sell simple to understand products. We have built a reputation as a writer of simple to understand products that meet the needs of customers and our distribution partners. This reputation has been strengthened by the retrenchment of many of our competitors due to recent market events and the consistency of our presence and product lineup over the past several years. We believe independent distributors highly value our demonstrated ability to accept new business during turbulent conditions while maintaining strong financial performance. As a result, we are able to take advantage of the convergence of increasing customer desire for simple to understand products and the financial challenges of several market competitors.

•	Broaden and deepen distribution relationships. Our distribution strategy is to deliver multiple products through a single point of sale, thereby reducing our distribution costs. We believe that we have an unprecedented opportunity to expand our existing relationships and build new long-term relationships due to the recent market disruption that has distracted and refocused our competitors. Since January 1, 2008, we have added eight new bank relationships with over 6,000 sales representatives. In addition, we have added 14 new independent distribution relationships which added 2,100 new sales representatives actively selling our products. These new relationships, in tandem with existing relationships, have enabled us to grow our sales from $373 million during the first six months of 2007 to $1.6 billion in the first six months of 2009.

•	Effectively deploy capital. We intend to deploy our capital prudently while maximizing our profitability and long-term growth in stockholder value. Our capital management strategy is to maintain financial strength through conservative and disciplined risk management practices, capital efficient product design, effective asset/liability management and opportunistic market share growth in all our business segments. We will also maintain our conservative investment management philosophy, which includes holding a high quality investment portfolio and carefully matching our investment assets against the duration of our insurance product liabilities. This approach will enable us to remain flexible to allocate capital to opportunities within our business segments that offer the highest returns.

Group

Overview

We offer a full range of employment-based benefit products and services targeted primarily at employers, unions and public agencies with 50 to 5,000 employees. Group’s products include group medical stop-loss insurance sold to employer self-funded health plans; limited medical benefits insurance for employees not able to participate in a traditional health plan, such as part-time, seasonal and temporary workers; group life, accidental death and dismemberment insurance; and disability products. We purchase reinsurance coverage to limit our exposure to losses from our group medical stop-loss, life, short-term disability and long-term disability products. In general, we retain group medical stop-loss risk up to $1.0 million per individual and reinsure the remainder. We reinsure 50% of our Group life risk and cap our liability at $0.5 million per individual. Our short-term and long-term disability risk is 100% reinsured, except for the short-term disability product sold within limited benefit medical plans, which is not reinsured.

We sell through several types of distributors within the Group segment, including third party administrators or TPAs, employee benefits brokers, consultants and Administrative Services Only, or ASO, arrangements. ASOs are fully insured networks that also offer our group medical stop-loss insurance.

We work closely with employee benefits brokers, consultants and the employer to design benefit plans to meet the employer’s particular requirements. Our customers primarily are small and mid-size employers that require knowledgeable employee benefits brokers, consultants and insurance company representatives to understand their individual financial needs and employee profiles, and to customize benefit plans that are appropriate for them. We believe our extensive experience and expertise in group medical stop-loss insurance, limited medical benefits insurance, group life, accidental death and dismemberment insurance and disability products provide us with opportunities to support close broker relationships and to provide employers innovative and customer-centric benefit plans.

Products

Group Medical Stop-Loss

Our group medical stop-loss insurance, our leading product in the Group segment, is provided to employers that self-fund their employees’ health claim costs. Such employers provide a health plan to their employees and pay all claims and administrative costs. Our product helps employers manage health expenses by reimbursing specific claim amounts above a certain dollar deductible and by reimbursing aggregate claims above a total dollar threshold. Group medical stop-loss is our biggest Group product and represented 90.5% of earned premiums in our Group segment for the six months ended June 30, 2009.

Limited Medical Benefits

Our limited medical benefits insurance is provided to employers for health coverage to employees not otherwise eligible to participate in traditional plans, such as part-time, seasonal and temporary workers. The employer has a great deal of flexibility in choosing benefits available to employees and therefore managing total health costs incurred by the employer. Our limited medical benefits product represented 7.0% of earned premiums in our Group segment for the six months ended June 30, 2009.

Life Insurance, Accidental Death and Dismemberment

Our group term life insurance product provides benefits in the event of an insured employee’s death. The death benefit can be based upon an individual’s earnings or occupation, or can be fixed at a set dollar amount. Our products also include optional accidental death and dismemberment coverage as a supplement to our term life insurance policies. This coverage provides benefits for an insured employee’s loss of life, limb or sight as a result of accidental death or injury.

Disability Insurance

Our group long-term disability coverage is designed to cover the risk of employee loss of income during prolonged periods of disability. Our group short-term disability coverage provides partial replacement of an insured employee’s weekly earnings in the event of disability resulting from an injury or illness. Benefits can be a set dollar amount or based upon a percentage of earnings. We reinsure 100% of the risk associated with this business.

Underwriting and Pricing

Group insurance pricing reflects the employer group’s claims experience and the risk characteristics of each employer group. The employer’s group claims experience is reviewed at the time the policy is issued and each renewal year thereafter, resulting in ongoing adjustments to pricing. The key pricing and underwriting criteria are medical cost trends, the employer’s selected provider network discount structure, the employer group’s demographic composition, including the age, gender and family composition of the employer group’s members, the industry, geographic location, regional economic trends, plan design and prior claims experience.

We face significant competition in the Group segment operations. Our competitors include large and highly rated insurance carriers. Some of these competitors have greater resources than we do, and many of them offer similar products and use similar distribution channels. We strive to write and renew only business that meets our return targets, and this discipline sometimes leads to a negative impact on our market share. However, this remains consistent with our focus on profitability. Competition is based primarily upon product pricing and features, compensation and benefits structure and support offered.

Pricing in the medical stop-loss insurance market has proven to be cyclical. Recently, we have seen generally disciplined pricing in the medical stop-loss insurance market, which may suggest a developing trend towards higher pricing for this product line, based on our experience with previous pricing cycles.

Retirement Services

Overview

Our Retirement Services operation offers a full range of fixed and variable deferred annuities in both the qualified and non-qualified markets. Qualified contracts include IRAs, Roth IRAs, tax-sheltered annuities (marketed to teachers and not-for-profit organizations) and Section 457 plans. We offer these products to a broad range of consumers who want to accumulate tax-deferred assets for retirement, desire a reliable source of income during their retirement or seek to protect against outliving their assets during retirement.

We offer our annuities primarily through financial institutions, broker-dealers, independent agents, financial advisors and worksite employee benefits specialists.

The demand for fixed annuities has increased as consumers seek the simple to understand stable return offered by fixed annuity products. We believe that demand for fixed annuity and other investment products that help consumers supplement their social security benefits with reliable retirement income will endure as consumers rebuild and refocus on savings after the recent market turmoil.

We offer a variety of simple variable annuity products that position us to increase sales to consumers looking to maximize earnings over the long-term and have a tolerance for some volatility in their underlying investments.

We believe that the small to mid-sized employer market place will be an area of fixed and variable annuity sales growth as more employers eliminate traditional pensions and offer defined contribution plans with lower administrative costs. As employers drive down employee costs, we believe they still want to offer competitive retirement benefit plans as long as the administrative costs are reasonable. Our products are designed to allow employers to provide their employees with attractive retirement investments for a relatively low cost. Once those retirement plan customers decide to retire or rollover their funds, we offer a suite of IRAs, Roth IRAs, immediate annuities and other retirement vehicles. It is our goal to capture and hold those customers by offering products that address their evolving needs and through excellent service to our distribution partners and customers.

Products

Fixed Annuities

We offer fixed single premium and flexible premium deferred annuities that provide for a premium payment at time of issue, an accumulation period and an annuity payout period beginning at some future date. Our most popular products are our Select and Custom series that offer three, five and seven-year surrender charge periods and a choice of one, three, or five-year interest rate lock periods. After the interest rate lock period, the crediting rate is subject to change at our discretion (subject to the minimum guaranteed rate in the contract) based upon competitive factors, portfolio earnings rate, prevailing market rates and product profitability. Our fixed annuity contracts are supported by our general account, and the accrual of interest is generally on a tax-deferred basis to the owner. The majority of our fixed annuity contract owners retain their contracts through the surrender penalty period. After one year in the annuity contract, the contract owner may elect to take the accumulated value of the annuity and convert it to a series of future payments that are received over a selected period of time.

Our fixed annuity contracts permit the contract owners at any time during the accumulation period to withdraw all or part of the premium paid, plus the amount credited to their accounts, subject to contract provisions such as surrender charges that vary depending upon the terms of the product. The contracts impose surrender charges that typically vary from 5.0% to 8.0% of the amount withdrawn, starting in the year of contract issue and decreasing to zero over a three to eight-year period. Approximately $4.7 billion, or 66.4%, of the total account value of our fixed annuities as of June 30, 2009, were subject to surrender charges.

As market conditions change, we change the initial crediting rate for newly issued fixed deferred annuities. We maintain the initial crediting rate for a minimum period of one year or the guarantee period, whichever is longer. Thereafter, we may adjust the crediting rate annually for any given deposit. Most of our recently issued annuity contracts have lifetime minimum guaranteed crediting rates between 1.0% and 1.5%.

Our earnings from fixed annuities are based upon the spread between the crediting rate on our fixed annuity contracts and the returns we earn in our general account on our investment of premiums, less acquisition and administrative expenses.

Variable Annuities

We offer variable annuities that allow the contract owner to make payments into a guaranteed-rate account and separate accounts divided into subaccounts that invest in underlying investment portfolios. Like a deferred fixed annuity, a deferred variable annuity has an accumulation period and a payout period. Although the fixed-rate account is credited with interest in a manner similar to a fixed deferred annuity, there is no guaranteed minimum rate of return for investments in the subaccounts, and the contract owner bears the entire risk associated with the performance of these subaccounts, subject to the guaranteed minimum death benefit or any other benefit offered under the contract.

Similar to our fixed annuities, our variable annuity contracts permit the contract owner to withdraw all or part of the premiums paid, plus the amount credited to the contract owner’s account, subject to contract terms such as surrender charges. The cash surrender value of a variable annuity contract depends upon the allocation of payments between fixed and variable subaccounts, how long the contract has been in force, and the investment performance of the variable subaccounts to which the contract owner has allocated assets.

Variable annuities provide us with fee revenue in the form of flat-fee charges, mortality and expense risk charges, and asset related administration charges. The mortality and expense risk charge and asset related administration charge equal a percentage of the contract owner’s assets in the separate account and typically range from 1.00% to 1.55% per annum. In addition, some contracts may offer the option for contract owners to purchase additional features, such as GMDB, for additional fees that are paid for through charges equal to a percentage of the contract owner’s assets. Substantially all of our GMDB risk on our individual variable annuities is reinsured.

Our variable annuity strategy is to offer simple product designs that emphasize long-term returns for the customer. We do not offer the myriad of complex guaranteed living benefits found in most of the products on the market. As a result, we are not a significant writer of variable annuity business. Unlike some of our competitors, we are not having to reprice our products to properly charge for these features. Our Symetra Focus Variable Annuity product is an example of our approach to the variable annuity marketplace. Focus is one of the most cost-effective products on the market. Because of the cost-effective design, Focus is one of the few variable annuities available featuring index investment options from Vanguard. The product’s low-cost structure and well-respected investment options are designed to benefit the clients. The lower cost structure allows our clients to keep a greater share of investment returns in their accounts as opposed to paying fees for benefits that may not be needed. For clients that seek an income solution from their variable product, we offer standard annuitization features and a long-life benefit that is funded over time. Our long-life benefit is unique in the industry and works like a multi-premium immediate annuity, or MPIA, with a deferred payment start date.

Historically, we have seen variable annuity sales decline during and after equity market declines and volatility, but we expect Focus to garner more sales as consumers gain more confidence in the equity market and the competition continues to reduce guaranteed living benefit options or increase the costs of these benefits.

Retirement Plans

We offer a wide range of annuities to fund employer-sponsored retirement plans, which include 401(k) plans (including traditional, Safe Harbor and SIMPLE profit sharing plans), 403(b) plans and Section 457 plans.

Underwriting and Pricing

We price our products based upon our expected investment returns and our expectations for mortality, longevity and the probability that a policy or contract will remain in force from one period to the next, referred to as persistency, for the group of our contract owners as a whole, taking into account mortality improvements in the general population and our historical experience. We price deferred annuities by analyzing longevity and persistency risk, volatility of expected earnings on our assets under management, risk profile of the product, special reserving and capital requirements, and the expected expenses we will incur.

Income Annuities

Overview

We offer immediate annuities that guarantee a series of payments that continue either for a certain number of years or for the remainder of an annuitant’s life.

We offer structured settlement contracts that provide an alternative to a lump sum settlement, generally in a personal injury lawsuit or worker’s compensation claim, and typically are purchased by property and casualty insurance companies for the benefit of an injured claimant. The structured settlements provide scheduled payments over a fixed period or, in the case of a life-contingent structured settlement, for the life of the claimant, or a combination of fixed and life contingent payments.

Products

Immediate Annuities

We have recently experienced year-over-year increases in our sales of our immediate annuities products. We anticipate further increases in sales given the demographic trend of greater numbers of people approaching retirement age and their corresponding need for dependable retirement income that lasts their entire life. We believe that we are one of the most innovative designers of immediate annuity products.

Immediate annuities differ from deferred annuities in that they provide for contractually guaranteed payments that generally begin within one year of issue. Generally the immediate annuities available in the marketplace do not provide for surrender or policy loans by the contractholder. We offer a liquidity feature that allows the contractholder to withdraw portions of the future payments. We also offer a feature that allows benefits to be converted to a lump sum after death of the annuitant. We recently introduced the Freedom Income product that enables the customer to pick a payment start date several years after contract purchase. This product is a cost effective means of funding a future income stream.

Structured Settlements

Structured settlement contracts provide an alternative to a lump sum settlement, generally in a personal injury lawsuit or worker’s compensation claim, and typically are purchased by property and casualty insurance companies for the benefit of an injured claimant. The structured settlements provide scheduled payments over a fixed period or, in the case of a life-contingent structured settlement, for the life of the claimant, and may have a guaranteed minimum period of payments. Structured settlement contracts also may provide for irregularly scheduled payments to coincide with anticipated medical or other claimant needs. These settlements offer tax-advantaged, long-term financial security to the injured party and facilitate claim settlement for the property and casualty insurance carrier. Structured settlement contracts are long-term in nature, guarantee a fixed benefit stream and generally do not permit surrender or borrowing against the amounts outstanding under the contract. In 2005, we introduced funding services to clients with financial circumstances that may have changed from the time they originally received a structured settlement. Our initial funding service product provides an immediate lump sum payment to replace future benefit payments and includes coordinating the court approval process. In 2009, we expanded the funding service product offerings to allow clients to receive a lump sum and to change the timing of future benefit payments. This product has been well received by our clients and the courts.

Our current financial strength ratings limit our ability to offer structured settlement contracts. If our principal life insurance company subsidiary, Symetra Life Insurance Company, increases its financial strength ratings from “A” (Excellent) to “A+” (Excellent) from A.M. Best, courts will be more willing to approve structured settlement contract arrangements from us. Improving this key rating will allow us to participate fully in this market.

Underwriting and Pricing

We price immediate annuities and structured settlements using industry produced annuity mortality information, our mortality experience and assumptions regarding continued improvement in annuitant longevity, as well as assumptions regarding investment yields at the time of issue and thereafter. Our structured settlement contracts and traditional immediate annuities can be underwritten in our medical department by medical doctors and other trained medical personnel. If the medical department determines the annuitant has a shorter or longer than standard life expectancy, we can adjust our pricing to reflect that information.

Our earnings from immediate annuities and structured settlement annuities are driven by the spread on the returns we earn in our general account on our investment of premiums and the interest rate we used to determine the amount of income payments a client receives at the time they purchase their annuity.

Earnings increase or decrease on these products depending on our mortality experience.

Individual

Overview

Life insurance provides protection against financial hardship after the death of an insured by providing cash payments to the beneficiaries of the policyholder. Single premium life and universal life insurance products also provide an efficient way for assets to be transferred to heirs. Our principal individual life insurance product is term life, which provides life insurance coverage with guaranteed level premiums for a specified period of time with little or no buildup of cash value that is payable upon lapse of the coverage. In addition to term life insurance, we offer universal life insurance products, which are designed to provide protection for the entire life of the insured and may include a buildup of cash value that can be used to meet the policyholder’s particular financial needs during the policyholder’s lifetime. We also sell bank-owned life insurance, or BOLI, to financial institutions seeking a fixed yield investment that efficiently matches future employee benefit liabilities.

We price our traditional insurance policies based primarily upon our own historical experience in the underwriting risk categories that we target. We target individuals in preferred risk categories and offer them attractive products at competitive prices in addition to targeting more standard risks. Persons in preferred risk categories include healthier individuals who generally have family histories that do not present increased mortality risk. We also have significant expertise in evaluating people with health problems and offer appropriately priced coverage for people who meet our underwriting criteria.

We offer our life insurance products primarily through three distribution channels: independent agents and financial advisors, financial institutions, and specialty agents for BOLI. We believe there are opportunities to expand our sales through each of these distribution channels.

Products

Term Life Insurance

Our term life insurance policies provide a death benefit if the insured dies while the coverage is in force. Term life policies have little to no cash value buildup and therefore rarely have a payment due if and when a policyholder decides to lapse the policy. As of June 30, 2009, we had $180.9 million of reserves associated with our term life and other traditional life products.

Our primary term life insurance products have guaranteed level premiums for initial terms of 10, 15, 20 or 30 years. After the guaranteed period expires, premiums increase annually and the policyholder has the option to continue under the current policy by paying the increased premiums without demonstrating insurability or qualifying for a new policy by submitting again to the underwriting process. Coverage continues until the insured reaches the policy expiration age or the policyholder ceases to make premium payments or otherwise terminates the policy, including potentially converting to a permanent plan of insurance. The termination of coverage is called a lapse. For newer policies, we seek to reduce lapses at the end of the guaranteed period by gradually grading premiums to the attained age scale of the insured over the five years following the guaranteed period. After this phase-in period, premiums continue to increase as the insured ages.

In 2009, we launched a new term insurance product designed primarily for the mortgage term market. This product allows customers to safeguard their home (often their most valuable asset) in the event of death. This product includes an optional return of premium feature allowing for the customer to pay additional premiums for the comfort of knowing they will receive back at a minimum what they paid in premiums.

We design and price our term insurance to limit the impact from statutory reserves mandated by the valuation of life insurance policies model regulation, also known in the insurance industry as XXX deficiency reserves. We had $7.4 million of XXX reserves as of June 30, 2009. Our product pricing is not dependent on securitization of XXX deficiency reserves.

Universal Life Insurance

Our universal life insurance policies provide policyholders with lifetime death benefit coverage, the ability to accumulate assets on a flexible, tax-deferred basis and the option to access the cash value of the policy through a policy loan, partial withdrawal or full surrender. Our universal life products also allow policyholders to adjust the timing and amount of premium payments. We credit premiums paid, less certain expenses, to the policyholder’s account and from that account deduct regular expense charges and certain risk charges, known as COI, which generally increase from year to year as the insured ages. Our universal life insurance policies accumulate cash value that we pay to the insured when the policy lapses or is surrendered. Most of our universal life policies also include provisions for surrender charges for early termination and partial withdrawals. As of June 30, 2009, we had $591.1 million of reserves associated with various universal life products.

We credit interest on policyholder account balances at a rate determined by us, but not less than a contractually guaranteed minimum. Our in force universal life insurance policies generally have minimum guaranteed crediting rates ranging from 3.0% to 4.5% for the life of the policy.

We design and price our universal life insurance products to limit the impact from statutory reserves mandated by the valuation of life insurance policies model regulation, also known in the insurance industry as AXXX deficiency reserves. We had $19.3 million of AXXX reserves as of June 30, 2009. Our product pricing is not dependent on securitization of AXXX deficiency reserves.

Bank-Owned Life Insurance (BOLI)

Our life insurance business also includes $3.9 billion of BOLI statutory reserves. Many financial institutions purchased several billion dollars of BOLI as a means of generating the cash flow needed to fund benefit liabilities. A fixed rate BOLI product is a highly stable, low-risk source of financing that can offer net annual after-tax returns that are generally higher than traditional bank investments. Over the last few years some financial institutions bought variable BOLI products and experienced significant volatility and write-downs associated with those products. Our book of BOLI business is 100% fixed.

Underwriting and Pricing

We believe our rigorous underwriting and pricing practices are significant drivers of the consistent profitability of our life insurance business. Our fully underwritten term life insurance is 50% to 90% reinsured, which limits mortality risk retained by us. We set pricing assumptions for expected claims, lapses, investment returns, expenses and customer demographics based on our own relevant experience and other factors. Our strategy is to price our products competitively for our target risk categories and not necessarily to be equally competitive in all categories.

Our fully underwritten policies place each insurable life insurance applicant in one of eight primary risk categories, depending upon current health, medical history and other factors. Each of these eight categories has specific health criteria, including the applicant’s history of using nicotine products. We consider each life insurance application individually and apply our guidelines to place each applicant in the appropriate risk category, regardless of face value or net amount at risk. We may decline an applicant’s request for coverage if the applicant’s health or other risk factor assessment is unacceptable to us. We do not delegate underwriting decisions to independent sales intermediaries. Instead, all underwriting decisions are made by our own underwriting personnel or by our automated underwriting system. We often share information with our reinsurers to gain their insights on potential mortality and underwriting risks and to benefit from their broad expertise. We use the information we obtain from the reinsurers to help us develop effective strategies to manage our underwriting risks. For specific markets where fully underwritten products are not preferred by the distributor, we have developed specially priced products to support a “simplified issue” process. This process enables us to reach applicants not called on by traditional insurance agents. “Simplified issue” contracts are typically generated via worksite sales to employees and sales to retail bank customers. Insurance amounts are limited and separate underwriting guidelines are applied for simplified issue policies.

Other

Our Other segment consists primarily of unallocated surplus net investment income, unallocated operating expenses including interest expense on debt, tax credits from certain investments, the results of small, non-insurance businesses that are managed outside of our operating segments and intersegment elimination entries.

Operating Subsidiaries

Symetra Financial Corporation is a holding company, and we conduct business through our subsidiaries. Our primary operating subsidiaries are as follows:

Name	Operating Segment	Other Information
Symetra Life Insurance Company	All segments	Primary operating subsidiary
First Symetra National Life Insurance Company of New York	Primarily Retirement Services
Clearscape Funding Corporation	Other
Symetra Assigned Benefits Service Company	Income Annuities	Structured settlements
Symetra Securities, Inc.	Retirement Services	Broker-dealer; distributor
Symetra Investment Services, Inc.	Other	Broker-dealer; distributor
Medical Risk Managers, Inc.	Group	Managing general underwriter
Health Network Strategies, LLC	Group	60% owned joint venture

Distribution

We distribute our products through an extensive and diversified distribution network. We believe access to a variety of distribution channels enables us to respond effectively to changing consumer needs and distribution trends. We compete with other financial services companies to attract and retain relationships in each of these channels. Some of the factors that lead to our success in competing for sales through these channels include amount of sales commissions and fees we pay, breadth of our product offerings, our perceived stability and our financial strength ratings, marketing and training we provide and maintenance of key relationships with individuals at those firms. We believe we have a well diversified multi-channel distribution network to capture a broad share of the distributor and consumer markets for insurance and financial services products.

Our Group segment distributes their products through employee benefits brokers, ASOs and TPAs.

Our Individual, Retirement Services and Income Annuities segments distribute their products through the following channels:

•	financial institutions;

•	brokerage general agencies and independent agents; and

•	structure settlement specialty brokers.

The following table sets forth our annualized first-year premiums and deposits on new policies in our Group, Retirement Services, Income Annuities and Individual segments:

Sales for the Year Ended December 31, 2008
by Distribution Channel

	Segment
		Retirement	Income
Distribution Channel	Group(1)	Services(2)	Annuities(3)	Individual(4)
	(In millions)

Financial institutions	$—	$1,558.5	$70.7	$1.8
Employee benefits brokers/TPAs	112.6	—	—	—
Independent agents/BGAs	—	208.0	45.7	5.3
Structured settlements/BOLI	—	—	24.4	2.9

(1)	Includes medical stop-loss, life, disability and limited medical benefits insurance.

(2)	Includes deferred and variable annuities and retirement programs.

(3)	Includes immediate annuities and structured settlements.

(4)	Includes term, universal, single premium, BOLI and variable life insurance.

Financial Institutions. We have agency agreements with 26 key financial institutions, accounting for approximately 39,000 agents and registered representatives in all 50 states. We use financial institutions to distribute a significant portion of our fixed and variable annuities, as well as a growing portion of our life insurance policies.

One financial institution, JPMorgan Chase & Co., accounted for a significant portion of our total sales in 2008 and through June 30, 2009, selling primarily fixed annuity products. In September of 2008, JPMorgan Chase & Co. (which owns the Chase banking business) acquired the banking operations of Washington Mutual, Inc. Prior to that acquisition, Chase and Washington Mutual each individually accounted for a significant portion of our total sales. We do not believe that the acquisition has negatively affected our distribution relationship with the combined institution.

Employee Benefits Brokers, Third Party Administrators. We distribute our Group segment products through approximately 2,100 agencies in the employee benefits broker/third party administrator channel. This distribution channel is also supported by approximately 30 of our employees located strategically across a nationwide network of 16 regional offices.

Independent Agents, Brokerage General Agencies. We distribute life insurance and fixed and deferred annuities through approximately 15,000 independent agents located throughout the United States from approximately 8,300 different agencies. These independent agents market our products and those of other insurance companies.

Structured Settlements. We distribute structured settlements through approximately 560 settlement consultants representing 85 agencies in 44 states and the District of Columbia. We believe our ability to participate and compete effectively in the sales of structured settlements will depend on our ability to achieve upgrades from the ratings agencies.

Marketing

We promote and differentiate our products and services through the breadth of our product offerings, technology services, specialized support for our distributors and innovative marketing programs to help distributors grow their business with our products.

We have customized our marketing approach to promote our brand to distributors of our products whom we believe have the most influence in our customers’ purchasing decisions. We built our brand among this constituency in three phases: an outreach to our employees to understand and deliver on the brand, an outreach to our independent producers in our sales channels and a prudent consumer outreach. These programs include advertising in trade and business periodicals, consumer advertising with a small, prudent budget leveraged by its ties to our producers, media outreach to both trade and consumer periodicals and community outreach, including partnering with distributors.

At the product level, we simplify the sales process so that the recommendation to purchase our product is as easy and seamless as possible. This is accomplished through our product collateral, technology in the sales process and ease of service after the sale.

We seek to build recognition of our brand and maintain strong relationships with leading distributors by providing a high level of specialized support, such as product training, sales solutions, and financial product design for targeted customers.

Reserves

Overview

We calculate and maintain reserves for estimated future benefit payments to our policyholders and contractholders in accordance with U.S. GAAP. We establish reserves at amounts that we expect to be sufficient to satisfy our policy obligations. We release these reserves as those future obligations are extinguished. The reserves we establish necessarily reflect estimates and actuarial assumptions with regard to our future experience. These estimates and actuarial assumptions involve the exercise of significant judgment. Our future financial results depend significantly upon the extent to which our actual future experience is consistent with the assumptions we have used in pricing our products and determining our reserves. Many factors can affect future experience, including economic and social conditions, inflation, healthcare costs, changes in doctrines of legal liability and damage awards in litigation. Therefore, we cannot determine with complete precision the ultimate amounts we will pay for actual future benefits or the timing of those payments.

Individual and Group Life Insurance and Group Health Insurance

We establish reserves for life insurance policies based upon generally recognized actuarial methods. We use mortality tables in general use in the United States, modified where appropriate to reflect relevant historical experience and our underwriting practices. Persistency, expense and interest rate assumptions are based upon relevant experience and expectations for future development.

The liability for policy benefits for universal life insurance and BOLI policies is equal to the balance that accrues to the benefit of policyholders, including credited interest, plus any amount needed to provide for additional benefits. We also establish reserves for amounts that we have deducted from the policyholder’s balance to compensate us for services to be performed in future periods. The BOLI life reserves were reset to fair value on the date of the Acquisition.

Our reserves for unpaid group life and health insurance claims, including our stop-loss medical and other lines, are estimates of the ultimate net cost of both reported losses that have not yet been settled and incurred but as yet unreported losses. Reserves for incurred but as yet unreported claims are based upon historic incidence rates, severity rates, reporting delays and any known events that we believe will materially affect claim levels.

Reserves for long-term disability claims are based upon factors including recovery, mortality, expenses, Social Security and other benefit offsets and interest rates. They represent the actuarial present value of benefits and associated expenses for current claims, reported claims that have not yet completed and incurred claims that have not yet been reported. Claims on long-term disability insurance policies consist of payments to be made periodically, generally monthly, in accordance with the contractual terms of the policy.

Retirement Services and Income Annuities

For our investment contracts, which are primarily deferred annuities, contractholder liabilities are equal to the accumulated contract account values, which generally consist of an accumulation of deposit payments, less withdrawals, plus investment earnings and interest credited to the account, less expense, mortality and product charges, if applicable. We also maintain a separate reserve for any expected future payments in excess of the account value due to the potential death of the contractholder. The reserves were reset to fair value on the date of the Acquisition.

Reserves for future policy benefits on our immediate fixed annuity contracts are calculated based upon actuarial assumptions regarding the interest to be earned on the assets underlying the reserves and, if applicable, the annuitant’s life expectancy. The reserves were reset to fair value on the date of the Acquisition, with adjustments to future interest and mortality assumptions.

Investments

Investment Management Overview

In managing our investments, we are focused on disciplined matching of our assets to our liabilities and preservation of principal. Within this framework, we seek to generate appropriate risk-adjusted returns through careful individual security analysis.

For each of our operating segments and for our unallocated surplus, we separate our investments into one or more distinct portfolios. Our investment strategy for each portfolio is based on the expected cash flow characteristics of the portion of the liabilities of the business segment associated with the portfolio. The strategies are regularly monitored through a review of portfolio metrics, such as effective duration, yield curve sensitivity, convexity, liquidity, asset sector concentration and credit quality.

In general, we purchase high quality assets to pursue the following investment strategies for our operating segments:

•	Group. We invest in short duration fixed income corporate bonds.

•	Retirement Services. We invest in short to medium duration fixed income corporate bonds, mortgage backed securities, commercial loans and a modest amount of below investment grade bonds.

•	Income Annuities. The Income Annuities segment has liability payments that run well beyond 40 years. The majority of the segment’s portfolio is invested in long duration fixed income corporate bonds, mortgage-backed securities and commercial loans. In addition, we invest in equities to support liability payments due more than 40 years in the future.

•	Individual. We invest in medium to long duration fixed income corporate bonds, mortgage-backed securities, commercial mortgages and a modest amount of below investment grade bonds.

•	Other. We invest in short to medium duration fixed income assets.

We are exposed to three primary sources of investment risk:

•	Credit risk — risk relating to the uncertainty associated with the continued ability of a given obligor to make timely payments of principal and interest;

•	Interest rate and credit spread risk — risk relating to the market price and/or cash flow variability associated with changes in market yield curves and credit spreads; and

•	Equity risk — risk relating to adverse fluctuations in a particular common stock.

Our ability to manage these risks while generating an appropriate investment return is essential to our business and our profitability.

We manage credit risk by analyzing issuers, transaction structures and, for our commercial mortgage portfolio, real estate properties. We use analytic techniques to monitor credit risk. For example, we regularly measure the probability of credit default and estimated loss in the event of such a default, which provides us with early notification of worsening credit. If an issuer downgrade causes our holdings of that issuer to exceed our risk thresholds, we automatically undertake a detailed review of the issuer’s credit. We also manage credit risk through industry and issuer diversification and asset allocation practices. For commercial real estate loans, we manage credit risk through geographic and product-type diversification and asset allocation. We routinely review different issuers and sectors and conduct more formal quarterly portfolio reviews.

We mitigate interest rate and credit spread risk through rigorous management of the relationship between the duration of our assets and the duration of our liabilities, seeking to minimize risk of loss in both rising and falling interest rate and widening credit spread environments.

We mitigate equity risk by limiting the size of our equity portfolio to correlate with our exposure to long duration obligations in our income annuities segment and the ability of our capital base to absorb downside volatility without creating capital ratio stress and/or constraints on growth. We invest in relatively concentrated positions in the United States and other developed markets. The investments are identified using a bottom-up fundamental analysis and value oriented investment approach.

Portfolio Managers

Other than our commercial mortgage portfolio, which is managed by our employees, we have hired professional investment advisors to invest our assets. As of June 30, 2009, our $17.9 billion (amortized cost) fixed income portfolio is managed by White Mountains Advisors LLC, or WM Advisors, and our $0.2 billion equity portfolio is managed by Prospector Partners, LLC, or Prospector.

WM Advisors seeks to reduce and manage credit risk by focusing on capital preservation, fundamental credit analysis, value-oriented security selection and quick action as a security’s outlook changes. WM Advisors directly invests the bulk of our fixed income investments, while hiring sub-advisors for private placements, high yield bonds and bank loans. The sub-advisors work under WM Advisors’ direction to manage our credit and interest rate risk and preserve the integrity of our asset/liability matching. The sub-advisors are:

•	Principal Global Investors, or Principal. Principal manages our investment grade private placement portfolio and some fallen angel below investment grade assets. As of June 30, 2009, Principal managed approximately $1.4 billion of our asset portfolio.

•	Pioneer Investment Management, or Pioneer. Pioneer manages our high yield investment portfolio. Pioneer seeks to generate high current yield while preserving principal. As of June 30, 2009, Pioneer managed approximately $0.4 billion of our asset portfolio.

•	Wellington Management, or Wellington. Wellington manages our bank loan portfolio and some fallen angel below investment grade assets. As of June 30, 2009, Wellington managed approximately $52.7 million of our asset portfolio.

Prospector manages our equity portfolio. Prospector’s investment strategy is to maximize absolute total return through investments in a variety of equity and equity-related instruments, including convertible preferred and convertible debt securities.

Our in-house mortgage loan department originates new commercial mortgage loans and manages our existing commercial loan portfolio. The commercial mortgage holdings are whole loans secured by first liens on income producing properties. There are no construction, development or land loans in the portfolio. Over our 35 year history in this asset class, we have had very strong investment experience through all parts of the real estate cycle. This success is attributed to underwriting standards that include large equity and debt service coverage requirements, and strong real estate and borrower analysis. Typically the loans have personal recourse. All aspects of the investment process including origination, due diligence, underwriting, approval and closing are handled internally.

For further information on our investment portfolio, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Investments” and “Certain Relationships and Related Transactions.”

Reinsurance

We engage in the industry practice of reinsuring portions of our insurance risk with reinsurance companies through both treaty and facultative reinsurance agreements. We use reinsurance to diversify our risks and manage loss exposures primarily in our Group and Individual segments. The use of reinsurance permits us to write policies in amounts larger than the risk we are willing to retain.

We cede insurance primarily on a treaty basis, under which risks are ceded to a reinsurer on specific books of business where the underlying risks meet certain predetermined criteria. To a lesser extent, we cede insurance risks on a facultative basis, under which the reinsurer’s prior approval is required on each risk reinsured. The use of reinsurance does not discharge us, as the insurer, from liability on the insurance ceded. We, as the insurer, are required to pay the full amount of our insurance obligations even in circumstances where we are entitled or able to receive payments from our reinsurer. The principal reinsurers to which we cede risks have A.M. Best financial strength ratings ranging from “A+” to “A-.”

We had reinsurance recoverables of $266.4 million and $264.2 million as of June 30, 2009 and December 31, 2008, respectively. The following table sets forth our exposure to our principal reinsurers, including reinsurance recoverables as of December 31, 2008 and the A.M. Best ratings of those reinsurers as of that date:

	Reinsurance	A.M. Best
	Recoverable	Rating
	(In millions)

Reinsurance Group of America (RGA)	$94.3	A+
Transamerica Life Insurance Company	69.8	A+
UNUM Life Insurance Company of America (UNUM)	51.1	A−
Lincoln National Life Insurance Company	24.7	A+

In the table above, the reinsurance recoverables under our agreements with RGA, UNUM and Lincoln represent the reinsurance exposure of these parties to us under the reinsurance policies. The reinsurance recoverable under our agreement with Transamerica represents our share of the proceeds generated under this policy.

Under most of our reinsurance agreements, we obtain reinsurance to mitigate some or all of the risk of the policies we issue, particularly the risk of substantial loss from death of an individual or catastrophic loss, and in other cases where the reinsurer offers a particular expertise. Some of these agreements are coinsurance arrangements, whereby we only obtain reinsurance for a portion of the risk, and retain the remainder. In some cases, we instead act as a reinsurer (or coinsurer) of another life insurance company.

The following is a brief summary of our reinsurance agreements with the parties listed in the table above:

•	Reinsurance Group of America. Under our agreements with RGA, RGA reinsures the risk of a large loss on term life insurance and universal life insurance policies. These are typically coinsurance or yearly renewable term arrangements, whereby we cede 50% or more of the claims liability to RGA. These agreements do not have a fixed term. Either party can terminate these agreements with respect to future business with 90 days’ written notice to the other party.

•	Transamerica Life Insurance Company. Under an agreement with Transamerica, we act as their reinsurer with respect to 28.6% of a BOLI policy. BOLI is life insurance purchased by a bank to insure the lives of bank employees, usually officers and other highly compensated employees. BOLI policies are commonly used by banks to fund employee pension plans and benefit plans. Transamerica invests the policy premiums paid by the bank, and manages those investments subject to the terms of the policy. We have assumed 28.6% of the claims liability under this policy, and receive 28.6% of the proceeds generated under the policy. The term of this agreement is perpetual. We are only allowed to terminate this agreement in the event Transamerica fails to pay amounts due to us under this agreement or in the event of fraud, misrepresentation or breach of this agreement by Transamerica.

•	UNUM Life Insurance Company of America. We cede all of our Group Long-Term-Disability and Short-Term-Disability claims liability through a reinsurance pool. The pool of reinsurers may change each year for new claims. UNUM covers the substantial majority of this business. This agreement does not have a fixed term. Either we or the insurance pool can terminate the agreement with respect to future business by providing 90 days’ written notice to the other party.

•	Lincoln National Life Insurance Company. Under our agreements with Lincoln, we primarily cede claims liability under 10, 15 and 20-year term life insurance policies to Lincoln. These are typically coinsurance arrangements, whereby we cede 50% or more of the claims liability to Lincoln. These agreements do not have a fixed term. Either party can terminate these agreements with respect to future business upon 90 days’ written notice to the other party.

Risk Management

Overview

Risk management is a critical part of our business and we have adopted risk management processes in virtually every aspect of our operations, including product development, underwriting, investment management, asset/liability management and technology development projects. The primary objective of these risk management processes is to reduce the variations we experience from our expected results.

We use a risk model that draws on the risk-based capital concepts. Risks are classified into four main categories:

•	investment risks;

•	pricing risks, including determination of adequate spreads or premiums, and estimation of claims, both expected and catastrophic;

•	interest rate risk, including asset liability duration matching exposures; and

•	other business risks, including business continuity, data security and other operational risks.

Operations and Technology

Service and Support

We have a dedicated team of service and support personnel, as well as Affiliated Computer Services, or ACS, based in Dallas, Texas, our outsourced provider, that deliver automation solutions to drive competitive advantage, to achieve earnings growth objectives and to control the cost of doing business. We mainly follow a buy-versus-build approach in providing application and business processing services that accelerate delivery and responsiveness. We also develop proprietary software for competitive or economic benefits.

Operating Centers

In August 2009, we signed a new outsourcing agreement with ACS. The renewal of the agreement expires in July 2014, with two one-year extensions at our election. The scope of the contract with ACS includes the management of the following:

•	data center: mainframe, Wintel systems, storage, web services and disaster recovery;

•	distributed computing: field office services, desktop support and asset management;

•	data network: network infrastructure, carrier services and secured remote access;

•	voice communications: voice systems, wireless and contact center technologies;

•	help desk supporting: infrastructure, packaged software and password resets;

•	output processing: print and mail fulfillment, archive and online viewing; and

•	content management: imaging and content management system.

Under this agreement, we are obligated to pay an annual service fee of approximately $10.8 million. These fees are subject to adjustments based on a variety of factors, including product utilization and reductions for failure to meet service level standards.

The agreement may be terminated by us for convenience prior to the end of the five-year term upon ninety days’ notice and payment by us of a termination fee, which is currently $4.7 million if the entire agreement is terminated. The termination fee generally declines over time and is pro-rated based on which service(s) are terminated and their related fixed and variable costs, including depreciable asset and investment costs and non-amortizable investment costs. In the event of termination, we have the right to acquire hardware and software assets used by ACS to provide services to us.

On September 28, 2009, ACS and Xerox Corporation announced a definitive agreement for Xerox to acquire ACS. We do not currently believe that this acquisition will materially affect our relationship with ACS.

Competition

We face significant competition for customers and distributors from insurance and other financial services companies in each of our businesses. Our competitors include other large and highly rated insurance carriers. Some of these competitors have greater resources than we do, and many of them offer similar products and use similar distribution channels. Competition in our operating business segments is based on a number of factors, including:

•	quality of service;

•	product features;

•	price;

•	commissions;

•	ability to purchase attractive assets;

•	scope of distribution;

•	financial strength ratings; and

•	name recognition.

The relative importance of these factors depends on the particular product and market. We compete for customers and distributors with insurance companies and other financial services companies in our various businesses.

Financial Strength Ratings

Rating organizations continually review the financial performance and condition of most insurers and provide financial strength ratings based on a company’s operating performance and ability to meet obligations to policyholders. Ratings provide both industry participants and insurance consumers meaningful information on specific insurance companies and are an important factor in establishing the competitive position of insurance companies. In addition, ratings are important to maintaining public confidence in us and our ability to market our products.

Symetra Life Insurance Company, our principal life insurance subsidiary, is currently rated by A.M. Best, S&P, Moody’s and Fitch as follows:

Financial Strength Rating	A.M. Best	S&P	Moody’s	Fitch
Symetra Life Insurance Company	A	A	A3	A+

A.M. Best states that its “A” (Excellent) rating is assigned to those companies that have, in its opinion, an excellent ability to meet their ongoing obligations to policyholders. The “A” (Excellent) is the third highest of 16 ratings assigned by A.M. Best, which range from “A++” to “S.”

Symetra Life Insurance Company’s Financial Size Category, or FSC, ranking, as determined by A.M. Best is XIII, the third highest of 16. A.M. Best indicates that the FSC is designed to provide an indicator of the size of a company in terms of its statutory surplus and related accounts.

Standard & Poor’s states that an insurer rated “A” (Strong) has strong financial security characteristics that outweigh any vulnerabilities, and is highly likely to have the ability to meet financial commitments, but is somewhat more likely to be affected by adverse business conditions than are insurers with higher ratings. The “A” range is the third highest of the four ratings ranges that meet these criteria, and also is the third highest of nine financial strength ratings ranges assigned by S&P, which range from “AAA” to “R.” A plus (+) or minus (−) shows relative standing in a rating category. Accordingly, the “A” rating is the sixth highest of S&P’s 21 ratings categories.

Moody’s Investors Service states that insurance companies rated “A3” (Good) offer good financial security. However, elements may be present that suggest a susceptibility to impairment sometime in the future. The “A” range is the third highest of nine financial strength rating ranges assigned by Moody’s which range from “Aaa” to “C.” Numeric modifiers are used to refer to the ranking within the group, with “1” being the highest and “3” being the lowest. Accordingly, the “A3” rating is the seventh highest of Moody’s 21 ratings categories.

Fitch states that insurance companies rated “A+” (Strong) are viewed as possessing strong capacity to meet policyholder and contract obligations. Risk factors are moderate, and the impact of any adverse business and economic factors is expected to be small. The “A” rating category is the third highest of eight financial strength categories, which range from “AAA” to “D.” The symbol (+) or (−) may be appended to a rating to indicate the relative position of a credit within a rating category. These suffixes are not added to ratings in the “AAA” category or to ratings below the “CCC” category. Accordingly, the “A+” rating is the fifth highest of Fitch’s 24 ratings categories.

A.M. Best, S&P, Moody’s and Fitch review their ratings periodically and we cannot assure you that we will maintain our current ratings in the future. Other agencies may rate Symetra or our insurance subsidiaries on a solicited or unsolicited basis.

The A.M. Best, S&P, Moody’s and Fitch ratings included are not designed to be, and do not serve as, measures of protection or valuation offered to investors in this offering. These financial strength ratings should not be relied on with respect to making an investment in our securities.

Employees

As of September 30, 2009, we had approximately 1,100 full-time and part-time employees. We believe our employee relations are satisfactory. To the best of our knowledge, none of our employees is subject to a collective bargaining agreement.

Facilities

We lease approximately 353,000 square feet of office space in various locations throughout the United States, which consists primarily of 292,000 square feet of office space at our headquarters in Bellevue, Washington.

Most of our leases have lease terms ranging from one to ten years. Our aggregate annual rental expense under these leases was $8.0 million during 2008.

We believe our properties are adequate for our business as presently conducted.

Legal Proceedings

We are regularly a party to litigation, arbitration proceedings and governmental examinations in the ordinary course of our business. While we cannot predict the outcome of any pending or future litigation or examination, we do not believe that any pending matter, individually or in the aggregate, will have a material adverse effect on our business.

REGULATION

Our insurance operations are subject to a wide variety of laws and regulations. State insurance laws regulate most aspects of our insurance businesses, and our insurance subsidiaries are regulated by the insurance departments of the states in which they are domiciled and licensed. Our insurance products and thus our businesses also are affected by U.S. federal, state and local tax laws. Insurance products that constitute “securities,” such as variable annuities and variable life insurance, also are subject to federal and state securities laws and regulations. The SEC, FINRA and state securities authorities regulate these products.

Our broker-dealers are subject to federal and state securities and related laws. The SEC, FINRA and state securities authorities are the principal regulators of these operations.

The purpose of the laws and regulations affecting our insurance and securities businesses is primarily to protect our customers and not our noteholders or stockholders. Many of the laws and regulations to which we are subject are regularly re-examined, and existing or future laws and regulations may become more restrictive or otherwise adversely affect our operations.

In addition, insurance and securities regulatory authorities increasingly make inquiries regarding compliance by us and our subsidiaries with insurance, securities and other laws and regulations regarding the conduct of our insurance and securities businesses. We cooperate with such inquiries and take corrective action when warranted.

Many of our customers and agents also operate in regulated environments. Changes in the regulations that affect their operations also may affect our business relationships with them and their ability to purchase or to distribute our products.

Insurance Regulation

Our insurance subsidiaries are licensed and regulated in all states in which they conduct insurance business. The extent of this regulation varies, but most states have laws and regulations governing the financial condition of insurers, including standards of solvency, types and concentration of investments, establishment and maintenance of reserves, credit for reinsurance and requirements of capital adequacy, and the business conduct of insurers, including marketing and sales practices and claims handling. In addition, statutes and regulations usually require the licensing of insurers and their agents, the approval of policy forms and related materials and the approval of rates for certain lines of insurance. The types of insurance laws and regulations applicable to us or our insurance subsidiaries are described below.

Insurance Holding Company Regulation

All states in which our insurance subsidiaries conduct insurance business have enacted legislation that requires each insurance company in a holding company system, except captive insurance companies, to register with the insurance regulatory authority of its state of domicile and to furnish that regulatory authority financial and other information concerning the operations of, and the interrelationships and transactions among, companies within its holding company system that may materially affect the operations, management or financial condition of the insurers within the system. These laws and regulations also regulate transactions between insurance companies and their parents and affiliates. Generally, these laws and regulations require that all transactions within a holding company system between an insurer and its affiliates be fair and reasonable and that the insurer’s statutory surplus following any transaction with an affiliate be both reasonable in relation to its outstanding liabilities and adequate to its financial needs. Statutory surplus is the excess of admitted assets over statutory liabilities. For certain types of agreements and transactions between an insurer and its affiliates, these laws and regulations require prior notification to, and non-disapproval or approval by, the insurance regulatory authority of the insurer’s state of domicile.

Policy Forms

Our insurance subsidiaries’ policy forms are subject to regulation in every state in which such subsidiaries are licensed to transact insurance business. In most states, policy forms must be filed prior to their use.

Dividend Limitations

As a holding company with no significant business operations of its own, Symetra depends on dividends or other distributions from its subsidiaries as the principal source of cash to meet its obligations, including the payment of interest on and repayment of principal of any debt obligations and payment of dividends to stockholders and stock repurchases. The payment of dividends or other distributions to Symetra by its insurance subsidiaries is regulated by the insurance laws and regulations of their respective states of domicile. In the state of Washington, the state of domicile of Symetra’s principal insurance subsidiary, Symetra Life Insurance Company, an insurance company subsidiary may not pay an “extraordinary” dividend or distribution until 30 days after the insurance commissioner has received sufficient notice of the intended payment and has not objected or has approved the payment within the 30-day period. An “extraordinary” dividend or distribution is defined under Washington law as a dividend or distribution that, together with other dividends and distributions made within the preceding twelve months, exceeds the greater of:

•	10% of the insurer’s statutory surplus as of the immediately prior year end; or

•	the statutory net gain from the insurer’s operations for the prior year.

State laws and regulations also prohibit an insurer from declaring or paying a dividend except out of its statutory surplus or require the insurer to obtain regulatory approval before it may do so. In addition, insurance regulators may prohibit the payment of ordinary dividends or other payments by our insurance subsidiaries to Symetra (such as a payment under a tax sharing agreement or for employee or other services) if they determine that such payment could be adverse to our policyholders or contractholders.

Market Conduct Regulation

The laws and regulations of U.S. jurisdictions include numerous provisions governing the marketplace activities of insurers, including provisions governing the form and content of disclosure to consumers, product illustrations, advertising, product replacement, suitability, sales and underwriting practices, complaint handling and claims handling. State jurisdictions generally enforce these provisions through periodic market conduct examinations.

Statutory Examinations

As part of their regulatory oversight process, state insurance departments conduct periodic detailed examinations of the books, records, accounts and business practices of insurers domiciled in their jurisdictions. These examinations generally are conducted in cooperation with the insurance departments of several other states under guidelines promulgated by the NAIC. In the three-year period ended December 31, 2008 and through June 30, 2009, we have not received any material adverse findings resulting from any insurance department examinations of our insurance subsidiaries.

Guaranty Associations and Similar Arrangements

Most states require life insurers licensed to write insurance within the state to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies of insurers who become impaired or insolvent. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets.

We had net aggregate assessments (refunds) levied against or received by our insurance subsidiaries totaling $(1.7) million, $0.1 million, $0.2 million and $0.2 million for the six months ended June 30, 2009 and for the years ended December 31, 2008, 2007 and 2006, respectively. Included in the net amount above are refunds totaling $2.3 million received during the six months ended June 30, 2009, primarily from two states related to assessments we paid prior to 1998. Although the amount and timing of future assessments are not predictable, we have established reserves for guaranty fund assessments that we consider adequate for assessments with respect to insurers that currently are subject to insolvency proceedings.

Change of Control

The laws and regulations of the states in which our insurance subsidiaries are domiciled require that a person obtain the approval of the insurance commissioner of the insurance company’s jurisdiction of domicile prior to acquiring control of the insurer. Generally, such laws provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing 10% or more of the voting securities of the insurer. In considering an application to acquire control of an insurer, the insurance commissioner generally will consider such factors as the experience, competence and financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the acquiror’s plans for the management and operation of the insurer, and any anti-competitive results that may arise from the acquisition. In addition, a person seeking to acquire control of an insurance company is required in some states to make filings prior to completing an acquisition if the acquiror and the target insurance company and their affiliates have sufficiently large market shares in particular lines of insurance in those states. Approval of an acquisition may not be required in these states, but the state insurance departments could take action to impose conditions on an acquisition that could delay or prevent its consummation. These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control involving us, including through transactions, and in particular unsolicited transactions, that some or all of our stockholders might consider to be desirable.

Policy and Contract Reserve Sufficiency Analysis

Under the laws and regulations of their states of domicile, our life insurance subsidiaries are required to conduct annual analyses of the sufficiency of their life and health insurance and annuity statutory reserves. In addition, other jurisdictions in which these subsidiaries are licensed may have certain reserve requirements that differ from those of their domiciliary jurisdictions. In each case, a qualified actuary must submit an opinion that states that the aggregate statutory reserves, when considered in light of the assets held with respect to such reserves, make good and sufficient provision for the associated contractual obligations and related expenses of the insurer. If such an opinion cannot be provided, the affected insurer must set up additional reserves by moving funds from surplus. Our life insurance subsidiaries submit these opinions annually to applicable insurance regulatory authorities.

Surplus and Capital Requirements

Insurance regulators have the discretionary authority, in connection with the ongoing licensing of our insurance subsidiaries, to limit or prohibit the ability of an insurer to issue new policies if, in the regulators’ judgment, the insurer is not maintaining a minimum amount of surplus or is in hazardous financial condition. Insurance regulators may also limit the ability of an insurer to issue new life insurance policies and annuity contracts above an amount based upon the face amount and premiums of policies of a similar type issued in the prior year. We do not believe that the current or anticipated levels of statutory surplus of our insurance subsidiaries present a material risk that any such regulator would limit the amount of new policies that our insurance subsidiaries may issue.

Risk-based Capital

The NAIC has established risk-based capital standards for life insurance companies as well as a model act with the intention that these standards be applied at the state level. The model act provides that life insurance companies must submit an annual risk-based capital report to state regulators reporting their risk-

based capital based upon four categories of risk: asset risk, insurance risk, interest rate risk and business risk. For each category, the capital requirement is determined by applying factors to various asset, premium and reserve items, with the factor being higher for those items with greater underlying risk and lower for less risky items. The formula is intended to be used by insurance regulators as an early warning tool to identify possible weakly capitalized companies for purposes of initiating further regulatory action.

If an insurer’s risk-based capital falls below specified levels, the insurer would be subject to different degrees of regulatory action depending upon the level. These actions range from requiring the insurer to propose actions to correct the capital deficiency to placing the insurer under regulatory control. As of June 30, 2009, the risk-based capital of each of our life insurance subsidiaries exceeded the level of risk-based capital that would require any of them to take or become subject to any corrective action.

Statutory Accounting Principles

Statutory accounting principles, or SAP, is a basis of accounting developed by state insurance regulators to monitor and regulate the solvency of insurance companies. In developing SAP, insurance regulators were primarily concerned with assuring an insurer’s ability to pay all its current and future obligations to policyholders. As a result, statutory accounting focuses on conservatively valuing the assets and liabilities of insurers, generally in accordance with standards specified by the insurer’s domiciliary state. Uniform statutory accounting practices are established by the NAIC and generally adopted by regulators in the various states. These accounting principles and related regulations determine, among other things, the amounts our insurance subsidiaries may pay to us as dividends. The values for assets, liabilities and equity reflected in financial statements prepared in accordance with U.S. GAAP may be different from those reflected in financial statements prepared under SAP.

Regulation of Investments

Each of our insurance subsidiaries is subject to laws and regulations that require diversification of its investment portfolio and limit the amount of investments in certain asset categories, such as below investment grade fixed maturities, real estate, equity investments and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring surplus, and, in some instances, would require divestiture of such non-complying investments. We believe the investments held by our insurance subsidiaries comply with these laws and regulations.

Federal Regulation

Our variable life insurance and variable annuity products generally are “securities” within the meaning of federal and state securities laws. As a result, they are registered under the Securities Act of 1933 (or are exempt from registration) and are subject to regulation by the SEC, FINRA and state securities authorities. Federal and state securities regulation similar to that discussed below under “— Other Laws and Regulations — Securities Regulation” affect investment advice, sales and related activities with respect to these products.

Although the federal government does not comprehensively regulate the business of insurance, federal legislation and administrative policies in several other areas, including taxation, privacy regulation, financial services regulation and pension and welfare benefits regulation, can also significantly affect the insurance industry.

From time to time, federal measures are proposed that may significantly affect the insurance business, including direct federal regulation of insurance through an optional federal charter, enhanced federal oversight of insurance through an Office of National Insurance, comprehensive health care reform, limitations on antitrust immunity, tax incentives for lifetime annuity payouts, simplification bills affecting tax-advantaged or tax-exempt savings and retirement vehicles, and proposals to modify or make permanent the estate tax repeal enacted in 2001. We cannot predict whether these or other proposals will be adopted, or what impact, if any, such proposals may have on our business.

Changes in Tax Laws

Congress, from time to time, considers legislation that could make our products less attractive to consumers, including legislation that would reduce or eliminate the benefits derived from the tax deferred nature of life insurance and annuity products.

In addition, changes in tax laws could increase our tax liability or increase our reporting obligations. For example, in May 2009, President Obama released additional information about the tax proposals contained in his Fiscal Year 2010 Budget (the “Budget”). There are several proposals included in the Budget that are significant for life insurance companies. Those proposals include modifying the dividends-received deduction for life insurance company separate accounts; requiring information reporting for private separate accounts of life insurance companies; imposing new reporting requirements and transfer-for-value rules on purchasers of certain life insurance contracts; expanding the interest expense disallowance for corporate-owned life insurance; requiring information reporting on payments to corporations; and increasing information return penalties. These proposals not only could increase our tax liabilities but also could reduce the attractiveness of certain products we sell. These proposals may not be enacted or may be modified by Congress prior to enactment.

Furthermore, the federal estate tax, which has undergone a gradual repeal since 2001 that will continue to be phased in through 2010, is scheduled to revert to pre-2001 law as of January 1, 2011. The repeal of and continuing uncertainty regarding the federal estate tax may adversely affect sales and surrenders of some of our estate planning products.

Other Laws and Regulations

Securities Regulation

Certain of our subsidiaries and certain policies and contracts offered by them, are subject to various levels of regulation under the federal securities laws administered by the SEC. One of our subsidiaries is an investment advisor registered under the Investment Advisers Act of 1940. Certain of its employees are licensed as investment advisory representatives in the states where those employees have clients. Some of our insurance company separate accounts are registered under the Investment Company Act of 1940. Some annuity contracts and insurance policies issued by some of our subsidiaries are funded by separate accounts, the interests in which are registered under the Securities Act of 1933 and the Investment Company Act of 1940. Certain of our subsidiaries are registered and regulated as broker-dealers under the Securities Exchange Act of 1934 and are members of, and subject to regulation by, the FINRA, as well as by various state and local regulators. The registered representatives of our broker-dealers are also regulated by the SEC and FINRA and are also subject to applicable state and local laws.

These laws and regulations are primarily intended to protect investors in the securities markets and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with such laws and regulations. In such event, the possible sanctions that may be imposed include suspension of individual employees, suspension or limitation of sales of our products, limitations on the activities in which the investment adviser or broker-dealer may engage, suspension or revocation of the investment adviser or broker-dealer registration, censure or fines. We may also be subject to similar laws and regulations in the states in which we provide investment advisory services, offer the products described above, or conduct other securities-related activities.

Certain of our subsidiaries also sponsor and manage investment vehicles and issue annuities that rely on certain exemptions from registration under the Investment Company Act of 1940 and the Securities Act of 1933. Nevertheless, certain provisions of the Investment Company Act of 1940 and the Securities Act of 1933 apply to these investment vehicles and the securities issued by such vehicles. The Investment Company Act of 1940, the Investment Advisers Act of 1940 and the Securities Act of 1933, including the rules promulgated thereunder, are subject to change which may affect our subsidiaries that sponsor and manage such investment vehicles. Our costs may increase or we may exit markets to the extent certain of our vehicles and annuities are required to comply with increased regulation and liability under the securities laws.

ERISA and Internal Revenue Code Considerations

We provide certain products and services to certain employee benefits plans that are subject to ERISA or the Internal Revenue Code. As such, our activities are subject to the restrictions imposed by ERISA and the Internal Revenue Code, including the requirement under ERISA that fiduciaries must perform their duties solely in the interests of ERISA plan participants and beneficiaries and the requirement under ERISA and the Internal Revenue Code that fiduciaries may not cause a covered plan to engage in certain prohibited transactions with persons who have certain relationships with respect to such plans. The applicable provisions of ERISA and the Internal Revenue Code are subject to enforcement by the U.S. Department of Labor, the IRS and the Pension Benefit Guaranty Corporation.

USA Patriot Act

The USA Patriot Act of 2001, or the Patriot Act, which was renewed for an additional four years in 2006, contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker-dealers and other financial services companies including insurance companies. The Patriot Act seeks to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. The increased obligations of financial institutions to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, require the implementation and maintenance of internal practices, procedures and controls. We believe that we have implemented, and that we maintain, appropriate internal practices, procedures and controls to enable us to comply with the provisions of the Patriot Act.

Privacy of Consumer Information

U.S. federal and state laws and regulations require financial institutions, including insurance companies, to protect the security and confidentiality of consumer financial information and to notify consumers about their policies and practices relating to their collection and disclosure of consumer information and their policies relating to protecting the security and confidentiality of that information. Similarly, federal and state laws and regulations also govern the disclosure and security of consumer health information. In particular, regulations promulgated by the U.S. Department of Health and Human Services regulate the disclosure and use of protected health information by health insurers and others, the physical and procedural safeguards employed to protect the security of that information and the electronic transmission of such information. Congress and state legislatures are expected to consider additional legislation relating to privacy and other aspects of consumer information.

MANAGEMENT

Directors and Executive Officers

Set forth below is a list of the directors and principal executive officers of Symetra as of September 30, 2009. The positions listed are of Symetra unless otherwise indicated.

Name	Age	Positions

Lowndes A. Smith	70	Director, Chairman of the Board
Lois W. Grady	64	Director, Vice Chairman of the Board
Randall H. Talbot	56	Director, President and Chief Executive Officer
Margaret A. Meister	44	Executive Vice President and Chief Financial Officer
Jennifer V. Davies	51	Senior Vice President — Enterprise Development
Michael W. Fry	48	Senior Vice President — Group Division, Symetra Life Insurance Company
Richard J. Lindsay	53	Senior Vice President — Life & Annuities Division, Symetra Life Insurance Company
Patrick B. McCormick	52	Senior Vice President — Distribution, Symetra Life Insurance Company
George C. Pagos	59	Senior Vice President, General Counsel and Secretary
Tommie D. Brooks	39	Vice President and Chief Actuary — Symetra Life Insurance Company
Christine A. Katzmar Holmes	50	Vice President — Human Resources and Administration
Troy J. Olson-Blair	54	Vice President — Information Technology
David T. Foy	43	Director
Sander M. Levy	47	Director
Robert R. Lusardi	52	Director
David I. Schamis	35	Director

Lowndes A. Smith has been a director of Symetra since June 2007 and has served as Chairman of the Board since May 2009. Mr. Smith serves as Managing Partner of Whittington Gray Associates. Mr. Smith formerly served as Vice Chairman of The Hartford Financial Services Group, Inc. (“The Hartford”) and President and CEO of Hartford Life Insurance Company. He joined The Hartford in 1968. Mr. Smith also serves as Chairman of OneBeacon Insurance Group, Ltd. and is a director of White Mountains Insurance Group, Ltd. and 76 investment companies in the mutual funds of The Hartford. He received his B.S. degree from Babson College.

Lois W. Grady has been a director of Symetra since August 2004 and has served as Vice Chairman of the Board since May 2009. Ms. Grady served as Executive Vice President and Director of Investment Products Services of Hartford Life, Inc. from 2002 until her retirement in April 2004 and as Senior Vice President and Director of Investment Products Services of Hartford Life, Inc. from 1998 through 2002. She began her career with Hartford Life in 1983. She is also a director of OneBeacon Insurance Group, Ltd. Ms. Grady received her B.S. degree from Southern Connecticut State University.

Randall H. Talbot has been a director, Chief Executive Officer and President of Symetra since August 2004 and director and President of Symetra Life Insurance Company since joining in February 1998. He is also an officer and director of various affiliates of Symetra. From 1988 to 1998, he was Chief Executive Officer and President of Talbot Financial Corporation. Mr. Talbot is also a director of Concur Technologies, Inc. He received his B.S. degree from Arizona State University.

Margaret A. Meister has been Executive Vice President and Chief Financial Officer of Symetra since February 2006 and Executive Vice President and Chief Financial Officer of Symetra Life Insurance Company since March 2006. She is also a director of Symetra Life Insurance Company as well as an officer and director of various affiliates of Symetra. Ms. Meister is a fellow of the Society of Actuaries. She joined Symetra Life

Insurance Company in 1988 and served in a variety of positions, including Chief Actuary and Vice President, prior to being promoted to her current position. Ms. Meister received her B.A. degree from Whitman College.

Jennifer V. Davies has been Senior Vice President of Symetra since June 2007 and of Symetra Life Insurance Company since August 2004 and is responsible for Enterprise Development. She is also a director of Symetra Life Insurance Company as well as an officer and director of various affiliates of Symetra. Ms. Davies joined Symetra Life Insurance Company in 1992, and served in a variety of positions, including Vice President, prior to being promoted to her current position. Ms. Davies was employed by Sons of Norway from 1986 to 1992, and ITT/Hartford Life Insurance Company from 1982 to 1986. Ms. Davies received her B.A. degree from the University of Minnesota and her M.A. degree from the University of Virginia.

Michael W. Fry has been Senior Vice President of Symetra Life Insurance Company since May 2008 and is responsible for the operations of its Group Division. He also serves as an officer and director of various Symetra affiliates. Prior to his current position, Mr. Fry served as Vice President of Symetra Life Insurance Company from February 2003 until May 2008. Prior to joining Symetra in August 2002, Mr. Fry was Vice President of Swiss Re’s Group Division. Mr. Fry graduated from Indiana University with a degree in Accounting.

Richard J. Lindsay has been Senior Vice President of Symetra Life Insurance Company since August 2006 and is responsible for the operations of its Life & Annuities Division. He also serves as an officer and director of other various Symetra affiliates. Prior to joining Symetra Life Insurance Company, Mr. Lindsay had worked for AIG VALIC since 1998, where his last position was as an Executive Vice President of AIG VALIC and as President of VALIC Financial Advisors, an affiliated broker-dealer. Prior to joining AIG VALIC, Mr. Lindsay spent 11 years with CoreStates Financial Corp. Mr. Lindsay received his B.A. degree from Brown University, his M.B.A. degree from Wharton School of the University of Pennsylvania, and his J.D. degree from Temple University.

Patrick B. McCormick has been Senior Vice President of Symetra Life Insurance Company since June 1999 and is responsible for Distribution. Mr. McCormick joined Symetra Life Insurance Company in 1995, and served in a variety of positions, including Vice President, prior to being promoted to his current position. He is also an officer and director of other various affiliates of Symetra.

George C. Pagos has been Senior Vice President of Symetra and Symetra Life Insurance Company since September 2007 and General Counsel and Secretary of Symetra and Symetra Life Insurance Company since August 2004. He is also a director of Symetra Life Insurance Company as well as an officer and director of various affiliates of Symetra. Mr. Pagos joined Symetra Life Insurance Company in 1976 and served in a variety of positions, including Vice President, prior to being promoted to his current position. Mr. Pagos received his B.A. degree from George Washington University and his J.D. degree from the University of Maryland.

Tommie D. Brooks has been Vice President of Symetra since March 2007 and Vice President and Chief Actuary of Symetra Life Insurance Company since March 2007. Mr. Brooks joined Symetra Life Insurance Company in 1992, and served in a variety of managerial positions throughout the Company. Mr. Brooks attained the Fellow of the Society of Actuaries in 1998 and earned his B.S. in Math and Actuarial Sciences from Central Washington University.

Christine A. Katzmar Holmes has been Vice President of Symetra since August 2004 and is responsible for Human Resources, Service Operations and Security. Ms. Katzmar Holmes joined Symetra Life Insurance Company in 2001 as Vice President. From 1991 to 2001, she was with Safeco Insurance Company, where she held a variety of positions, including Human Resources Director. She is also an officer of various affiliates of Symetra. Ms. Katzmar Holmes received her B.S. degree from Miami University, Ohio.

Troy J. Olson-Blair has been Vice President of Symetra since June 2007 and is responsible for Information Technology. She has been Vice President of Symetra Life Insurance Company since 2000 and also served as Chief Information Officer since 2004. She has been responsible for Information Technology since joining the Company. Prior to Symetra, Ms. Olson-Blair held a variety of technical and managerial positions with Safeco Insurance Company that spanned twenty years; her last position was AVP and director for IT

Operations. Ms. Olson-Blair’s background includes application development, voice and data communications, networking, web services and ITIL service level management.

David T. Foy has been a director of Symetra since March 2004 and served as Chairman of the Board from August 2004 until May 2009. He has been Executive Vice President and Chief Financial Officer of White Mountains Insurance Group, Ltd. since 2003. Previously, he was Senior Vice President and Chief Financial Officer of Hartford Life, Inc., which he joined in 1993. From 1989 to 1993, Mr. Foy was with Milliman and Robertson, an actuarial consulting firm. He is also a director of OneBeacon Insurance Group, Ltd. He received his B.S. degree from the Rochester Institute of Technology.

Sander M. Levy has been a director of Symetra since August 2004. He has been Managing Director of Vestar Capital Partners, a private equity firm, since 1988. He was previously a member of the Management Buyout Group of The First Boston Corporation. He received his B.S. degree from the Wharton School of the University of Pennsylvania, and his M.B.A. degree from Columbia Business School. He is also a director of Validus Holdings, Ltd, Duff & Phelps Corporation and Wilton Re Holdings Limited.

Robert R. Lusardi has been a director of Symetra since August 2005. He has been President and Chief Executive Officer of White Mountains Financial Services LLC since February 2005. Prior to joining White Mountains, Mr. Lusardi was an Executive Vice President of XL Capital Ltd. from 1998 to 2005 and was a Managing Director at Lehman Brothers, where he was employed from 1980 to 1998. He is also a director of two NYSE listed companies, OneBeacon Insurance Group, Ltd. and Primus Guaranty, Ltd. He received his B.A. and M.A. degrees from Oxford University, and his M.B.A. from Harvard University.

David I. Schamis has been a director of Symetra since August 2004. He has been Managing Director of J.C. Flowers & Co. LLC since 2000. Previously, he was with Salomon Smith Barney from 1995 to 2000. He received his B.A. degree from Yale University. Mr. Schamis also serves as the Chairman of the Board of Crump Group, Inc., and is a director of Fox-Pitt Kelton LLC, Affirmative Insurance Holdings, Inc. and MF Global, Ltd.

Composition of the Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of seven members, four of whom we believe are independent directors under currently applicable listing standards of the NYSE.

Our board of directors is divided into three classes of directors who serve in staggered three-year terms, as follows:

•	Class I directors are Messrs. Lusardi and Schamis, and their terms will expire at the annual meeting of stockholders to be held in 2011;

•	Class II directors are Messrs. Levy and Smith, and their terms will expire at the annual meeting of stockholders to be held in 2012; and

•	Class III directors are Messrs. Foy and Talbot and Ms. Grady, and their terms will expire at the annual meeting of stockholders to be held in 2010.

At each annual meeting of our stockholders, the successors to the directors whose terms expire at each such meeting will be elected to serve until the third annual meeting after their election or until their successor has been elected. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes serving for the remainder of their respective three-year terms.

Upon completion of the offering, our finance committee will consist of Mr. Foy, Mr. Levy and Mr. Smith. The majority of the members of the finance committee will be independent directors according to the rules and regulations of the NYSE.

Our board of directors has adopted a written charter for the finance committee, which will be available on our website as of the date of this offering.

Compensation Committee Interlocks and Insider Participation

Upon completion of this offering, our board of directors will have a compensation committee as described above. None of our executive officers will serve as a member of our compensation committee, and none of them have served, or will be permitted to serve, on the compensation committee (or any other committee serving a similar function) of any entity of which an executive officer is expected to serve as a member of our compensation committee.

Code of Business and Financial Conduct and Corporate Governance Guidelines

Our board of directors has adopted a code of business and financial conduct applicable to our directors, officers and employees, to be effective upon the completion of this offering, as well as corporate governance guidelines, each in accordance with applicable rules and regulations of the SEC and the NYSE. The code of business and financial conduct and the corporate governance guidelines will be available on our website as of the date of this offering.

Compensation Discussion and Analysis

Named Executive Officers

The following Compensation Discussion and Analysis describes the compensation earned by, awarded to or paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly paid executive officers in 2008 as determined under the rules of the SEC, collectively referred to as the Named Executive Officers and listed below:

•	Randall H. Talbot, President and Chief Executive Officer

•	Margaret A. Meister, Executive Vice President and Chief Financial Officer

•	Roger F. Harbin, Executive Vice President and former Chief Operating Officer (Mr. Harbin ceased providing services as an executive officer as of January 1, 2009)

•	Richard J. Lindsay, Senior Vice President, Life & Annuities Division, Symetra Life Insurance Company

•	Patrick B. McCormick, Senior Vice President, Distribution, Symetra Life Insurance Company

Compensation Philosophy

Our overall executive compensation program is designed to align the financial interests of our executives with those of our stockholders. We focus on pay-for-performance (both individual and company performance) by providing incentives that emphasize long-term value creation, thereby putting a large portion of our executives’ pay at risk. Based on this philosophy, the compensation committee has maintained base salaries that may be lower than those paid by other financial services companies and life insurers and has chosen not to provide pensions or other perquisites, choosing instead to grant the largest portion of compensation as long-term incentive compensation which is based on the growth of intrinsic business value per share.

Pay-for-performance. A majority of our executive officers’ compensation is directly linked to our short- and long-term financial goals, thereby providing incentives for both short- and long-term results. Our Annual Incentive Bonus Plan rewards performance relative to short-term results based on a combination of meeting company performance goals and individual performance goals. The Symetra Financial Corporation Performance Share Plan (the “Performance Share Plan”) rewards long-term performance relative to financial goals set on three-year cycles.

Pay at risk. The pay at risk approach of our incentive compensation is intended to align with the executive officer’s impact on company performance over the short-and long-term. All executive officers have a significant amount of their total annual compensation at risk through company performance-based incentives.

Competitive opportunities. As we grow and strive to reach competitive financial goals, our need for experienced executive talent will continue. Our compensation opportunities must be competitive to allow us to attract and retain talented executives in our field.

Compensation Process

The compensation committee, according to its charter, is responsible for approving all compensation for our Named Executive Officers as well as our other executive officers and for administering the Performance Share Plan with respect to all participants.

The compensation committee relies on Randall H. Talbot, our Chief Executive Officer, and Christine A. Katzmar Holmes, our Vice President of Human Resources, to recommend compensation programs and awards for executive officers, subject to compensation committee approval, and to administer approved programs for all employees. Mr. Talbot and Ms. Katzmar Holmes attend compensation committee meetings and, at the committee’s request, present management’s analysis and recommendations regarding compensation actions including our base salaries, Annual Incentive Bonus Plan, Performance Share Plan and Equity Plan.

Compensation actions are typically considered at the first meeting of the compensation committee of each year after financial results for the prior year are available. In the meeting, Mr. Talbot also presents a self-evaluation outlining his performance to assist the compensation committee in determining his total compensation for the year. The compensation committee then holds a private session to discuss and determine Mr. Talbot’s total compensation.

The compensation committee is composed of members with extensive business experience who have, based on their experience, set compensation levels and performance targets at what they believe to be appropriate levels.

Elements of Compensation

We currently compensate our executives through a combination of base salary, annual incentive compensation or, in the case of our sales executive, sales incentive compensation, and long-term incentive compensation.

Base salary. Our philosophy is to make base salary a relatively smaller portion of the overall compensation package of our executive officers relative to what we believe to be common in the industry. While executive performance is annually reviewed, base salaries for executives are not regularly adjusted. Our practice of not adjusting base salaries based on performance is consistent with our philosophy that the majority of compensation should be variable based on our actual long-term and short-term performance and that of the executive.

Annual incentive compensation. We pay annual incentive cash awards to our Named Executive Officers, other than Mr. McCormick, through the Annual Incentive Bonus Plan in March of each year for performance in the prior calendar year. The Annual Incentive Bonus Plan awards are based on our fulfillment of performance goals set at the beginning of the year and the executive’s individual role in that goal fulfillment.

The compensation committee determines the performance goals and approves the target aggregate bonus pool for the Annual Incentive Bonus Plan each year. The actual aggregate bonus pool for the Annual Incentive Bonus Plan is determined by the sum of all participants’ target awards and can range from 0% to 200% of this target, based on our fulfillment of performance goals. The Annual Incentive Bonus Plan establishes the metric used to determine the actual aggregate bonus pool as the growth in our intrinsic business value per share, which is the average of the growth of both our GAAP book value per share and enterprise value per share during the plan year. For 2008, the growth target was 13%. If the average growth was 10% or lower, the plan would not be funded. If the average growth fell between 10% and 13%, the aggregate bonus pool would be less than 100% of the target. If the average growth met or exceeded 13%, the aggregate bonus pool would grow proportionately up to a maximum of 200% of the target if average growth met or exceeded 16%.

After the aggregate bonus pool for the Annual Incentive Bonus Plan is established, each executive is allocated a portion of the pool based on his or her individual target and individual performance. The individual target bonus for the CEO and CFO is equal to 50% of his or her base salary while the individual target bonus for Mr. Lindsay is 35% of base salary. The 2008 individual target bonus for our former COO was 50% of his base salary. After reviewing the performance of each executive, Mr. Talbot recommends to the compensation committee a percentage of that executive’s individual target to be paid for the performance year based on such executive’s individual performance compared to goals or expectations set by such executive and Mr. Talbot. Mr. Talbot’s recommended annual incentive bonus is subject to the total funding level for the Annual Incentive Bonus Plan and the average percentage of target bonuses paid to the executive team.

In 2008, the growth in our intrinsic business value per share was less than 10%. However, to recognize our company’s solid operating performance despite the significant downturn in the financial markets, the board of directors, in its discretion outside of the Annual Incentive Bonus Plan, approved an aggregate bonus pool for bonuses paid in March 2009 that was equal to 65% of the target bonus pool under the Annual Incentive Bonus Plan. The board of directors determined that this discretionary bonus pool would be apportioned amongst the participants in the Annual Incentive Bonus Plan in the same manner as it would have been pursuant to the Annual Incentive Bonus Plan.

Since the discretionary aggregate bonus pool for 2008 was funded at 65% of the target, the executives, based on their individual performance, were eligible to receive 65% of the amount of target bonuses for which they would have been eligible under the Annual Incentive Bonus Plan. The compensation committee then made the final determination of the amount to be received by each executive. For 2008, Mr. Talbot received 100% of 65% of his individual target based on the average percentage of bonuses paid to the executive team. Ms. Meister received 115% of 65% of her individual target in order to recognize her outstanding accomplishments. Mr. Harbin received 85% of 65% of his individual target due to the transition of his COO duties to others by the end of 2008. Mr. Lindsay received 100% of 65% of his individual target to recognize the breadth of his responsibilities as head of the Life & Annuities Division.

Combining our overall company performance and individual performance in determining the amount to be received by each executive ensures that the interests of each executive are aligned with our goals for financial success and that each executive is rewarded for individual performance. In 2008, the Annual Incentive Bonus was designed to constitute 5%, 11%, 8% and 11% of total target compensation for Mr. Talbot, Ms. Meister, Mr. Harbin and Mr. Lindsay, respectively.

Sales incentive compensation. All sales employees, including Mr. McCormick, participate in a sales incentive program. The targets for Mr. McCormick’s Sales Incentive Plan are designed to motivate him to develop new distribution relationships and expand existing relationships. Mr. McCormick earns a percentage of sales for each product line for new net sales volumes. The percentages decrease after a prescribed sales-volume threshold is met. The percentages and thresholds differ from product to product within each product line. The range of percentages that applies before a sales threshold is met is 0.00001%-0.005% and the range of sales thresholds is $20,000,000-$1,000,000,000. The range of percentages that applies after a sales threshold is met is 0.000005%-0.001%. Mr. McCormick’s sales incentive target was 33% of his target total compensation for 2008.

Long-Term Incentive Compensation

The Performance Share Plan. We primarily provide long-term incentives to our Named Executive Officers and other executive officers through the Performance Share Plan. This long-term incentive compensation is in the form of unit-based performance awards. Awards are granted annually. Each award period is typically three years, therefore overlapping other award periods. At the time of grant, each target performance unit has the financial value of $100.00. Thereafter, each target performance unit has a notional value of $100.00 x (1 + aggregate percentage growth per share). At the end of the award period, the compensation committee determines the level of attainment of the performance target and assigns a performance percentage of 0% to 200% of target based on that determination. The matured performance units are paid in cash in an amount equal to the then notional value of the target shares multiplied by the performance percentage.

For the 2007-2009 and 2008-2010 Performance Share Plan cycles, the performance target is 13% compound annualized growth in our intrinsic business value per share with a threshold performance target of 10% and a maximum performance target of 16%. Growth in our intrinsic business value per share equals the average of the compound annualized growth rates during the award period of the GAAP book value per share and the enterprise value per share, excluding unrealized gains or losses other than unrealized gains or losses on equities held as investments.

For the 2009-2011 Performance Share Plan cycle, the performance target is 13% modified operating return on equity averaged over the award period measured by modified operating income divided by beginning of year GAAP book value with a threshold performance target of 8% and a maximum performance target of 18%. Modified operating income equals net income minus realized gains/(losses) minus hedge funds investment income plus 30 year ‘‘A’’ Bond investment income substituted for equities/hedge fund performance (valued quarterly). The metrics used to calculate the performance target were changed for the 2009-2011 Performance Share Plan cycle in order to focus management on achieving core earnings goals that are within their control and to mitigate the volatile effects of upward and downward movements on equities and hedge funds.

The performance percentage ranges from 0% to 200% for all currently running performance cycles, although the board of directors retains the discretion to make an award outside the Performance Share Plan if the threshold is not met. For the 2007-2009 and the 2008-2010 cycles, if the compound annualized growth is 10% or lower, the performance percentage will be 0%. If the compound annualized growth is 16% or higher, the maximum performance percentage of 200% applies. For annualized percentage growth between 10% and 16%, the performance percentage will be determined on the basis of straight line interpolation. For the 2009-2011 cycle, if the modified operating return on equity is 8% or lower, the performance percentage will be 0%. If the modified operating return on equity is 18% or higher, the maximum performance percentage of 200% applies. For modified operating return on equity between 8% and 18%, the performance percentage will be determined on the basis of straight line interpolation.

For the 2006-2008 Performance Share Plan, the performance targets and threshold were not met. The actual compound annualized growth over the three year cycle was 9.34%. However, the board of directors used its discretion to make an award outside of the Performance Share Plan. The board of directors, in its discretion, approved a 50% payout to recognize the growth in operating return on equity and other areas within control of management, despite the significant downturn in the financial markets.

The “Grant of Plan-Based Awards in 2008” table on page 138 sets forth the grants made under the Performance Share Plan to each Named Executive Officer in 2008. For the Performance Share Plan, our CEO’s recommendations and our compensation committee’s determinations with respect to the size of awards to participants are subjective, and no proportional or other mathematical formula is applied, nor are any specific factors considered. Our CEO receives the largest grant because he is responsible for our company’s overall business and financial performance. Our CFO’s awards have increased each year to reflect her increased level of responsibility. The former COO’s award is reflective of his duties as COO at the time of his grant. The Senior Vice President, Life & Annuities receives a significant grant because Mr. Lindsay is accountable for several product line results. Our Senior Vice President, Distribution, receives a relatively smaller grant because his sales incentive plan, which is also performance based, already constitutes a significant component of his overall compensation.

The target grants for the 2008-2010 performance share award period constituted 85%, 76%, 80%, 57% and 45% of target total compensation for Mr. Talbot, Ms. Meister, Mr. Harbin, Mr. Lindsay and Mr. McCormick, respectively. Although awards of performance shares were not specifically set at these percentages, the Performance Share Plan is designed such that our Named Executive Officers have a substantial proportion of their target total compensation linked to the achievement of company performance targets.

The Equity Plan. We maintain an Equity Plan to provide long-term incentives to our Named Executive Officers and other employees, our non-employee directors and any consultants. Prior to 2009, we did not make grants under the Equity Plan. Our compensation committee administers the Equity Plan and determines which individuals are eligible to receive awards, the number of shares or units to be granted, the exercise or purchase price for awards, the vesting schedule for each award and the maximum term of each award. Awards may consist of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares/units and other stock-based awards. On August 24, 2009, pursuant to the Equity Plan, our CEO and CFO received grants for 75,270 and 7,890 shares of restricted stock, respectively, that are scheduled to vest on December 31, 2011, subject to their continued employment through such date. These grants of restricted stock to our CEO and CFO were made to align the interests of these executives directly with the interests of our stockholders.

Employment/severance/change-in-control arrangements. We have no employment agreements with our executive officers. All of our executive officers are “at will” employees. In the event of a termination of an executive officer’s employment by us without cause or by the executive due to a constructive termination, in either case within 12 months (in the case of the Equity Plan) or within 24 months (in the case of the Performance Share Plan) of a change in control, executives receive certain payments and accelerated vesting under our Performance Share Plan and our Equity Plan as described in more detail beginning on page 142. We provide for this change-in-control benefit as an incentive and retention mechanism that provides security to our executives in the event that we experience a change in ownership.

Retirement benefits. All of our employees, including our Named Executive Officers, may participate in our qualified 401(k) plan, which includes a safe harbor employer match. The safe harbor employer match is equal to 100% of the employee contributions up to the first 6% of eligible compensation. We have no defined benefit pension plans, non-qualified deferred compensation plans or retiree medical plans.

Perquisites. Our executive officers receive the same benefits that are available to all employees. Benefits such as medical and dental insurance, life insurance, short- and long-term disability, vacation and sick leave, tuition reimbursement and professional education funding, charitable gift matching, employee referral program and relocation assistance are available to all employees. All employees are also eligible for several discount programs including fitness club memberships, computers/software, wireless programs, office supplies, rental cars and hotels for personal use.

Tax and Accounting Implications of Executive Compensation Programs

After the consummation of this offering, Section 162(m) of the Internal Revenue Code would limit the deductibility of the compensation of our Named Executive Officers to $1,000,000 per individual to the extent that such compensation is not “performance-based” as defined in Section 162(m). We intend to rely on an exemption from Internal Revenue Code Section 162(m) for compensation plans adopted prior to a company’s initial public offering. This transition exemption for our compensation plans will no longer be available to us after the date of our annual meeting that occurs after the third calendar year following the year of our initial public offering, or if we materially modify the plan earlier. We will continue to consider the implications of Internal Revenue Code Section 162(m) and the limits of deductibility of compensation in excess of $1,000,000 as we design our compensation programs going forward.

Summary Compensation Table

The following table presents compensation earned during 2008 by the Company’s CEO, CFO and its three most highly compensated executive officers other than the CEO and CFO (the “Named Executive Officers”).

				Non-Equity
				Incentive Plan	All Other	Total
		Salary	Bonus	Compensation	Compensation	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)

Randall H. Talbot
President and Chief Executive Officer	2008	525,000	2,131,403	—	14,461	2,670,864
Margaret A. Meister
Executive Vice President and Chief Financial Officer	2008	295,962	535,451	—	14,173	845,586
Roger F. Harbin(4)
Executive Vice President and former Chief Operating Officer	2008	400,000	927,491	—	14,304	1,341,795
Richard J. Lindsay
Senior Vice President, Life & Annuities	2008	285,000	293,595	—	14,159	592,754
Patrick B. McCormick
Senior Vice President, Sales and Distribution	2008	200,000	179,738	175,099	14,225	569,062

(1)	Represents the discretionary amounts awarded for the 2008 Annual Incentive Bonuses and the 2006-2008 Performance Share Plan paid in March 2009. Mr. Talbot received $170,625 for his Annual Incentive Bonus and $1,960,778 for his 2006-2008 Performance Share Plan. Ms. Meister received $110,616 for her Annual Incentive Bonus and $424,835 for her 2006-2008 Performance Share Plan. Mr. Harbin received $110,500 for his Annual Incentive Bonus and $818,991 for his 2006-2008 Performance Share Plan. Mr. Lindsay received $64,838 for his Annual Incentive Bonus and $228,757 for his 2006-2008 Performance Share Plan. Mr. McCormick received $179,738 for his 2006-2008 Performance Share Plan.

(2)	Represents amount Mr. McCormick earned for his 2008 Sales Incentive Plan.

(3)	Represents (i) employer contributions to the Symetra Financial Retirement Savings Plan equal to $13,800 for each of our Named Executive Officers and (ii) employer-paid life insurance premiums with respect to each Named Executive Officer.

(4)	Mr. Harbin ceased providing services as an executive officer as of January 1, 2009.

Grant of Plan-Based Awards in 2008

The following table summarizes the estimated future payouts under grants made by us to the Named Executive Officers in 2008 under our incentive plans:

			Number of
	Non-Equity		Units	Threshold	Target	Maximum
Name	Incentive Plan(1)	Cycle	Granted	($)	($)	($)

	Annual Incentive Plan	2008	n/a	8,750	262,500	525,000
Randall H. Talbot	Performance Share Plan	2008-2010	30,000	133,463	4,328,691	9,365,376
	Annual Incentive Plan	2008	n/a	4,933	147,981	295,962
Margaret A. Meister	Performance Share Plan	2008-2010	10,000	44,488	1,442,897	3,121,792
	Annual Incentive Plan	2008	n/a	6,667	200,000	400,000
Roger F. Harbin	Performance Share Plan	2008-2010	10,000	44,488	1,442,897	3,121,792
	Annual Incentive Plan	2008	n/a	3,325	99,750	199,500
Richard J. Lindsay	Performance Share Plan	2008-2010	3,500	15,571	505,014	1,092,627
	Sales Incentive Plan	2008	n/a	n/a	284,890	n/a
Patrick B. McCormick	Performance Share Plan	2008-2010	2,750	12,234	396,797	858,493

(1)	On March 5, 2008, the 2008 targets of the Annual Incentive Plan were approved for Mr. Talbot, Ms. Meister, Mr. Harbin and Mr. Lindsay. Mr. McCormick’s 2008 Sales Incentive Plan was approved by Mr. Talbot on December 20, 2007. On March 5, 2008, all Named Executive Officers were granted shares in the 2008-2010 Performance Share Plan. Each share is initially valued at $100.00.

Employee Benefit Plans

The following is a summary of our primary employee benefit plans:

Annual Incentive Bonus Plan

Annual incentive cash awards are paid to our Named Executive Officers, other than Mr. McCormick, pursuant to the Annual Incentive Bonus Plan. A description of the material terms of the Annual Incentive Bonus Plan, and the payouts received by our Named Executive Officers with respect to 2008, is on page 133 of “— Elements of Compensation.”

Sales Incentive Plan

Our sales employees, including Mr. McCormick, receive short-term incentive compensation through the Sales Incentive Plan. A description of the material terms of the Sales Incentive Plan, and the payout received by Mr. McCormick with respect to 2008, is on page 134 of “— Elements of Compensation.”

Performance Share Plan

We provide our Named Executive Officers with long-term incentive compensation primarily through grants pursuant to the Performance Share Plan. A description of the material terms of the Performance Share Plan, the payouts received by our Named Executive Officers with respect to the 2006-2008 performance cycle, and the terms of the awards outstanding pursuant to the 2007-2009, 2008-2010 and 2009-2011 performance cycles, are on page 134 of “— Elements of Compensation.”

Equity Plan

Background. The purpose of the Symetra Financial Corporation Equity Plan (the “Equity Plan”) is to advance the Company’s and our stockholders’ interests by providing long-term incentives to our employees, directors and consultants. The Equity Plan became effective in 2007 and has a ten-year term. Prior to 2009, we did not make grants under the Equity Plan, and long-term incentive compensation remains primarily provided by the Performance Share Plan.

Administration. Our compensation committee administers the Equity Plan, and determines which individuals are eligible to receive awards, the type of awards and number of shares or units to be granted, the exercise or purchase price for awards, the vesting schedule for each award and the maximum term of each award (subject to the limits set forth in the Equity Plan). The compensation committee has authority to interpret the Equity Plan, and any determination by the compensation committee will be final.

Share Reserve. We have reserved 7,830,000 shares of our common stock for issuance under the Equity Plan. This reserve, and all limits referenced below, is subject to adjustment in the event of stock splits or similar capitalization events.

Eligibility. The individuals eligible to participate in the Equity Plan include our officers and other employees, our non-employee directors and any consultants.

Limit on Awards. During any calendar year, the maximum aggregate number of shares subject to awards granted to any individual shall be 435,000.

Equity Awards. The Equity Plan permits us to grant the following types of awards:

•	Restricted Stock. A restricted stock award is a grant of shares or an offer by us to sell shares of our common stock subject to a risk of forfeiture and/or a right of repurchase by us upon the termination of employment of the participant on such terms (including price and timing) as may be determined by the compensation committee. This risk of forfeiture and/or right of repurchase may lapse according to vesting conditions, which may include performance conditions, a time-based schedule or a combination thereof, to be determined in each case by the compensation committee. In the event of death or disability of a holder of restricted stock subject to vesting other than monthly vesting, the risk of forfeiture and/or our right to repurchase such shares shall lapse with respect to a pro rata portion of the restricted shares equal to the percentage of the vesting period that has elapsed. The compensation committee also has the discretion to waive all or a portion of the risk of forfeiture and/or our right to repurchase shares of restricted stock in the event of a participant’s voluntary resignation or retirement. In the event of a change of control followed by termination without cause or constructive termination of the participant within twelve months, the restrictions on such participant’s restricted stock will lapse.

•	Stock Options. The Equity Plan provides for the grant of incentive stock options (commonly referred to as ISOs) to employees and non-qualified stock options (commonly referred to as NSOs) to employees, directors and consultants. The compensation committee determines the terms of options, provided that ISOs are subject to statutory limitations. The compensation committee determines the exercise price for a stock option, within the terms and conditions of the Equity Plan and applicable law, provided that the exercise price of an ISO may not be less than 100% (or 110% in the case of a recipient who is a ten percent stockholder) of the fair market value of our common stock on the date of grant. ISOs exercisable for no more than 435,000 shares may be issued to a participant in any one year.

Options granted under the Equity Plan will vest at the rate specified by the compensation committee, with the vesting schedule for each stock option to be set forth in the stock option agreement for such option grant. Generally, the committee determines the term of stock options granted under the Equity Plan, up to a maximum term of ten years.

After termination of an optionee’s employment, the optionee may exercise the vested portion of each option for the period of time stated in the option agreement to which such option relates. The compensation committee also has the discretion to permit exercise of the unvested portion of an option in the event of voluntary resignation or retirement. Generally, if termination is due to disability, the vested portion of each option will remain exercisable for three years following the date of disability, and in the event of death of an optionee, the vested portion of each option will remain exercisable by such optionee’s estate for one year. In all other cases, the vested portion of each option will generally remain exercisable for three months following termination of employment. However, an option may not be exercised later than its expiration date.

Notwithstanding the above, in the event of a change of control of Symetra, followed by termination without cause or constructive termination (as such terms are defined in the Equity Plan) of an optionee within twelve months of the change of control, such optionee’s stock options will become 100% vested and exercisable for up to 30 days following such termination.

•	Stock Appreciation Rights. Stock appreciation rights provide for a payment, or payments, in cash or shares of common stock, to the participant based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price. The exercise price of a stock appreciation right may not be less than 100% of the fair market value of our common stock on the date of grant of the stock appreciation right. Stock appreciation rights are otherwise generally subject to the same terms and limitations as described above for stock options, including vesting acceleration upon termination following a change of control.

•	Restricted Stock Units. Restricted stock units represent the right to receive, without payment to the Company, an amount of shares of our common stock equal to the number of shares underlying the restricted stock units multiplied by the fair market value of a share on the date of vesting of the restricted stock units. The compensation committee may, at its discretion, impose vesting conditions, which may include performance conditions, a time-based vesting schedule or a combination thereof, on the exercise of such units. A participant’s restricted stock units generally terminate in the event the participant’s employment terminates prior to payment with respect to the units. However, in the event of death or disability of a holder of restricted stock units that are subject to vesting other than monthly vesting, the holder will receive payment for a pro rata percentage of the unvested units equal to the percentage of the vesting period that has elapsed. The compensation committee also has the discretion to make payment with respect to all or a portion of the unvested restricted stock units held by a participant in the event of such participant’s voluntary resignation or retirement. In the event of a change of control followed by termination without cause or constructive termination of the participant within twelve months, such participant’s restricted stock units that were outstanding on the date of termination will be cancelled and such participant will receive a cash payment equal to the product of the number of restricted stock units and the fair market value of a share of our common stock on the date of termination.

•	Performance Shares/Units. A performance share award entitles a participant to receive all or part of the value of a specified number of hypothetical shares if specified performance objectives, as determined by the compensation committee, are satisfied during a specified award period. The payout under a performance share award is the product of (1) the target number of performance shares subject to award, (2) the performance percentage and (3) the fair market value of a share on the date the award is paid or becomes payable to the participant.

Performance units are similar to performance shares, except that the value is based on a fixed dollar value or formula specified by the committee, rather than the fair market value of a share on the date the award is paid or payable (as with performance shares). The maximum value of performance units that may be earned by a participant for any single award period of one year or longer may not exceed $25 million.

At the end of the award period for performance shares or performance units, the compensation committee assigns a performance percentage that is between 0% and 200% depending on the extent to which the applicable performance objectives were met during the award period. Performance shares and units may be settled in cash, shares of our common stock, other securities, other awards, other property or any combination thereof, as determined by the compensation committee.

A participant’s performance shares or units are cancelled if the participant’s employment is terminated prior to end of the award period. However, if a participant dies or becomes disabled during the performance period, such award is paid to such participant (or such participant’s estate) on a pro-rata basis. In the event of a change of control followed by termination without cause or constructive termination of the participant within twelve months, the participant’s performance share/unit award shall be paid out on a pro rata basis according to the percentage of months during the award period that have elapsed, with a performance percentage of 100%.

•	Other Stock-Based Awards. The compensation committee also has the discretion to issue other equity-based awards under the Equity Plan, including fully-vested shares of common stock.

Awards Not Transferable. Awards under the Equity Plan are generally non-transferable, except to a participant’s estate in the event of the participant’s death.

Adjustments. The compensation committee is authorized to make adjustments to the terms and conditions of awards in recognition of certain unusual or nonrecurring events, including but not limited to extraordinary dividends, stock splits, mergers or a change in control of Symetra. In such events, the committee has the discretion to do what it determines is appropriate or desirable, including providing for the substitution or assumption of awards, accelerating the vesting of or the lapse of restrictions on awards, terminating the awards or making a cash payment in consideration for the cancellation of the awards.

Amendment and Termination. The Equity Plan may be amended or terminated at any time upon approval of our board of directors, provided that no amendment or termination will adversely affect outstanding awards. The Equity Plan will terminate on the earlier of the termination of the Equity Plan by our board of directors or ten years from the effective date of the Equity Plan.

Employee Stock Purchase Plan

Background. Our employee stock purchase plan is designed to enable eligible employees to periodically purchase shares of our common stock at a discount. Purchases are accomplished through participation during discrete offering periods. Our employee stock purchase plan is intended to qualify as an employee stock purchase plan under section 423 of the Internal Revenue Code of 1986, as amended. Our board of directors adopted our employee stock purchase plan in October 2007.

Share Reserve. We have initially reserved 870,000 shares of our common stock for issuance under our employee stock purchase plan.

Administration. Our compensation committee administers our employee stock purchase plan. Our employees generally are eligible to participate in our employee stock purchase plan if they are employed on a salaried basis by us, or a subsidiary of ours that we designate, for 20 or more hours per week and more than five months in a calendar year. Employees who are 5% stockholders, or would become 5% stockholders as a result of their participation in our employee stock purchase plan, are ineligible to participate in our employee stock purchase plan. We may impose additional restrictions on eligibility as well.

Under our employee stock purchase plan, eligible employees may acquire shares of our common stock by accumulating funds through payroll deductions. Our eligible employees may select a rate of payroll deduction up to 15% of their cash compensation (or such lower limit as determined by the compensation committee). We also have the right to amend or terminate our employee stock purchase plan, except that, subject to certain exceptions, no such action may adversely affect any outstanding rights to purchase stock under the plan. Our employee stock purchase plan will remain in effect until terminated by our compensation committee.

Purchase Rights. When an offering period commences, our employees who meet the eligibility requirements for participation in that offering period and who elect to participate are granted a non-transferable option to purchase shares in that offering period. An employee’s participation automatically ends upon termination of employment for any reason. An employee may withdraw from the plan at any time at least five business days prior to a purchase date, and in such event shall receive a refund of all of such employee’s payroll deductions deposited to date into the plan.

No offering period will commence until this offering is complete. Each offering period will be for approximately six months (commencing on the first trading day on or immediately after February 15 and August 15 of each year and terminating on the trading day on or immediately preceding the next August 14 or February 14, respectively). The duration and timing of offering periods may be changed by the compensation committee without stockholder approval if such change is announced prior to the scheduled beginning of the offering period to be effected thereafter.

No participant will have the right to purchase our shares at a rate which, when aggregated with purchase rights under all our employee stock purchase plans that are also outstanding in the same calendar year(s), has a fair market value of more than $25,000, determined as of the first trading day of the applicable offering period, for each calendar year in which such right is outstanding. The purchase price for shares of our common stock purchased under our employee stock purchase plan will be 85% of the closing trading price per share of our common stock as reported by the NYSE on the last date of each purchase period.

Change in Control. In the event of a change in control of Symetra, the acquiring entity shall assume the outstanding purchase rights. In the event the acquiring entity refuses to do so, the purchase and offering periods then in progress shall terminate prior to the date of closing of the change of control transaction.

401(k) Plan

We offer Section 401(k) plan to all employees who meet specified eligibility requirements. Eligible employees may contribute up to 100% of their eligible compensation, subject to limitations established under Section 401(k). We match participant contributions dollar-for-dollar, up to 6% of their compensation. Participants are immediately vested in their contributions.

Potential Payments Upon Termination or Change in Control

We have no employment agreements with our Named Executive Officers that would provide payments upon termination of employment.

Annual Incentive Bonus Plan

The Annual Incentive Bonus Plan requires that an executive be an active employee on December 31 of the plan year, and remain continuously employed by the Company through the award payout date, in order to be eligible to receive a bonus award. Exceptions to this include death, disability, retirement at age 65 or older or position elimination. In these cases, the bonus will be based on eligible earnings paid through the executive’s last day of work within the plan year and is modified by the funding level of the aggregate bonus pool.

Sales Incentive Plan

Mr. McCormick’s Sales Incentive Plan provides that if he leaves his position for any reason, he will be paid for production earned through the end of the last full month of employment.

Performance Share Plan

The Performance Share Plan provides that, except for the change in control provision described below, the executive would immediately forfeit all outstanding awards upon termination of employment prior to the end of the applicable award period. The board of directors, at its discretion, may provide that if an executive dies, retires, is disabled or is granted a leave of absence, or if the executive is otherwise terminated in a manner reasonably judged to be not seriously detrimental to our company, then all or a portion of the executive’s award, as determined by the board, may be paid to the executive (or beneficiary).

The Performance Share Plan includes a “double trigger” change in control provision which provides that if a participant’s employment is terminated without cause or constructively terminated within 24 months after a change in control of our company, each award held by the participant prior to the change in control is cancelled and the participant is entitled to receive an award payment equal to the product of (a) the then financial value of 100% of the performance shares and (b) the performance percentage, which is based on the level of attainment of the performance goal as of the last day of the calendar quarter ending prior to the date of the termination event. Alternatively, following the change in control, if the participant remains continuously employed through the end of the award period, then the participant will receive those awards for which the participant would have been paid had the change in control not occurred. For purposes of the Performance Share Plan, a change in control occurs when any person or group, other than White Mountains or Berkshire Hathaway, an underwriter or an employee benefit plan of the Company, becomes the beneficial owner of 35% or more of the Company’s outstanding common stock.

Under the Performance Share Plan, a “constructive termination” is defined as a termination of the participant’s employment at the initiative of the participant following a material decrease in salary or a material diminution in the participant’s authority, duties or responsibilities.

Restricted Stock Agreements

Restricted Stock Agreements with Mr. Talbot and Ms. Meister provide that the restricted stock will vest on December 31, 2011, subject to their continued employment through such date. In the event of the executive’s voluntary termination or termination with cause (as defined in the Equity Plan), all of the unvested shares will be forfeited. If the executive’s employment is terminated by us without cause or due to the executive’s death or disability, the following amounts of restricted stock will become vested: if such termination is on or after December 31, 2009 but prior to December 31, 2010, one-third of the restricted stock will vest. If such termination is on or after December 31, 2010 but prior to December 31, 2011, two-thirds of the restricted stock will vest.

In the event of a change in control followed by termination without cause or constructive termination (as defined in the Equity Plan) of the executive within twelve months, the restrictions on all of the executive’s restricted stock will lapse.

Potential Payments Upon Termination

The following table shows the potential payments that would be made by us to each of the Named Executive Officers assuming that each executive’s employment was terminated due to death, disability, retirement at age 65 or older or position elimination on December 31, 2008 whether or not a change in control has occurred.

	2008 Annual	2007-2009	2008-2010
	Incentive Bonus	Performance	Performance
Executive	Plan ($)(1)	Share Plan ($)(2)	Share Plan ($)(2)	Total ($)

Randall H. Talbot	170,625	0	0	170,625
Margaret A. Meister	96,188	0	0	96,188
Roger F. Harbin	130,000	0	0	130,000
Richard J. Lindsay	64,838	0	0	64,838
Patrick B. McCormick	175,099	0	0	175,099

(1)	Reflects the amount payable under the 2008 Annual Incentive Bonus Plan, except with respect to Mr. McCormick, who would instead receive payment under his Sales Incentive Plan. This amount is payable in the event of death, disability, retirement at age 65 or older or elimination of position, whether or not a change in control of the Company has occurred. This figure represents 100% of the executive’s individual target modified by the funding level of the aggregate bonus pool. In March 2009, the board of directors approved the funding of the aggregate bonus pool at 65% of the target level, even though the Company performance goal was not met.

(2)	No payment would have been made in respect of performance units because performance goals were not met in 2008, which affected the 2007-2009 and 2008-2010 Performance Share Plans as of December 31, 2008. The board of directors, at its discretion, may elect to award all or a portion of the grant to an executive in the event of such executive’s death, retirement, disability or leave of absence, or in the event of termination in a manner not determined to be seriously detrimental to the Company.

Compensation of Directors

The following table presents compensation paid to our board of directors for the year ended December 31, 2008:

	Fees Earned
	or Paid in
Name	Cash ($)	Total ($)

David T. Foy(1)	64,000	64,000
Lois W. Grady(2)	41,750	41,750
Sander M. Levy(3)	51,900	51,900
Robert R. Lusardi(4)	28,000	28,000
David I. Schamis(5)	36,900	36,900
Lowndes A. Smith(6)	31,800	31,800
Randall H. Talbot(7)	—	—

(1)	Includes chairman of the board retainer, annual retainer, and board, audit committee and compensation committee meeting fees. Mr. Foy served as chairman of the board until May 2009.

(2)	Includes chairman of the compensation committee retainer, annual retainer and board and compensation committee meeting fees. Ms. Grady also serves on the First Symetra National Life Insurance Company of New York board of directors and audit committee.

(3)	Includes chairman of the audit committee retainer, annual retainer and board and audit committee meeting fees. Mr. Levy also serves on the First Symetra National Life Insurance Company of New York board of directors and audit committee. All compensation is paid to Vestar Capital Partners.

(4)	Includes annual retainer and board meeting fees.

(5)	Includes annual retainer, and board and audit committee meeting fees. Mr. Schamis also serves on the First Symetra National Life Insurance Company of New York board of directors and audit committee. All compensation is paid to J.C. Flowers & Co. LLC.

(6)	Includes annual retainer and board and compensation committee meeting fees. Mr. Smith has served as chairman of the board since May 2009. Mr. Smith also serves on the First Symetra National Life Insurance Company of New York board of directors.

(7)	Mr. Talbot is our employee and receives no additional retainer or fee for board participation.

Our directors, who are not employees of the Company, are entitled to the following compensation for service on our board of directors and board committees beginning in 2009:

•	Chairman of the board additional annual retainer: $300,000

•	Vice chairman of the board additional annual retainer: $40,000

•	Board member annual retainer: $20,000

•	Audit committee chairman annual retainer: $15,000

•	Compensation committee chairman annual retainer: $10,000

•	Finance committee chairman annual retainer: $15,000

•	Nominating and corporate governance committee chairman annual retainer: $15,000

•	Board meeting participation: $2,000

•	Committee meeting participation: $1,000

In addition, members of the board of directors of First Symetra National Life Insurance Co. of New York receive an annual retainer of $500, and fees of $100 per board meeting and $50 per committee meeting attended.

We reimburse our directors for first class travel, hotel accommodations, meals, and other necessary expenses.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2006 to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors or executive officers, any holder of 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Investment Management Agreement with White Mountains Advisors LLC

A majority of our investments are managed by WM Advisors, a wholly owned subsidiary of White Mountains Insurance Group, Ltd. The total fees incurred with respect to WM Advisors under our existing investment management agreements, or IMAs, with them for the six months ended June 30, 2009 and for the years ended December 31, 2008, 2007 and 2006, respectively, were $6.9 million, $14.6 million, $15.3 million and $20.2 million. We and certain of our subsidiaries intend to enter into an amended investment management agreement, or the WMA Agreement, on substantially the same terms as our existing IMAs with WM Advisors pursuant to which WM Advisors will continue to supervise and direct the fixed income and alternative investment portion of our investment portfolio in accordance with our investment philosophy described under “Business — Investments.”

Under the WMA Agreement and consistent with the existing IMAs, WM Advisors will have full discretion and authority to make all investment decisions in respect of the fixed income and alternative investment portion of our investment portfolio on our behalf and at our sole risk, and to do anything which WM Advisors deems is required, appropriate or advisable in connection with the foregoing.

The assets of our portfolio will be held in one or more separately identifiable accounts in the custody of a bank or similar entity designated by us and acceptable to WM Advisors. We will be responsible for custodial arrangements and the payment of all custodial charges and fees.

We will agree to pay annual investment management fees generally based on the month-end market/book values held under custody as set forth in the table below (which are substantially the same as the fees under our existing IMAs):

	Value	Annual Fee

Investment grade fixed maturities:
Up to $1 billion	Book	10.0 basis points
(0.1% or 0.001)
$1 billion — $2 billion	Book	8.5 basis points
$2 billion — $5 billion	Book	7.5 basis points
Greater than $5 billion	Book	2.5 basis points
High yield debt	Market	25.0 basis points
Equities	Market	100.0 basis points
Fully funded hedge funds, private equity funds and other deferred fundings:
First two years of fund’s life	Committed	100.0 basis points
Thereafter	Market	100.0 basis points
Affordable Housing Credit Funds:
First year of fund’s life	Committed	100.0 basis points
Thereafter	Market	10.0 basis points

We will pay WM Advisors a quarterly fee for portfolio management services computed at the annual rate of one-half basis point (0.005%) of the aggregate value of the net assets of the aggregate investment account, which includes equities and commercial mortgage loans in addition to the items managed by WM Advisors.

WM Advisors will provide reports containing a detailed listing of invested assets and transactions in our investment portfolio, as well as various other analytical reports as outlined by Symetra, at least quarterly. We will review periodically the performance of and the fees paid to WM Advisors under the WMA Agreement.

The WMA Agreement will provide for an initial fixed term of one year, which will be extendible by us for an additional year (a second year) and, if so extended, for a second additional year (a third year). Following the end of the initial term and any extensions, the WMA Agreement may be terminated by either party upon 60 days’ written notice.

WM Advisors also provides investment advisory services to White Mountains Insurance Group, Ltd., its subsidiaries and a number of its affiliates.

Investment Management Agreement with Prospector Partners, LLC

Prospector is a registered investment adviser managing assets for corporations, foundations, endowments and high net worth individuals. Mr. John D. Gillespie, the founder and Managing Member of Prospector, is a director of White Mountains Insurance Group, Ltd. Historically, Prospector managed most of the publicly traded common equity and convertible securities in our portfolio through a sub-advisory agreement with WM Advisors. As of June 30, 2009, Prospector served as a discretionary advisor to WM Advisors under the sub-advisory agreement with respect to approximately $0.2 billion of specified assets in our combined insurance and non-insurance portfolios. For the six months ended June 30, 2009 and during the years ended December 31, 2008, 2007 and 2006, respectively, we incurred $0.8 million, $1.9 million, $2.1 million and $1.8 million in fees with respect to the Prospector portfolio. These fees are included in the WM Advisor fees mentioned above.

We intend to enter into a separate investment management agreement with Prospector, or the Prospector Agreement, pursuant to which Prospector will agree to supervise and direct the publicly traded common equity and convertible securities portion of our investment portfolio in accordance with its investment strategy described under “Business — Investments.” Under the Prospector Agreement, Prospector will have discretion and authority with respect to the portfolio it manages for us that is substantially similar to WM Advisors’ discretion and authority under the WMA Agreement. The assets of our portfolio will be held in one or more separately identifiable accounts in the custody of a bank or similar entity designated by us and acceptable to Prospector. We will be responsible for custodial arrangements and the payment of all custodial charges and fees.

Under the Prospector Agreement, we will agree to pay annual investment management fees based on aggregate net assets under management according to the following schedule:

Assets Under Management	Annual Fee

Up to $200 million	100.0 basis points
$200 million to $400 million	50.0 basis points
Greater than $400 million	25.0 basis points

The Prospector Agreement will have an initial fixed term of three years, which will be extendible by us for an additional year (a fourth year) at or prior to the end of the second year of the term and, if so extended, for a second additional year (a fifth year) at or prior to the end of the third year of the term. The Prospector Agreement will be terminable by us only (i) for cause (including material non-performance by Prospector), (ii) if either John D. Gillespie or Richard P. Howard are no longer affiliated with Prospector or (iii) if there is a change in control of Prospector. Following the end of the initial term and any extensions, the Prospector Agreement may be terminated by either party on 60 days’ written notice. We will review periodically the performance of and the fees paid to Prospector under the Prospector Agreement.

Relationships and Transactions with White Mountains Insurance Group, Ltd. and its Affiliates

We are party to certain shareholders agreements, dated as of March 8, 2004, March 19, 2004 and April 16, 2004, with our stockholders. The shareholders agreements will terminate on the consummation of this offering other than certain provisions relating to registration rights, transfer restrictions, tag-along rights, competition and confidentiality. In addition, following an initial public offering and so long as White Mountains Insurance Group, Ltd. holds at least 20% of our outstanding common stock, assuming exercise of any outstanding warrants, each stockholder party to a shareholder’s agreement is required to vote its shares for two board members designated by White Mountains Insurance Group, Ltd., which will be reduced to one nominee so long as White Mountains Insurance Group, Ltd. holds at least 10%, but less than 20%, of our outstanding common stock.

Relationships and Transactions with Others

The following transactions involve the operations of our subsidiary, Symetra Life Insurance Company, or Symetra Life, and were entered into in the ordinary course of business.

Symetra Life entered into a coinsurance reinsurance agreement with Wilton Reassurance Company, or Wilton Re. For the six months ended June 30, 2009 and for the years ended December 31, 2008, 2007 and 2006, we recorded ceded premiums of $1.0 million, $1.8 million, $1.7 million and $1.4 million, respectively, and recovered ceded losses of $0.3 million, $0.9 million, $0.3 million and $0.2 million, respectively. Vestar Capital Partners, which holds 6,089,999 shares of our common stock, has an investment interest in Wilton Re. Mr. Sander M. Levy, one of our directors and our audit committee chairman, serves on the board of directors of Wilton Re. Mr. Levy is not directly involved in the business dealings between the two companies but disclosed the relationship to our audit committee, which ratified the relationship.

Symetra Life is a party to several coinsurance reinsurance agreements with General Re Life Corporation. General Re Life Corporation is the North American life and health reinsurance company of General Re Corporation, a subsidiary of Berkshire Hathaway Inc., which beneficially owns 26,887,872 shares of our common stock, which includes warrants exercisable for 9,487,872 shares. For the six months ended June 30, 2009 and the years ended December 31, 2008, 2007 and 2006, we recorded ceded premiums of $0.3 million, $0.5 million, $0.4 million and $0.1 million, respectively. No ceded losses have been recovered under these agreements.

Symetra Life entered in to an accident and health reinsurance agreement with a related party, White Mountains Re America, a subsidiary of White Mountains Insurance Group, Ltd. For the six months ended June 30, 2009 and the year ended December 31, 2008, we recorded ceded premiums of $0.8 million and $2.1 million, respectively, and recovered ceded losses of $1.5 million and $1.1 million, respectively.

Symetra Life issued an insurance policy for both specific and aggregate excess loss coverage to Essent Healthcare with an effective date of January 1, 2008. Vestar Capital Partners has an investment in Essent Healthcare. Premiums received for the six months ended June 30, 2009 and the year ended December 31, 2008 were $0.1 million and $0.1 million, respectively. We recorded losses of $0.0 million and $0.6 million, for the six months ended June 30, 2009 and for the year ended December 31, 2008, respectively.

Symetra Life issued an insurance policy for specific excess loss coverage to Moody’s Corporation, with an effective date of January 1, 2008. The policy was terminated as of December 31, 2008. Berkshire Hathaway Inc. has an investment in Moody’s Corporation. We recorded premiums of $0.3 million for the year ended December 31, 2008.

Symetra Life issued medical stop-loss and group life insurance policies with a related party, MidAmerican Energy Holdings Company, an affiliate of Berkshire Hathaway Inc., beginning January 1, 2006. The policy was terminated as of December 31, 2006. Premiums received from MidAmerican Energy Holdings Company for the year ended December 31, 2006 were $2.7 million and ceded losses for the years ended December 31, 2007 and 2006 were $0.6 million and $1.0 million, respectively.

Symetra Life holds $3.1 million fair value of Class B common stock in Berkshire Hathaway Inc. as of June 30, 2009 and December 31, 2008. During the six months ended June 30, 2009, we purchased $0.3 million fair value and sold no shares of Berkshire Hathaway Inc. Class B common stock. During 2008, we had purchases of $2.1 million and sales of $3.1 million related to our holdings in Berkshire Hathaway Inc.

One of our subsidiaries, Symetra Assigned Benefits Service Company (SABSCO), in the ordinary course of business, accepted the assignment of periodic payment obligations from related parties OneBeacon Insurance Group (OB) and United Stated Liability Insurance Company (USLI). OB and USLI are affiliated companies of White Mountains Insurance Group, Ltd. and Berkshire Hathaway Inc., respectively. For the six months ended June 30, 2009 and the years ended December 31, 2008, 2007 and 2006, SABSCO purchased $1.1 million, $0.0 million, $0.6 million and $0.4 million, respectively, in structured settlement annuities from Symetra Life to fund these obligations for OB and purchased $0.3 million in structured settlement annuities from Symetra Life to fund these obligations for USLI for the year ended December 31, 2007.

Procedures for Approval of Related Party Transactions

Prior to this offering, we did not have a written policy relating to the approval of related party transactions. Any such transactions were approved by our board of directors or audit committee in accordance with applicable law.

In connection with this offering, we will adopt a written policy relating to the approval of related party transactions. We will review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff will be primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.

In addition, our audit committee will review and approve or ratify any related party transaction reaching a certain threshold of significance. As set forth in the audit committee’s charter to be effective upon completion of this offering, in the course of its review and approval or ratification of a related party transaction, the committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the audit committee deems appropriate.

Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth, as of June 30, 2009, information regarding the beneficial ownership of our common stock by:

•	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each Selling Stockholder;

•	each of our current directors;

•	each of our named executive officers; and

•	our directors and named executive officers as a group.

Beneficial ownership is determined in accordance with the SEC rules and includes voting or investment power with respect to the securities. Shares of common stock subject to options and warrants that are currently exercisable or exercisable within 60 days are deemed to be outstanding and beneficially owned by the person holding such options and warrants. Such shares, however, are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

Percentage of beneficial ownership is based on 92,646,295 shares of our common stock outstanding as of June 30, 2009. Unless otherwise indicated, the address for all beneficial owners is c/o Symetra Financial Corporation, 777 108th Avenue NE, Suite 1200, Bellevue, WA 98004.

				Shares Offered
				Assuming		Shares Beneficially Owned After Offering
	Shares of			No	Assuming Full	Assuming No	Assuming Full
	Common Stock			Exercise of	Exercise of	Exercise of	Exercise of
	Beneficially Owned			Over-Allotment	Over-Allotment	Over-Allotment	Over-Allotment
	Prior to the Offering			Options	Options	Options	Options
Beneficial Owner of 5% or More:	Number		%	Number	Number	Number %	Number %

Berkshire Hathaway Inc	26,887,872	(1)(2)	26.3%
White Mountains Insurance Group, Ltd	26,887,872	(1)(3)	26.3
Franklin Mutual Advisers, LLC	10,875,000	(4)	11.7
Caxton Associates, L.L.C.	6,090,000	(5)	6.6
OZ Master Fund, Ltd.	6,090,000	(6)	6.6
Vestar Capital Partners	6,089,999	(7)	6.6
Highfields Capital Management LP	6,089,998	(8)	6.6
Other Selling Stockholders:

Directors and Executive Officers:
David T. Foy	26,887,872	(1)(9)	26.3%
Randall H. Talbot	65,250		*
Jennifer V. Davies
Michael W. Fry
Patrick B. McCormick
Margaret A. Meister
Lois W. Grady
Sander M. Levy	6,089,999	(10)	6.6
Robert R. Lusardi	26,887,872	(1)(11)	26.3
David I. Schamis	2,175,000	(12)	2.3
Lowndes A. Smith
Directors and executive officers as a group (16 persons)	35,218,121		34.5

*	Represents ownership of less than 1%

footnotes continued on following page

(1)	Includes warrants exercisable for 9,487,872 shares.

(2)	Represents shares held by General Reinsurance Corporation.

(3)	Represents shares held by White Mountains Holdings (NL) B.V.

(4)	Represents 1,183,200 shares held by Franklin Mutual Beacon Fund, 445,440 shares held by Franklin Mutual Recovery Fund, 255,780 shares held by Mutual Beacon Fund (Canada), 1,020,510 shares held by Mutual Financial Services Fund, 3,434,760 shares held by Mutual Qualified Fund, 84,390 shares held by Mutual Recovery Fund, Ltd. and 4,450,920 shares held by Mutual Beacon Fund.

(5)	Represents shares held by CxLife, LLC.

(6)	Represents shares held by OZ Management LP.

(7)	Represents 128,424 shares held by Vestar Symetra LLC and 5,961,575 shares held by Vestar Capital Partners IV, LP, entities which are affiliated with or managed by Vestar Capital Partners.

(8)	Represents 553,876 shares held by Highfields Capital I LP, 1,306,426 shares held by Highfields Capital II LP and 4,229,696 shares held by Highfields Capital III L.P.

(9)	Represents shares owned by affiliates of White Mountains Insurance Group, Ltd., of which Mr. Foy is an executive officer. Mr. Foy disclaims beneficial ownership of all such shares.

(10)	Represents shares owned by affiliates of Vestar Capital Partners, of which Mr. Levy is a Managing Director. Mr. Levy disclaims beneficial ownership of all such shares.

(11)	Represents shares owned by affiliates of White Mountains Insurance Group, Ltd., of which Mr. Lusardi is an executive officer. Mr. Lusardi disclaims beneficial ownership of all such shares.

(12)	Represents shares owned by affiliates of J.C. Flowers & Co. LLC, of which Mr. Schamis is a Managing Director. Mr. Schamis disclaims beneficial ownership of all such shares.

DESCRIPTION OF CAPITAL STOCK

The following information reflects our certificate of incorporation and bylaws as these documents will be in effect upon completion of this offering. Our certificate of incorporation and bylaws will be filed as exhibits to the registration statement of which this prospectus forms a part. The summaries of these documents are qualified in their entirety by reference to the full text of the documents.

General

Our authorized capital stock consists of 750,000,000 shares of common stock, $0.01 par value per share and 10,000,000 shares of preferred stock, $0.01 par value per share. As of June 30, 2009, there were 92,646,295 shares of our common stock issued and outstanding held by 58 stockholders of record and no shares of preferred stock outstanding.

Immediately prior to this offering, there has been no public market for our common stock. Although we will apply to list our common stock on the NYSE, we cannot assure you that a market for our common stock will develop or if it develops that it will be sustained.

Common Stock

Voting Rights

Each share of our common stock entitles the holder to one vote with respect to each matter presented to our stockholders. Our common stock votes as a single class. The approval of matters brought before the stockholders requires the affirmative vote of the holders of a majority of the shares of common stock represented and voting, except where otherwise required by law or by our certificate of incorporation or bylaws. Pursuant to our certificate of incorporation, an increase or decrease in the number of authorized shares of our common stock or preferred stock requires the affirmative vote of the holders of a majority in voting power of our stock entitled to vote thereon. Holders of our common stock will not have cumulative voting rights.

Dividends

Holders of common stock and warrant holders will share equally in any dividend declared by our board of directors, subject to the rights of the holders of any outstanding preferred stock, on a one-for-one basis.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distributions and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Other Rights

Our stockholders have no preemptive or other rights to subscribe for additional shares. All holders of our common stock are entitled to share equally on a share-for-share basis in any assets available for distribution to common stockholders upon our liquidation, dissolution or winding up. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable.

Warrants

We currently have outstanding warrants to purchase 18,975,744 shares of our common stock at an exercise price of $11.49 per share. If our warrants were exercised on a cashless basis, we would have had 0, 3,295,414, 0 and 8,278,376 additional shares of common stock outstanding for the six months ended June 30, 2009 and 2008, and for the years ended December 31, 2008 and 2007, respectively.

The exercise price and number of shares of common stock for each warrant are subject to anti-dilution adjustments in respect of certain events. If certain of these events occur, the warrant holders will receive the right to receive the full intrinsic value of the warrants instead of the stock acquirable and receivable upon exercise. In the event we pay cash or stock dividends or other distributions to our common stockholders, the warrant holders will also receive such dividends or distributions on a one-to-one basis.

Preferred Stock

Our board of directors is authorized, subject to the limits imposed by the Delaware General Corporation Law, or DGCL, to issue to up 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions of the shares of each wholly unissued series. Our board of directors is also authorized to increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that affect adversely the voting power or other rights of our common stockholders. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control, causing the market price of our common stock to decline, or impairing the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

Certain Anti-Takeover Provisions of our Charter and Bylaws and the Delaware Law

Upon completion of this offering, we will have the following provisions in our certificate of incorporation and bylaws that could deter, delay or prevent a third party from acquiring us, even if doing so would benefit our stockholders.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our Company.

Classified Board of Directors

Our certificate of incorporation provides that our board of directors is divided into three classes. Each class of directors serves three-year terms.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our bylaws provide that special meetings of the stockholders may be called only upon the request of the majority of the board of directors or upon request of the president. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Our bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our bylaws allow the chairman of a meeting of the stockholders to adopt rules and regulations for the conduct of meetings that may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

No Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of our stockholders and may not be effected by written consent.

Certain Other Provisions of our Charter and Bylaws and the Delaware Law

Board of Directors

Our certificate of incorporation provides that the number of directors will be fixed in the manner provided in our bylaws. Our bylaws provide that the number of directors will be fixed from time to time solely pursuant to a resolution adopted by the board of directors. Our board of directors currently has seven members who serve staggered terms as described above.

Limitations of Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL. The DGCL does not permit exculpation for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	for transactions from which the director derived improper personal benefit.

Our certificate of incorporation and bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees and agents for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is          .

New York Stock Exchange Listing

We intend to apply to have our common stock listed on the NYSE under the symbol “SYA.”

DESCRIPTION OF CERTAIN INDEBTEDNESS

6.125% Senior Notes due 2016

In March 2006, we issued $300.0 million aggregate principal amount of 6.125% senior notes due 2016, at a price of $298.7 million in proceeds prior to commissions and discounts for the initial purchasers and offering expenses. Interest on the senior notes is payable semi-annually on April 1 and October 1 of each year.

The senior notes are unsecured senior obligations and are equal in right of payment to all existing and future unsecured senior indebtedness. The senior notes are redeemable at our option at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the senior notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the U.S. Treasury rate plus 25 basis points, plus, in each case accrued and unpaid interest thereon to the date of redemption.

The indenture for the senior notes contains covenants that, among other things, limit the ability of our subsidiaries to:

•	create liens;

•	enter into certain sale and leaseback transactions; and

•	enter into certain mergers and acquisitions.

The senior notes do not contain any financial covenants or any provisions restricting us from purchasing or redeeming capital stock, paying dividends or entering into a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. In addition, we are not required to repurchase, redeem or modify the terms of any of the notes upon a change of control or other event involving us.

The indenture for the senior notes provides for events of default that, if any of them occurs, would permit or require the principal of, premium, if any, interest and any other monetary obligations on the senior notes to become or to be declared to be immediately due and payable. These events of default include default in the payment of interest or principal, default in the performance of covenants under the indenture and default under the terms of any instrument evidencing or securing indebtedness of us that results in the acceleration of the payment of such indebtedness or constitutes the failure to pay the principal of such indebtedness when due, in each case where the total amount of such indebtedness has an outstanding aggregate principal amount greater than $25.0 million.

Capital Efficient Notes due 2067

On October 10, 2007, we issued $150.0 million aggregate principal amount of CENts. The CENts were purchased by a syndicate of initial purchasers, led by J.P. Morgan Securities Inc. and Lehman Brothers Inc., and were eligible for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act or to non-U.S. persons pursuant to Regulation S under the Securities Act.

The CENts bear interest at a fixed annual rate of 8.300% to but not including October 15, 2017, and at a floating annual rate equal to three-month LIBOR plus 4.177% thereafter. We may elect to defer the payment of interest for up to ten years. The CENts have a scheduled maturity date of October 15, 2037, provided that we raise sufficient funds from the sale of qualifying capital securities as specified in the CENts. If we do not raise sufficient funds, we are obligated to use commercially reasonable efforts to sell enough qualifying capital securities to permit repayment of the CENts in full on each interest payment date thereafter. On October 15, 2067, we must pay any remaining amounts due under the CENts, whether or not we have sold sufficient qualifying capital securities.

We may redeem the CENts, in whole or in part, at any time before October 15, 2017, at a redemption price equal to the greater of 100% of the principal amount or a make-whole price as set forth in the CENts, in either case plus accrued and unpaid interest, including deferred interest. However, if a special event occurs, we may redeem the CENts, in whole but not in part, at a redemption price equal to the greater of 100% of the principal amount or a special event make-whole price as set forth in the CENts, in either case plus accrued and unpaid interest, including deferred interest. We may redeem the CENts after October 15, 2017 on each interest payment date thereafter, at a price equal to 100% of the principal amount of the CENts plus accrued and unpaid interest, including deferred interest.

In connection with the CENts offering, we entered into a covenant in favor of the holders of our $300.0 million principal amount senior notes, pursuant to which we may not repay or redeem the CENts prior to October 15, 2047 unless the repayment or redemption is financed from the offering of replacement capital securities, as specified in the CENts.

Revolving Credit Facilities

Long-Term Facility

On August 16, 2007, we entered into a $200.0 million senior unsecured revolving credit agreement with a syndicate of lending institutions led by Bank of America, N.A. The credit facility matures on August 16, 2012. The revolving credit facility is available to provide support for working capital, capital expenditures and other general corporate purposes, including permitted acquisitions, issuance of letters of credits, refinancing and payment of fees in connection with this facility. This new credit facility replaced our prior $70.0 million revolving credit facility.

The facility enables us to obtain letters of credit of up to $50.0 million and short-term loans of up to $10.0 million, which would count against the $200.0 million limit. We can increase the $200.0 million limit by up to an additional $100.0 million, upon the agreement of any lender to lend such additional amount, without the consent of the other lenders. In addition, we may, with the consent of individual lenders, elect to extend the term of the facility by up to two additional one-year periods. On February 12, 2009, Bank of America, N.A. issued a notice of default to Lehman Commercial Paper, Inc., one of the lending institutions in the syndicate with a commitment of $20 million, effectively limiting our ability to borrow under the revolving credit facility to $180.0 million.

Loans under the credit facility bear interest, at our election, at a spread above LIBOR, or at a base rate. The initial spread above the LIBOR rate is 36 basis points, and may vary from 19 to 60 basis points depending on our credit rating. The base rate is equal to the higher of 50 basis points above the federal funds rate, and the Bank of America prime rate. Interest under LIBOR-based loans is payable periodically, with the period at the election of the Company (but at most annually). Interest under base rate loans is payable quarterly. In addition, we are obligated to pay a facility fee of between six and 15 basis points, depending on our credit rating, quarterly over the term of the facility, as well as letter of credit and other fees as applicable.

Under the terms of the credit agreement, we are required to maintain certain financial ratios. In particular, each of our material insurance subsidiaries must maintain a risk-based capital ratio of at least 200%, measured at the end of each year, and our debt-to-capitalization ratio may not exceed 37.5%, measured at the end of each quarter. In addition, we have agreed to other covenants restricting the ability of our subsidiaries to incur additional indebtedness, our ability to create liens and our ability to change our fiscal year and to enter into new lines of business, as well as other customary affirmative covenants.

To be eligible for borrowing funds under this facility, the representations and warranties that we make in the credit agreement must continue to be true in all material respects, and we must not be in default under the facility, including failure to comply with the covenants described above.

As of September 30, 2009, we had no borrowings outstanding under this facility.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that market sales of shares or the availability of shares will have on the market price of our common stock. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sales of Restricted Securities

Upon the closing of this offering, we will have outstanding approximately           shares of common stock. We have no shares of common stock held in treasury. All of the shares of our common stock sold in this offering will be freely tradeable without restriction under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares that may be acquired by an affiliate of us, as the term “affiliate” is defined in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, us and may include our directors and officers as well as our significant stockholders. Following the expiration of the lock-up agreements described below, the remaining           shares outstanding held by current stockholders of the Company will be available for sale pursuant to Rule 144, subject to compliance with the requirements and limitations under Rule 144, all as further described below.

Rule 144

Generally, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned “restricted” shares for at least six months, will be entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of common stock, which will equal approximately shares of common stock immediately after this offering; and

•	the average weekly trading volume of the common stock on the open market during the four calendar weeks preceding the filing of notice with respect to such sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and the availability of current public information about our company.

In addition, under Rule 144, a person who is not currently an affiliate of ours, and who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without restriction, provided that until the shares have been held for at least one year, they may only be sold subject to the availability of current public information about us.

Lock-Up Arrangements

In connection with this offering, each of our executive officers, directors and stockholders have agreed to enter into lock-up agreements described under “Underwriting” that restrict the sale of shares of our common stock and securities convertible into or exchangeable or exercisable for common stock for up to 180 days after the date of this prospectus, subject to an extension in certain circumstances. Following the expiration of the lock-up period, our stockholders will have the right, subject to certain conditions, to require us to register the sale of their remaining shares of our common stock under federal securities laws. By exercising their registration rights, and selling a large number of shares, our stockholders could cause the prevailing market price of our common stock to decline.

Warrants

We currently have outstanding warrants to purchase 18,975,744 shares of our common stock at an exercise price of $11.49 per share. The warrants permit the holders to exercise either by paying the full exercise price in cash, or by means of a cashless exercise, whereby the holders would surrender a right to receive that number of shares having a value equal to the exercise price of the warrants. In the event the holders pay the exercise price in cash, the shares will be subject to the holding period and other requirements of Rule 144. In the event of a cashless exercise, the shares will be deemed to have been acquired at the time of issuance of the warrants, in which case the holding period will be met and the shares will be eligible for resale subject to compliance with the other requirements of Rule 144 and the lock-up agreements described above.

Registration Statements

Following the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of our common stock that are issuable pursuant to the Equity Plan and the 2008 Employee Stock Purchase Plan. Such registration statements will become effective immediately upon filing, and shares covered by such registration statements will be eligible for sale in the public market immediately after the effective date, upon expiration of the lock-up agreements, and subject to vesting of such shares and to Rule 144 volume limitations applicable to affiliates.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
TO NON-U.S. STOCKHOLDERS

This is a general summary of material U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of common stock if you purchase your common stock in this offering, you will hold the common stock as a capital asset and you are a beneficial owner of shares other than:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	a partnership or other entity taxable as a partnership for U.S. federal income tax purposes;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust that has a valid election in place to be treated as a U.S. person.

This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. income tax laws (such as a “controlled foreign corporation,” “passive foreign investment company,” company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, financial asset securitization investment trust, person who holds common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, or former U.S. citizen or resident). This summary does not discuss any aspect of U.S. federal alternative minimum tax, state, local or non-U.S. taxation. This summary is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (“Code”), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service (“IRS”) and all other applicable authorities as of the date hereof, all of which are subject to change, possibly with retroactive effect.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL AND/OR TAX ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR COMMON STOCK. WE URGE PROSPECTIVE NON-U.S. STOCKHOLDERS TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

Dividends

In general, any distributions we make to you with respect to your shares of common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility for such reduced rate (generally, on an IRS Form W-8BEN). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of common stock and, to the extent it exceeds your basis, as capital gain.

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you) generally will not be subject to U.S. withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of Common Stock

You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of common stock unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain);

•	you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (which we believe we are not and have never been, and do not anticipate we will become) and, in the event that our common stock is regularly traded on an established securities market, you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for your shares of common stock, more than 5% of our common stock.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax (described above) also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. tax under the treaty. If you are described in the second bullet point above, you generally will be subject to U.S. tax at a rate of 30% on the gain realized, although the gain may be offset by some U.S. source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those distributions and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

Under certain circumstances, the United States imposes backup withholding on dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding on dividends you receive on your shares of common stock if you provide proper certification of your status as a non-U.S. person or you are a corporation or one of several types of entities and organizations that qualify for exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your shares of common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also perform backup withholding on that amount unless you provide appropriate certification to the broker of your status as a non-U.S. person or you are an exempt recipient. Information reporting will also apply if you sell your shares of common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documenting evidence in its records that you are a non-U.S. person and certain other conditions are met or you are an exempt recipient.

Any amounts withheld with respect to your shares of common stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable treaty provides otherwise.

UNDERWRITING

We and the Selling Shareholders intend to offer the shares in the United States and Canada through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Barclays Capital Inc. are acting as joint book-running managers and as representatives of each of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement among us, the Selling Stockholders and the underwriters, we and the Selling Stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the Selling Stockholders, the number of shares of common stock listed opposite its name below.

Number of
Underwriter	Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.
Goldman, Sachs & Co.
Barclays Capital Inc.
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the Selling Stockholders that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $      per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $      per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the Selling Stockholders. The information assumes either no exercise or full exercise by the underwriters of their over-allotment options.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the Company	$	$	$
Proceeds, before expenses, to the Selling Stockholders	$	$	$

The expenses of this offering, not including the underwriting discount, are estimated at $      million and are payable by us.

Over-allotment Options

The Company and the Selling Stockholders have granted options to the underwriters to purchase a total of up to      additional shares at the public offering price, less the underwriting discount. The underwriters may exercise these options for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise these options, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Indemnification

We and the Selling Stockholders have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Security Act, or to contribute to payments that the underwriters may be required to make for these liabilities.

No Sales of Similar Securities

We and each of our executive officers, directors and stockholders have agreed, with exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we and these other individuals and entities have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Notwithstanding the foregoing, if: (1) during the last 17 days of the 180-day lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day lock-up period, then the restrictions imposed by this lock-up provision shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless the representatives waive, in writing, such extension.

New York Stock Exchange Listing

We expect the shares to be approved for listing on the NYSE under the symbol “SYA.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange. Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us, the Selling Stockholders and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are as follows:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after this offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price. If the representatives elect to engage in such transactions, they may discontinue them at any time without notice.

In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment options described above. The underwriters may close out any covered short position by either exercising their over-allotment options or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment options. “Naked” short sales are sales in excess of the over-allotment options. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with this offering, certain of the underwriters, their affiliates or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters or their affiliates may facilitate Internet distribution for this offering to certain of their Internet subscription customers. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus is available on the Internet web sites of certain of the underwriters and their affiliates. Other than the prospectus in electronic format, the information on the web sites of the underwriters and their affiliates is not part of this prospectus and should not be relied upon by investors.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial banking and other dealings in the ordinary course of business with us, our affiliates, and White Mountains Insurance Group, Ltd. They have received, or may in the future receive, customary fees and commissions for these transactions.

For example, J.P. Morgan Securities Inc. and Banc of America Securities LLC (an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated) were initial purchasers in connection with the offering of our 6.125% senior notes due 2016 and were initial purchasers in connection with the offering of our Capital Efficient Notes due 2067. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., was involved in the financing of the Acquisition. JPMorgan Chase Bank, N.A., Merrill Lynch Bank USA (an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated), an affiliate of Goldman, Sachs & Co. and Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, are lenders under our revolving credit facility. Under such facility, Bank of America, N.A. also serves as administrative agent, swing line lender and issuing lender, Banc of America Securities LLC serves as sole lead arranger and sole book manager and JPMorgan Chase Bank, N.A. serves as syndication agent. We are party to an arm’s length distribution relationship with Chase Insurance Agency, Inc. (an affiliate of J.P. Morgan Securities Inc.) in connection with the sale of our immediate annuity products. Howard L. Clark, Jr., Vice Chair of Barclays Capital Inc., is a director of White Mountains Insurance Group, Ltd.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and the representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(a)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement (i.e., to a small number of selected investors only), without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the shares, is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

Notice to Prospective Investors in Hong Kong

This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The shares will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance of Hong Kong and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, (ii) where no consideration is given for the transfer or (iii) by operation of law.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. The underwriters are being represented in connection with this offering by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns interests representing less than 1% of the capital commitments of funds affiliated with Vestar that hold an interest in Symetra Financial Corporation.

EXPERTS

The consolidated financial statements and schedules of Symetra Financial Corporation at December 31, 2008 and 2007, and for each of the three years in the three-year period ended December 31, 2008, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement may be inspected without charge at the principal office of the SEC in Washington, D.C. and copies of all or any part of the registration statement may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC’s toll-free number is 1-800-SEC-0330. In addition, the SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Prior to this offering, we were not required to file reports with the SEC.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act. The periodic reports and other information that we file with the SEC will be available for inspection and copying at the SEC’s public reference facilities and on the website of the SEC referred to above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Symetra Financial Corporation

We have audited the accompanying consolidated balance sheets of Symetra Financial Corporation (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symetra Financial Corporation at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 7 to the financial statements, in 2008 the Company changed its method of accounting for certain marketable equity securities, hedge funds and private equity funds.

/s/ Ernst & Young LLP

Seattle, Washington
March 6, 2009

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In millions, except share and per share data)

ASSETS
Investments:
Available-for-sale securities:
Fixed maturities, at fair value (cost: $16,528.4 and $15,644.2, respectively)	$14,887.6	$15,599.9
Marketable equity securities, at fair value (cost: $52.5 and $174.7, respectively)	38.1	200.8
Trading securities:
Marketable equity securities, trading, at fair value (cost: $152.1 and $0, respectively)	106.3	—
Mortgage loans, net	988.7	845.5
Policy loans	75.2	77.2
Short-term investments	9.4	10.9
Investments in limited partnerships (includes $56.3 and $70.3 measured at fair value, respectively)	138.3	158.8
Other invested assets	8.9	11.9

Total investments	16,252.5	16,905.0
Cash and cash equivalents	468.0	253.9
Accrued investment income	206.3	194.5
Accounts receivable and other receivables	61.7	57.4
Reinsurance recoverables	264.2	253.9
Deferred policy acquisition costs	247.5	132.9
Goodwill	24.3	22.3
Current income tax recoverable	21.1	4.5
Deferred income tax assets, net	785.8	203.1
Property, equipment, and leasehold improvements, net	18.9	23.3
Other assets	57.4	44.2
Securities lending collateral	105.7	283.3
Separate account assets	716.2	1,181.9

Total assets	$19,229.6	$19,560.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Funds held under deposit contracts	$16,810.4	$15,562.0
Future policy benefits	392.1	384.9
Policy and contract claims	133.1	110.9
Unearned premiums	11.9	11.5
Other policyholders’ funds	117.3	56.8
Notes payable	448.8	448.6
Other liabilities	207.9	235.2
Securities lending payable	105.7	283.3
Separate account liabilities	716.2	1,181.9

Total liabilities	18,943.4	18,275.1
Commitments and contingencies (Note 17)
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 750,000,000 shares authorized; 92,646,295 shares issued and outstanding as of December 31, 2008 and 2007	0.9	0.9
Additional paid-in capital	1,165.5	1,165.5
Retained earnings	172.4	131.2
Accumulated other comprehensive loss, net of taxes	(1,052.6)	(12.5)

Total stockholders’ equity	286.2	1,285.1

Total liabilities and stockholders’ equity	$19,229.6	$19,560.2

See accompanying notes.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
	(In millions, except per share data)

Revenues:
Premiums	$584.8	$530.5	$525.7
Net investment income	956.5	973.6	984.9
Other revenues	67.8	68.7	56.1
Net realized investment gains (losses)
Total other-than-temporary impairment losses on securities	(86.4)	(16.2)	(25.7)
Less: portion of losses recognized in other comprehensive income (loss)	—	—	—

Net impairment losses recognized in earnings	(86.4)	(16.2)	(25.7)
Other net realized investment gains (losses)	(71.6)	33.0	27.4

Total net realized investment gains (losses)	(158.0)	16.8	1.7

Total revenues	1,451.1	1,589.6	1,568.4
Benefits and expenses:
Policyholder benefits and claims	348.5	267.1	264.3
Interest credited	766.1	752.3	765.9
Other underwriting and operating expenses	265.8	281.9	260.5
Interest expense	31.9	21.5	19.1
Amortization of deferred policy acquisition costs	25.8	18.0	14.6

Total benefits and expenses	1,438.1	1,340.8	1,324.4
Income from operations before income taxes	13.0	248.8	244.0
Provision (benefit) for income taxes:
Current	23.8	62.8	92.4
Deferred	(32.9)	18.7	(7.9)

Total provision (benefit) for income taxes	(9.1)	81.5	84.5

Net income	$22.1	$167.3	$159.5

Net income per common share:
Basic	$0.20	$1.50	$1.43
Diluted	$0.20	$1.50	$1.43
Weighted-average number of common shares outstanding:
Basic	111.622	111.622	111.622
Diluted	111.622	111.622	111.622
Cash dividends declared per common share	$—	$1.79	$0.90

See accompanying notes.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders’
	Stock	Capital	Earnings	Income (Loss)	Equity
	(In millions)

Balances at January 1, 2006	$0.9	$1,165.5	$101.9	$136.6	$1,404.9
Comprehensive income, net of taxes:
Net income	—	—	159.5	—	159.5
Other comprehensive income, net of taxes:
Net unrealized losses on investment securities (net of taxes: $(75.4))	—	—	—	(140.0)	(140.0)
Derivatives qualifying as cash flow hedges (net of taxes: $1.6)	—	—	—	2.9	2.9

Total comprehensive income, net of taxes					22.4

Dividend distributions	—	—	(100.0)	—	(100.0)

Balances at December 31, 2006	$0.9	$1,165.5	$161.4	$(0.5)	$1,327.3

Balances at January 1, 2007	$0.9	$1,165.5	$161.4	$(0.5)	$1,327.3
Cumulative effect adjustment — new accounting guidance (net of taxes: $(1.3))	—	—	2.5	(2.5)	—
Comprehensive income, net of taxes:
Net income	—	—	167.3	—	167.3
Other comprehensive income, net of taxes:
Net unrealized losses on investment securities (net of taxes: $(2.5))	—	—	—	(4.6)	(4.6)
Derivatives qualifying as cash flow hedges (net of taxes: $(2.6))	—	—	—	(4.9)	(4.9)

Total comprehensive income, net of taxes					157.8

Dividend distributions	—	—	(200.0)	—	(200.0)

Balances at December 31, 2007	$0.9	$1,165.5	$131.2	$(12.5)	$1,285.1

Balances at January 1, 2008	$0.9	$1,165.5	$131.2	$(12.5)	$1,285.1
Cumulative effect adjustment — new accounting guidance (net of taxes: $(10.3))	—	—	19.1	(19.1)	—
Comprehensive income, net of taxes:
Net income	—	—	22.1	—	22.1
Other comprehensive income, net of taxes:
Net unrealized losses on investment securities (net of taxes: $(549.8))	—	—	—	(1,021.0)	(1,021.0)

Total comprehensive loss, net of taxes					(998.9)

Balances at December 31, 2008	$0.9	$1,165.5	$172.4	$(1,052.6)	$286.2

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
	(In millions)

Cash flows from operating activities
Net income	$22.1	$167.3	$159.5
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized investment (gains) and losses	158.0	(16.8)	(1.7)
Accretion of fixed maturity investments and mortgage loans	36.4	58.3	72.4
Accrued interest on bonds	(33.4)	(38.5)	(43.4)
Amortization and depreciation	14.6	13.6	12.0
Deferred income tax provision (benefit)	(32.9)	18.7	(7.9)
Interest credited on deposit contracts	766.1	752.3	765.9
Mortality and expense charges and administrative fees	(96.7)	(94.1)	(91.2)
Changes in:
Accrued investment income	(11.8)	12.2	7.2
Deferred policy acquisition costs	(89.6)	(42.3)	(39.1)
Other receivables	(13.7)	17.2	(28.9)
Future policy benefits	7.2	8.5	4.9
Policy and contract claims	22.2	(8.6)	(16.1)
Accrued income taxes	(16.6)	(7.1)	28.8
Other assets and liabilities	1.2	(24.1)	(29.0)
Other, net	(0.1)	(2.8)	1.2

Total adjustments	710.9	646.5	635.1

Net cash provided by operating activities	733.0	813.8	794.6
Cash flows from investing activities
Purchases of:
Fixed maturities and marketable equity securities	(2,286.7)	(2,646.3)	(1,759.2)
Other invested assets and investments in limited partnerships	(33.5)	(62.6)	(12.5)
Issuances of mortgage loans	(224.5)	(150.0)	(122.0)
Issuances of policy loans	(16.2)	(17.8)	(19.6)
Maturities, calls, paydowns, and other	922.0	974.8	912.8
Securities lending collateral returned, net	174.4	159.9	151.0
Acquisitions, net of cash received	(9.2)	(22.0)	—
Sales of:
Fixed maturities and marketable equity securities	371.8	2,123.8	1,676.6
Other invested assets and investments in limited partnerships	29.6	13.2	6.8
Repayments of mortgage loans	80.1	94.8	99.1
Repayments of policy loans	17.0	18.7	20.7
Net (increase) decrease in short-term investments	1.5	38.0	(41.5)
Purchases of property, equipment, and leasehold improvements	(2.0)	(2.2)	(3.2)
Other, net	(1.1)	—	(0.1)

Net cash provided by (used in) investing activities	(976.8)	522.3	908.9
Cash flows from financing activities
Policyholder account balances:
Deposits	$1,970.8	$820.0	$660.5
Withdrawals	(1,322.0)	(1,884.3)	(2,016.0)
Securities lending collateral paid, net	(174.4)	(159.9)	(151.0)
Repayment of notes payable	—	—	(300.0)
Proceeds from notes payable	—	149.8	298.7
Dividend distributions	—	(200.0)	(100.0)
Other, net	(16.5)	(61.0)	46.5

Net cash provided by (used in) financing activities	457.9	(1,335.4)	(1,561.3)

Net increase in cash and cash equivalents	214.1	0.7	142.2
Cash and cash equivalents at beginning of period	253.9	253.2	111.0

Cash and cash equivalents at end of period	$468.0	$253.9	$253.2

Supplemental disclosures of cash flow information
Net cash paid during the year for:
Interest	$31.3	$18.5	$17.8
Income taxes	40.4	69.6	62.8
Non-cash transactions during the year:
Investments in limited partnerships and capital obligations incurred	4.2	20.0	19.9

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in millions, unless otherwise stated)

1.	Organization and Description of Business

Symetra Financial Corporation is a Delaware corporation privately owned by an investor group led by White Mountains Insurance Group, Ltd. and Berkshire Hathaway Inc. The accompanying financial statements include on a consolidated basis the accounts of Symetra Financial Corporation and its subsidiaries, which are collectively referred to as “Symetra Financial” or “the Company.”

The Company’s subsidiaries offer group and individual insurance products and retirement products, including annuities marketed through professional agents and distributors in all states and the District of Columbia. The Company’s principal products include medical stop-loss insurance, fixed and variable deferred annuities, single premium immediate annuities and individual life insurance.

The Company’s primary operating subsidiaries and insurance subsidiaries are as follows:

•	Symetra Life Insurance Company

•	First Symetra National Life Insurance Company of New York

•	Symetra National Life Insurance Company

•	Symetra Securities, Inc.

•	Symetra Investment Services, Inc.

•	Symetra Assigned Benefits Service Company

•	Clearscape Funding Corporation

•	Medical Risk Managers Holdings, Inc. (MRM)

Common and Preferred Stock (in millions, except par value and share amounts)

The Company has 750,000,000 authorized shares of common stock, $0.01 par value per share, and 10,000,000 authorized shares of preferred stock, $0.01 par value per share. The Company’s Board of Directors has the authority to designate the preferred stock into series and to designate the voting powers, preferences and other rights of the shares of each series without further stockholder approval. In 2004, the Company issued warrants to its two lead investors. The warrants remained outstanding as of December 31, 2008, and are exercisable at any time until August 2, 2014, for 18,975,744 shares of common stock in the aggregate at an exercise price of $11.49 per share.

On October 26, 2007, the Company executed a 7.7-for-1 stock dividend (substantially equivalent to an 8.7-for-1 stock split) that increased the shares of common stock outstanding from 10,649,000 to 92,646,295, and the shares subject to outstanding warrants from 2,181,120 to 18,975,744. The stock split, effected in the form of a dividend, has been reflected retroactively in these financial statements for all periods presented.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that may affect the amounts reported in the consolidated financial statements and accompanying notes.

The most significant estimates include those used to determine the following: valuation of investments; the identification of other-than-temporary impairments of investments; the balance, recoverability and amortization of deferred policy acquisition costs (DAC); the liabilities for funds held under deposit contracts, future policy benefits, and policy and contract claims; and income taxes. The recorded amounts

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

reflect management’s best estimates, though actual results could differ from those estimates. Management believes the amounts provided are appropriate.

The consolidated financial statements include the accounts of Symetra Financial Corporation and its subsidiaries that are wholly owned, directly or indirectly. All significant intercompany transactions and balances have been eliminated.

Recognition of Insurance Revenue and Related Benefits

Premiums from group life and health insurance products are recognized as revenue when earned over the life of the policy. The Company reports a liability for the portion of premiums unearned on the consolidated balance sheets. Benefit claims are charged to operations as incurred. These policies are short-duration contracts.

Traditional individual life insurance products, primarily term and whole life insurance products, are long-duration contracts consisting principally of products with fixed and guaranteed premiums and benefits. Premiums from these products are recognized as revenue when due. Benefits and expenses are associated with earned premiums to result in the recognition of profits over the life of the policy. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

Deposits related to universal life-type, limited payment-type and investment-type products are credited to policyholder account balances and reflected as liabilities rather than as premium income when received. Revenues from these contracts consist of investment income on the policyholders’ fund balances and amounts assessed during the period against policyholders’ account balances for cost of insurance charges, policy administration charges, and surrender charges. The Company includes these cost of insurance charges in premiums. Policy administration charges and surrender charges are included in other revenues in the consolidated statements of income. Amounts that are charged to operations include interest credited and benefit claims incurred in excess of related policyholder account balances.

Variable product fees are charged to variable annuity and variable life policyholders’ accounts based upon the daily net assets of the policyholders’ account values and are recognized as other revenues when charged. Mortality and expense charges, policy administration charges, and surrender charges are included in other revenues in the consolidated statements of income.

Investments

Available-for-Sale Securities

The Company classifies its investments in fixed maturities and certain marketable equity securities as available-for-sale securities and carries them at fair value. Fixed maturities include bonds, mortgage-backed securities and redeemable preferred stock. Marketable equity securities primarily include nonredeemable preferred stock, which consist of investments in publicly traded companies and certain mutual funds.

The Company reports net unrealized investment gains (losses) related to its available-for-sale securities in accumulated other comprehensive income (loss) in stockholders’ equity, net of related DAC and deferred income taxes.

The Company reports interest and dividends earned in net investment income. When the collectibility of interest income for fixed maturities is considered doubtful, any accrued but uncollectible interest is reversed against investment income in the current period. The Company then places the securities on nonaccrual status, and they are not restored to accrual status until all delinquent interest and principal are paid. For mortgage-backed securities, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. Quarterly, the Company compares actual prepayments to anticipated prepayments and recalculates the effective yield to reflect actual payments to date plus anticipated future payments. The Company includes any resulting adjustment in net investment income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

Trading Securities

On January 1, 2008, the Company adopted new accounting guidance that allowed the Company to elect fair value accounting for its investments in common stock. Prior to January 1, 2008 these investments were accounted for as available-for-sale securities. As a result, the impact of changes in the fair value of the Company’s trading portfolio is recorded in net realized investment gains (losses) in the consolidated statements of income.

Investment Valuation

The Company uses quoted market prices or public market information to determine the fair value of its investments when such information is available. When such information is not available, as in the case of securities that are not publicly traded, the Company uses other valuation techniques. These techniques include evaluating discounted cash flows, identifying comparable securities with quoted market prices, and using internally prepared valuations based on certain modeling and pricing methods. The Company’s investment portfolio at December 31, 2008 and 2007 included $632.2 and $656.5, respectively, of fixed maturities and $0 and $21.1, respectively, of marketable equity securities that were not publicly traded, and values for these securities were determined using these other valuation techniques. See Note 7 for additional disclosures about fair value measurements.

The cost of securities sold is determined by the specific-identification method.

Other-Than-Temporary Impairments

Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. The Company’s review of investment securities includes both quantitative and qualitative criteria. Quantitative criteria include the length of time and amount that each security is in an unrealized loss position and, for fixed maturities, whether the issuer is in compliance with the terms and covenants of the security.

The Company’s review of its fixed maturities and marketable equity securities (non-trading) for impairments includes an analysis of the total gross unrealized losses by three categories of securities: (i) securities where the estimated fair value has declined and remained below cost or amortized cost by less than 20%, (ii) securities where the estimated fair value has declined and remained below cost or amortized cost by 20% or more for less than six months and (iii) securities where the estimated fair value has declined and remained below cost or amortized cost by 20% or more for six months or longer. While all securities are monitored for impairment, the Company’s experience indicates that the first category does not represent a significant risk of impairment and, often, fair values recover over time as the factors that caused the declines improve. The Company performs a qualitative analysis by issuer to identify securities in category (i) that should be further evaluated for OTTI.

If the value of any of the Company’s investments falls into the second or third category, the Company analyzes the decrease to determine whether it is an other-than-temporary decline in value. To make this determination for each security, the Company considers:

•	How long and by how much the fair value has been below its cost or amortized cost.

•	The financial condition and near-term prospects of the issuer of the security, including any specific events that may affect its operations or earnings potential.

•	The Company’s intent and ability to hold the security long enough for it to recover its value, considering any long-range plans that may affect the Company’s ability to hold securities.

•	Any downgrades of the security by a rating agency.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

•	Any reduction or elimination of dividends or nonpayment of scheduled interest payments.

Based on the analysis, the Company makes a judgment as to whether the loss is other-than-temporary. If the loss is other-than-temporary, the Company records an impairment charge within net realized investment gains (losses) in its consolidated statements of income in the period that the Company makes the determination. In addition, any impaired investment where the Company does not have the intent and ability to hold the security long enough for it to recover its value is recorded as an other-than-temporary impairment.

Mortgage Loans

The Company carries mortgage loans at outstanding principal balances, less a valuation allowance. The allowance for losses on mortgage loans provides for the risk of credit losses inherent in the lending process. The allowance includes a portfolio reserve for probable incurred but not specifically identified losses and loan specific reserves for non-performing loans. We define non-performing loans as a loan for which it is probable that amounts due according to the terms of the loan agreement will not be collected. As of December 31, 2008 and 2007 no loans were considered non-performing. The portfolio reserve for probable incurred but not specifically identified losses considers our past loan experience, the current credit composition of the portfolio and takes into account market considerations.

Policy Loans

Policy loans are carried at unpaid principal balances. Policy loans are secured and are not granted for amounts in excess of the accumulated cash surrender value of the policy or contract.

Short-Term Investments

Short-term investments consist of highly liquid debt instruments with original maturities of greater than three months and less than twelve months when purchased.

Investments in Limited Partnerships

Investments in limited partnerships consist of $56.3 of investments in hedge funds and private equity funds, recorded at fair value under new fair value accounting guidance adopted January 1, 2008, and $82.0 of investments in affordable housing projects and state tax credit funds recorded at amortized cost. The impact of changes in the fair value of hedge funds and private equity funds is recorded in net investment income in the consolidated statements of income. Prior to adoption of the new accounting guidance on January 1, 2008, hedge funds and private equity funds where the Company had a 3% or greater interest were accounted for under the equity method. Income (loss) from equity method investments is recorded in net investment income. See Note 7 for discussion of fair value and impact from the adoption of SFAS No. 159.

The Company has identified certain investments in limited partnerships that meet the definition of a variable interest entity (VIE). Based on the analysis of these interests, the Company does not meet the definition of “primary beneficiary” of any of these partnerships and therefore has not consolidated these entities. The maximum exposure to loss as a result of the Company’s involvement in its VIEs was $181.4 and $204.7 as of December 31, 2008 and 2007, respectively. The maximum exposure to loss includes commitments to provide future capital contributions as described in Note 17.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand bank deposits and short-term highly liquid investments with original maturities of three months or less at the time of purchase. Cash equivalents are reported at cost, which approximates fair value, and were $441.6 and $242.7 as of December 31, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

At December 31, 2008, $366.9 of total cash equivalents was held at a single highly rated financial institution. At December 31, 2007, $105.2 and $81.7 were held with two highly rated financial institutions.

Derivative Financial Instruments

Derivative financial instruments are included in other invested assets at fair value on the Company’s consolidated balance sheets. The Company’s financial statement recognition of the change in fair value of a derivative depends on the intended use of the derivative and the extent to which it is effective as part of a hedging transaction. Derivatives that are highly effective and designated as either fair value or cash flow hedges receive hedge accounting treatment.

Derivatives that hedge variable rate assets or liabilities or forecasted transactions are designated as cash flow hedges.

For such derivatives, the Company recognizes the changes in the fair value of the derivative as a component of accumulated other comprehensive loss, net of deferred income taxes, until the hedged transaction affects current earnings. At the time current earnings are affected by the variability of cash flows, the related portion of deferred gains or losses on cash flow hedge derivatives is reclassified from accumulated other comprehensive loss and recorded in the consolidated statements of income.

When the changes in the fair value of such derivatives do not perfectly offset the changes in the fair value of the hedged transaction, the Company recognizes the ineffective portion in the consolidated statements of income. For hedge ineffectiveness and derivatives that do not qualify for hedge accounting treatment, the Company records the changes in the fair value of these derivatives in net realized investment gains (losses) in the consolidated statements of income.

The Company formally documents all relationships between the hedging instruments and hedged items, as well as risk-management objectives and strategies for undertaking various hedge transactions. The Company links all hedges that are designated as cash flow hedges to specific variable rate assets or liabilities or to forecasted transactions. The Company also assesses, both at the inception of the hedge and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge, the Company discontinues hedge accounting on a prospective basis.

Reinsurance

The Company utilizes reinsurance agreements to manage its exposure to potential losses. The Company reinsures all or a portion of its risk to reinsurers for certain types of directly written business. In addition, the Company reinsures through pools to cover catastrophic losses. Reinsurance does not affect the Company’s liability to its policyholders. Accordingly, the future policy benefit reserves and policy and contract claims liabilities are reported gross of any related reinsurance recoverables. The Company reports premiums, benefits, and settlement expenses net of reinsurance ceded on the consolidated statements of income. The Company accounts for reinsurance premiums, commissions, expense reimbursements, benefits and reserves related to reinsured business on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. The Company remains liable to its policyholders to the extent that counterparties to ceded reinsurance contracts do not meet their contractual obligations.

Deferred Policy Acquisition Costs

The Company defers as assets certain costs, principally commissions, distribution costs and other underwriting costs, that vary with and are primarily related to the production of business. The Company limits deferrals to the lesser of the acquisition costs contained in the Company’s product pricing assumptions or actual costs incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

The Company amortizes acquisition costs for deferred and immediate annuity contracts and universal life insurance policies over the lives of the contracts or policies in proportion to the estimated future gross profits of each of these product lines. In this estimation process, the Company makes assumptions as to surrender rates, mortality experience, maintenance expenses, and investment performance. Actual profits can vary from the estimates and can thereby result in increases or decreases to DAC amortization rates. For interest-sensitive life products, the Company regularly evaluates its assumptions and, when necessary, revises the estimated gross profits of these contracts, resulting in adjustments to DAC amortization. When such estimates are revised, they are recorded in current earnings. The Company adjusts the unamortized balance of DAC for the impact on estimated future gross profits as if net unrealized investment gains and losses on securities had been realized as of the balance sheet date. The Company includes the impact of this adjustment, net of tax, in accumulated other comprehensive loss in Stockholders’ Equity.

The Company amortizes acquisition costs for traditional individual life insurance policies over the premium paying period of the related policies, using assumptions consistent with those used in computing policy benefit liabilities. The Company amortizes acquisition costs for group medical policies over the policy period of one year.

The Company conducts regular recoverability analyses for deferred and immediate annuity contract, universal life contract, and traditional life contract DAC asset balances. The Company compares the current DAC asset balance with the estimated present value of future profitability of the underlying business. The DAC asset balances are considered recoverable if the present value of future profits is greater than the current DAC asset balance. As of December 31, 2008 and 2007, all of the DAC asset balances were considered recoverable.

For some products, policyholders can elect to modify product benefits, features, rights or coverage by exchanging a contract for a new contract or by amendment, endorsement or rider to a contract or by election of a feature or coverage within a contract. These transactions are known as internal replacements. If the modification substantially changes the contract, the DAC is immediately written off through income and any new deferrable costs associated with the replacement contract are deferred. If the modification does not substantially change the contract, the DAC is retained and amortized over the life of the modified contract and any acquisition costs associated with the related modification are expensed.

Goodwill

Goodwill, which represents the excess of the cost of businesses acquired over the fair value of the net assets, was primarily attributable to MRM in the Company’s Group operating segment. Goodwill is not amortized but is tested for impairment at least annually using a fair value approach, which requires the use of estimates and judgment. No impairment was recorded for the years ended December 31, 2008, 2007 and 2006.

Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the assets. Estimated useful lives generally range from one to ten years for leasehold improvements and three to ten years for all other property and equipment. Leasehold improvements are amortized over the shorter of their economic useful lives or the term of the lease.

Leases

Certain operating leases of the Company provide for minimum annual payments that change over the life of the lease. The aggregate minimum annual payments are expensed on the straight-line basis over the minimum lease term. The Company recognizes a deferred rent liability for minimum step rents when the amount of rent expense exceeds the actual lease payments, and reduces the deferred rent liability when the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

actual lease payments exceed the amount of straight-line rent expense. Rent holidays, rent incentives, and tenant improvement allowances are amortized on the straight-line basis over the initial term of the lease and any option period that is reasonably assured.

Deferred Sales Inducements

The Company defers sales inducements to contractholders for bonus interest and sales inducement interest on deferred annuities. The inducement interest entitles the contractholder to an incremental amount of interest to be credited to the account value over a 12- to 60-month period following the initial deposit, depending on the product. The incremental interest causes the initial credited rate to be higher than the contract’s expected ongoing crediting rates for periods after the inducement. Deferred sales inducements to contractholders are reported as other assets and amortized into interest credited to policyholder account values using the same methodology and assumptions used to amortize DAC.

Separate Accounts

Separate account assets and liabilities reported on the accompanying consolidated balance sheets represent funds that the Company administers and invests to meet the specific fund allocations of the policyholders of variable annuity, life, and universal life contracts. The assets of each separate account are legally segregated and are not subject to claims that arise out of the Company’s other business activities. Net investment income and net realized and unrealized investment gains and losses accrue directly to such policyholders who bear the investment risk, subject to guaranteed minimum death benefits (GMDB). For variable annuity contracts with GMDB, the Company contractually guarantees total deposits made to the contract, less any partial withdrawals, in the event of death. The Company offers three types of GMDB contracts consisting of return of premium and two versions of ratchet, which are evaluated every fifth and eighth year, respectively. The ratchet reset benefit is equal to the immediately preceding GMDB or is “stepped up” to the account value on the evaluation date, if higher.

The Company reinsures nearly all of the GMDB risk on its individual variable annuity contracts. Therefore, the net GMDB liability balance is not material. The Company does not include investment results accruing directly to the policyholder in its revenues. Fees charged to policyholders include mortality, policy administration, and surrender charges and are included in other revenues.

Funds Held Under Deposit Contracts

Liabilities for fixed deferred annuity contracts, guaranteed investment contracts, and universal life policies, including bank-owned life insurance (BOLI), are computed as deposits net of withdrawals made by the policyholder, plus amounts credited based on contract specifications, less contract fees and charges assessed, plus any additional interest. For single premium immediate annuities (SPIAs), including structured settlements, future benefits are either fully guaranteed or are contingent on the survivorship of the annuitant. Liabilities are based on discounted amounts of estimated future benefits. Contingent future benefits are discounted with current pricing mortality assumptions, which include provisions for longer life spans over time. The interest rate pattern used to calculate the reserves for SPIAs is set at issue. The interest rates within the pattern vary over time and start with interest rates that prevailed at the contract issue. The weighted-average implied interest rate on the existing block is currently 5.9% and will grade to an ultimate assumed level of 6.7% in about 17 years.

Future Policy Benefits

The Company computes liabilities for future policy benefits under traditional individual life and group life insurance policies on the level premium method, which uses a level premium assumption to fund reserves. The Company selects the level premiums so that the actuarial present value of future benefits equals the actuarial present value of future premiums. The Company sets the interest, mortality, and persistency

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

assumptions in the year of issue and includes a provision for adverse deviation. These liabilities are contingent upon the death of the insured while the policy is in force. The Company derives mortality assumptions from both company-specific and industry statistics. The Company discounts future benefits at interest rates that vary by year of policy issue, are set initially at a rate consistent with portfolio rates at the time of issue, and graded to a lower rate, such as the statutory valuation interest rate, over time. Assumptions are set at the time each product is introduced and are not updated for actual experience unless the total product liability amount is determined to be inadequate to cover future policy benefits. The provision for adverse deviation is intended to provide coverage for the risk that actual experience may be worse than locked-in best-estimate assumptions.

Policy and Contract Claims

Liabilities for policy and contract claims primarily represent liabilities for claims under group medical coverages and are established on the basis of reported losses (case basis method). The Company also provides for claims incurred but not reported (IBNR), based on expected loss ratios, claims paying completion patterns, and historical experience. The Company periodically reviews estimates for reported but unpaid claims and IBNR. Any necessary adjustments are reflected in current operating results. If expected loss ratios increase or expected claims paying completion patterns extend, the IBNR claim liability increases.

Income Taxes

Income taxes have been provided using the liability method. The provision for income taxes has two components: amounts currently payable or receivable and deferred income taxes. The deferred income taxes are calculated as the difference between the book and tax basis of the appropriate assets and liabilities and are measured using enacted tax rates. Deferred tax assets are recognized only to the extent that it is probable that future tax profits will be available. A valuation allowance is established where deferred tax assets cannot be recognized.

Adoption of New Accounting Pronouncements

SFAS No. 157, Fair Value Measurements

On January 1, 2008, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The adoption of SFAS No. 157 did not have a material impact on the Company’s consolidated financial statements. Additionally, on January 1, 2008, the Company elected the partial adoption of SFAS No. 157 under the provisions of FASB Staff Position (FSP) FAS 157-2, which amends SFAS No. 157 to allow an entity to delay the application of the Statement until January 1, 2009 for certain non-financial assets and liabilities. Under the provisions of the FSP, the Company delayed the application of SFAS No. 157 for fair value measurements used in the impairment testing of goodwill and eligible non-financial assets and liabilities included within a business combination. In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. The FSP provides clarification and guidance on how management’s internal assumptions, observable market information, and market quotes are considered when applying SFAS No. 157 in inactive markets. The adoption of FSP FAS 157-3 did not have a material impact on the Company’s consolidated financial statements. See Note 7 for additional disclosures about fair value measurements.

SFAS No. 159, Fair Value Options

On January 1, 2008, the Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The Statement allows companies to make an election, on an individual instrument basis, to report financial assets and liabilities at fair value. The election must be made at the inception of a transaction and may not be reversed. The election may also be made for existing financial assets and liabilities

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

at the time of adoption. The Company elected the fair value option for certain of its investments in common stock, which are presented as trading securities, and its investments in hedge funds and private equity funds, regardless of ownership percentage, which are presented as investments in limited partnerships. See Note 7 for additional disclosure about the effects of this adoption and fair value measurements.

FIN No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109

In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS No. 109, Accounting for Income Taxes. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company adopted the provisions of FIN No. 48 on January 1, 2007. The Company did not recognize a change in the liability for unrecognized tax benefits or an adjustment to retained earnings upon adoption.

SFAS No. 155, Accounting for Certain Hybrid Financial Instruments

On January 1, 2007, the Company adopted SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS No. 155 amends certain paragraphs of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 also resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. In summary, SFAS No. 155 eliminates the requirement to bifurcate financial instruments with embedded derivatives if the holder of the instrument elects to account for the entire instrument on a fair value basis. Changes in fair value are recorded as realized gains (losses). The fair value election may be applied upon adoption of the statement for hybrid instruments that had been bifurcated under SFAS No. 133 prior to adoption.

Upon adoption of SFAS No. 155, the Company recorded an adjustment of $2.5 in gross gains, net of tax, to reclassify net unrealized gains on investments to beginning retained earnings to reflect the cumulative effective of adoption. At December 31, 2007 and 2008, the Company had $75.2 and $50.5, respectively, of convertible securities recorded at fair value in fixed maturities.

Accounting Pronouncements Not Yet Adopted

SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The Company adopted SFAS No. 160 effective January 1, 2009. The adoption did not have a material impact on the Company’s consolidated financial statements.

SFAS No. 141(R), Business Combinations

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) establishes principles and requirements for how the acquirer of a business would recognize and measure the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; the goodwill acquired in the business combination or a gain from a bargain purchase; and the appropriate disclosures. The Company adopted SFAS No. 141(R) effective January 1, 2009. The adoption of this Statement will impact future business combinations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

3.	Earnings Per Share

Basic earnings per share represent the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per share represent the amount of earnings for the period available to each share of common stock outstanding during the reporting period, adjusted for the potential issuance of common stock, if dilutive. All outstanding warrants are considered participating securities or potential common stock securities that are included in weighted-average common shares outstanding for purposes of computing basic earnings per share using the two-class method. The warrants are considered participating securities or potential common stock securities because the terms of the warrants entitle the holders to receive any dividends declared on the common stock concurrently with the holders of outstanding shares of common stock, on a one-to-one basis, without regard to whether the warrants are exercised prior to the record date for any such dividend.

The following table presents information relating to the Company’s calculations of basic and diluted earnings per share (EPS):

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006

Numerator:
Net income, as reported	$22.1	$167.3	$159.5
Denominator:
Common stock	92.646	92.646	92.646
Warrants	18.976	18.976	18.976

Weighted-average common shares outstanding — basic and diluted	111.622	111.622	111.622

Net income per common share:
Basic	$0.20	$1.50	$1.43
Diluted	$0.20	$1.50	$1.43

4.	Investments

The following tables summarize the Company’s fixed maturities and marketable equity securities:

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2008
Fixed maturities:
U.S. government and agencies	$155.5	$5.2	$(3.9)	$156.8
State and political subdivisions	488.8	0.9	(64.8)	424.9
Foreign governments	31.4	3.2	—	34.6
Corporate securities	10,584.2	105.1	(1,376.5)	9,312.8
Mortgage-backed securities	5,268.5	102.1	(412.1)	4,958.5

Total fixed maturities	16,528.4	216.5	(1,857.3)	14,887.6
Marketable equity securities, available-for-sale	52.5	—	(14.4)	38.1

Total	$16,580.9	$216.5	$(1,871.7)	$14,925.7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2007
Fixed maturities:
U.S. government and agencies	$193.1	$3.7	$(2.7)	$194.1
State and political subdivisions	490.1	13.0	(4.1)	499.0
Foreign governments	122.1	4.3	(0.1)	126.3
Corporate securities	10,184.8	151.2	(218.9)	10,117.1
Mortgage-backed securities	4,654.1	47.5	(38.2)	4,663.4

Total fixed maturities	15,644.2	219.7	(264.0)	15,599.9
Marketable equity securities, available-for-sale	174.7	36.4	(10.3)	200.8

Total	$15,818.9	$256.1	$(274.3)	$15,800.7

Of the U.S. government and agencies securities, agencies comprised $132.1 and $170.9 of the fair value, with $3.9 and $0.1 of gross unrealized losses, at December 31, 2008 and 2007, respectively.

The following table shows the Company’s investments’ gross unrealized losses and fair values, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position.

	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

December 31, 2008
Fixed maturities:
U.S. government and agencies	$52.4	$(3.9)	$—	$—	$52.4	$(3.9)
State and political subdivisions	305.0	(57.0)	73.1	(7.8)	378.1	(64.8)
Corporate securities	4,572.0	(498.0)	2,789.7	(878.5)	7,361.7	(1,376.5)
Mortgage-backed securities	1,351.1	(224.5)	762.4	(187.6)	2,113.5	(412.1)

Total fixed maturities	6,280.5	(783.4)	3,625.2	(1,073.9)	9,905.7	(1,857.3)
Marketable equity securities, available-for-sale	14.8	(11.2)	23.3	(3.2)	38.1	(14.4)

Total	$6,295.3	$(794.6)	$3,648.5	$(1,077.1)	$9,943.8	$(1,871.7)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

December 31, 2007
Fixed maturities:
U.S. government and agencies	$33.7	$(0.4)	$34.3	$(2.3)	$68.0	$(2.7)
State and political subdivisions	13.4	(0.6)	82.7	(3.5)	96.1	(4.1)
Foreign governments	—	—	10.6	(0.1)	10.6	(0.1)
Corporate securities	2,837.3	(109.5)	2,520.4	(109.4)	5,357.7	(218.9)
Mortgage-backed securities	647.8	(8.8)	1,553.3	(29.4)	2,201.1	(38.2)

Total fixed maturities	3,532.2	(119.3)	4,201.3	(144.7)	7,733.5	(264.0)
Marketable equity securities, available-for-sale	59.7	(10.1)	0.9	(0.2)	60.6	(10.3)

Total	$3,591.9	$(129.4)	$4,202.2	$(144.9)	$7,794.1	$(274.3)

The Company reviewed all its investments with unrealized losses at the end of 2008 and 2007 in accordance with the impairment policy described in Note 2. The Company’s evaluation determined, after the recognition of other-than-temporary impairment, the remaining declines in fair value were temporary, and it had the intent and ability to hold them until recovery. As of December 31, 2008 and 2007, $883.6 and $128.9, respectively, of unrealized losses for a period of twelve months or more related to investment-grade fixed maturity securities. Unrealized losses on investment-grade securities are principally related to changes in interest rates or changes in the issuer and the sector-related credit spreads since the securities were acquired. Sector-related credit spreads widened substantially in the fourth quarter of 2008. As of December 31, 2008 and 2007, the Company had the intent and ability to hold these investments for a period of time sufficient for them to recover in value.

At December 31, 2008 and 2007, the Company held below-investment-grade fixed maturities with fair values of $458.8 and $586.6, respectively, and amortized costs of $680.1 and $599.4, respectively. These holdings amounted to 3.1% and 3.7% of the Company’s investments in fixed maturities at fair value as of December 31, 2008 and 2007, respectively. The fixed maturity portfolio also included not-rated securities with fair values of $707.2 and $722.4, respectively, and amortized costs of $802.7 and $720.5, respectively. These holdings amounted to 4.8% and 4.6%, respectively, of the Company’s investments in fixed maturities at fair value as of December 31, 2008 and 2007.

As of December 31, 2008 and 2007, the majority of the Company’s mortgage-backed securities were classified as prime. Approximately $0.8 and $1.8, representing 0.02% and 0.04% of the fair value of total mortgage-backed securities, were classified as subprime at December 31, 2008 and 2007, respectively. The subprime mortgage-backed securities were issued from a dedicated second-lien shelf, which the Company considers to be a subprime risk regardless of credit score or other metrics. The Company does not own any securities from dedicated subprime shelves. The subprime securities had a Standard & Poor’s (S&P) credit rating of B and AAA as of December 31, 2008 and 2007, respectively.

In addition, based on a review of the characteristics of their underlying mortgage loan pools, such as credit scores and financial ratios, the Company classified certain securities as Alt-A, as each has overall collateral credit quality between prime and subprime. At December 31, 2008 and 2007, $155.5 and $209.7 were classified as Alt-A, representing 3.1% and 4.7%, respectively, of the fair value of total mortgage-backed securities. Of the securities classified as Alt-A, $155.5 and $190.5, or 100% and 90.8%, had an S&P credit rating of AAA as of December 31, 2008 and 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

The Company’s investments in asset-backed securities, which are included in mortgage-backed securities, had fair values of $157.2 and $160.2 as of December 31, 2008 and 2007, respectively.

The following table summarizes the cost or amortized cost and fair value of fixed maturities at December 31, 2008, by contractual years to maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

	Cost or
	Amortized	Fair
	Cost	Value

One year or less	$384.9	$379.4
Over one year through five years	2,573.2	2,382.7
Over five years through ten years	2,967.4	2,609.9
Over ten years	5,334.4	4,557.1
Mortgage-backed securities	5,268.5	4,958.5

Total fixed maturities	$16,528.4	$14,887.6

The carrying value of certain securities and cash on deposit with state regulatory authorities was $10.6 and $9.8 at December 31, 2008 and 2007, respectively.

For the year ended December 31, 2008, financial institutions, U.S. federal government and utilities industries represented 24.8%, 20.6% and 11.1%, respectively, of the Company’s investments in fixed maturity and marketable equity securities at fair value.

For the year ended December 31, 2007, financial institutions, U.S. federal government and utilities industries represented 25.9%, 18.9% and 12.5%, respectively, of the Company’s investments in fixed maturity and marketable equity securities at fair value.

The following table summarizes the Company’s net investment income:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006

Fixed maturities	$930.7	$911.4	$930.3
Marketable equity securities, available-for-sale	3.4	5.8	6.8
Marketable equity securities, trading	2.7	—	—
Mortgage loans	59.4	50.0	48.8
Policy loans	4.5	4.7	4.9
Investments in limited partnerships	(36.4)	—	4.7
Other	11.5	20.9	13.4

Total investment income	975.8	992.8	1,008.9
Investment expenses	(19.3)	(19.2)	(24.0)

Net investment income	$956.5	$973.6	$984.9

The fair value of investments in fixed maturities that have not produced income for the last twelve months was $6.5 and $15.0 at December 31, 2008 and 2007, respectively. All of the Company’s mortgage loans produced income during 2008 and 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

The following table summarizes the Company’s net realized investment gains (losses):

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006

Fixed maturities	$(94.2)	$7.9	$(16.1)
Marketable equity securities, available-for-sale	—	10.5	14.9
Marketable equity securities, trading	(64.5)	—	—
Other invested assets	(5.2)	(2.4)	1.7
Deferred policy acquisition costs adjustment	5.9	0.8	1.2

Net realized investment gains (losses)	$(158.0)	$16.8	$1.7

During 2008, the Company recorded impairment charges on fixed maturities totaling $86.4. The largest write-downs were from investments in the paper-related industry, totaling $14.2, or 16.4%; in the diversified financial service industry, totaling $8.4, or 9.7%; and in FNMA - U.S. federal government securities, totaling $8.0, or 9.3%. During 2007, the Company recorded write-downs of $16.2 primarily on investments in the paper-related industry, totaling $7.6, or 46.9%, and in the brewing industry, totaling $1.7, or 10.5%. During 2006, the Company recorded impairments of $25.7, of which $15.7, or 60.9%, were attributable to investments in the paper-related industry. The additional write-downs in 2008, 2007 and 2006 generally represent securities that the Company did not intend to hold until recovery.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

The following tables provide additional detail of net realized investment gains (losses).

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006

Gross realized gains on sales:
Fixed maturities	$10.3	$37.1	$26.8
Marketable equity securities, available-for-sale	—	14.4	18.3
Marketable equity securities, trading	14.8	—	—

Total gross realized gains on sales	25.1	51.5	45.1
Gross realized losses on sales:
Fixed maturities	(7.0)	(15.1)	(18.4)
Marketable equity securities, available-for-sale	—	(3.5)	(1.4)
Marketable equity securities, trading	(8.5)	—	—

Total gross realized losses on sales	(15.5)	(18.6)	(19.8)
Impairments:
Fixed maturities	(86.4)	(15.0)	(24.6)
Marketable equity securities, available-for-sale	—	(1.2)	(1.1)

Total impairments	(86.4)	(16.2)	(25.7)
Gross gains on trading securities(1)	3.6	—	—
Gross losses on trading securities(1)	(72.8)	—	—
Other, including gains (losses) on calls and redemptions:
Fixed maturities	(11.1)	0.9	0.1
Marketable equity securities, available-for-sale	—	0.8	(0.9)
Marketable equity securities, trading	(1.6)	—	—
Other	0.7	(1.6)	2.9

Total other	(12.0)	0.1	2.1

Net realized investment gains (losses)	$(158.0)	$16.8	$1.7

(1)	As of January 1, 2008, changes in fair value related to certain marketable equity securities are recognized in net realized investment gains (losses) due to the Company’s election of the fair value option. Refer to Note 7.

The following table summarizes the Company’s allowance for mortgage loan losses:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006

Allowance at beginning of period	$4.2	$4.0	$3.9
Provision	0.8	0.2	0.1

Allowance at end of period	$5.0	$4.2	$4.0

This allowance relates to mortgage loan investments of $993.7 and $849.7 at December 31, 2008 and 2007, respectively. All of the Company’s mortgage loan investments were in good standing at December 31, 2008 and 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

At December 31, 2008, mortgage loans constituted approximately 5.1% of total assets and are secured by first-mortgage liens on income-producing commercial real estate, primarily in the retail, industrial and office building sectors. The average loan-to-value (LTV) ratio, which is a loan’s carrying amount divided by its appraised value at loan inception, was 53.8% and 53.2% for loans funded during 2008 and 2007, respectively. The average LTV ratio for the Company’s entire mortgage portfolio was 50.7% as of December 31, 2008. The majority of the properties are located in the western United States, with 26.8% of the total in California and 21.3% in Washington State. Individual loans generally do not exceed $15.0.

The carrying value of other invested assets approximates fair value. The following table summarizes the Company’s other invested assets:

	December 31,
	2008	2007

Note receivable — agency	$6.5	$7.3
Options	2.3	3.8
Other	0.1	0.8

Total other invested assets	$8.9	$11.9

The note receivable is a loan to a third party agency. The agency’s equity at risk is not sufficient to finance its activities and is therefore considered a VIE. The loan is secured by the assets of the agency, and the majority of the loan amount is personally guaranteed by the agency’s equity holders. The Company is not the primary beneficiary. The potential exposure to losses is limited to the senior debt holding, which was $6.5 as of December 31, 2008, excluding the value of rights to the assets of the agency and personal guarantees provided by the equity holders.

5.	Derivative Financial Instruments

Derivatives are instruments whose values are derived from underlying instruments, indices or rates; have a notional amount; and can be net settled. This may include derivatives that are “embedded” in financial instruments or in certain existing assets or liabilities. The Company uses derivative financial instruments, including interest rate swaps and options, as a means of hedging exposure to equity price changes and/or interest rate risk on anticipated transactions related to the Company’s notes payable.

Interest rate risk is the risk of economic loss due to changes in the level of interest rates. The Company manages interest rate risk through active portfolio management and selective use of interest rate swaps as hedges to change the characteristics of certain assets and liabilities. With interest rate swap agreements, the Company exchanges with a counterparty, at specified intervals, interest rate payments of differing character (e.g., fixed-rate payments exchanged for variable-rate payments), based on an underlying principal balance (notional amount). No cash is exchanged at the outset of the contract, and no principal payments are made by either party. Net interest payments made at each interest payment due date are recorded to interest expense.

Counterparty credit risk is the risk that a counterparty to a derivative contract will be unable to perform its obligations. The Company manages counterparty credit risk on an individual counterparty basis, and gains and losses are netted by counterparty. The Company mitigates counterparty credit risk through credit reviews, approval controls and by only entering into agreements with creditworthy counterparties. The Company performs ongoing monitoring of counterparty credit exposure risk against credit limits. The contract or notional amounts of these instruments reflect the extent of involvement the Company has in a particular class of derivative financial instruments. However, the maximum loss of cash flow associated with these instruments can be less than these amounts. For interest rate swaps, credit risk is limited to the amount that it would cost the Company to replace the contract.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

Cash Flow Hedges

In 2007, the Company entered into interest rate swaps, which qualified as cash flow hedges of the forecasted issuance of the Capital Efficient Notes in 2007. In addition, in 2006, the Company entered into interest rate swaps, which qualified as cash flow hedges for the $300.0 fixed rate senior notes in 2006 (see Note 14). The unrealized gain or loss on the interest rate swaps is being amortized into interest expense over the life of the related debt issuance. As the critical terms of the interest rate swaps were the same as the forecasted transactions, the Company has not recorded any ineffectiveness. For the years ended December 31, 2008, 2007 and 2006, the Company amortized $(0.1), $0.3 and $0.2, respectively, from accumulated other comprehensive loss to interest expense. The Company estimates that $(0.1) will be reclassified from accumulated other comprehensive loss to interest expense within the next twelve months. For the years ended December 31, 2007 and 2006, the Company recorded unrealized gains (losses) of $(7.2) and $4.8, respectively, in accumulated other comprehensive loss.

Other Derivatives

The Company has a closed block of fixed indexed annuity (FIA) product that credits the policyholders’ accounts based on a percentage of the gain in the S&P 500 Index. In connection with this product, the Company has a hedging program with the objective to hedge the exposure to changes in the S&P 500 Index. This program consists of buying S&P 500 Index options. Although the Company uses index options to hedge the equity return component of the FIA, the options do not qualify as hedging instruments or for hedge accounting treatment. Accordingly, the assets are recorded at fair value as free-standing derivative assets or options in other invested assets, with the impact of changes in the options’ fair value recorded in net realized investment gains (losses). The Company recognized pre-tax gains (losses) on these options of $(2.9), $(2.3) and $2.2 for the years ended December 31, 2008, 2007 and 2006, respectively.

6.	Securities Lending Program

The Company participates in a securities lending program whereby blocks of securities included in investments are loaned to third parties, primarily major brokerage firms. The Company requires a minimum of 102% of the fair value of the loaned securities at inception of the loan to be separately maintained as collateral for the loans. The borrower deposits this collateral with a lending agent, who invests the collateral to generate additional income according to the Company’s guidelines. In the event that the lending agent does not return the full amount of collateral to the security lending counterparty, the Company is obligated to make up any deficiency. The fair value of the loaned securities is monitored on a daily basis, and additional collateral is obtained if the collateral falls below 100% of the fair value of the loaned securities.

The Company maintains full ownership rights to the securities on loan, and accordingly the loaned securities are classified as investments in the consolidated balance sheets. The securities loaned under the program had an amortized cost of $117.1 and $281.3 and a fair value of $102.8 and $271.3 at December 31, 2008 and 2007, respectively. The Company reports the securities lending collateral and the corresponding securities lending payable on its consolidated balance sheets as assets and liabilities.

At December 31, 2008 and 2007, the Company was liable for securities lending collateral under its control of $105.7 and $283.3, respectively. As of December 31, 2008 and 2007, the fair value of invested collateral was less than the amounts required to be returned to the counterparty by the lending agent upon return of the loaned securities by $2.3 and $1.8, respectively.

7.	Fair Value of Financial Instruments

Effective January 1, 2008, the Company determined the fair value of its financial instruments based on the fair value hierarchy, which requires an entity to disclose the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

The Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into the three-level hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest-level input that is significant to the fair value measurement. The Company’s financial assets recorded at fair value on the consolidated balance sheets are categorized as follows:

•	Level 1 — Unadjusted quoted prices in active markets for identical instruments. Primarily consists of financial instruments whose value is based on quoted market prices, such as exchange-traded marketable equity securities, and actively traded mutual fund investments.

•	Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

This level includes those financial instruments that are valued using industry-standard pricing methodologies, models or other valuation methodologies. These models are primarily industry-standard models that consider various inputs, such as interest rate, credit spread and foreign exchange rates for the underlying financial instruments. All significant inputs are observable, or derived from observable, information in the marketplace or are supported by observable levels at which transactions are executed in the market place. Financial instruments in this category primarily include certain public and private corporate fixed maturity securities, government or agency securities, and certain mortgage-backed and asset-backed securities.

•	Level 3 — Instruments whose significant value drivers are unobservable. This comprises financial instruments for which fair value is estimated based on industry-standard pricing methodologies and internally developed models utilizing significant inputs not based on or corroborated by readily available market information. In limited circumstances, this category may also utilize non-binding broker quotes. This category primarily consists of certain less liquid fixed maturities, investment in hedge funds and private equity funds, corporate private placement securities and trading securities where the Company cannot corroborate the significant valuation inputs with market observable data.

The following table presents the financial instruments carried at fair value by level (as described above):

	As of December 31, 2008
					Level 3
	Fair Value	Level 1	Level 2	Level 3	Percent

Assets
Fixed maturities, available-for-sale	$14,887.6	$—	$14,213.3	$674.3	4.26%
Marketable equity securities, available-for-sale	38.1	38.1	—	—	—
Marketable equity securities, trading	106.3	106.1	—	0.2	0.00
Short-term investments	9.4	7.2	2.2	—	—
Investments in limited partnerships(1)	56.3	—	—	56.3	0.36
Other invested assets(2)	2.4		—	2.4	0.02

Total investments	15,100.1	151.4	14,215.5	733.2	4.64
Separate account assets	716.2	716.2	—	—	—

Total assets	$15,816.3	$867.6	$14,215.5	$733.2	4.64%

(1)	As of December 31, 2008, this amount included investments in hedge funds and private equity funds.

(2)	As of December 31, 2008, this amount included investments, such as options and warrants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

Fixed Maturities

The vast majority of the Company’s fixed maturities use Level 2 inputs for the determination of fair value. The Company predominantly utilizes third party independent pricing services to assist management in determining the fair value of its fixed maturity securities. The third party independent pricing services provide prices where observable inputs are available. The Company’s pricing services utilize evaluated pricing models that vary by asset class and incorporate available trade, bid and other market information. Because many fixed maturities do not trade on a daily basis, evaluated pricing applications apply available information through processes, such as benchmark curves, benchmarking of like securities, sector groupings and matrix pricing to prepare evaluations. In addition, the pricing services use models and processes to develop prepayment and interest rate scenarios. These models and processes take into account market convention. If sufficient objectively verifiable information about a security’s valuation is not available, the pricing service will discontinue evaluating the security until it is able to obtain such information. The Company gains assurance on the overall reasonableness and consistent application of input assumptions, valuation methodologies and compliance with accounting standards for fair value determination through various processes including, but not limited to, evaluation of pricing methodologies, analytical reviews of certain prices and back-testing of selected sales activity to determine whether there are any significant differences between the market price used to value the security prior to sale and the actual sales prices.

In situations where the Company is unable to obtain sufficient market observable information upon which to estimate the fair value of a particular security, fair values are obtained primarily from industry-standard pricing methodologies based on market observable information. Certain structured securities and private equity funds valued using industry-standard pricing methodologies utilize significant unobservable inputs to estimate fair value, resulting in the fair value measurements being classified as Level 3.

As of December 31, 2008, the Company has approximately $632.2, or 4%, of its fixed maturities invested in corporate private placement securities. The valuation of private placement securities requires significant judgment by management due to the absence of quoted market prices, the inherent lack of liquidity and the long-term nature of such assets. Private placement securities are valued initially based upon transaction price. The carrying values or fair values of these investments are adjusted to reflect expected exit values as evidence by financing and sale transactions with third parties, or when determination of a valuation adjustment is confirmed through ongoing reviews by the Company’s investment advisors. A variety of factors are reviewed and monitored to assess changes in valuation, including, but not limited to, discounted cash flows based on current performance and future expectations of particular investments, industry valuation of comparable public companies, changes in market outlook and the third party financing environment over time. Private placement securities are included in Level 3 of the valuation hierarchy.

Marketable Equity Securities

Marketable equity securities consist primarily of investments in common stock and certain nonredeemable preferred stocks and mutual fund assets, which consist of investments in publicly traded companies and actively traded mutual fund investments. The fair values of the Company’s marketable equity securities are based on quoted market prices in active markets for identical assets and are primarily classified as Level 1.

On January 1, 2008, the Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The Statement allows companies to make an election, on an individual instrument basis, to report financial assets and liabilities at fair value. The Company made the fair value election for the majority of its marketable equity securities comprised of investments in common stock and investments in hedge funds and private equity funds regardless of ownership percentage. Investments in hedge funds and investments in private equity funds with less than three percent ownership, were previously classified and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

accounted for as available-for-sale securities. Certain nonredeemable preferred stock continues to be reported as available-for-sale.

Upon the adoption of SFAS No. 159 on January 1, 2008, $130.6 in investments in common stock was classified as trading, and $21.1 in investments in limited partnerships (with less than three percent ownership) that was previously reported as available-for-sale marketable equity securities was reclassified to investments in limited partnerships. Realized and unrealized investment gains and losses on trading securities are reported in the consolidated statements of income as net realized investment gains (losses). Prior to the adoption, unrealized investment gains and losses on available-for-sale securities were reported net, after-tax, as a component of stockholders’ equity. Changes in net unrealized investment gains (losses) on available-for-sale securities, after-tax, were reported as a component of other comprehensive loss. The Company recorded an adjustment to increase retained earnings as of January 1, 2008 and increase accumulated other comprehensive loss by $29.4, or $19.1 net of taxes, to reclassify net unrealized gains as a result of adoption.

The Company believes that making the election for investments in common stock will result in reporting its investment results on a basis that is more consistent with management’s operating principles, as the Company considers changes in fair value of its common stock when evaluating results. For the year ended December 31, 2008, net changes in the fair value of trading securities was a loss of $69.2 and was reported in net realized investment gains (losses).

The election for investments in hedge funds and private equity funds, regardless of the Company’s ownership percentage, standardizes the accounting and reporting for these investments. For the year ended December 31, 2008, changes in the fair value of hedge funds and private equity funds was $30.1 and was reported in net investment income.

Investments in Limited Partnerships

The fair value for the Company’s investments in hedge funds and private equity funds is based upon the Company’s proportionate interest in the underlying partnership or fund’s net asset value (NAV), which is deemed to approximate fair value. In circumstances where the partnership NAV is deemed to differ from fair value due to illiquidity or other factors, the NAV is adjusted accordingly. At December 31, 2008, there were no factors present that would require an adjustment to the NAV. The Company classifies these securities as Level 3.

Separate Accounts

Separate account assets are primarily invested in mutual funds, which are included in Level 1.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

The following table presents additional information about assets measured at fair value on a recurring basis and for which we have utilized significant unobservable (Level 3) inputs to determine fair value between January 1 and December 31, 2008:

		Marketable
		Equity	Investments in	Other
	Fixed	Securities,	Limited	Invested	Total
	Maturities	Trading	Partnerships	Assets	Level 3

Balance as of January 1, 2008	$690.3	$0.5	$91.3	$4.6	$786.7
Purchases	92.7	1.1	19.3	—	113.1
Sales	(4.2)	(0.4)	(29.9)	0.4	(34.1)
Transfers in and/or (out) of Level 3	50.3	—	—	—	50.3
Other(1)	(32.0)	—	—	1.8	(30.2)
Unrealized gains (losses) included in:
Net income	—	(1.0)	(30.1)	0.4	(30.7)
Other comprehensive income	(110.7)	—	—	—	(110.7)
Realized gains/(losses)	(12.1)	—	5.7	(4.8)	(11.2)

Balance as of December 31, 2008	$674.3	$0.2	$56.3	$2.4	$733.2

(1) Other is comprised of transactions such as pay downs, calls and amortization.

The following table summarizes the carrying or reported values and corresponding fair values of financial instruments subject to disclosure requirements:

	December 31, 2008		December 31, 2007
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Fixed maturities	$14,887.6	$14,887.6	$15,599.9	$15,599.9
Marketable equity securities, available-for-sale	38.1	38.1	200.8	200.8
Marketable equity securities, trading	106.3	106.3	—	—
Mortgage loans	988.7	907.6	845.5	857.4
Short-term investments	9.4	9.4	10.9	10.9
Investments in limited partnerships	138.3	140.2	158.8	158.8
Cash and cash equivalents	468.0	468.0	253.9	253.9
Securities lending collateral	105.7	105.7	283.3	283.3
Separate account assets	716.2	716.2	1,181.9	1,181.9
Financial liabilities:
Funds held under deposit contracts	11,987.9	10,972.2	10,886.9	10,739.2
Notes payable:
Capital Efficient Notes (CENts)	149.8	64.0	149.8	150.1
Senior notes	299.0	268.1	298.8	302.7
Securities lending payable	105.7	105.7	283.3	283.3

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

Other Financial Instruments

The fair values for mortgage loans are determined by discounting the projected cash flows using the current rate at which the loans would be made to borrowers with similar credit ratings and for the same maturities.

Investments in limited partnerships are comprised of hedge funds, private equity funds and affordable housing projects and state tax credit funds. Investments in limited partnerships associated with hedge funds and private equity funds are carried at fair value based on the NAV. Investments in limited partnerships associated with affordable housing projects and state tax credit funds are carried at amortized cost. Fair value is estimated based on the discounted cash flows over the remaining life of the tax credits.

For cash and cash equivalents, the carrying value is a reasonable estimate of fair value.

The Company reports funds held under deposit contracts related to investment-type contracts at carrying value and estimates the fair values of these contracts using an income approach based on the present value of the discounted cash flows. Cash flows are projected using best estimates for lapses, mortality and expenses, and discounted at a risk-free rate plus a nonperformance risk spread.

The fair values of the Company’s notes payable are based on quoted prices for similar instruments. The fair value measurement assumes that liabilities are transferred to a market participant of equal credit standing and without consideration for any optional redemption feature.

The fair value of securities lending collateral is the cash and non-cash collateral received by the custodian and held on the Company’s behalf, based on quoted prices for similar instruments. The carrying amount of securities lending payable approximates fair value.

8.	Reinsurance

The Company evaluates the financial condition of its reinsurers to minimize the exposure to losses from reinsurer insolvencies. Management of the Company is not aware of any of the Company’s major reinsurers currently experiencing material financial difficulties. The Company analyzes reinsurance recoverables according to the credit ratings of its reinsurers. Of the total amount due from reinsurers at December 31, 2008, 99.7% was with reinsurers rated A- or higher by A.M. Best. The Company had no reserve for uncollectible reinsurance in 2008 or 2007. None of the Company’s reinsurance contracts exclude certified terrorist acts.

For the individual life business, the Company has reinsurance agreements that limit the maximum claim on a single individual to $0.5. The reinsurance agreements vary by product and policy issue year. Most of the reinsurance recoverable relates to future policy benefits and is covered by coinsurance agreements where the reinsurer reimburses the Company based on a percentage, which ranges from 50% to 85%, as specified in the reinsurance contracts.

The Company reinsures 100% of its group long-term and short-term disability business, except for the short-term disability sold within the limited medical benefit plans, which is not reinsured. The reinsurer is responsible for paying all claims.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

Reinsurance recoverables are composed of the following amounts:

	December 31,
	2008	2007

Life insurance and annuities
Reinsurance recoverables on:
Funds held under deposit contracts	$75.1	$74.4
Future policy benefits	121.4	106.8
Paid claims, expense allowance and premium tax recoverable	2.9	5.0
Policy and contract claims	2.7	5.2

Total life insurance and annuities	202.1	191.4
Accident and health insurance
Reinsurance recoverables on:
Future policy benefits	59.1	60.6
Paid claims, expense allowance and premium tax recoverable	0.6	1.2
Policy and contract claims	2.4	0.7

Total accident and health insurance	62.1	62.5

Total reinsurance recoverables	$264.2	$253.9

The following table sets forth net life insurance in force as of December 31:

	2008	2007	2006

Direct life insurance in force	$55,577.1	$56,246.8	$55,656.3
Amounts assumed from other companies	223.1	215.3	211.7
Amounts ceded to other companies	(24,190.0)	(23,799.3)	(21,944.9)

Net life insurance in force	$31,610.2	$32,662.8	$33,923.1

Percentage of amount assumed to net	0.71%	0.66%	0.62%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

The effects of reinsurance on earned premiums are as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006

Direct:
Accident and health premiums	$456.3	$395.8	$390.9
Life insurance premiums	195.3	194.3	191.9

Total	651.6	590.1	582.8
Assumed:
Accident and health premiums	0.6	—	—
Life insurance premiums	0.2	0.2	0.2

Total	0.8	0.2	0.2
Ceded:
Accident and health premiums	(13.6)	(9.9)	(10.2)
Life insurance premiums	(54.0)	(49.9)	(47.1)

Total	(67.6)	(59.8)	(57.3)

Total premiums	$584.8	$530.5	$525.7

Percentage of amount assumed to total premiums	0.14%	0.04%	0.04%

Ceded reinsurance reduced policy benefits by $54.3, $51.4 and $45.5 for the years ended December 31, 2008, 2007 and 2006, respectively.

9.	Deferred Policy Acquisition Costs

The following table provides a reconciliation of the beginning and ending balance for deferred policy acquisition costs:

	December 31,
	2008	2007

Unamortized balance at beginning of period	$129.9	$87.6
Deferral of acquisition costs	110.6	59.6
Adjustments related to investment losses	4.8	0.7
Amortization related to other expenses	(25.8)	(18.0)

Unamortized balance at end of period	219.5	129.9
Accumulated effect of net unrealized investment losses	28.0	3.0

Balance at end of period	$247.5	$132.9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

10.	Deferred Sales Inducements

The following table provides a reconciliation of the beginning and ending balance for deferred sales inducements, which are included in other assets:

	December 31,
	2008	2007

Unamortized balance at beginning of period	$17.2	$9.0
Capitalizations	17.3	8.8
Adjustments related to investment losses	1.0	0.2
Amortization related to other expenses	(2.5)	(0.8)

Unamortized balance at end of period	33.0	17.2
Accumulated effect of net unrealized investment losses	4.5	0.8

Balance at end of period	$37.5	$18.0

11.	Acquisitions

On May 1, 2007, the Company acquired 100% ownership of MRM, a full-service managing general underwriter (or MGU) and health care network consulting firm specializing in the stop-loss market. This acquisition provides the Company with pricing and underwriting competitive advantages and an additional source of revenue. The aggregate purchase price was $32.2, of which $22.0 was paid in cash and the remaining $10.2 is payable over the five-year period following the acquisition contingent upon the achievement of certain annual profitability targets. At the date of the acquisition, the fair value of the assets acquired was $29.0 and liabilities assumed were $6.6.

The acquisition was accounted for using the purchase method of accounting. The results of MRM’s operations are presented in the Group segment and consolidated in the accompanying financial statements from the date of acquisition. The purchase price allocation resulted in $6.9 of identifiable intangible assets, including customer relationships, employment contracts, noncompete agreements and the MRM trade name with useful lives ranging from 5 to 10 years. Goodwill of $18.6 was initially recognized as of December 31, 2007 for the amount in excess of the purchase price paid over the fair value of the net assets acquired. As of December 31, 2008, goodwill totaled $20.6 as a result of satisfying certain contingent targets as described above.

As part of the MRM acquisition, the Company placed funds into escrow to be disbursed to the seller in the event that specified contingencies are resolved. Escrow funds related to the acquisition were $5.4 as of December 31, 2007. The specified contingencies were resolved during 2008, and the escrow funds were disbursed to the seller.

MRM maintains fiduciary cash accounts restricted for the specific use of paying customer claims. These accounts are funded by customers, and balances are generally offset by claims liability accounts. Amounts maintained in these accounts totaled $3.7 and $4.6 as of December 31, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

12.	Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are composed of the following amounts:

	December 31,
	2008	2007

Computer equipment and software	$9.4	$8.1
Office equipment, furniture and fixtures	9.4	9.3
Equipment and software under capital leases	13.8	13.8
Leasehold improvements	13.7	13.7

	46.3	44.9
Less: accumulated depreciation and amortization	27.4	21.6

Total property, equipment and leasehold improvements, net	$18.9	$23.3

Depreciation and amortization expenses associated with property, equipment, and leasehold improvements, including equipment and software under capital leases, amounted to $6.2, $7.2 and $5.6 for the years ended December 31, 2008, 2007 and 2006, respectively.

13.	Policy and Contract Claims

The following table provides a reconciliation of the beginning and ending reserve balances for policy and contract claims:

	Year Ended December 31,
	2008	2007	2006

Balance as of January 1	$110.9	$119.5	$135.7
Less: reinsurance recoverable	5.9	5.3	3.3

Net balance as of January 1	105.0	114.2	132.4
Incurred related to insured events of:
The current year	364.2	292.2	304.0
Prior years	4.5	(7.0)	(7.6)

Total incurred	368.7	285.2	296.4
Paid related to insured events of:
The current year	271.7	226.6	234.3
Prior years	74.0	67.8	80.3

Total paid	345.7	294.4	314.6

Net balance as of December 31	128.0	105.0	114.2
Add: reinsurance recoverable	5.1	5.9	5.3

Balance as of December 31	$133.1	$110.9	$119.5

The Company uses estimates in determining its liability for policy and contract claims. These estimates are based on historical claim payment patterns and expected loss ratios to provide for the inherent variability in claim patterns and severity. For the year ended December 31, 2008, the change in prior year incurred claims was primarily due to higher-than-expected paid claims and unfavorable changes in liability estimates in medical stop-loss claims. For the year ended December 31, 2007, the change in prior year incurred claims was primarily due to favorable changes in liability estimates related to group medical stop-loss claims. This was offset by higher-than-expected claims experience related to individual life insurance. For the year ended December 31, 2006, the change in prior year incurred claims was primarily due to favorable claims experience and timing differences related to reinsurance recoveries in the current year of claims incurred and paid in prior years, related to individual life insurance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

14.	Notes Payable and Credit Facilities

Capital Efficient Notes Due 2067

On October 10, 2007, the Company issued $150.0 aggregate principal amount CENts with a scheduled maturity date of October 15, 2037, and subject to certain limitations, with a final maturity date of October 15, 2067. The Company issued the CENts at a discount yielding $149.8. For the initial 10-year period following the original issuance date, to but not including October 15, 2017, the CENts carry a fixed interest rate of 8.300% payable semi-annually. From October 15, 2017, until the final maturity date of October 15, 2067, interest on the CENts will accrue at a variable annual rate equal to the three-month LIBOR plus 4.177%, payable quarterly. The Company applied the net proceeds from the issuance to pay a cash dividend of $200.0 to its stockholders on October 19, 2007. Considering the impact of the cash flow hedge, as well as the discount on the notes and the debt issuance costs, the effective interest rate on the CENts is 9.39%.

The Company is required to use commercially reasonable efforts to sell enough qualifying capital securities to permit repayment of the CENts at the scheduled maturity date or on each interest payment date thereafter. Any remaining outstanding principal amount will be due on October 15, 2067.

Subject to certain conditions, the Company has the right, on one or more occasions, to defer the payment of interest on the CENts during any period up to ten years without giving rise to an event of default. The Company will not be required to settle deferred interest subject to certain conditions until it has deferred interest for five consecutive years or, if earlier, made a payment of current interest during a deferral period. Deferred interest will accumulate additional interest at an annual rate equal to the annual interest rate then applicable to the CENts.

The CENts are unsecured junior subordinated obligations. The Company can redeem the CENts at its option, in whole or in part, on October 15, 2017, and on each interest payment date thereafter at a redemption price of 100% of the principal amount being redeemed plus accrued but unpaid interest. The Company can redeem the CENts at its option, prior to October 15, 2017, in whole or in part, at a redemption price of 100% of the principal amount being redeemed or, if greater, a make-whole price, plus accrued and unpaid interest.

In connection with the offering of the CENts, the Company entered into a “replacement capital covenant” for the benefit of the holders of the $300.0 senior notes due April 1, 2016 (see below). Under the terms of the replacement capital covenant, the Company may not redeem or repay the CENts prior to October 15, 2047 unless the redemption or repayment is financed from the offering of replacement capital securities, as specified in the covenant.

Senior Notes Due 2016

On March 30, 2006, the Company issued $300.0 of 6.125% senior notes due on April 1, 2016, which were issued at a discount yielding $298.7. Proceeds from the senior notes were used to pay down the outstanding principal on a revolving line of credit. Interest on the senior notes is payable semi-annually in arrears, beginning on October 2, 2006. Considering the impact of the cash flow hedge, as well as the discount on the notes and the debt issuance costs, the effective interest rate on the senior notes is 6.11%.

The senior notes are unsecured senior obligations and are equal in right of payment to all existing and future unsecured senior indebtedness. These notes are redeemable, in whole or in part, at the option of the Company at any time or from time to time at a redemption price equal to the greater of: (1) 100% of the aggregate principal amount of the notes to be redeemed or (2) the sum of the present value of the remaining scheduled payments of principal and interest on the senior notes, discounted to the redemption date on a semi-annual basis at a prevailing U.S. Treasury rate plus 25 basis points, together in each case with accrued interest payments to the redemption date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

Revolving Credit Facilities

$200.0 Bank of America, N.A.

On August 16, 2007, the Company entered into a $200.0 senior unsecured revolving credit agreement with a syndicate of lending institutions led by Bank of America, N.A. The credit facility matures on August 16, 2012. The revolving credit facility is available to provide support for working capital, capital expenditures, and other general corporate purposes, including permitted acquisitions, issuance of letters of credits, refinancing and payment of fees in connection with this facility.

Under the terms of the credit agreement, the Company is required to maintain certain financial ratios. In particular, each of the Company’s material insurance subsidiaries must maintain a risk-based capital ratio of at least 200%, measured at the end of each year, and the Company’s debt-to-capitalization ratio may not exceed 37.5%, measured at the end of each quarter. In addition, the Company has agreed to other covenants restricting the ability of its subsidiaries to incur additional indebtedness, its ability to create liens, and its ability to change its fiscal year and to enter into new lines of business, as well as other customary affirmative covenants.

To be eligible for borrowing funds under this facility, the representations and warranties that the Company made in the credit agreement must continue to be true in all material respects, and the Company must not be in default under the facility, including failure to comply with the covenants described above.

As of December 31, 2008 and 2007, the Company had no borrowings outstanding under this facility and was in compliance with all covenants.

On February 12, 2009, Bank of America, N.A. issued a notice of default to one of the lending institutions in the syndicate with a commitment of $20.0, effectively limiting the Company’s ability to borrow under this facility to $180.0.

$50.0 Bank of New York

In 2005, the Company entered into two $25.0 revolving credit facilities with The Bank of New York to support the Company’s overnight repurchase agreement program, which provides the Company liquidity to meet its general funding requirements. These facilities were closed in March 2008. Prior to closure, there was no borrowing activity on these facilities in 2008 or 2007.

15.	Income Taxes

The Company files income tax returns in the U.S. federal and various state jurisdictions. The Company’s federal income tax returns have been examined and closing agreements have been executed with the Internal Revenue Service, or the statute of limitations has expired for all tax periods through December 31, 2003. The Internal Revenue Service is in the process of auditing the Company’s life insurance and non-life insurance company returns for the tax year ended July 31, 2004, filed in consolidation with the Company’s former parent, Safeco Corporation. To date, no significant issues or proposed adjustments have been raised by the examiners. The Internal Revenue Service has also completed an audit of the Company’s life insurance company returns for the years ended December 31, 2004 and 2005. As of December 31, 2008, all issues were agreed upon and a Form 4549-A was prepared and sent to the Joint Committee on Taxation for review pursuant to IRC § 6405(a) (refund in excess of $2.0). The non-life insurance company tax returns are currently not subject to an Internal Revenue Service audit for tax years ended after July 31, 2004, and the statute of limitations has expired for the tax year ended December 31, 2004. The Company is not currently subject to any state income tax examinations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

Differences between income taxes computed by applying the U.S. federal income tax rate of 35% to income before income taxes and the provision for income taxes were as follows:

	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2008		2007		2006

Income from operations before income taxes	$13.0		$248.8		$244.0
Computed “expected” tax expense	4.5	35.00%	87.1	35.00%	85.4	35.00%
Separate account dividend received deduction	(1.4)	(10.77)	(1.5)	(0.60)	(2.0)	(0.82)
Low income housing credits	(8.5)	(65.38)	(4.6)	(1.85)	(0.8)	(0.33)
Prior period adjustments	(2.9)	(22.31)	—	—	—	—
Other	(0.8)	(6.54)	0.5	0.20	1.9	0.78

Provision (benefit) for income taxes	$(9.1)	(70.00)%	$81.5	32.75%	$84.5	34.63%

The tax effects of temporary differences that gave rise to the deferred income tax assets and deferred income tax liabilities were as follows:

	December 31,
	2008	2007

Deferred income tax assets:
Adjustment to life policy liabilities	$398.8	$365.4
Capitalization of policy acquisition costs	45.1	44.8
Goodwill	1.3	1.8
Intangibles	11.6	13.8
Investment impairments	35.0	12.6
Performance share plan	3.9	3.7
Other liabilities accruals	1.7	1.8
Unrealized losses on investment securities (net of DAC adjustment: $(9.8) and $(1.3), respectively)	566.8	6.8
Non-life net operating loss	1.0	—
Other	7.3	5.4

Total deferred income tax assets	1,072.5	456.1
Deferred income tax liabilities:
Deferred policy acquisition costs	74.9	45.2
Securities — basis adjustment	211.1	206.9
Other	0.7	0.9

Total deferred income tax liabilities	286.7	253.0

Net deferred income tax asset	$785.8	$203.1

Due to the unprecedented volatility and disruption within the capital markets over the past year the associated deferred tax assets within our investment portfolio have also been subject to this volatility. To assess the impact of this volatility, we reviewed the liquidity requirements of our invested assets as they relate to the liabilities associated with our insurance and investment products to determine the future reversals and the utilization of capital loss carry-backs and carry-forwards related to our investment timing differences.

As the Company expects that it will fully realize the deferred tax assets, no valuation allowance has been recorded as of December 31, 2008 and 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

As of December 31, 2008, the Company has $1.0 of non-life federal net operating loss carry-forwards due to expire under current law during 2028.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2008	2007

Balance at January 1	$0.8	$0.6
Additions based on tax positions related to the current year	0.1	0.2
Reductions for tax positions of prior years	(0.5)	—

Balance at December 31	$0.4	$0.8

The total balance of the unrecognized tax benefits above would affect the effective tax rate if recognized. The Company does not expect the total amount of unrecognized tax benefits for any tax position to change significantly within the next twelve months.

The Company includes penalties and interest accrued related to unrecognized tax benefits in the calculation of income tax expense. For the years ended December 31, 2008, 2007 and 2006, amounts recognized for interest and penalties in the consolidated statements of income were not material.

16.	Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss are as follows:

	December 31,
	2008	2007

Net unrealized losses on available-for-sale securities	$(1,649.0)	$(20.2)
Net unrealized losses on derivative financial instruments	(2.9)	(2.9)
Adjustment for deferred policy acquisition costs	28.0	3.0
Adjustment for deferred sales inducements	4.5	0.8
Deferred income taxes	566.8	6.8

Accumulated other comprehensive loss	$(1,052.6)	$(12.5)

For the years ended December 31, 2008, 2007 and 2006, the amounts reclassified from other comprehensive loss to net realized investment gains (losses) included in net income were $(103.2), $(13.6), and $0.7, net of taxes of $(55.5), $(7.3) and $0.4, respectively.

17.	Commitments and Contingencies

Guaranty Fund Assessments

Under state insolvency and guaranty laws, insurers licensed to do business in a state can be assessed or required to contribute to state guaranty funds to cover policyholder losses resulting from insurer insolvencies. Liabilities for guaranty funds are not discounted or recorded net of premium taxes and are included in other liabilities in the consolidated balance sheets. At December 31, 2008, the Company had liabilities of $7.3 for estimated guaranty fund assessments. The Company has a related asset for premium tax offsets of $5.8, reported in accounts receivable and other receivables, which are available for a period of five to 20 years.

Investments in Limited Partnerships

At December 31, 2008, the Company was invested in 12 limited partnership interests related to affordable housing projects and state tax credit funds, three of which were entered into in 2008. The Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

unconditionally committed to provide capital contributions totaling approximately $106.9, of which the remaining $56.8 is expected to be contributed over a period of four years. These investments are accounted for under the equity method and are recorded at amortized cost in investments in limited partnerships, with the present value of unfunded contributions recorded in other liabilities.

Capital contributions of $50.1 were paid as of December 31, 2008, with the remaining expected cash capital contributions as follows:

Expected Capital
Contributions

2009	$23.8
2010	31.1
2011	0.1
2012	1.8

Total expected capital contributions	$56.8

The Company has also committed to invest $52.5 in five private equity funds. The Company will provide capital contributions to the partnerships up to the committed amount at the discretion of the general partners, subject to certain incremental contribution limits. The remaining term of the capital commitment ranges up to seven years, ending in 2015.

As of December 31, 2008, the Company has remaining investment commitments totaling $37.0 related to these partnerships.

Litigation

Because of the nature of the business, the Company is subject to legal actions filed or threatened in the ordinary course of its business operations. The Company does not expect that any such litigation, pending or threatened, as of December 31, 2008, will have a material adverse effect on its consolidated financial condition, future operating results or liquidity.

Leases

The Company has office space, commercial real estate, and certain equipment under leases that expire at various dates through 2015. The Company accounts for these leases as operating leases. Certain leases include renewal options.

Future minimum lease commitments, including cost escalation clauses, for the next five years and thereafter are as follows:

Operating
Leases

2009	$7.9
2010	7.6
2011	7.0
2012	6.8
2013	6.7
Thereafter	10.8

Total	$46.8

The amount of rent expense was $8.0, $8.1 and $7.8 for the years ended December 31, 2008, 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

In October 2004, the Company entered into a service agreement with a third party service provider to outsource the majority of its information technology infrastructure. The initial term of the service agreement expires in July 2010, subject to early termination in certain cases, with two one-year extensions at the Company’s election. Under the terms of the service agreement, the Company agreed to pay an annual service fee ranging from $13.2 to $14.7 for five years. The remaining annual service fee is $11.6 for 2009 and $6.7 for 2010, subject to certain annual service fee adjustments based on actual benchmarks and production utilization. The Company incurred service fee expenses of $11.8, $12.8 and $13.3 for the years ended December 31, 2008, 2007 and 2006, respectively.

Other Commitments

At December 31, 2008 and 2007, unfunded mortgage loan commitments were $9.0 and $1.5, respectively.

The Company had no other material commitments or contingencies at December 31, 2008 and 2007.

18.	Employee Benefit Plans

Defined Contribution Plan

The Company sponsors a defined contribution plan for all eligible employees that includes a matching contribution of 100% of a participant’s contributions up to 6% of eligible compensation. Defined contribution plan expense was $4.5, $4.2 and $2.2 for the years ended December 31, 2008, 2007 and 2006, respectively.

Performance Share Plan

In 2004, the Company adopted a performance share plan (the “Performance Share Plan”) that provides incentives to selected executives based on the long-term success of the Company. Awards under the Performance Share Plan are typically made in the form of performance shares with a three-year award period. The value of each performance share is based on achievement of a growth target in intrinsic business value per share, which is based on book value per share and enterprise value per share, and awards are paid in cash. The expense recorded for grants related to the Performance Share Plan was $6.0, $9.4 and $11.8 for the years ended December 31, 2008, 2007 and 2006, respectively.

Equity Incentive Plan and Employee Stock Purchase Plan

In October 2007, the Company’s Board of Directors adopted, and the Company’s stockholders approved, the Equity Incentive Plan and employee stock purchase plan (or ESPP) and reserved 7,830,000 and 870,000 shares of common stock, respectively, for issuance under these plans. Also in October 2007, the Company’s Board of Directors adopted, and the Company’s stockholders approved, an initial public offering (IPO) grant program under which shares of common stock, restricted stock units, and stock options would be granted to certain management-level employees in connection with the terminated 2007 initial public offering.

In October 2008, the Company withdrew its registration for an IPO with the Securities and Exchange Commission as a result of market conditions. As of December 31, 2008, the Company’s Board of Directors had not approved any grants to individuals under the Equity Incentive Plan, ESPP or IPO program.

19.	Dividends

Intracompany Dividends

The Company’s insurance subsidiaries are restricted by state regulations as to the aggregate amount of dividends they may pay in any consecutive 12-month period without regulatory approval. Accordingly, based

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

on statutory limits as of December 31, 2007, the Company was eligible to receive dividends from its insurance subsidiaries during 2008 without obtaining regulatory approval as long as the aggregate dividends paid over the twelve months preceding any dividend payment date in 2008 did not exceed $135.2. The total amount of dividends received by the Company from its insurance subsidiaries during 2008 was $100.0. Based on state regulations as of December 31, 2008, the Company is eligible to receive dividends from its insurance subsidiaries during 2009 without obtaining regulatory approval as long as the aggregate dividends paid over the twelve months preceding any dividend payment date in 2009 do not exceed $117.9.

Dividends to Stockholders

The Company paid no dividends to its stockholders and warrant holders of record for the year ended December 31, 2008. On October 19, 2007, the Company paid cash dividends totaling $200.0, or $1.792 per share, to its stockholders and warrant holders of record as of October 12, 2007. On December 26, 2006, the Company paid a cash dividend totaling $100.0, or $0.896 per share, to its stockholders and warrant holders of record as of December 15, 2006.

20.	Statutory-Basis Information

State insurance regulatory authorities require insurance companies to file annual statements prepared on an accounting basis prescribed or permitted by their respective states of domicile. Prescribed statutory accounting practices include state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC), including the revised Accounting Practices and Procedures Manual. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

The statutory net income (loss) for the Company’s insurance subsidiaries is as follows:

	Year Ended December 31,
	2008	2007	2006

Statutory net income (loss):
Symetra Life Insurance Company	$36.7	$134.1	$145.0
Symetra National Life Insurance Company	0.5	0.4	1.1
First Symetra National Life Insurance Company of New York	(2.2)	2.4	0.1

Total	$35.0	$136.9	$146.2

Statutory net income differs from income reported in accordance with GAAP primarily because policy acquisition costs are expensed when incurred, reserves are based on different assumptions, and income tax expense reflects only taxes paid or currently payable.

Statutory capital and surplus for Symetra Life Insurance Company was $1,179.0 and $1,225.0 for the years ended December 31, 2008 and 2007, respectively. These differ from amounts reported in accordance with GAAP primarily because policy acquisition costs are expensed when incurred, reserve calculations are based on different assumptions and fixed maturities are carried at amortized cost.

Life and health insurance companies are subject to certain risk-based capital requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life and health insurance company is to be determined based on various risk factors related to it. At December 31, 2008 and 2007, Symetra Life Insurance Company and its subsidiaries met the risk-based capital requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

21.	Related Parties

The Company entered into an Investment Management Agreement on March 14, 2004, with White Mountains Advisors, LLC (WMA), a subsidiary of White Mountains Investment Group, Ltd. This agreement provides for investment advisory services related to the Company’s invested assets and portfolio management services. Expenses amounted to $14.6, $15.3, and $20.2 for the years ended December 31, 2008, 2007 and 2006, respectively. At December 31, 2008 and 2007, amounts due to WMA were $3.5 and $3.8, respectively.

22.	Segment Information

The Company offers a broad range of products and services that include group and individual insurance products, pension products and annuities. These operations are managed separately as five reportable segments based on product groupings: Group, Retirement Services, Income Annuities, Individual and Other.

The primary segment profitability measure that management uses is segment pre-tax operating income, which is calculated by adjusting income from continuing operations before federal income taxes to exclude net realized investment gains (losses), and for the Retirement Services’ segment to include the net realized investment gains (losses) on fixed index annuities (FIA) options.

When evaluating segment pre-tax operating income in the Retirement Services’ segment, management includes the realized and unrealized investment gains (losses) from options related to an FIA hedging program. This program consists of buying S&P 500 Index call options. The Company uses index options to hedge the equity return component of FIA products. These options do not qualify as hedge instruments or for hedge accounting treatment. The realized and unrealized gains (losses) from the options are recorded in net realized investment gains (losses). Since the interest incurred on the Company’s FIA products is included as a component of interest credited, it is more meaningful to evaluate results inclusive of the results of the hedge program.

•	Group. Group offers medical stop-loss insurance, limited medical benefit plans, group life insurance, accidental death and dismemberment insurance, and disability insurance mainly to employer groups of 50 to 5,000 individuals. The Company also offers MGU services.

•	Retirement Services. Retirement Services offers fixed and variable deferred annuities, including tax-sheltered annuities, IRAs and group annuities, to qualified retirement plans, including Section 401(k) and 457 plans. It also provides record-keeping services for qualified retirement plans invested in mutual funds.

•	Income Annuities. Income Annuities offers SPIAs for customers seeking a reliable source of retirement income and structured settlement annuities to fund third party personal injury settlements.

•	Individual. Individual offers a wide array of term, universal and variable life insurance products, as well as BOLI.

•	Other. This segment consists of unallocated corporate income, composed primarily of investment income on unallocated surplus, unallocated corporate expenses, interest expense on debt, the results of small, noninsurance businesses that are managed outside of the operating segments and intersegment elimination entries.

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies (see Note 2).

The Company allocates investment income on life insurance company surplus assets to each segment using a risk-based capital formula.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

The following tables present selected financial information by segment and reconciles segment pre-tax operating income to amounts reported in the consolidated statements of income.

	Year Ended December 31, 2008
		Retirement	Income
	Group	Services	Annuities	Individual	Other	Total

Revenues:
Premiums	$449.8	$0.1	$—	$134.9	$—	$584.8
Net investment income (loss)	17.8	261.1	423.4	254.6	(0.4)	956.5
Other revenues	19.0	20.2	0.9	16.0	11.7	67.8
Net realized investment losses	(0.1)	(20.8)	(99.6)	(16.8)	(20.7)	(158.0)

Total revenues	486.5	260.6	324.7	388.7	(9.4)	1,451.1
Benefits and expenses:
Policyholder benefits and claims	295.9	(6.8)	—	59.4	—	348.5
Interest credited	—	176.4	364.5	227.7	(2.5)	766.1
Other underwriting and operating expenses	115.7	57.4	21.9	57.3	13.5	265.8
Interest expense	—	—	—	—	31.9	31.9
Amortization of deferred policy acquisition costs	8.1	14.9	1.4	1.4	—	25.8

Total benefits and expenses	419.7	241.9	387.8	345.8	42.9	1,438.1

Segment pre-tax income (losses)	66.8	18.7	(63.1)	42.9	(52.3)	13.0
Less: Net realized investment losses	(0.1)	(20.8)	(99.6)	(16.8)	(20.7)	(158.0)
Add: Net realized and unrealized losses on FIA options	—	(2.9)	—	—	—	(2.9)

Segment pre-tax operating income (losses)	$66.9	$36.6	$36.5	$59.7	$(31.6)	$168.1

As of December 31, 2008:
Total investments	$161.5	$4,636.6	$5,865.6	$4,129.2	$1,459.6	$16,252.5
Deferred policy acquisition costs	3.3	183.0	14.5	46.7	—	247.5
Separate account assets	—	645.7	—	70.5	—	716.2
Total assets	295.1	6,005.9	6,301.8	4,703.7	1,923.1	19,229.6
Future policy benefits, losses, claims and loss expenses(1)	192.1	5,661.0	6,756.4	4,737.5	(11.4)	17,335.6
Unearned premiums	1.4	—	—	10.5	—	11.9
Other policyholder funds	10.0	63.8	4.9	30.7	7.9	117.3
Notes payable	—	—	—	—	448.8	448.8

(1)	This includes funds held under deposit contracts, future policy benefits, and policy and contract claims.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

	Year Ended December 31, 2007
		Retirement	Income
	Group	Services	Annuities	Individual	Other	Total

Revenues:
Premiums	$392.1	$—	$—	$138.4	$—	$530.5
Net investment income	18.1	244.3	439.3	244.1	27.8	973.6
Other revenues	15.2	24.5	0.8	15.0	13.2	68.7
Net realized investment gains (losses)	(0.1)	(9.8)	23.0	(1.5)	5.2	16.8

Total revenues	425.3	259.0	463.1	396.0	46.2	1,589.6
Benefits and expenses:
Policyholder benefits and claims	213.1	(8.3)	—	62.3	—	267.1
Interest credited	—	165.5	371.5	216.3	(1.0)	752.3
Other underwriting and operating expenses	112.3	69.1	22.4	57.7	20.4	281.9
Interest expense	—	—	—	—	21.5	21.5
Amortization of deferred policy acquisition costs	8.4	6.0	1.1	2.5	—	18.0

Total benefits and expenses	333.8	232.3	395.0	338.8	40.9	1,340.8

Segment pre-tax income	91.5	26.7	68.1	57.2	5.3	248.8
Less: Net realized investment gains (losses)	(0.1)	(9.8)	23.0	(1.5)	5.2	16.8
Add: Net realized and unrealized losses on FIA options	—	(2.3)	—	—	—	(2.3)

Segment pre-tax operating income	$91.6	$34.2	$45.1	$58.7	$0.1	$229.7

As of December 31, 2007:
Total investments	$255.9	$3,976.0	$6,830.3	$4,299.6	$1,543.2	$16,905.0
Deferred policy acquisition costs	3.5	84.3	10.9	34.2	—	132.9
Separate account assets	—	1,059.3	—	122.6	—	1,181.9
Total assets	385.3	5,337.0	7,132.5	4,818.9	1,886.5	19,560.2
Future policy benefits, losses, claims and loss expenses(1)	171.2	4,438.4	6,891.1	4,560.3	(3.2)	16,057.8
Unearned premiums	1.6	—	—	9.9	—	11.5
Other policyholder funds	11.2	7.0	4.3	26.6	7.7	56.8
Notes payable	—	—	—	—	448.6	448.6

(1)	This includes funds held under deposit contracts, future policy benefits, and policy and contract claims.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

	Year Ended December 31, 2006
		Retirement	Income
	Group	Services	Annuities	Individual	Other	Total

Revenues:
Premiums	$387.3	$0.1	$—	$138.3	$—	$525.7
Net investment income	18.0	269.8	439.0	232.8	25.3	984.9
Other revenues	10.2	22.8	0.8	12.9	9.4	56.1
Net realized investment gains (losses)	(0.1)	(17.0)	16.8	(3.8)	5.8	1.7

Total revenues	415.4	275.7	456.6	380.2	40.5	1,568.4
Benefits and expenses:
Policyholder benefits and claims	230.8	(16.5)	—	50.0	—	264.3
Interest credited	—	186.2	371.8	208.2	(0.3)	765.9
Other underwriting and operating expenses	105.7	61.7	21.6	57.4	14.1	260.5
Interest expense	—	—	—	—	19.1	19.1
Amortization of deferred policy acquisition costs	10.9	1.1	0.6	2.0	—	14.6

Total benefits and expenses	347.4	232.5	394.0	317.6	32.9	1,324.4

Segment pre-tax income	68.0	43.2	62.6	62.6	7.6	244.0
Less: Net realized investment gains (losses)	(0.1)	(17.0)	16.8	(3.8)	5.8	1.7
Add: Net realized and unrealized gains on FIA options	—	2.2	—	—	—	2.2

Segment pre-tax operating income	$68.1	$62.4	$45.8	66.4	$1.8	$244.5

As of December 31, 2006:
Total investments	$168.7	$4,443.3	$6,967.9	$4,074.9	$1,650.5	$17,305.3
Deferred policy acquisition costs	4.0	54.5	6.8	22.9	—	88.2
Separate account assets	—	1,115.5	—	118.4	—	1,233.9
Total assets	300.1	5,905.0	7,273.4	4,601.7	2,034.4	20,114.6
Future policy benefits, losses, claims and loss expenses(1)	185.2	4,914.7	7,010.6	4,370.1	(0.7)	16,479.9
Unearned premiums	2.5	—	—	9.2	—	11.7
Other policyholder funds	8.4	7.9	2.0	22.0	8.3	48.6
Notes payable	—	—	—	—	298.7	298.7

(1)	This includes funds held under deposit contracts, future policy benefits, and policy and contract claims.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

23.	Quarterly Results of Operations (Unaudited)

The unaudited quarterly results of operations for years ended December 31, 2008 and 2007 are summarized in the table below:

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In millions, except for per share data)

2008
Total revenues	$365.0	$400.4	$341.7	$344.0
Total benefits and expenses	360.3	360.2	352.3	365.3

Income (loss) from operations before income taxes	4.7	40.2	(10.6)	(21.3)
Net income (loss)	3.3	28.5	(4.8)	(4.9)
Net income (loss) per common share:
Basic net income (loss) per share(1)	$0.03	$0.26	$(0.05)	$(0.05)
Diluted net income (loss) per share(1)	$0.03	$0.26	$(0.05)	$(0.05)
2007
Total revenues	$407.3	$405.8	$391.3	$385.2
Total benefits and expenses	331.5	338.6	329.7	341.0

Income from operations before income taxes	75.8	67.2	61.6	44.2
Net income	50.7	45.5	41.4	29.7
Net income per common share:
Basic net income per share(1)	$0.45	$0.41	$0.37	$0.27
Diluted net income per share(1)	$0.45	$0.41	$0.37	$0.27

(1)	Quarterly earnings per share amounts may not add to the full year amounts as holders of outstanding warrants do not participate in losses.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(Unaudited)
	(In millions, except share and
	per share data)

ASSETS
Investments:
Available-for-sale securities:
Fixed maturities, at fair value (amortized cost: $17,917.7 and $16,528.4, respectively)	$16,933.9	$14,887.6
Marketable equity securities, at fair value (cost: $52.6 and $52.5, respectively)	33.6	38.1
Trading securities:
Marketable equity securities, at fair value (cost: $155.5 and $152.1, respectively)	116.1	106.3
Mortgage loans, net	1,038.2	988.7
Policy loans	74.1	75.2
Short-term investments	2.6	9.4
Investments in limited partnerships, (includes $63.2 and $56.3 measured at fair value, respectively)	151.4	138.3
Other invested assets	7.1	8.9

Total investments	18,357.0	16,252.5
Cash and cash equivalents	435.0	468.0
Accrued investment income	230.4	206.3
Accounts receivable and other receivables	72.9	61.7
Reinsurance recoverables	266.4	264.2
Deferred policy acquisition costs	307.4	247.5
Goodwill	25.3	24.3
Current income tax recoverable	2.4	21.1
Deferred income tax assets, net	546.8	785.8
Property, equipment, and leasehold improvements, net	17.2	18.9
Other assets	72.5	57.4
Securities lending collateral	44.4	105.7
Separate account assets	735.7	716.2

Total assets	$21,113.4	$19,229.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Funds held under deposit contracts	$18,139.8	$16,810.4
Future policy benefits	394.3	392.1
Policy and contract claims	132.3	133.1
Unearned premiums	12.8	11.9
Other policyholders’ funds	138.6	117.3
Notes payable	448.8	448.8
Other liabilities	303.0	207.9
Securities lending payable	44.4	105.7
Separate account liabilities	735.7	716.2

Total liabilities	20,349.7	18,943.4
Commitments and contingencies (Note 9)
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 750,000,000 shares authorized; 92,646,295 shares issued and outstanding as of June 30, 2009 and December 31, 2008	0.9	0.9
Additional paid-in capital	1,165.5	1,165.5
Retained earnings	240.2	172.4
Accumulated other comprehensive loss, net of taxes	(642.9)	(1,052.6)

Total stockholders’ equity	763.7	286.2

Total liabilities and stockholders’ equity	$21,113.4	$19,229.6

See accompanying notes.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In millions, except per share data)

Revenues:
Premiums	$142.6	$145.8	$288.1	$292.3
Net investment income	283.1	242.9	545.8	476.4
Other revenues	14.9	18.2	28.5	35.6
Net realized investment gains (losses)
Total other-than-temporary impairment losses on securities	(72.2)	(15.9)	(123.8)	(38.4)
Less: portion of losses recognized in other comprehensive income	43.7	—	67.5	—

Net impairment losses recognized in earnings	(28.5)	(15.9)	(56.3)	(38.4)
Other net realized investment gains (losses)	31.2	9.4	16.0	(0.5)

Total net realized investment gains (losses)	2.7	(6.5)	(40.3)	(38.9)

Total revenues	443.3	400.4	822.1	765.4
Benefits and expenses:
Policyholder benefits and claims	82.1	86.1	176.5	180.4
Interest credited	213.1	192.1	408.7	377.0
Other underwriting and operating expenses	62.0	69.1	125.0	136.5
Interest expense	8.0	8.1	15.9	16.0
Amortization of deferred policy acquisition costs	11.9	4.8	22.6	10.6

Total benefits and expenses	377.1	360.2	748.7	720.5

Income from operations before income taxes	66.2	40.2	73.4	44.9
Provision (benefit) for income taxes:
Current	9.6	16.7	11.5	23.5
Deferred	9.6	(5.0)	9.8	(10.4)

Total provision for income taxes	19.2	11.7	21.3	13.1

Net income	$47.0	$28.5	$52.1	$31.8

Net income per common share:
Basic	$0.42	$0.26	$0.47	$0.29
Diluted	$0.42	$0.26	$0.47	$0.29
Weighted-average number of common shares outstanding:
Basic	111.622	111.622	111.622	111.622
Diluted	111.622	111.622	111.622	111.622
Cash dividends declared per common share	$—	$—	$—	$—

See accompanying notes.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders’
	Stock	Capital	Earnings	Income (loss)	Equity
	(Unaudited)
	(In millions)

Balances at January 1, 2008	$0.9	$1,165.5	$131.2	$(12.5)	$1,285.1
Cumulative effect adjustment — new accounting guidance (net of taxes: $(10.3))	—	—	19.1	(19.1)	—
Comprehensive income (loss), net of taxes:
Net income	—	—	31.8	—	31.8
Other comprehensive loss (net of taxes: $(171.3))	—	—	—	(318.1)	(318.1)

Total comprehensive loss, net of taxes	—	—	—	—	(286.3)

Balances at June 30, 2008	$0.9	$1,165.5	$182.1	$(349.7)	$998.8

Balances at January 1, 2009	$0.9	$1,165.5	$172.4	$(1,052.6)	$286.2
Cumulative effect adjustment — new accounting guidance (net of taxes: $(8.4))	—	—	15.7	(15.7)	—
Comprehensive income, net of taxes:
Net income	—	—	52.1	—	52.1
Other comprehensive income (net of taxes: $229.1)	—	—	—	425.4	425.4

Total comprehensive income, net of taxes	—	—	—	—	477.5

Balances at June 30, 2009	$0.9	$1,165.5	$240.2	$(642.9)	$763.7

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2009	2008
	(Unaudited)	(Unaudited)
	(In millions)

Cash flows from operating activities
Net income	$52.1	$31.8
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized investment losses	40.3	38.9
Accretion of fixed maturity investment and mortgage loans	8.5	20.5
Accrued interest on bonds	(16.6)	(17.3)
Amortization and depreciation	7.4	7.6
Deferred income tax provision (benefit)	9.8	(10.4)
Interest credited on deposit contracts	408.7	377.0
Mortality and expense charges and administrative fees	(50.2)	(48.3)
Changes in:
Deferred policy acquisition costs	(76.2)	(35.6)
Accrued income taxes	18.7	11.0
Accrued investment income	(24.1)	1.3
Policy and contract claims	(0.8)	20.9
Other assets	(26.8)	12.3
Other liabilities	9.6	(21.7)
Other, net	0.1	—

Total adjustments	308.4	356.2

Net cash provided by operating activities	360.5	388.0
Cash flows from investing activities
Purchases of:
Fixed maturities and equity securities	(2,110.7)	(1,031.9)
Other invested assets and investments in limited partnerships	(19.3)	(19.3)
Issuances of mortgage loans	(86.0)	(110.0)
Issuances of policy loans	(8.9)	(7.7)
Maturities, calls, paydowns, and other	649.5	470.0
Securities lending collateral returned (invested), net	59.6	(586.6)
Sales of:
Fixed maturities and equity securities	138.4	268.2
Other invested assets and investments in limited partnerships	2.9	0.2
Repayments of mortgage loans	35.8	46.7
Repayments of policy loans	9.3	8.6
Net (increase) decrease in short-term investments	6.8	(0.3)
Purchases of property, equipment, and leasehold improvements	(0.7)	(0.7)
Other, net	(2.2)	(2.3)

Net cash used in investing activities	(1,325.5)	(965.1)
Cash flows from financing activities
Policyholder account balances:
Deposits	$1,655.6	$759.1
Withdrawals	(671.4)	(614.0)
Securities lending collateral (paid) received, net	(59.6)	586.6
Other, net	7.4	(19.7)

Net cash provided by financing activities	932.0	712.0

Net increase (decrease) in cash and cash equivalents	(33.0)	134.9
Cash and cash equivalents at beginning of period	468.0	253.9

Cash and cash equivalents at end of period	$435.0	$388.8

See accompanying notes.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in millions, unless otherwise stated)

1.	Nature of Operations, Basis of Presentation and Accounting Policies

Organization and Description of Business

The accompanying interim consolidated financial statements include on a consolidated basis the accounts of Symetra Financial Corporation and its subsidiaries which are referred to as “Symetra Financial” or “the Company.” Symetra Financial is a Delaware corporation privately owned by an investor group led by White Mountains Insurance Group, Ltd. and Berkshire Hathaway Inc.

Symetra Financial’s subsidiaries offer group and individual insurance products and retirement products, including annuities marketed through professional agents and distributors in all states and the District of Columbia. The Company’s principal products include medical stop-loss insurance, fixed and variable deferred annuities, single premium immediate annuities and individual life insurance.

Basis of Presentation and Use of Estimates

The interim consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (GAAP) and the rules and regulations of the Securities and Exchange Commission for interim financial reporting. These interim consolidated financial statements are unaudited but, in management’s opinion, include all adjustments, consisting of normal recurring adjustments and accruals, necessary for a fair presentation. The consolidated balance sheet as of December 31, 2008 is derived from audited consolidated financial statements as of that date, but certain information and footnotes required by GAAP for complete financial statements have been excluded. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes included elsewhere in this prospectus.

The most significant estimates include those used to determine the following: valuation of investments; the identification of other-than-temporary impairments of investments; the balance, recoverability and amortization of deferred policy acquisition costs (DAC); the liabilities for funds held under deposit contracts, future policy benefits, and policy and contract claims; and income taxes. The recorded amounts reflect management’s best estimates, though actual results could differ. Management believes the amounts provided are appropriate.

The interim consolidated financial statements include the accounts of Symetra Financial Corporation and its subsidiaries that are wholly owned, directly or indirectly. All significant intercompany transactions and balances have been eliminated.

2.	Accounting Policies

For a description of significant accounting policies, see Note 2 to the audited consolidated financial statements of Symetra Financial Corporation included elsewhere in this prospectus.

Adoption of New Accounting Pronouncements

SFAS No. 160 (ASC 810-10) Noncontrolling Interests in Consolidated Financial Statements — an Amendment of Accounting Research Bulletin No. 51

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The Company adopted SFAS No. 160 effective January 1, 2009. The adoption did not have a material impact on the Company’s consolidated financial statements.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

FSP SFAS 115-2 and SFAS 124-2 (ASC 320-10) Other-than-Temporary Impairments (OTTI)

In April 2009, the FASB issued FSP SFAS 115-2 and SFAS 124-2 (ASC 320-10), Recognition and Presentation of Other-than-Temporary Impairments. This FSP amends OTTI guidance on debt securities and modifies the OTTI presentation and disclosure requirements for debt and equity securities. The FSP replaces the provision that management must positively assert the ability to hold a debt security until recovery to determine impairment, with the assertion that the Company does not intend to sell or it is not more-likely-than-not that the Company will be required to sell a security prior to recovery. In addition, if a credit loss exists, the FSP requires that the credit loss is recognized in earnings, whereas the portion due to other factors is recognized in other comprehensive income (loss). As permitted by the transition guidance, we elected to adopt the FSP effective January 1, 2009, which resulted in an increase of $15.7 (net of taxes of $8.4) to the opening balance of retained earnings with a corresponding decrease to accumulated other comprehensive loss to reclassify the noncredit portion of previously impaired debt securities held as of January 1, 2009, for which the Company did not intend to sell and it was not more likely than not that the Company would be required to sell the security before recovery of its amortized cost.

To determine the cumulative effect of adoption the Company compared the present value of cash flows expected to be received as of January 1, 2009, to the amortized cost basis of the debt securities. The discount rate used to calculate the present value was the rate for each respective debt security in effect before recognizing any OTTI. The cumulative effect adjustment increased the amortized cost of our fixed maturity securities, primarily corporate securities, by $24.1.

The Company enhanced financial statement presentation, as required, to separately present the OTTI recognized in accumulated other comprehensive income (loss) on the face of our consolidated statements of changes in stockholders’ equity and present the total OTTI recognized as a realized loss in the income statement, with an offset for the amount of noncredit impairments recognized in accumulated other comprehensive loss. The enhanced financial statement disclosures are included in Note 4. For the period six months ended June 30, 2009, gross impairments were $123.8, of which $56.3 was included in earnings and $67.5 was recorded in other comprehensive income (loss).

FSP SFAS 157-2 (ASC 820-10), Effective Date of FASB Statement No. 157

On January 1, 2008 the Company elected the partial adoption of SFAS No. 157, Fair Value Measurements under the provisions of FASB Staff Position (FSP) FAS 157-2, which amended SFAS No. 157 to allow an entity to delay the application of the Statement until January 1, 2009, for certain non-financial assests and liabilities, including fair value measurements used in the impairment testing of goodwill and eligible non-financial assests and liabilities included within a business combination. The adoption of FSP SFAS 157-2 (ASC 820-10) did not have a material impact on the Company’s consolidated financial statements.

FSP SFAS 157-4 (ASC 820-10), Fair Value — Nonactive Markets

The Company adopted FSP SFAS No. 157-4 (ASC 820-10), Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly on January 1, 2009. This FSP provides guidance for determining fair value when the volume or level of activity for an asset or liability has significantly decreased and identifies circumstances that indicate a transaction is not orderly. The adoption of FSP SFAS No. 157-4 (ASC 820-10) did not have a material impact on the Company’s consolidated financial statements.

FSP SFAS 107-1 and APB 28-1 (ASC 825-10), Interim Disclosures about Fair Value of Financial Instruments

In April 2009, the FASB issued FSP SFAS No. 107-1 and APB 28-1 (ASC 825-10), Interim Disclosures about Fair Value of Financial Instruments to require the fair value disclosures for certain financial

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

instruments be included in interim financial statements of public companies. The FSP applies to all financial instruments under SFAS No. 107 (ASC 825-10), Disclosures about Fair Value of Financial Instruments whether recognized in the financial statements or not. Additionally, companies must disclose methods and significant assumptions used to estimate fair value. The Company adopted FSP SFAS No. 107-1 and APB 28-1 on April 1, 2009. The adoption of FSP SFAS No. 107-1 and APB 28-1 (ASC 825-10) did not have a material impact on the Company’s consolidated financial statements.

SFAS No. 161 (ASC 815-10) Disclosures about Derivative Instruments and Hedging Activities

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment to SFAS No. 133. This Statement amends and expands the disclosure requirements for derivative instruments and hedging activities by requiring companies to provide enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and hedging activities are accounted for, and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. The Company adopted SFAS No. 161 on January 1, 2009. The adoption of this guidance did not impact the Company’s consolidated financial statements as the Company does not have a material amount of derivative instruments.

SFAS No. 165 (ASC 855-10) Subsequent Events

In May 2009, the FASB issued SFAS No. 165 (ASC 825-10), Subsequent Events. This Statement establishes the standards of accounting for and disclosing events that occur after the balance sheet date, but before financial statements are issued. This Statement renames type I and type II subsequent events to “recognized” subsequent events and “non-recognized” subsequent events, respectively. The guidance also clarifies that companies who widely distribute financial statements should evaluate subsequent events through the date of issuance, whereas all other companies should evaluate subsequent events through the date financial statements are available to be issued. The Company adopted SFAS No. 165 for its interim reporting period ending on June 30, 2009. The adoption of SFAS No. 165 did not have a material impact on the Company’s consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

SFAS No. 168 (ASC 105-10), FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles

In July 2009, the FASB issued SFAS No. 168 (ASC 105-10), FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. This Statement establishes the FASB Accounting Standards Codification (Codification or ASC) as the single source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification supersedes all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative.

Following the Codification, the FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates, which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

GAAP is not intended to be changed as a result of the FASB’s Codification project, but it will change the way the guidance is organized and presented. As a result, these changes will have a significant impact on how companies reference GAAP in their financial statements and in their accounting policies for financial statements issued for interim and annual periods ending after September 15, 2009. The Company has begun

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

the process of implementing the Codification in this quarterly report by providing references to the Codification topics alongside references to the existing standards.

SFAS No. 167 (ASC 810-10), Amendments to FASB Interpretation No. 46(R)

In June 2009, the FASB issued SFAS No. 167 (ASC 810-10), Amendments to FASB Interpretation No. 46(R). This statement provides guidance for determining which enterprise, if any, has a controlling financial interest in a variable interest entity and requires additional disclosures about involvement in variable interest entities. The Company will adopt this statement on January 1, 2010. The Company has not yet determined the impact the adoption of SFAS No. 167 (ASC 810-10) will have on its consolidated financial statements.

3.	Earnings Per Share

Basic earnings per share represents the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per share represents the amount of earnings for the period available to each share of common stock outstanding during the reporting period adjusted for the potential issuance of common stock, if dilutive. All outstanding warrants are considered participating securities or potential common stock securities that are included in weighted-average common shares outstanding for purposes of computing basic earnings per share using the two-class method. The warrants are considered participating securities or potential common stock securities because the terms of the warrants entitle the holders to receive any dividends declared on the common stock concurrently with the holders of outstanding shares of common stock, on a one-to-one basis, without regard to whether the warrants are exercised prior to the record date for any such dividend.

The following table presents information relating to the Company’s calculations of basic and diluted earnings per share (EPS) for the following periods:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008

Numerator:
Net income, as reported	$47.0	$28.5	$52.1	$31.8

Denominator:
Common stock	92.646	92.646	92.646	92.646
Warrants	18.976	18.976	18.976	18.976

Weighted-average common shares outstanding — basic and diluted	111.622	111.622	111.622	111.622

Net income per common share:
Basic	$0.42	$0.26	$0.47	$0.29
Diluted	$0.42	$0.26	$0.47	$0.29

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

4.	Investments

The following tables summarize the Company’s available-for-sale fixed maturities and marketable equity securities:

				Other-Than-
	Cost or	Gross	Gross	Temporary
	Amortized	Unrealized	Unrealized	Impairments in	Fair
	Cost	Gains	Losses	AOCI	Value

June 30, 2009
Fixed maturities:
U.S. government and agencies	$151.0	$3.6	$(0.6)	$(0.1)	$153.9
State and political subdivisions	488.5	1.9	(39.6)	(1.6)	449.2
Foreign governments	28.2	0.6	(0.1)	—	28.7
Corporate securities	11,950.0	223.5	(911.4)	(45.7)	11,216.4
Residential mortgage-backed securities	3,191.3	108.6	(99.0)	(38.5)	3,162.4
Commercial mortgage-backed securities	1,950.9	17.5	(178.1)	(0.1)	1,790.2
Other debt obligations	157.8	3.7	(24.1)	(4.3)	133.1

Total fixed maturities	17,917.7	359.4	(1,252.9)	(90.3)	16,933.9
Marketable equity securities, available-for-sale	52.6	—	(19.0)	—	33.6

Total	$17,970.3	$359.4	$(1,271.9)	$(90.3)	$16,967.5

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2008
Fixed maturities:
U.S. government and agencies	$155.5	$5.2	$(3.9)	$156.8
State and political subdivisions	488.8	0.9	(64.8)	424.9
Foreign governments	31.4	3.2	—	34.6
Corporate securities	10,564.1	105.1	(1,362.7)	9,306.5
Residential mortgage-backed securities	3,176.1	84.6	(134.4)	3,126.3
Commercial mortgage-backed securities	1,912.7	17.5	(255.2)	1,675.0
Other debt obligations	199.8	—	(36.3)	163.5

Total fixed maturities	16,528.4	216.5	(1,857.3)	14,887.6
Marketable equity securities, available-for-sale	52.5	—	(14.4)	38.1

Total	$16,580.9	$216.5	$(1,871.7)	$14,925.7

Of the U.S. government and agencies securities, agencies comprised $130.3 and $132.1 of the fair value, with $0.6 and $3.9 of gross unrealized losses, at June 30, 2009 and December 31, 2008, respectively.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

The following tables show the Company’s investments’ gross unrealized losses including the portion of OTTI recognized in other comprehensive loss for fixed maturities, and fair values, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of June 30, 2009 and December 31, 2008.

	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

June 30, 2009
Fixed maturities:
U.S. government and agencies	$30.2	$(0.5)	$27.8	$(0.2)	$58.0	$(0.7)
State and political subdivisions	168.2	(18.0)	175.3	(23.2)	343.5	(41.2)
Foreign governments	10.6	(0.1)	—	—	10.6	(0.1)
Corporate securities	1,390.7	(131.3)	4,549.0	(825.8)	5,939.7	(957.1)
Residential mortgage-backed securities	265.7	(12.1)	447.1	(125.4)	712.8	(137.5)
Commercial mortgage-backed securities	160.3	(12.3)	1,089.7	(165.9)	1,250.0	(178.2)
Other debt obligations	12.4	(12.4)	25.8	(16.0)	38.2	(28.4)

Total fixed maturities	2,038.1	(186.7)	6,314.7	(1,156.5)	8,352.8	(1,343.2)
Marketable equity securities, available-for-sale	0.1	—	33.2	(19.0)	33.3	(19.0)

Total	$2,038.2	$(186.7)	$6,347.9	$(1,175.5)	$8,386.1	$(1,362.2)

	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

December 31, 2008
Fixed maturities:
U.S. government and agencies	$52.4	$(3.9)	$—	$—	$52.4	$(3.9)
State and political subdivisions	305.0	(57.0)	73.1	(7.8)	378.1	(64.8)
Corporate securities	4,565.7	(484.2)	2,789.7	(878.5)	7,355.4	(1,362.7)
Residential mortgage-backed securities	536.0	(74.4)	169.6	(60.0)	705.6	(134.4)
Commercial mortgage-backed securities	694.3	(140.2)	566.2	(115.0)	1,260.5	(255.2)
Other debt obligations	127.1	(23.7)	26.6	(12.6)	153.7	(36.3)

Total fixed maturities	6,280.5	(783.4)	3,625.2	(1,073.9)	9,905.7	(1,857.3)
Marketable equity securities, available-for-sale	14.8	(11.2)	23.3	(3.2)	38.1	(14.4)

Total	$6,295.3	$(794.6)	$3,648.5	$(1,077.1)	$9,943.8	$(1,871.7)

After the recognition of OTTI, the Company believes that the remaining securities in an unrealized loss position as of June 30, 2009, were not other-than-temporarily impaired as it does not intend to sell these fixed maturity securities or it is not more likely than not that it will be required to sell the fixed maturity securities before recovery of their amortized cost basis. Furthermore, based upon the Company’s cash flow modeling and the expected continuation of contractually required principal and interest payments, the Company considers these securities to be temporarily impaired as of June 30, 2009.

Additionally, the Company does not intend to sell non-redeemable preferred stock or it is not more likely than not it will be required to sell the non-redeemable preferred stock before recovery of their amortized cost basis, and the Company expects to recover the cost basis of these securities.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

The following table summarizes the cost or amortized cost and fair value of fixed maturities as June 30, 2009, by contractual years to maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties. Residential mortgaged-backed, commercial mortgage-backed and other debt obligations, which are mainly asset-backed securities, are shown separately as they are not due at a single maturity date.

	Cost or
	Amortized Cost	Fair Value

One year or less	$449.6	$451.2
Over one year through five years	2,870.6	2,876.3
Over five years through ten years	4,032.4	3,930.2
Over ten years	5,265.1	4,590.5
Residential mortgage-backed securities	3,191.3	3,162.4
Commercial mortgage-backed securities	1,950.9	1,790.2
Other debt obligations	157.8	133.1

Total fixed maturities	$17,917.7	$16,933.9

The following table summarizes the Company’s net investment income:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008

Fixed maturities	$263.6	$229.0	$514.4	$455.5
Marketable equity securities, available-for-sale	1.3	1.3	1.7	1.7
Marketable equity securities, trading	0.6	0.8	1.2	1.4
Mortgage loans	16.1	14.7	32.1	28.3
Policy loans	1.1	1.1	2.2	2.2
Investments in limited partnerships	4.1	(2.6)	2.6	(10.2)
Other(1)	1.1	3.5	1.3	7.3

Total investment income	287.9	247.8	555.5	486.2
Investment expenses(2)	(4.8)	(4.9)	(9.7)	(9.8)

Net investment income	$283.1	$242.9	$545.8	$476.4

(1)	Includes income from other invested assets, short-term investments and cash and cash equivalents.

(2)	Investment expenses are primarily composed of fees paid to an affiliate of White Mountains Insurance Group, Ltd.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

The following table provides additional detail of net realized investment gains (losses). The cost of securities sold is determined using the specific identification method.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008

Gross realized gains on sales:
Fixed maturities	$5.8	$7.1	$6.2	$9.5
Marketable equity securities, trading	1.0	5.7	1.0	6.1

Total gross realized gains on sales	6.8	12.8	7.2	15.6
Gross realized losses on sales:
Fixed maturities	(1.6)	(1.8)	(2.2)	(3.0)
Marketable equity securities, trading	(3.2)	(0.2)	(4.3)	(0.3)

Total gross realized losses on sales	(4.8)	(2.0)	(6.5)	(3.3)
Impairments:
Fixed maturities	(28.5)	(15.9)	(56.3)	(38.4)
Gains (losses) on trading securities:
Gross gains	27.7	11.2	20.7	10.7
Gross losses	(6.7)	(10.5)	(14.2)	(15.3)

Total net gains (losses) on trading securities	21.0	0.7	6.5	(4.6)
Other, including gains (losses) on calls and redemptions:
Fixed maturities	3.6	(1.1)	(0.6)	(4.9)
Marketable equity securities, trading	0.8	—	1.1	—
Other	3.8	(1.0)	8.3	(3.3)

Total other	8.2	(2.1)	8.8	(8.2)

Net realized investment gains (losses)	$2.7	$(6.5)	$(40.3)	$(38.9)

Other-Than-Temporary Impairments

Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. The Company’s review of investment securities includes both quantitative and qualitative criteria. Quantitative criteria include the length of time and amount that each security is in an unrealized loss position and, for fixed maturities, whether expected future cash flows indicate a credit loss exists.

The Company’s review of its fixed maturities and marketable equity securities for impairments includes an analysis of the total gross unrealized losses by three categories of securities: (i) securities where the estimated fair value has declined and remained below cost or amortized cost by less than 20%, (ii) securities where the estimated fair value has declined and remained below cost or amortized cost by 20% or more for less than six months and (iii) securities where the estimated fair value has declined and remained below cost or amortized cost by 20% or more for six months or longer. While all securities are monitored for impairment, the Company’s experience indicates that the first category does not represent a significant risk of impairment and, often, fair values recover over time as the factors that caused the declines improve. In times of economic turbulence, such as those of 2008 or 2009, securities in category (ii) represent a significant risk. Securities in category (iii) are always considered to represent a significant risk. The Company performs a qualitative analysis by issuer to identify securities in category (i) that should be further evaluated for OTTI.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

If the value of a security falls into category (ii) or (iii), the Company analyzes the decrease in fair value to determine whether it is an other-than-temporary decline in value. To make this determination for each security, the Company considers, among other factors:

•	Extent and duration of the decline in fair value below cost or amortized cost;

•	The financial condition and near-term prospects of the issuer of the security, including any specific events that may affect its operations or earnings potential;

•	Any downgrades of the security by a rating agency;

•	Any reduction or elimination of dividends or nonpayment of scheduled interest payments;

•	Other indications that a credit loss has occurred; and

•	For debt securities, the Company’s intent to sell the security or whether it is more likely than not the Company will be required to sell the security prior to recovery of its amortized cost, considering any regulatory developments and the Company’s liquidity needs.

Based on the analysis, the Company makes a judgment as to whether the loss is other-than-temporary. The Company’s marketable equity securities, available-for-sale consist primarily of non-redeemable preferred stock, which are evaluated similarly to fixed maturities.

For debt securities, the Company implemented new accounting guidance effective January 1, 2009. If the Company intends to sell a security or it is more-likely-than-not it will be required to sell a debt security before recovery of its amortized cost basis and the fair value of the debt security is below amortized cost, an OTTI has occurred and the amortized cost is written down to current fair value, with a corresponding charge to net realized investment gains (losses) in the consolidated statements of income. If the Company does not intend to sell a debt security or believes it is not more likely than not it will be required to sell a debt security before recovery of its amortized cost basis, but the present value of the cash flows expected to be collected is less than the amortized cost of the debt security (that is, a credit loss exists), the Company concludes that an OTTI has occurred and the amortized cost is written down to the discounted estimated recovery value with a corresponding charge to net realized investment gains (losses) in the consolidated statements of income, as this is deemed the credit portion of the OTTI. The remainder of the decline in fair value is recorded in other comprehensive income (loss) on the consolidated statements of stockholders’ equity, as this is considered the portion of the impairment due to other, non-credit factors.

When assessing the Company’s intent to sell a debt security or if it is more likely than not it will be required to sell a debt security before recovery of its cost basis, the Company evaluates facts and circumstances including, but not limited to, decisions to reposition its security portfolio, sales of securities to meet cash flow needs and sales of securities to capitalize on favorable pricing. In order to determine the amount of the credit loss for a debt security, the Company calculates the recovery value by performing a discounted cash flow analysis based on the current expectations of future cash flows it expects to recover. The discount rate is the effective interest rate implicit in the underlying debt security. The effective interest rate is the original yield or the coupon if the debt security was previously impaired. See the discussion below for additional information on the methodology and significant inputs, by security type, used to determine the amount of a credit loss.

In periods subsequent to the recognition of an OTTI, the security is accounted for as if it had been purchased on the measurement date of the OTTI, with a par value equal to the expected principal to be recovered. Therefore, for fixed maturity securities, the revised discount or reduced premium is reflected in net investment income over the contractual term of the investment in a manner that produces a constant effective yield.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

Determination of Credit Losses on Corporate Securities

To determine recovery value of a corporate security, the Company performs an analysis related to the underlying issuer including, but not limited to, the following:

•	Fundamentals of the issuer to determine what the Company would recover if the issuer were to file bankruptcy versus the price at which the market is trading;

•	Fundamentals of the industry in which the issuer operates;

•	Earnings multiples for the given industry or sector of the industry that the underlying issuer operates within, divided by the outstanding debt to determine an expected recovery value of the security in the case of a liquidation;

•	Expected cash flows of the issuer;

•	Expectations regarding defaults and recovery rates;

•	Changes to the rating of the security by a rating agency; and

•	Additional market information.

Determination of Credit Losses on Mortgage-backed Securities

To determine recovery value of a mortgage-backed security, including residential, commercial and other asset-backed securities, the Company performs an analysis related to the underlying issuer including, but not limited to, the following:

•	Discounted cash flow analysis based on the current and future cash flows the Company expects to recover;

•	Level of creditworthiness;

•	Delinquency ratios and loan-to-value ratios;

•	Average cumulative collateral loss, vintage year and level of subordination;

•	Susceptibility to fair value fluctuations due to changes in the interest rate environment;

•	Susceptibility to reinvestment risk in cases where market yields are lower than the book yield earned;

•	Susceptibility to reinvestment risk in cases where market yields are higher than the book yields earned on a security and the Company’s expectation of the sale of such security; and

•	Susceptibility to variability of prepayments.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

Changes in the amount of credit-related OTTI recognized in net income where the portion related to other factors was recognized in OCI were as follows:

	For the Three	For the Six
	Months Ended	Months Ended
	June 30, 2009	June 30, 2009

Balance, beginning of the period	$86.1	$73.0
Increases recognized in the current period:
For which an OTTI was not previously recognized	11.1	21.3
Recognized in the current period for which an OTTI was previously recognized	2.2	10.6
Decreases attributable to:
Securities sold or paid down during the period	(7.6)	(7.7)
Previously recognized credit losses on securities impaired during the period due to a change in intent to sell(1)	(17.4)	(22.8)

Balance, end of the period	$74.4	$74.4

(1)	Represents circumstances where the Company determined in the current period that it intends to sell the security or it is more likely than not that it will be required to sell the security prior to recovery of its amortized cost.

5.	Fair Value of Financial Instruments

The Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into the three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest-level input that is significant to the fair value measurement. The Company’s financial assets recorded at fair value on the consolidated balance sheets are categorized as follows:

•	Level 1 — Unadjusted quoted prices in active markets for identical instruments. Primarily consists of financial instruments whose value is based on quoted market prices, such as exchange-traded marketable equity securities and actively traded mutual fund investments.

•	Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

This level includes those financial instruments that are valued using industry-standard pricing methodologies, models, or other valuation methodologies. These models are primarily industry-standard models that consider various inputs, such as interest rate, credit spread and foreign exchange rates for the underlying financial instruments. All significant inputs are observable, or derived from observable, information in the marketplace or are supported by observable levels at which transactions are executed in the market place. Financial instruments in this category primarily include certain public and private corporate fixed maturity securities, government or agency securities, and certain mortgage-backed and asset-backed securities.

•	Level 3 — Instruments whose significant value drivers are unobservable. This comprises financial instruments for which fair value is estimated based on industry-standard pricing methodologies and internally developed models utilizing significant inputs not based on or

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

corroborated by readily available market information. In limited circumstances, this category may also utilize nonbinding broker quotes. This category primarily consists of certain less liquid fixed maturities, investments in hedge funds and private equity funds, corporate private placement securities, and trading securities where the Company cannot corroborate the significant valuation inputs with market observable data.

The following table presents the financial instruments carried at fair value under the valuation hierarchy, as described above, for assets accounted for at fair value on a recurring basis. The Company has no financial liabilities accounted for at fair value on a recurring basis:

	As of June 30, 2009
	Fair Value	Level 1	Level 2	Level 3	Level 3 Percent

Types of Investments
Fixed maturities, available-for-sale:
U.S. government and agencies	$153.9	$—	$153.9	$—	—
State and political subdivisions	449.2	—	442.1	7.1	0.0%
Foreign governments	28.7	—	28.7	—	—
Corporate securities	11,216.4	—	10,469.3	747.1	4.2%
Residential mortgage-backed securities	3,162.4	—	3,101.3	61.1	0.3%
Commercial mortgage-backed securities	1,790.2	—	1,767.1	23.1	0.1%
Other debt obligations	133.1	—	120.4	12.7	0.1%

Total fixed maturities, available-for-sale	16,933.9	—	16,082.8	851.1	4.7%
Marketable equity securities, available-for-sale	33.6	31.8	—	1.8	0.0%
Marketable equity securities, trading	116.1	115.9	—	0.2	0.0%
Short-term investments	2.6	2.6	—	—	—
Investments in limited partnerships(1)	63.2	—	—	63.2	0.4%
Other invested assets	1.2	—	—	1.2	0.0%

Total investments	$17,150.6	$150.3	$16,082.8	$917.5	5.1%
Separate account assets	735.7	735.7	—	—	—

Total assets	$17,886.3	$886.0	$16,082.8	$917.5	5.1%

(1)	As of June 30, 2009, this amount included investments in hedge funds and private equity funds.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

	As of December 31, 2008
	Fair Value	Level 1	Level 2	Level 3	Level 3 Percent

Types of Investments
Fixed maturities, available-for-sale:
U.S. government and agencies	$156.8	$—	$156.8	$—	—
State and political subdivisions	424.9	—	418.6	6.3	0.0%
Foreign governments	34.6	—	34.6	—	—
Corporate securities	9,306.5	—	8,674.9	631.6	4.0%
Residential mortgage-backed securities	3,126.3	—	3,126.3	—	—
Commercial mortgage-backed securities	1,675.0	—	1,650.6	24.4	0.2%
Other debt obligations	163.5	—	151.5	12.0	0.1%

Total fixed maturities, available-for-sale	14,887.6	—	14,213.3	674.3	4.3%
Marketable equity securities, available-for-sale	38.1	38.1	—	—	—
Marketable equity securities, trading	106.3	106.1	—	0.2	0.0%
Short-term investments	9.4	7.2	2.2	—	—
Investments in limited partnerships(1)	56.3	—	—	56.3	0.4%
Other invested assets	2.4	—	—	2.4	0.0%

Total investments	$15,100.1	$151.4	$14,215.5	$733.2	4.7%
Separate account assets	716.2	716.2	—	—	—

Total assets	$15,816.3	$867.6	$14,215.5	$733.2	4.7%

(1)	As of December 31, 2008, this amount included investments in hedge funds and private equity funds.

Fixed Maturities

The vast majority of the Company’s fixed maturities use Level 2 inputs for the determination of fair value. The Company predominantly utilizes third party independent pricing services to assist management in determining the fair value of its fixed maturity securities. The third party independent pricing services provide prices where observable inputs are available. The Company’s pricing services utilize evaluated pricing models that vary by asset class and incorporate available trade, bid and other market information. Because many fixed maturities do not trade on a daily basis, evaluated pricing applications apply available information through processes, such as benchmark curves, benchmarking of like securities, sector groupings and matrix pricing, to prepare evaluations. In addition, the pricing services use models and processes to develop prepayment and interest rate scenarios. These models and processes take into account market convention. If sufficient objectively verifiable information about a security’s valuation is not available, the pricing service will discontinue evaluating the security until it is able to obtain such information. The Company gains assurance on the overall reasonableness and consistent application of input assumptions, valuation methodologies and compliance with accounting standards for fair value determination through various processes including, but not limited to, evaluation of pricing methodologies, analytical reviews of certain prices and back-testing of selected sales activity to determine whether there are any significant differences between the market price used to value the security prior to sale and the actual sales prices.

In situations where the Company is unable to obtain sufficient market observable information upon which to estimate the fair value of a particular security, fair values are obtained primarily from industry-standard pricing methodologies based on market observable information. Certain structured and private

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

placement securities are valued using industry-standard pricing methodologies that utilize significant unobservable inputs, resulting in the fair value measurements being classified as Level 3.

As of June 30, 2009 and December 31, 2008, the Company has approximately $775.4, or 4.6%, and $632.2, or 4.0%, respectively, of its fixed maturities invested in private placement securities. The valuation of certain private placement securities requires significant judgment by management due to the absence of quoted market prices, the inherent lack of liquidity and the long-term nature of such assets. Private placement securities are initially valued at transaction price. The carrying values or fair values of these investments are adjusted to reflect expected exit values as evidenced by financing and sale transactions with third parties, or when determination of a valuation adjustment is confirmed through ongoing reviews. A variety of factors are reviewed and monitored to assess changes in valuation, including, but not limited to, discounted cash flows based on current performance and future expectations of particular investments, industry valuation of comparable public companies, changes in market outlook, and the third party financing environment over time. As of June 30, 3009 and December 31, 2008, $707.0, or 91.2%, and $583.2, or 92.2%, respectively, of the Company’s investments in private placement securities are classified as Level 3.

Marketable Equity Securities

Marketable equity securities consist primarily of investments in common stock and certain nonredeemable preferred stocks and mutual fund assets, which consist of investments in publicly traded companies and actively traded mutual fund investments. The fair values of the Company’s marketable equity securities are based on quoted market prices in active markets for identical assets and the vast majority are classified as Level 1.

Investments in Limited Partnerships

The fair value for the Company’s investments in hedge funds and private equity funds is based upon the Company’s proportionate interest in the underlying partnership or fund’s net asset value (NAV), which is deemed to approximate fair value. In circumstances where the partnership NAV is deemed to differ from fair value due to illiquidity or other factors, the NAV is adjusted accordingly. As of June 30, 2009 and December 31, 2008, there were no factors present that would require an adjustment to the NAV. The Company classifies these securities as Level 3.

Separate Account Assets

Separate account assets are primarily invested in mutual funds, which are included in Level 1.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

Rollforward of Financial Instruments Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3)

The following tables present additional information about assets measured at fair value on a recurring basis and for which we have utilized significant unobservable (Level 3) inputs to determine fair value for the three and six months ended June 30, 2009 and 2008, respectively.

				Transfers in		Unrealized Gain (Loss) Included in:
	Balance as			and/or			Other	Realized	Balance
	of April 1,			(Out) of		Net	Comprehensive	Gains	as of June 30,
	2009	Purchases	Sales	Level 3	Other	Income	Income	(Losses)	2009

Types of Investments:
State and political subdivisions	$6.5	$—	$—	$—	$—	$—	$0.6	$—	$7.1
Corporate securities	664.7	61.6	(0.1)	(19.9)	(23.0)	—	66.9	(3.1)	747.1
Residential mortgage-backed securities	—	56.9	—	4.4	(0.2)	—	—	—	61.1
Commercial mortgage-backed securities	22.6	—	—	—	(0.6)	—	1.1	—	23.1
Other debt obligations	12.9	—	—	—	(0.3)	—	0.1	—	12.7

Total fixed maturities, available-for-sale	706.7	118.5	(0.1)	(15.5)	(24.1)	—	68.7	(3.1)	851.1
Marketable equity securities, available-for-sale	1.8	—	—	—	—	—	—	—	1.8
Marketable equity securities, trading	0.1	—	—	—	—	0.1	—	—	0.2
Investments in limited partnerships(1)	59.0	—	(2.2)	—	—	8.3	—	(1.9)	63.2
Other invested assets	0.9	—	—	—	—	0.3	—	—	1.2

Total Level 3	$768.5	$118.5	$(2.3)	$(15.5)	$(24.1)	$8.7	$68.7	$(5.0)	$917.5

				Transfers in		Unrealized Gain (Loss) Included in:
	Balance as			and/or			Other	Realized	Balance as
	of January 1,			(Out) of		Net	Comprehensive	Gains	of June 30,
	2009	Purchases	Sales	Level 3	Other	Income	Income	(Losses)	2009

Types of Investments:
State and political subdivisions	$6.3	$—	$—	$—	$—	$—	$0.8	$—	$7.1
Corporate securities	631.6	113.8	(0.1)	(23.7)	(25.8)	—	55.4	(4.1)	747.1
Residential mortgage-backed securities	—	56.9	—	4.5	(0.3)	—	—	—	61.1
Commercial mortgage-backed securities	24.4	—	—	(0.7)	(1.6)	—	1.0	—	23.1
Other debt obligations	12.0	—	—	—	(0.8)	—	1.5	—	12.7

Total fixed maturities, available-for-sale	674.3	170.7	(0.1)	(19.9)	(28.5)	—	58.7	(4.1)	851.1
Marketable equity securities, available-for-sale	—	—	—	5.2	—	—	(3.4)	—	1.8
Marketable equity securities, trading	0.2	—	—	—	—	—	—	—	0.2
Investments in limited partnerships(1)	56.3	2.4	(2.9)	—	—	9.2	—	(1.8)	63.2
Other invested assets	2.4	—	—	—	—	(1.2)	—	—	1.2

Total Level 3	$733.2	$173.1	$(3.0)	$(14.7)	$(28.5)	$8.0	$55.3	$(5.9)	$917.5

(1)	Realized and unrealized gains and losses for investments in limited partnerships are included in net investment income.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

				Transfers in		Unrealized Gain (Loss) Included in:
	Balance as			and/or			Other	Realized	Balance as
	of April 1,			(Out) of		Net	Comprehensive	Gains	of June 30,
	2008	Purchases	Sales	Level 3	Other	Income	Income	(Losses)	2008

Types of Investments:
State and political subdivisions	$8.0	$6.8	$—	$(7.2)	$—	$—	$(0.1)	$—	$7.5
Corporate securities	637.9	35.9	(0.2)	5.0	(9.3)	—	(15.8)	(4.3)	649.2
Residential mortgage-backed securities	18.5	2.0	—	64.0	(0.1)	—	(3.8)	—	80.6
Commercial mortgage-backed securities	37.8	—	—	—	(0.6)	—	(0.3)	—	36.9
Other debt obligations	6.4	—	—	14.1	(0.2)	—	(4.2)	—	16.1

Total fixed maturities, available-for-sale	708.6	44.7	(0.2)	75.9	(10.2)	—	(24.2)	(4.3)	790.3
Marketable equity securities, available-for-sale	—	—	—	—	—	—	—	—	—
Marketable equity securities, trading	—	1.1	—	0.2	—	—	—	—	1.3
Short-term investments	—	(0.1)	—	—	—	—	0.1	—	—
Investments in limited partnerships(1)	99.4	0.8	(0.1)	—	—	0.3	—	0.1	100.5
Other invested assets	1.6	—	—	—	(0.1)	(0.3)	—	(0.3)	0.9

Total Level 3	$809.6	$46.5	$(0.3)	$76.1	$(10.3)	$—	$(24.1)	$(4.5)	$893.0

				Transfers in		Unrealized Gain (Loss) Included in:
	Balance as			and/or			Other	Realized	Balance as
	of January 1,			(Out) of		Net	Comprehensive	Gains	of June 30,
	2008	Purchases	Sales	Level 3	Other	Income	Income	(Losses)	2008

Types of Investments:
State and political subdivisions	$0.8	$6.8	$—	$—	$—	$—	$(0.1)	$—	$7.5
Corporate securities	632.4	47.1	(0.2)	9.9	(16.3)	—	(18.8)	(4.9)	649.2
Residential mortgage-backed securities	—	2.0	—	96.7	(0.2)	—	(17.9)	—	80.6
Commercial mortgage-backed securities	49.6	—	—	(7.2)	(3.9)	—	(1.0)	(0.6)	36.9
Other debt obligations	7.4	—	—	19.1	(0.4)	—	(10.0)	—	16.1

Total fixed maturities, available-for-sale	690.2	55.9	(0.2)	118.5	(20.8)	—	(47.8)	(5.5)	790.3
Marketable equity securities, available-for-sale	—	—	—	—	—	—	—	—	—
Marketable equity securities, trading	0.5	1.1	(0.5)	0.2	—	—	—	—	1.3
Investments in limited partnerships(1)	91.4	13.5	(0.1)	—	—	(4.4)	—	0.1	100.5
Other invested assets	4.6	—	—	—	0.4	(3.8)	—	(0.3)	0.9

Total Level 3	$786.7	$70.5	$(0.8)	$118.7	$(20.4)	$(8.2)	$(47.8)	$(5.7)	$893.0

(1)	Realized and unrealized gains and losses for investments in limited partnerships are included in net investment income.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

The following table summarizes the carrying or reported values and corresponding fair values of financial instruments subject to disclosure requirements:

	June 30, 2009		December 31, 2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets:
Fixed maturities	$16,933.9	$16,933.9	$14,887.6	$14,887.6
Marketable equity securities, available-for-sale	33.6	33.6	38.1	38.1
Marketable equity securities, trading	116.1	116.1	106.3	106.3
Mortgage loans	1,038.2	978.7	988.7	907.6
Short-term investments	2.6	2.6	9.4	9.4
Investments in limited partnerships	151.4	152.1	138.3	140.2
Cash and cash equivalents	435.0	435.0	468.0	468.0
Securities lending collateral	44.4	44.4	105.7	105.7
Separate account assets	735.7	735.7	716.2	716.2
Financial liabilities:
Funds held under deposit contracts	13,300.6	11,796.7	11,987.9	10,972.2
Notes payable:
Capital Efficient Notes (CENts)	149.8	66.0	149.8	64.0
Senior notes	299.0	240.0	299.0	268.1
Securities lending payable	44.4	44.4	105.7	105.7

The fair values of mortgage loans are determined by discounting the projected cash flows using the current rate at which the loans would be made to borrowers with similar credit ratings and for the same maturities.

Investments in limited partnerships are comprised of hedge funds, private equity funds, and affordable housing projects and state tax credit funds. Investments in limited partnerships associated with hedge funds and private equity funds are carried at fair value based on the NAV, as described above. Investments in limited partnerships associated with affordable housing projects and state tax credit funds are carried at amortized cost. Fair value is estimated based on the discounted cash flows over the remaining life of the tax credits.

For cash and cash equivalents, the carrying value is a reasonable estimate of fair value.

The Company reports funds held under deposit contracts related to investment-type contracts at carrying value and estimates the fair values of these contracts using an income approach based on the present value of the discounted cash flows. Cash flows are projected using prudent best estimates for lapses, mortality, and expenses and discounted at a risk-free rate plus a nonperformance risk spread.

The fair values of the Company’s notes payable are based on quoted market prices for similar instruments. The fair value measurement assumes that liabilities are transferred to a market participant of equal credit standing, without consideration for any optional redemption feature.

The fair value of securities lending collateral is the cash and non-cash collateral received by the custodian and held on the Company’s behalf, based on quoted market prices for similar instruments. The carrying amount of securities lending payable approximates fair value.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

6.	Comprehensive Income (loss)

The components of comprehensive income (loss) are as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net income	$47.0	$28.5	$52.1	$31.8
Other comprehensive income (loss), net of taxes:
Changes in unrealized gains and losses on available-for-sale securities(1)	561.3	(214.1)	448.7	(347.2)
Reclassification adjustment for net realized investment (gains) losses included in net income(2)	0.7	0.6	31.6	23.2
Adjustment for deferred policy acquisition costs and deferred sales inducements valuation allowance(3)	(16.3)	5.7	(11.9)	5.9
Other than temporary impairments on debt securities not related to credit losses(4)	(27.5)	—	(43.0)	—

Other comprehensive income (loss)	518.2	(207.8)	425.4	(318.1)

Total comprehensive income (loss), net of taxes	$565.2	$(179.3)	$477.5	$(286.3)

(1)	Net of taxes of $302.2, $(115.3), $241.6 and $(186.9) for the three months ended June 30, 2009 and 2008 and the six months ended June 30, 2009 and 2008, respectively.

(2)	Net of taxes of $0.4, $0.3, $17.0 and $12.5 for the three months ended June 30, 2009 and 2008 and the six months ended June 30, 2009 and 2008, respectively. For the three and six months ended June 30, 2009, $0.9, net of taxes of $0.4, of the reclassification adjustment is related to losses previously classified as other-than-temporary impairments not related to credit losses.

(3)	Net of taxes of $(8.8), $3.1, $(6.3) and $3.1 for the three months ended June 30, 2009 and 2008 and the six months ended June 30, 2009 and 2008, respectively.

(4)	Net of taxes of $(14.8), $0, $(23.2) and $0 for the three months ended June 30, 2009 and 2008 and the six months ended June 30, 2009 and 2008, respectively.

7.	Deferred Policy Acquisition Costs

The following table provides a reconciliation of the beginning and ending balance for deferred policy acquisition costs:

	June 30,	December 31,
	2009	2008

Unamortized balance at beginning of period	$219.5	$129.9
Deferral of acquisition costs	90.4	110.6
Adjustments related to investment losses	8.4	4.8
Amortization related to other expenses	(22.6)	(25.8)

Unamortized balance at end of period	295.7	219.5
Accumulated effect of net unrealized investment losses	11.7	28.0

Balance at end of period	$307.4	$247.5

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

8.	Deferred Sales Inducements

The following table provides a reconciliation of the beginning and ending balance for deferred sales inducements, which are included in other assets:

	June 30,	December 31,
	2009	2008

Unamortized balance at beginning of period	$33.0	$17.2
Capitalizations	18.8	17.3
Adjustments related to investment losses	1.6	1.0
Amortization related to other expenses	(3.5)	(2.5)

Unamortized balance at end of period	49.9	33.0
Accumulated effect of net unrealized investment losses	2.4	4.5

Balance at end of period	$52.3	$37.5

9.	Commitments and Contingencies

Litigation

Because of the nature of the business, the Company is subject to legal actions filed or threatened in the ordinary course of its business operations. The Company does not expect that any such litigation, pending or threatened, as of June 30, 2009, will have a material adverse effect on its consolidated financial condition, future operating results or liquidity.

Other Commitments

At June 30, 2009 and December 31, 2008, unfunded mortgage loan commitments were $22.8 and $9.0, respectively. The Company had no other material commitments or contingencies at June 30, 2009 and December 31, 2008.

10.	Segment Information

The Company offers a broad range of products and services that include group and individual insurance products, retirement products and annuities. These operations are managed separately as five reportable segments based on product groupings: Group, Retirement Services, Income Annuities, Individual and Other.

The primary segment profitability measure that management uses is segment pre-tax operating income, which is calculated by adjusting income from continuing operations before federal income taxes to exclude net realized investment gains (losses), and for the Retirement Services’ segment to include the net realized investment gains (losses) on fixed index annuities (FIA) options.

When evaluating segment pre-tax operating income in the Retirement Services’ segment, management includes the realized and unrealized investment gains (losses) from options related to a FIA hedging program. This program consists of buying S&P 500 Index call options. The Company uses index options to hedge the equity return component of FIA products. These options do not qualify as hedge instruments or for hedge accounting treatment. The realized and unrealized gain (losses) from the options is recorded in net realized investment gains (losses). Since the interest incurred on the Company’s FIA products is included as a component of interest credited, it is more meaningful to evaluate results inclusive of the results of the hedge program.

•	Group. Group offers medical stop-loss insurance, limited medical benefit plans, group life insurance, accidental death and dismemberment insurance, and disability insurance mainly to

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

employer groups of 50 to 5,000 individuals. Group also offers managing general underwriter services through Medical Risk Managers Holdings, Inc.

•	Retirement Services. Retirement Services offers fixed and variable deferred annuities, including tax-sheltered annuities, IRAs and group annuities, to qualified retirement plans, including Section 401(k) and 457 plans. It also provides record-keeping services for qualified retirement plans invested in mutual funds.

•	Income Annuities. Income Annuities offers, single premium immediate annuities, or SPIAs, for customers seeking a reliable source of retirement income and structured settlement annuities to fund third party personal injury settlements.

•	Individual. Individual offers a wide array of term, universal and variable life insurance products, as well as bank-owned life insurance, or BOLI.

•	Other. This segment consists of unallocated corporate income, composed primarily of investment income on unallocated surplus, unallocated corporate expenses, interest expense on debt, the results of small, non-insurance businesses that are managed outside of the operating segments, and intersegment elimination entries.

The Company allocates capital and related investment income to each segment using a risk-based capital formula.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

The following tables present selected financial information by segment and reconciles segment pre-tax operating income to amounts reported in the consolidated statements of income.

	Three Months Ended June 30, 2009
		Retirement	Income
	Group	Services	Annuities	Individual	Other	Total

Revenues:
Premiums	$107.9	$—	$—	$34.7	$—	$142.6
Net investment income	4.3	95.3	107.1	67.0	9.4	283.1
Other revenues	4.4	4.0	0.1	3.6	2.8	14.9
Net realized investment losses:
Total other-than-temporary impairment losses on securities	(4.6)	(25.4)	(32.1)	(5.6)	(4.5)	(72.2)
Less: portion of losses recognized in other comprehensive income	3.2	14.0	22.6	3.5	0.4	43.7

Net impairment losses recognized in earnings	(1.4)	(11.4)	(9.5)	(2.1)	(4.1)	(28.5)
Other net realized investment gains (losses)	0.1	6.5	22.3	2.5	(0.2)	31.2

Total net realized investment gains (losses)	(1.3)	(4.9)	12.8	0.4	(4.3)	2.7

Total revenues	115.3	94.4	120.0	105.7	7.9	443.3
Benefits and expenses:
Policyholder benefits and claims	71.3	(0.4)	—	11.2	—	82.1
Interest credited	—	61.1	91.3	61.8	(1.1)	213.1
Other underwriting and operating expenses	26.2	14.2	5.2	12.7	3.7	62.0
Interest expense	—	—	—	—	8.0	8.0
Amortization of deferred policy acquisition costs	1.9	8.5	0.4	1.1	—	11.9

Total benefits and expenses	99.4	83.4	96.9	86.8	10.6	377.1

Segment pre-tax income (loss)	15.9	11.0	23.1	18.9	(2.7)	66.2
Less: Net realized investment gains (losses)	(1.3)	(4.9)	12.8	0.4	(4.3)	2.7
Add: Net realized and unrealized losses on FIA options	—	0.2	—	—	—	0.2

Segment pre-tax operating income	$17.2	$16.1	$10.3	$18.5	$1.6	$63.7

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

	Three Months Ended June 30, 2008
		Retirement	Income
	Group	Services	Annuities	Individual	Other	Total

Revenues:
Premiums	$114.0	$—	$—	$31.8	$—	$145.8
Net investment income	4.8	61.9	107.1	63.6	5.5	242.9
Other revenues	4.9	5.3	0.2	4.8	3.0	18.2
Net realized investment losses:
Total other-than-temporary impairment losses on securities	—	(1.9)	(13.0)	(1.0)	—	(15.9)
Less: portion of losses recognized in other comprehensive income	—	—	—	—	—	—

Net impairment losses recognized in earnings	—	(1.9)	(13.0)	(1.0)	—	(15.9)
Other net realized investment gains (losses)	—	(0.9)	7.7	0.2	2.4	9.4

Net realized investment gains (losses)	—	(2.8)	(5.3)	(0.8)	2.4	(6.5)

Total revenues	123.7	64.4	102.0	99.4	10.9	400.4
Benefits and expenses:
Policyholder benefits and claims	75.5	(2.0)	—	12.6	—	86.1
Interest credited	—	42.0	91.6	59.0	(0.5)	192.1
Other underwriting and operating expenses	29.6	15.5	5.6	14.6	3.8	69.1
Interest expense	—	—	—	—	8.1	8.1
Amortization of deferred policy acquisition costs	2.1	1.8	0.3	0.6	—	4.8

Total benefits and expenses	107.2	57.3	97.5	86.8	11.4	360.2

Segment pre-tax income (loss)	16.5	7.1	4.5	12.6	(0.5)	40.2
Less: Net realized investment gains (losses)	—	(2.8)	(5.3)	(0.8)	2.4	(6.5)
Add: Net realized and unrealized losses on FIA options	—	(0.7)	—	—	—	(0.7)

Segment pre-tax operating income (loss)	$16.5	$9.2	$9.8	$13.4	$(2.9)	$46.0

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

	Six Months Ended June 30, 2009
		Retirement	Income
	Group	Services	Annuities	Individual	Other	Total

Revenues:
Premiums	$217.6	$—	$—	$70.5	$—	$288.1
Net investment income	8.8	178.3	213.4	131.1	14.2	545.8
Other revenues	8.5	7.8	0.3	6.8	5.1	28.5
Net realized investment losses:
Total other-than-temporary impairment losses on securities	(5.1)	(46.8)	(52.2)	(13.8)	(5.9)	(123.8)
Less: portion of losses recognized in other comprehensive income	3.6	21.5	34.6	6.6	1.2	67.5

Net impairment losses recognized in earnings	(1.5)	(25.3)	(17.6)	(7.2)	(4.7)	(56.3)
Other net realized investment gains	0.1	6.9	6.4	2.8	(0.2)	16.0

Total net realized investment losses	(1.4)	(18.4)	(11.2)	(4.4)	(4.9)	(40.3)

Total revenues	233.5	167.7	202.5	204.0	14.4	822.1
Benefits and expenses:
Policyholder benefits and claims	148.2	(0.9)	—	29.2	—	176.5
Interest credited	—	116.7	178.0	115.7	(1.7)	408.7
Other underwriting and operating expenses	54.1	27.7	10.2	26.2	6.8	125.0
Interest expense	—	—	—	—	15.9	15.9
Amortization of deferred policy acquisition costs	3.9	16.3	0.8	1.6	—	22.6

Total benefits and expenses	206.2	159.8	189.0	172.7	21.0	748.7

Segment pre-tax income (loss)	27.3	7.9	13.5	31.3	(6.6)	73.4
Less: Net realized investment losses	(1.4)	(18.4)	(11.2)	(4.4)	(4.9)	(40.3)
Add: Net realized and unrealized losses on FIA options	—	(1.2)	—	—	—	(1.2)

Segment pre-tax operating income (loss)	$28.7	$25.1	$24.7	$35.7	$(1.7)	$112.5

As of June 30, 2009:
Total investments	$139.5	$6,338.2	$5,916.0	$4,346.6	$1,616.7	$18,357.0
Deferred policy acquisition costs	3.4	234.6	17.4	52.0	—	307.4
Separate account assets	—	664.1	—	71.6	—	735.7
Total assets	289.5	7,617.7	6,296.4	4,911.9	1,997.9	21,113.4
Future policy benefits, losses, claims, and loss expenses(1)	190.7	7,003.7	6,717.8	4,771.6	(17.4)	18,666.4
Unearned premiums	2.1	—	—	10.7	—	12.8
Other policyholder funds	9.9	21.9	4.9	94.9	7.0	138.6
Notes payable	—	—	—	—	448.8	448.8

(1)	This includes funds held under deposit contracts, future policy benefits, and policy and contract claims.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

	Six Months Ended June 30, 2008
		Retirement	Income
	Group	Services	Annuities	Individual	Other	Total

Revenues:
Premiums	$225.6	$—	$—	$66.7	$—	$292.3
Net investment income	9.2	120.5	208.5	126.3	11.9	476.4
Other revenues	9.6	10.8	0.4	8.8	6.0	35.6
Net realized investment losses:
Total other-than-temporary impairment losses on securities	—	(11.0)	(19.3)	(2.9)	(5.2)	(38.4)
Less: portion of losses recognized in other comprehensive income	—	—	—	—	—	—

Net impairment losses recognized in earnings	—	(11.0)	(19.3)	(2.9)	(5.2)	(38.4)
Other net realized investment gains (losses)	—	(2.4)	2.4	0.5	(1.0)	(0.5)

Net realized investment losses	—	(13.4)	(16.9)	(2.4)	(6.2)	(38.9)

Total revenues	244.4	117.9	192.0	199.4	11.7	765.4
Benefits and expenses:
Policyholder benefits and claims	154.7	(4.3)	—	30.0	—	180.4
Interest credited	—	82.7	181.9	113.5	(1.1)	377.0
Other underwriting and operating expenses	59.2	30.3	10.8	28.3	7.9	136.5
Interest expense	—	—	—	—	16.0	16.0
Amortization of deferred policy acquisition costs	4.1	4.4	0.6	1.5	—	10.6

Total benefits and expenses	218.0	113.1	193.3	173.3	22.8	720.5

Segment pre-tax income (loss)	26.4	4.8	(1.3)	26.1	(11.1)	44.9
Less: Net realized investment losses	—	(13.4)	(16.9)	(2.4)	(6.2)	(38.9)
Add: Net realized and unrealized gains on FIA options	—	(3.6)	—	—	—	(3.6)

Segment pre-tax operating income (loss)	$26.4	$14.6	$15.6	$28.5	$(4.9)	$80.2

As of June 30, 2008:
Total investments	$288.4	$4,157.2	$6,503.5	$4,289.9	$1,525.7	$16,764.7
Deferred policy acquisition costs	3.4	119.6	12.8	39.7	—	175.5
Separate account assets	—	942.8	—	107.7	—	1,050.5
Total assets	456.7	5,825.1	7,005.4	5,000.6	1,931.7	20,219.5
Future policy benefits, losses, claims, and loss expenses(1)	195.3	4,830.9	6,847.0	4,658.1	(7.4)	16,523.9
Unearned premiums	1.9	—	—	10.2	—	12.1
Other policyholder funds	6.8	33.1	1.6	28.5	7.8	77.8
Notes payable	—	—	—	—	448.7	448.7

(1)	This includes funds held under deposit contracts, future policy benefits, and policy and contract claims.

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(All dollar amounts in millions, unless otherwise stated)

11.	Quarterly Results of Operations

The unaudited quarterly results of operations for the six months ended June 30, 2009 and the year ended December 31, 2008 are summarized in the table below:

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In millions, except for per share data)

2009
Total revenues	$378.8	$443.3
Total benefits and expenses	371.6	377.1

Income from operations before income taxes	7.2	66.2
Net income	5.1	47.0
Net income per common share:
Basic net income per share(1)	$0.05	$0.42
Diluted net income per share(1)	$0.05	$0.42
2008
Total revenues	$365.0	$400.4	$341.7	$344.0
Total benefits and expenses	360.3	360.2	352.3	365.3

Income (loss) from operations before income taxes	4.7	40.2	(10.6)	(21.3)
Net income (loss)	3.3	28.5	(4.8)	(4.9)
Net income (loss) per common share:
Basic net income (loss) per share(1)	$0.03	$0.26	$(0.05)	$(0.05)
Diluted net income (loss) per share(1)	$0.03	$0.26	$(0.05)	$(0.05)

(1)	Quarterly earnings per share amounts may not add to the full year amounts as holders of outstanding warrants do not participate in losses.

12.	Subsequent Events

On October 5, 2009, the date the June 30, 2009 unaudited interim consolidated financial statements of Symetra Financial were issued, the Company evaluated the recognition and disclosure of subsequent events.

On August 1, 2009, the Company entered into a new service agreement with a third party service provider to outsource the majority of its information technology infrastructure, effectively terminating the previous agreement with this vendor which was scheduled to expire in July 2010. The initial term of the new agreement expires in July 2014, subject to early termination in certain cases, with two one-year extensions at the Company’s election. Under the terms of the service agreement, the Company agreed to pay an annual service fee ranging from $10.6 to $11.4 for five contract years beginning August 1, 2009.

On October 5, 2009, the Company’s IPO committee approved the filing of a registration statement with the Securities and Exchange Commission for an initial public offering of the Company’s common stock.

GLOSSARY OF SELECTED INSURANCE AND DEFINED TERMS

Accumulation period	The period during which a deferred annuity accumulates interest or investment gains (losses). The period ends when the income payments begin.

Annualized first-year premiums (AFYP)	This term applies to our Group and Individual segments. For recurring premium products it represents the total expected premium payments over the first twelve months on new sales. The entire twelve months of expected premium is reported as AFYP in the period during which the policy is issued. For single-premium products, the AFYP is 10% of the single premium.

Annuity	A contract sold by insurance companies that offers tax-deferred savings and a choice of payout options to meet the owner’s income needs in retirement.

Bank-owned life insurance (BOLI)	A life insurance policy purchased to insure the life of certain bank employees, usually officers and other highly compensated employees. The policies are commonly used to fund employee pension and benefit plans.

Brokerage general agent	An independent contractor of the insurance company who has the authority to appoint brokers on behalf of the insurance company.

Cash value	The amount of cash available to a policyholder on the surrender of or withdrawal from a life insurance policy or annuity contract.

Cede	Reinsuring with another insurance company all or a portion of the risk we insure.

Contract values	The amounts held for the benefit of policyholders or contractholders within investment products. For variable products, account value is equal to fair value.

Deferred annuities	Annuity contracts that delay income payments until the holder chooses to receive them. These contracts might also be surrendered for cash, exchanged for another contract or rolled over to another contract.

Defined benefit plan	A pension plan that promises to pay a specified amount to each eligible plan member who retires.

Defined contribution plan	A plan established under Section 401(a), 401(k), 403(b) or 457(b) of the Internal Revenue Code, under which the benefits to a participant depend on contributions made to, and the investment return on, the participant’s account.

Earned premiums	The portion of a premium, net of any amount ceded, that represents coverage already provided or that belongs to the insurer based on the part of the policy period that has passed.

Expense risk	The measure of the sensitivity of the insurance company’s liability for the resultant higher expense rates than charged for in the premium, expense charge or margin.

Fixed annuity	An annuity that guarantees that a specific sum of money will be paid in the future, usually as monthly income, to an annuitant. The dollar amount will not fluctuate regardless of adverse changes in the insurance company’s mortality experience, investment return and expenses.

Fixed indexed annuity (FIA)	Modifications of the single premium deferred annuity, which usually guarantees at a minimum a return of the premium. Additional interest can be earned that is linked to a specified stock index. Thus, this insurance product usually guarantees the principal of the investment, while at the same time providing the opportunity for increasing values tied to the equities market.

General account	All of the assets of our insurance companies recognized for statutory accounting purposes other than those specifically allocated to separate accounts. We bear the risk of our investments held in our general account.

Group insurance	A single contract or policy under which individuals in a natural group (such as employees of a business firm) and potentially their dependants are covered.

Group medical stop-loss insurance	Coverage purchased by employers in order to limit their exposure under self-insured medical plans.

Guaranteed investment contract	A contract, usually purchased by ERISA qualified plans, that guarantees a minimum rate of return on the amount invested.

Guaranteed living benefits (GLBs)	An industry term associated with optional benefit riders on variable annuity contracts, such as guaranteed minimum withdrawal benefits (GMWBs), guaranteed minimum income benefits (GMIBs) and guaranteed minimum accumulation benefits (GMABs). For a separate charge assessed against the variable annuity contract value, GLBs generally provide for some guaranteed level of withdrawal, annuity or accumulation benefit regardless of declines in the variable annuity contract value. Some variable annuity contracts may allow for increases or “step-ups” in guaranteed benefit amounts. GLBs are typically subject to various contractual conditions, including minimum waiting periods, required participation in asset allocation programs and limitations on withdrawal amounts. GLBs typically require insurers to maintain complex hedging programs to manage the risks associated with these guaranties.

Guaranteed minimum income benefit (GMIB)	A benefit that guarantees a specified minimum appreciation rate for a defined period of time, after which annuity payments commence.

Guaranteed minimum withdrawal benefit (GMWB)	A benefit that guarantees a customer’s minimum stream of income, equal to the return of the contract’s principal, provided it is withdrawn within specified limits over time.

In force	Policies and contracts reflected on our applicable records that have not expired or been terminated as of a given date.

Interest spread	Yield on investments less the interest rate credited on liabilities.

Managing general underwriter (MGU)	An MGU is a business that acts as a sales intermediary between an insurance company and medical stop-loss policyholder. MGU’s can provide marketing, premium administration, claims administration, claims adjudication and pricing. The MGU is generally paid a percentage of premium and does not share in any of the risk.

Market value adjustment (MVA)	A market value adjustment is a feature that adjusts the surrender value of a contract in the event of surrender prior to the end of the contract period to protect an insurer against losses due to higher interest rates at the time of the surrender.

Morbidity	The incidence of disease or disability in a specific population over a specific period of time.

Mortality	The number of deaths in a specific population over a specific period of time.

Mortality gains	Mortality gains may arise if mortality rates are higher or lower than expected. For structured settlements and SPIAs mortality gains occur if policyholders die sooner than expected. For life insurance, mortality gains occur if policyholders die later than expected.

Multiple premium immediate annuity (MPIA)	An annuity that is funded with multiple premiums and guarantees a series of payments continuing over a fixed number of years or for the life of the annuitant. The payments typically begin more than one year after the initial premium payment.

Non-admitted assets	Certain assets or portions thereof that are not permitted to be reported as admitted assets in an insurer’s annual statement prepared in accordance with statutory accounting principles. As a result, certain assets that normally would be accorded value in the financial statements of non-insurance corporations are accorded no value and thus reduce the reported statutory surplus of the insurer.

Non-qualified plan	An employee benefits plan that does not have the federal tax advantages of a qualified pension plan, in which employers receive a federal tax deduction for contributions paid into the plan on behalf of their employees. For an employer, not having a tax deduction can be a serious disadvantage, but a non-qualified plan has these advantages:

1) otherwise discriminatory coverage for some employees is allowed; and

2) benefits can be allocated to certain employees whom the employer wishes to reward. The result could be that the total cost of the benefits for a particular group of employees may be less under a non-qualified plan than for all employees under a qualified plan.

Persistency	Measurement of the percentage of insurance policies or annuity contracts remaining in force between specified measurement dates.

Premiums	Payments and other consideration received on insurance policies issued or reinsurance assumed by an insurance company. Under generally accepted accounting principles, premiums on variable life and other investment-type contracts are not accounted for as revenues.

Regulatory capital	Regulatory capital is the sum of statutory capital and surplus and asset valuation reserve (AVR).

Reinsurance	A form of insurance that insurance companies buy for their own protection “a sharing of insurance.” An insurer (the reinsured) reduces its possible maximum loss on either an individual risk or a large number of risks by giving a portion of its liability to another insurance company (the reinsurer). Reinsurance enables an insurance company to (1) expand its capacity; (2) stabilize its underwriting results; (3) finance its expanding volume; (4) secure catastrophe protection against shock losses; (5) withdraw from a class or line of business, or a geographical area, within a relatively short time period and (6) share large risks with other companies.

Reserves	Liabilities established by insurers and reinsurers to reflect the estimated costs of claim payments and benefits and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written.

Section 403(b) plan	A retirement plan which is available primarily to public school employees and non-profit organizations that allows individuals to defer compensation on a pre-tax basis through payroll deductions and to defer federal and sometimes state taxes until the assets are withdrawn.

Section 457 plan	A retirement plan available to government employees that allows an individual to defer compensation on a pre-tax basis through payroll deductions and to defer federal and sometimes state taxes until the assets are withdrawn.

Shadow account	A shadow account is a proxy for the account value of a UL policy. The shadow account accumulates based on more favorable cost of insurance charges, loads and interest crediting rates than the policy’s actual account value. The policy will not lapse as long as the value of the shadow account remains positive. The shadow account is not accessible by the policyholder.

Single premium immediate annuities (SPIAs)	An annuity that is purchased for a single premium at the time of issue and guarantees a series of payments continuing over a fixed number of years or for the life of the annuitant.

Statutory reserves	Liabilities established by state insurance law that an insurer must have available to provide for future obligations with respect to all policies. Statutory reserves are liabilities on the balance sheet of financial statements prepared in conformity with statutory accounting principles.

Statutory surplus	The excess of admitted assets over statutory liabilities as shown on an insurer’s statutory financial statements.

Structured settlement	A customized annuity used to provide a claimant ongoing periodic payments instead of a lump sum payment. A structured settlement provides an alternative to a lump sum settlement generally in a personal injury lawsuit and typically is purchased by a property and casualty insurance company for the benefit of an injured claimant with benefits scheduled to be paid throughout a fixed period or for the life of the claimant.

Surrender charge	An amount specified in an insurance policy or annuity contract that is charged to a policyholder or contractholder for early cancellation of, or withdrawal under, that policy or contract.

Surrenders and withdrawals	Amounts taken from life insurance policies and annuity contracts representing the full or partial values of these policies or contracts.

Tax sheltered annuity	An annuity issued as part of a Section 403(b) plan. Tax-sheltered annuities are also referred to as “Section 403(b) annuities.”

Term life insurance	Life insurance that stays in effect for only a specified, limited period. If an insured dies within that period, the beneficiary receives the death payments. If the insured survives, the policy ends and the beneficiary receives nothing.

Third party administrator (TPA)	A person or entity that, pursuant to a service contract, processes claims or provides administrative services for an employee benefits plan.

Underwriting	The insurer’s process of reviewing applications submitted for insurance coverage, deciding whether to accept all or part of the coverage requested and determining the applicable premiums.

Universal life (UL) insurance	Adjustable life insurance under which (1) premiums are flexible, not fixed, (2) protection is adjustable, not fixed, and (3) insurance company expenses and other charges are specifically disclosed to a purchaser. This policy is referred to as unbundled life insurance because its three basic elements (investment earnings, pure cost of protection and company expenses) are separately identified both in the policy and in an annual report to the policyowner. After the first premium, additional premiums can be paid at any time. A specified percentage expense charge is deducted from each premium before the balance is credited to the cash value, along with interest. The pure cost of protection is subtracted from the cash value monthly. As selected by the insured, the death benefit can be a specified amount plus the cash value or the specified amount that includes the cash value. After payment of the minimal initial premium required, there are no contractually scheduled premium payments (provided the cash value account balance is sufficient to pay the pure cost of protection each month and any other expenses and charges). Expenses and charges may take the form of a flat dollar amount for the first policy year, a sales charge for each premium received and a monthly expense charge for each policy year. An annual report is provided the policy owner that shows the status of the policy.

Variable annuity	An annuity in which premium payments are used to purchase accumulation units, their number depending on the value of each unit. The value of a unit is determined by the value of the portfolio of stocks in which the insurance company invests the premiums.

Variable life (VL) insurance	An investment-oriented life insurance policy that provides a return linked to an underlying portfolio of securities. The investment offered through the policy is typically established as a separate account, which is divided into subaccounts that invest in underlying mutual funds. The policyholder has discretion in choosing among the available subaccounts, such as a common stock fund, bond fund, or money market fund. The life insurance policy benefits payable to the beneficiary upon the death of the insured or the surrender of the policy will vary to reflect the investment performance of the subaccounts chosen by the policy owner.

Waiver of premium	A provision of a life insurance policy pursuant to which an insured with total disability that lasts for a specified period no longer has to pay premiums for the duration of the disability or for a stated period, during which time the life insurance policy provides continued coverage.

Whole life insurance	Level premium life insurance that covers the lifetime of the individual instead of a fixed term.

Shares

Common Stock

PRELIMINARY PROSPECTUS

BofA Merrill Lynch

J.P. Morgan

Goldman, Sachs & Co.

Barclays Capital

          , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with this offering. All of such amounts (except the SEC registration fee and FINRA filing fee) are estimated.

SEC registration fee		$32,085
FINRA filing fee		58,000
Listing fee		*
Blue Sky fees and expenses		*
Printing and engraving costs		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent and Registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be provided by amendment

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our articles of incorporation and bylaws generally provide that we will indemnify our directors and officers to the fullest extent permitted by law.

We also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the registrant may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

On October 10, 2007, we issued $150.0 million aggregate principal amount of Capital Efficient Notes due 2067 to a syndicate of initial purchasers, led by J.P. Morgan Securities Inc. and Lehman Brothers Inc. in reliance on Section 4(2) of the Securities Act of 1933, which were eligible for resale to qualified institutional buyers in compliance with Rule 144A and/or Regulation S under the Securities Act of 1933. We applied the net proceeds from the CENts to pay a special cash dividend to our stockholders on October 19, 2007.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit
Number	Description

1.1	Underwriting Agreement*
2.1	Stock Purchase Agreement by and among Safeco Corporation, General America Corporation, White Mountains Insurance Group, Ltd. and Occum Acquisition Corp., dated as of March 15, 2004
3.1	Amended and Restated Certificate of Incorporation of Symetra Financial Corporation
3.2	Form of Bylaws of Symetra Financial Corporation
4.1	Specimen Common Stock Certificate*
4.2	Fiscal Agency Agreement between Symetra Financial Corporation and U.S. Bank dated March 30, 2006
4.3	Warrant Certificate — General Reinsurance Corporation, dated October 26, 2007
4.4	Warrant Certificate — White Mountains Re (NL) B.V., dated July 24, 2008
4.5	Credit Agreement among Symetra Financial Corporation, the lenders and Bank of America, N.A., as administrative agent, dated August 16, 2007
4.6	Purchase Agreement between Symetra Financial Corporation and the purchasers listed therein, dated October 4, 2007
4.7	Indenture between Symetra Financial Corporation and U.S. Bank National Association, as trustee, dated October 10, 2007
5.1	Opinion of Cravath, Swaine & Moore LLP*
9.1	Shareholders’ Agreement among Occum Acquisition Corp. and the persons listed on the signature page thereto, dated as of March 8, 2004
9.2	Shareholders’ Agreement among Occum Acquisition Corp. and the persons listed on the signature page thereto, dated as of March 19, 2004

Exhibit
Number	Description

9.3	Shareholders’ Agreement among Occum Acquisition Corp. and the persons listed on the signature page thereto, dated as of April 16, 2004
10.1	Master Services Agreement between Affiliated Computer Services, Inc. and Symetra Life Insurance Company, dated August 1, 2009*
10.2	Reinsurance Agreement dated as of January 1, 1998 between Safeco Life Insurance Company and Reinsurance Group of America*
10.3	Group Short Term Disability Reinsurance Agreement dated as of January 1, 1999 (“Short Term Agreement”) between Safeco Life Insurance Company and Reliance Standard Life Insurance Company, doing business as Custom Disability Solutions, successor to Duncanson & Holt Services, Inc. (including Amendment No. 1 to the Short Term Agreement dated as of July 1, 2006 and Amendment No. 2 to the Short Term Agreement Dated as of December 8, 2006)*
10.4	Group Long Term Disability Reinsurance Agreement dated as of January 1, 1999 (“Long Term Agreement”) between Safeco Life Insurance Company and Reliance Standard Life Insurance Company, doing business as Custom Disability Solutions, successor to Duncanson & Holt Services, Inc. (including Amendment No. 1 to the Long Term Agreement dated as of January 1, 2000, Amendment to the Long Term Agreement dated as of January 1, 2006, Amendment No. 3 to the Long Term Agreement dated as of July 1, 2006, Amendment No. 4 to the Long Term Agreement dated as of December 8, 2006 and Amendment No. 5 to the Long Term Agreement dated as of September 1, 2008)*
10.5	Reinsurance Agreement dated as of August 24, 2001 between Safeco Life Insurance Company and Lincoln National Life Insurance Company*
10.6	Reinsurance Agreement dated as of December 1, 2001 between Safeco Life Insurance Company and Transamerica Life Insurance Company*
10.7	Investment Management Agreement between White Mountains Advisors LLC and Occum Acquisition Corp., dated as of March 14, 2004 (including Amendment to Investment Management Agreement dated as of September 30, 2004, Amendment No. 2 to the Investment Management Agreement dated as of August 1, 2005, Amendment No. 3 to the Investment Management Agreement dated as of October 1, 2005 and Amendment No. 4 to the Investment Management Agreement dated as of March 9, 2007)
10.8	Agency Agreement dated as of March 10, 2006 among Symetra Life Insurance Company, WM Financial Services, Inc. and WMFS Insurance Services, Inc. (including Addendum to the Agency Agreement dated as of February 22, 2007, Amendment to the Agency Agreement dated as of March 26, 2007, Amendment to the Agency Agreement dated as of July 17, 2007, Amendment to the Agency Agreement dated as of December 18, 2007, Amendment to the Agency Agreement dated as of September 15, 2008, Amendment to the Agency Agreement dated as of September 23, 2008, Assignment of Agency Agreement between Symetra Life Insurance Company and WaMu Investments, Inc. (formerly WM Financial Services, Inc.) dated as of May 2, 2009 among Symetra Life Insurance Company, WaMu Investments, Inc. (formerly WM Financial Services, Inc.), WMFS Insurance Services, Inc. and Chase Insurance Agency, Inc. and Amendment to the Agency Agreement dated as of May 2, 2009)*
10.9	Agency Agreement dated as of September 26, 2006 among Symetra Life Insurance Company and Chase Insurance Agency, Inc. (including Addendum to the Agency Agreement, dated as of March 31, 2008)*
10.10	Symetra Financial Corporation Performance Share Plan 2006-2008
10.11	Symetra Financial Corporation Performance Share Plan 2007-2009
10.12	Symetra Financial Corporation Performance Share Plan 2008-2010
10.13	Symetra Financial Corporation Performance Share Plan 2009-2011
10.14	Annual Incentive Bonus Plan
10.15	2008 Sales Incentive Plan for Patrick B. McCormick*
10.16	Symetra Financial Corporation Equity Plan

Exhibit
Number	Description

10.17	Symetra Financial Corporation Employee Stock Purchase Plan
21.1	Subsidiaries of Symetra Financial Corporation*
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 5.1)*
24.1	Power of Attorney (included in signature page to the Registration Statement filed October 5, 2009)

*	To be filed by amendment.

(b) Financial Statement Schedules.

Schedule I	Summary of Investments — Other than Investments in Related Parties
Schedule II	Condensed Statements of Financial Position, Income and Cash Flows

Any remaining schedules are omitted because the information required is included in the notes to the financial statements or is inapplicable.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes as follows:

(1) The undersigned will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bellevue, State of Washington, on October 5, 2009.

SYMETRA FINANCIAL CORPORATION

By:	/s/ George C. Pagos
Name:     George C. Pagos

Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned directors and officers of Symetra Financial Corporation, do hereby constitute and appoint Margaret A. Meister and George C. Pagos our true and lawful attorneys and agents, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended) hereto and we do hereby ratify and confirm that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of October 5, 2009.

Signature	Title

/s/ Randall H. Talbot	Randall H. Talbot President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Margaret A. Meister	Margaret A. Meister Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ David T. Foy	David T. Foy (Director)

/s/ Lois W. Grady	Lois W. Grady (Director)

/s/ Sander M. Levy	Sander M. Levy (Director)

/s/ Robert R. Lusardi	Robert R. Lusardi (Director)

/s/ David I. Schamis	David I. Schamis (Director)

/s/ Lowndes A. Smith	Lowndes A. Smith (Director)

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Underwriting Agreement*
2.1	Stock Purchase Agreement by and among Safeco Corporation, General America Corporation, White Mountains Insurance Group, Ltd. and Occum Acquisition Corp., dated as of March 15, 2004
3.1	Amended and Restated Certificate of Incorporation of Symetra Financial Corporation
3.2	Form of Bylaws of Symetra Financial Corporation
4.1	Specimen Common Stock Certificate*
4.2	Fiscal Agency Agreement between Symetra Financial Corporation and U.S. Bank dated March 30, 2006
4.3	Warrant Certificate — General Reinsurance Corporation, dated October 26, 2007
4.4	Warrant Certificate — White Mountains Re (NL) B.V., dated July 24, 2008
4.5	Credit Agreement among Symetra Financial Corporation, the lenders and Bank of America, N.A., as administrative agent, dated August 16, 2007
4.6	Purchase Agreement between Symetra Financial Corporation and the purchasers listed therein, dated October 4, 2007
4.7	Indenture between Symetra Financial Corporation and U.S. Bank National Association, as trustee, dated October 10, 2007
5.1	Opinion of Cravath, Swaine & Moore LLP*
9.1	Shareholders’ Agreement among Occum Acquisition Corp. and the persons listed on the signature page thereto, dated as of March 8, 2004
9.2	Shareholders’ Agreement among Occum Acquisition Corp. and the persons listed on the signature page thereto, dated as of March 19, 2004
9.3	Shareholders’ Agreement among Occum Acquisition Corp. and the persons listed on the signature page thereto, dated as of April 16, 2004
10.1	Master Services Agreement between Affiliated Computer Services, Inc. and Symetra Life Insurance Company, dated August 1, 2009*
10.2	Reinsurance Agreement dated as of January 1, 1998 between Safeco Life Insurance Company and Reinsurance Group of America*
10.3	Group Short Term Disability Reinsurance Agreement dated as of January 1, 1999 (“Short Term Agreement”) between Safeco Life Insurance Company and Reliance Standard Life Insurance Company, doing business as Custom Disability Solutions, successor to Duncanson & Holt Services, Inc. (including Amendment No. 1 to the Short Term Agreement dated as of July 1, 2006 and Amendment No. 2 to the Short Term Agreement dated as of December 8, 2006)*
10.4	Group Long Term Disability Reinsurance Agreement dated as of January 1, 1999 (“Long Term Agreement”) between Safeco Life Insurance Company and Reliance Standard Life Insurance Company, doing business as Custom Disability Solutions, successor to Duncanson & Holt Services, Inc. (including Amendment No. 1 to the Long Term Agreement dated as of January 1, 2000, Amendment to the Long Term Agreement dated as of January 1, 2006, Amendment No. 3 to the Long Term Agreement dated as of July 1, 2006, Amendment No. 4 to the Long Term Agreement dated as of December 8, 2006 and Amendment No. 5 to the Long Term Agreement dated as of September 1, 2008)*
10.5	Reinsurance Agreement dated as of August 24, 2001 between Safeco Life Insurance Company and Lincoln National Life Insurance Company*
10.6	Reinsurance Agreement dated as of December 1, 2001 between Safeco Life Insurance Company and Transamerica Life Insurance Company*
10.7	Investment Management Agreement between White Mountains Advisors LLC and Occum Acquisition Corp., dated as of March 14, 2004 (including Amendment to Investment Management Agreement dated as of September 30, 2004, Amendment No. 2 to the Investment Management Agreement dated as of August 1, 2005, Amendment No. 3 to the Investment Management Agreement dated as of October 1, 2005 and Amendment No. 4 to the Investment Management Agreement dated as of March 9, 2007)

Exhibit
Number	Description

10.8	Agency Agreement dated as of March 10, 2006 among Symetra Life Insurance Company, WM Financial Services, Inc. and WMFS Insurance Services, Inc. (including Addendum to the Agency Agreement dated as of February 22, 2007, Amendment to the Agency Agreement dated as of March 26, 2007, Amendment to the Agency Agreement dated as of July 17, 2007, Amendment to the Agency Agreement dated as of December 18, 2007, Amendment to the Agency Agreement dated as of September 15, 2008, Amendment to the Agency Agreement dated as of September 23, 2008, Assignment of Agency Agreement between Symetra Life Insurance Company and WaMu Investments, Inc. (formerly WM Financial Services, Inc.) dated as of May 2, 2009 among Symetra Life Insurance Company, WaMu Investments, Inc. (formerly WM Financial Services, Inc.), WMFS Insurance Services, Inc. and Chase Insurance Agency, Inc. and Amendment to the Agency Agreement dated as of May 2, 2009)*
10.9	Agency Agreement dated as of September 26, 2006 among Symetra Life Insurance Company and Chase Insurance Agency, Inc. (including Addendum to the Agency Agreement, dated as of March 31, 2008)*
10.10	Symetra Financial Corporation Performance Share Plan 2006-2008
10.11	Symetra Financial Corporation Performance Share Plan 2007-2009
10.12	Symetra Financial Corporation Performance Share Plan 2008-2010
10.13	Symetra Financial Corporation Performance Share Plan 2009-2011
10.14	Annual Incentive Bonus Plan
10.15	2008 Sales Incentive Plan for Patrick B. McCormick*
10.16	Symetra Financial Corporation Equity Plan
10.17	Symetra Financial Corporation Employee Stock Purchase Plan
21.1	Subsidiaries of Symetra Financial Corporation*
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 5.1)*
24.1	Power of Attorney (included in signature page to the Registration Statement filed October 5, 2009)

*	To be filed by amendment.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Symetra Financial Corporation

We have audited the consolidated financial statements of Symetra Financial Corporation (the Company) as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, and have issued our report thereon dated March 6, 2009 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of Form S-1 of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects the information set forth therein.

/s/  Ernst & Young LLP

Seattle, Washington
March 6, 2009

Schedule I

Summary of Investments — Other Than Investments in Related Parties
Year Ended December 31, 2008

	Cost or		Amount as
	Amortized	Fair	Shown in the
Type of Investment	Cost	Value	Balance Sheet
	(In millions)

Fixed maturities
Bonds:
United States government and government agencies and authorities	$155.5	$156.8	$156.8
States, municipalities, and political subdivisions	488.8	424.9	424.9
Foreign governments	31.4	34.6	34.6
Public utilities(1)	1,744.4	1,568.4	1,568.4
Convertible bonds and bonds with warrants attached	56.7	50.5	50.5
All other corporate bonds	8,687.6	7,606.3	7,606.3
Mortgage-backed securities	5,268.5	4,958.5	4,958.5
Redeemable preferred stock	16.6	11.3	11.3

Total fixed maturities	16,449.5	14,811.3	14,811.3

Marketable equity securities
Common stock:
Public utilities	17.1	12.0	12.0
Banks, trusts, and insurance companies(2)	8.3	7.0	7.0
Industrial, miscellaneous, and all other	124.7	84.7	84.7
Nonredeemable preferred stock	51.7	37.6	37.6

Total marketable equity securities	201.8	141.3	141.3
Mortgage loans(3)	993.7	907.6	988.7
Policy loans	75.2	75.2	75.2
Other long-term investments	178.8	147.2	147.2
Short-term investments	9.4	9.4	9.4

Total investments	$17,908.4	$16,092.0	$16,173.1

(1)	The amount shown in the consolidated balance sheet for total fixed maturities differs from cost and fair value, as these investments include affiliated fixed maturities with a cost and fair value of $78.9 and $76.3, respectively.

(2)	The amount shown in the consolidated balance sheet for total marketable equity securities differs from cost and fair value, as these investments include affiliated marketable equity securities with a cost and fair value of $2.8 and $3.1, respectively.

(3)	The amount shown in the consolidated balance sheet for mortgage loans differs from cost, as these investments are presented net of a $5.0 allowance.

Schedule II

Condensed Statements of Financial Position
(Parent Company Only)

	December 31,
	2008	2007
	(In millions, except share and per share data)

Assets
Cash and investments:
Investments	$110.8	$149.1
Investments in subsidiaries	533.0	1,542.1
Cash and cash equivalents	60.8	38.4
Restricted funds	—	5.4

Total cash and investments	704.6	1,735.0
Current and deferred tax receivables	20.4	4.9
Receivables due from affiliates	24.8	24.0
Other assets	21.1	17.4

Total assets	$770.9	$1,781.3

Liabilities and stockholders’ equity
Notes payable	$448.8	$448.6
Other liabilities	35.9	47.6

Total liabilities	484.7	496.2
Common stock, par value $0.01 per share, 750,000,000 shares authorized and 92,646,295 shares issued and outstanding	0.9	0.9
Additional paid-in capital	1,165.5	1,165.5
Retained earnings	172.4	131.2
Accumulated other comprehensive loss, net of taxes	(1,052.6)	(12.5)

Total stockholders’ equity	286.2	1,285.1

Total liabilities and stockholders’ equity	$770.9	$1,781.3

See accompanying notes.

Schedule II (continued)

Condensed Statements of Income
(Parent Company Only)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
	(In millions)

Revenues:
Dividends from subsidiaries:
Symetra Life Insurance Company	$100.0	$166.4	$122.5
Other subsidiaries	15.7	5.7	—
Net investment income (loss)	(14.8)	3.3	2.2
Net realized investment gains (losses)	(12.3)	6.8	7.4

Total revenues	88.6	182.2	132.1
Expenses:
Interest expense on debt	31.9	21.5	19.2
Operating expenses	0.8	3.7	0.6

Total expenses	32.7	25.2	19.8

Income from continuing operations before income taxes	55.9	157.0	112.3
Income tax benefits	(22.6)	(5.0)	(3.8)

Income before equity in undistributed net income of subsidiaries	78.5	162.0	116.1
Equity in undistributed net income (loss) of subsidiaries:
Symetra Life Insurance Company	(52.3)	1.1	38.6
Other subsidiaries	(4.1)	4.2	4.8

Total equity in undistributed net income (loss) of subsidiaries	(56.4)	5.3	43.4

Net income	$22.1	$167.3	$159.5

See accompanying notes.

Schedule II (continued)

Condensed Statements of Cash Flows
(Parent Company Only)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
	(In millions)

Cash flows from operating activities
Net income	$22.1	$167.3	$159.5
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income (loss) of subsidiaries	56.4	(5.3)	(43.4)
Net realized investment (gains) losses	12.3	(6.8)	(7.4)
Changes in accrued items and other adjustments, net	2.5	(4.1)	7.2

Total adjustments	71.2	(16.2)	(43.6)

Net cash provided by operating activities	93.3	151.1	115.9
Cash flows from investing activities
Purchases of investments	(94.6)	(91.9)	(46.7)
Sales of investments	71.7	33.3	44.5
Maturities, calls, paydowns and other	18.9	6.0	8.5
Acquisitions, net of cash received	(2.0)	(22.4)	—
Other, net	0.2	10.1	(11.1)

Net cash used in investing activities	(5.8)	(64.9)	(4.8)
Cash flows from financing activities
Capital contributions	(65.1)	—	(0.7)
Dividend distributions	—	(200.0)	(100.0)
Proceeds from note payable	—	149.8	298.7
Repayment of note payable	—	—	(300.0)
Other, net	—	(10.4)	1.8

Net cash used in financing activities	(65.1)	(60.6)	(100.2)

Net increase in cash and cash equivalents	22.4	25.6	10.9
Cash and cash equivalents at beginning of period	38.4	12.8	1.9

Cash and cash equivalents at end of period	$60.8	$38.4	$12.8

Supplemental disclosures of cash flow information
Non-cash transactions during the year:
Exchange of securities from insurance subsidiary to parent company	$(79.0)	$—	$—
Exchange of securities from parent company to insurance subsidiary	79.0	—	—

See accompanying notes.

Schedule II (continued)

Notes to Condensed Financial Statements
(Parent Company Only)
(In millions)

1.	Organization and Presentation

The accompanying financial statements comprise a condensed presentation of financial position, results of operations and cash flows of Symetra Financial Corporation (the Company) on a separate-company basis. These condensed financial statements do not include the accounts of the Company’s wholly-owned subsidiaries, but instead include the Company’s investment in those subsidiaries, stated at amounts that are substantially equal to the Company’s equity in the subsidiaries’ net assets. Therefore, the accompanying financial statements are not those of the primary reporting entity.

Additional information about accounting policies pertaining to investments and other significant areas, the Company’s notes payable, and commitments and contingencies are as set forth in Notes 2, 14 and 17, respectively, to the audited consolidated financial statements of the Company.

2.	Related Parties

The Company received cash dividends of $115.7, $172.1 and $122.5, respectively, from its subsidiaries for the years ended December 31, 2008, 2007 and 2006.

See Note 21 to the audited consolidated financial statements of the Company for a description of other related-party transactions.